Form 10KSB, Exhibit 13
period 1996-12-31
SUSSEX BANCORP
filed 1997-03-28
CIK 1028954

EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                     [LOGO]

                                 SUSSEX BANCORP

                                      1996
                                  ANNUAL REPORT

           [GRAPHIC -- NEW JERSEY MAP WITH BANK BRANCHES HIGHLIGHTED]

                        "Our roots are in Sussex County."

                                OFFICE LOCATIONS

                                  Main Office:

                                    FRANKLIN

                                 Rt. 23 Franklin
                                 Bank - 827-2404
                        Administrative Offices - 827-2914

                                 Branch Offices:

                        VERNON                     WANTAGE

               Church Street, Vernon         Route 23, Wantage
                       764-6175                    875-9957

                       MONTAGUE                    NEWTON

                 Clove Road, Montague      15 Trinity Street, Newton
                       293-3488                   383-2211

                       SPARTA                      ANDOVER

               Woodport Road, Sparta        Route 206, Andover
                      729-7223                    786-5150



TABLE OF CONTENTS


A Message To Our Stockholders
Management Discussion
   and Analysis
Report of Independent
   Public Accountants
Consolidated Balance Sheets
Consolidated Statements
   of Income
Consolidated Statements of Changes
   in Stockholders' Equity
Consolidated Statements
   of Cash Flows
Notes to Consolidated
   Financial Statements
Five-Year Summary
Board of Directors and Officers

                         A MESSAGE TO OUR STOCKHOLDERS


    The directors and officers of Sussex Bancorp are pleased to report our 1996 results. Our year-end balance sheet reflects total loans of $65.5 million an impressive 24.2% over the previous year. Deposits were up $7 million totaling $93 million by year-end. We increased our provision for loan losses 103% over 1995. With emphasis on higher yielding commercial loans in 1997 we will continue to focus upon a requisite loan loss reserve as our loan growth emerges during the coming year. Net Income for 1996 was negatively impacted by a one-time special assessment of $101,000 related to the recapitalization of the Savings Association Insurance Fund (SAIF).

    Certainly reviewing last years performance is important -- but where your bank wants to be in the future and how we get there is what will ultimately affect shareholder value.

    During 1997 the Holding Company will seek to develop off-balance sheet subsidiaries providing increased earnings without a substantial corresponding capital investment. Negotiations with a nationally advertised risk management and insurance brokerage company, a security firm and title company are now underway with the intent to expand our product base as well as our market penetration as soon as possible. A joint venture with Capital Funding, a New Jersey based licensed mortgage banker, is near completion. This will afford our mutual customers the benefits of a full loan menu including products ranging from 30 year fixed mortgages to loans heretofore unavailable because of the necessity to utilize non-conventional underwriting standards.

    As the public becomes more at ease in utilizing modern technology the demand from our customer base for off-site self-service banking will be increased. Consequently, a substantial portion of our 1997 budget is committed to developing additional banking channels such as more off-site ATM's, tele-banking and other alternative retail delivery systems. Fee income from a service banking business is growing at a rate far exceeding the growth rate of traditional banking industry products. Sussex Bancorp is committed to a program of technology up-grade that will maintain our position as a significant force in our market area.

    Your Board of Directors anticipate continuing our dividend policy that has produced a combined stock and cash dividend to our shareholders for twenty consecutive years. We believe your commitment to us deserves nothing less.

Sincerely,


/s/Donald L. Kovach
-------------------
Donald L. Kovach
President/CEO

MANAGEMENT DISCUSSION AND ANALYSIS


This section presents Management's discussion and analysis of and changes to the Company's consolidated financial results of operations and condition and should read in conjunction with the Company's financial statements and notes thereto included herein.

MANAGEMENT  STRATEGY
The Company's goal is to serve as a community-oriented financial institution serving the Sussex County, New Jersey marketplace. All seven of the Company's offices are located within Sussex County, New Jersey, and over 90% of all of the Company's loans are made to borrowers located in Sussex County. Through the year ended December 31, 1996, Management sought to reestablish a higher profile for the Company in the markets which it serves after a period of lower visibility. Management sought this heightened visibility through the aggressive offerings of 1- to 4-family home mortgage loans and time deposit accounts. Management believes that by gaining market share in these areas, the Company will be able to gain more ongoing customer relationships as well as additional customers through its heightened visibility. Management believes its efforts to increase market share during 1996 have been successful, as evidenced by the 30.3% increase in 1-4 family residential mortgages and the 13.2% increase in period end time deposits. Loan growth during 1996 was funded both by a shift of assets out of lower yielding federal funds sold and by the increase in time deposits. For 1997, Management's goals for the Company include (1) enhancing non-interest income by offering additional products, such as insurance and securities brokerage products, (2) managing the Company's interest rate risk by becoming, in selected situations, a seller of 1- to 4-family residential mortgages, and
(3) diversifying the Company's loan portfolio by emphasizing the origination of adjustable rate commercial loans and loans to individuals. Although Management anticipates broadening the Company's product offerings, primarily through joint ventures or agreements with third party providers, it has not entered into any agreements with any such third parties as of the date hereof, and no assurances can be given that the Company will successfully be able to negotiate any such agreements or arrangements.

RESULTS OF OPERATIONS
For the year ended December 31, 1996, the Company's net income was $522,000, representing an increase of $21,000 over the $501,000 earned in 1995, which was $99,000 less than the $600,000 earned in 1994. The net income per share for 1996 was $.76, compared to the reported net income per share of $.74 in 1995 and the reported net income per share of $.90 in 1994.

The Company's results for 1996 were affected by an increase of $199,000 in net interest income, partially offset by an increase in the provision for loan losses, an increase in total other expenses caused by a one-time assessment of $101,000 levied by the Federal Deposit Insurance Corporation ("FDIC") in connection with the recapitalization of the Savings Association Insurance Fund ("SAIF") and an increase in income tax expense. The Company's SAIF insured deposits were obtained through the Company's 1992 acquisition of the assets and liabilities of a savings bank.

NET INTEREST INCOME
Net interest income is the difference between interest and fees earned on loans and other interest-earning assets and interest paid on deposits and other interest-bearing liabilities. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

Net interest income, on a fully taxable basis (a 34% tax rate), increased by $199,000 in 1996 to $4.0 million compared net interest income of $3.8 million in 1995. The increase in net income occurred as total interest income increased by $660,000, or 10.9%, to $6.7 million, while interest expense increased by $461,000, or 20.3%, to $2.7 million. Interest income increased primarily as a result of an increase in interest earning assets, as the Company's average earning assets increased by $9.5 million. The increase in volume was partially offset by a decrease in rate as the Company's average yield on its interest earning assets declined to 7.53% for the year ended December 31, 1996, compared to 7.62% for the year ended December 31, 1995. The decrease in rate primarily reflects the Company's strategy of gaining market share by offering lower priced loan products.

Interest income on total loans increased from $4.6 million in 1995 to $5.0 million in 1996, an increase of $391,000. As discussed above, this increase was primarily the result of an increase in the volume of the loan portfolio, offset by a decline in average rate. The average yield on loans declined 15 basis points from 8.48% in 1995 to 8.33% in 1996.

Total interest income on securities increased from $1.2 million in 1995 to $1.6 million in 1996, an increase of $338,000, or 27.7%. Average securities increased from $21.9 million in 1995 to $26.2 million in 1996, an increase of $4.3 million.

Total interest expense increased from $2.3 million in 1995 to $2.7 million for the year ended December 31, 1996, an increase of $461,000, or 20.3%. The increase in interest expense was attributable both to an increase in the Company's total deposits and an increase in the rates paid on deposits by the Company. During 1996, the Company's average interest-bearing liabilities outstanding increased by $7.6 million, to $75.1 million for the year ended December 31, 1996 compared to $67.5 million for the year ended December 31, 1995. The increase in deposits occurred primarily in the Company's time deposits, which bear higher interest rates than the Company's other deposits. Average time deposits increased to $32.5 million, an increase of $8.5 million, or 35.4%, from 1995 to 1996, and the average rate paid by the Bank on its time deposits increased to 5.21% from 5.02% for the twelve months ended December 31, 1995.

The net interest spread, or the difference between the yield on earning assets and the average cost of funds was 4.46% in 1996, 4.77% in 1995 and 5.07% in 1994, reflecting the Company's higher cost of funds and the decreased yield earned by the Company on its interest earning assets during these periods as Management implemented its strategy of increasing market share. COMPARATIVE AVERAGE BALANCE SHEETS The following table reflects the components of the Company's net interest income, setting forth for the period presented (1) average assets, liabilities and stockholders' equity, (2) interest income earned on interest earning assets, and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest earning assets and average rates paid on interest-bearing liabilities, (4) the Company's net interest spread, and (5) the Company's net yield on interest earning assets. Rates are computed on a taxable equivalent basis.

                                                 Comparative Average Balance Sheets
                                                                            Year Ended December 31,
                                                               1996                                          1995
===================================================================================================================================
                                                                            Average                                     Average
                                                             Interest         Rates                         Interest      Rates
                                                 Average      Income/        Earned/          Average        Income/     Earned/
                                                 Balance      Expense         Paid            Balance        Expense      Paid
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Assets
 Interest Earning assets:
  Taxable loans (net of unearned
   income)                                         $59,111       $4,958       8.33%             $52,976      $4,5678        .48%
  Tax exempt securities                              1,060           62       5.81%               3,823         2416        .31%
  Taxable investment securities                     25,131        1,512       6.24%              18,109       1,0516.        32%
    Interest bearing deposits                            0            0       0.00%                  45           20        .00%
    Federal funds sold                               3,609          195       5.40%               4,472         2625        .88%
  Total earning assets                              88,911        6,727       7.53%              79,425       6,1237        .62%
  Non-interest earning assets                        8,576                                        8,386
 Allowance for possible
  loan losses                                         (491)                                        (492)
        Total Assets                               $96,996                                      $87,319

Liabilities and Shareholders' Equity
 Interest bearing liabilites:
   NOW deposits                                    $11,962         $223       1.86%             $11,446        $2041        .82%
   Savings deposits                                 26,789          672       2.51%              26,849         6692        .49%
   Money market deposits                             3,818           84       2.20%               5,203         1162        .21%
  Time deposits                                     32,515        1,749       5.21%              23,981       1,2745        .02%
  Subordinated debt                                      0            0       0.00%                   0           00        .00%
        Total interest bearing
         liabilites                                 75,084        2,728       3.63%              67,479       2,2673        .36%

Non-interest bearing liabilites:
 Demand deposits                                    13,165                                       11,879
 Other liabilities                                   1,116                                          807
 Total non-interest bearing
  liablilites                                       14,281                                       12,686
 Shareholders' equity                                7,631                                        7,154
 Total liabilities and shareholders'
  equity                                           $96,996                                      $87,319

 Net interest differential                                       $3,999                                       $3,856
 Net yield on interest-earning
  assets                                                                      4.46%                                         4.77%

The following table presents by category the major factors that contributed to the changes in net interest income for each of the years ended December 31, 1996 and 1995, as compared to each respective previous period. Amounts have been computed on a fully tax equivalent basis, assuming a federal income tax rate of 34%.

                                 Year Ended December 31,
                                     1996 versus 1995
=========================================================================================
                                   Increase (Decrease)
                                    Due to Change In:
                                                     Average        Average
                                                     Volume           Rate           Net
-----------------------------------------------------------------------------------------
                                                                  (In Thousands)
Interest Income:
  Taxable loans (net of
   unearned income)                                    $475            (84)          391
  Tax exempt securites                                 (161)           (18)         (179)
  Taxable investment securities.                        419             42           461
  Interest bearing deposits.                             (2)             0            (2)
  Federal funds sold.                                   (47)           (20)          (67)
      Total interest income.                            684            (80)          604


Interest expense:
  NOW deposits.                                           9              6            15
  Savings deposits.                                       0              3             3
  Money market deposits.                                (31)            (1)          (32)
  Time deposits                                         463             12           475
      Total interest expense                            441             20           461
      Net interest income                              $243          $(100)         $143

PROVISION FOR POSSIBLE LOAN LOSSES
The provision for possible loan losses in 1996 was $130,000 compared to provisions of $64,000 and $187,000 in 1995 and 1994, respectively. The increase for 1996 compared to 1995 reflects the increase in the Company's loan portfolio. The decrease from 1994 to 1995 reflects reduced chargeoffs during 1995. The Company anticipates that it will continue to increase its provision for possible loan losses during 1997 to reflect both the increase in the Company's total loan portfolio and increased diversification as the Company stresses the origination of commercial and individual loans, which may entail a greater degree of risk than loans secured by 1- to 4-family residential properties.

OTHER INCOME
The Company's other income is primarily generated through service charges on deposit accounts. Other income increased $22,000 in 1996 compared to an increase of $85,000 in 1995, reflecting the increase in the Company's total deposits. The Company anticipates that other income may become an increasingly important component of net income as the Company seeks to expand its product offerings beyond loan and deposit products.

OTHER EXPENSE
Total other expense increased from $3,641,000 in 1995 to $3,707,000 in 1996, an increase of $66,000. Increases in net occupancy expenses and other operating expenses were partially offset by decreases in salaries and employee benefits and furniture and equipment expense. In addition, the Company incurred a $33,000 loss on the sale of real estate owned in 1996, compared to a gain of $3,000 recognized in 1995. Finally, other operating expenses increased by $79,000, or 6.4%, during 1996. This increase was primarily attributable to the one-time SAIF assessment of $101,000. Excluding the special assessment, other operating expenses decreased by $22,000.

Salary and employee benefits decreased by $63,000, or 3.6%, to $1.7 million for the year ended December 31, 1996 from $1.8 million for the year ended December 31, 1995.

INCOME TAX EXPENSE
The Company's income tax provision, which includes both federal and state taxes, was $322,000, $254,000 and $234,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The increase provision for income taxes reflects both the Company's increased net income and increase in the Company's effective tax rate.

                               Financial Condition

At December 31, 1996, the Company had total assets of $101.8 million, compared to total assets of $94.9 million at December 31, 1995. Total loans increased to $65.5 million at December 31, 1996 from $52.7 million at December 31, 1995.
Total deposits increased to $92.9 million at December 31, 1996 from $85.9 million at December 31, 1995.

LOANS
Total loans increased from $52.7 million at December 31, 1995 to $65.5 million at December 31, 1996, an increase of $12.8 million. Total loans increased by $681,000, or 1.3%, from 1994 to 1995. The increase in the Company's loan portfolio during 1996 occurred primarily in loans secured by one- to four-family residential properties, which increased by $12.0 million, or 30.3%, to $51.6 million at December 31, 1996 from $39.6 million at December 31, 1995. The increase in 1-4 family mortgage loans occurred as the Company sought to aggressively reestablish its presence it the markets served by its branch offices after a period of declining visibility. To implement this strategy, the Company began to competitively price and promote its loan products, particularly its 1-4 family mortgage loans. The Company's marketing strategy resulted in the above described increase in mortgage loans, while the average rate earned on taxable loans declining from 8.48% for the year ended December 31, 1995 to 8.33% for the year ended December 31, 1996. Although the Company anticipates continuing to provide competitively priced home mortgage products, the Company does not anticipate continuing to be one of the lowest cost sources of home mortgages in its trade area. In addition, the Company's commercial loans increased by $170,000, to $1.8 million from $1.6 million, the Company's loans to individuals, primarily automobile loans, increased by $476,000 to $2.1 million from $1.6 million, and the Company's loans secured by non-residential properties decreased by $193,000.

The increase in loan originations was funded during 1996 both by a $6.3 million reduction in federal funds sold and through an increase in the Company's time deposits.

The Company has defined its primary market area to be Sussex County, New Jersey. Over ninety percent of all loans in the Company's portfolio are made to borrowers located in Sussex County. The majority of approved loans are secured by real estate and the borrower's primary residences. The end of year loan to deposit ratios for 1996, 1995 and 1994 were 69.9%, 60.7% and 69.3% respectively.

The Company retains all closed loans for its portfolio and seldom purchases loans from third parties. The Company does enter into loan participations from time to time, especially on larger loans, to reduce the Company's exposure and to enable the Company to make loans in excess of its loan-to-one borrower limit. During 1997, the Company anticipates becoming, on a selected basis, a seller of 1- to 4-family residential mortgages. The Company anticipates using selected loan sales as an asset/liability management tool, but does not anticipate becoming a participant in the secondary market. Rather, the Company anticipates making selected sales to other locally-based financial institutions, with servicing retained by the Company.

The following tables set forth certain information concerning the distribution of the Company's loan portfolio and its interest rate sensitivity.

                                                                             December 31,
                                                                   1996                         1995
===========================================================================================================================
                                                           Amount       Percent        Amount          Percent
---------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars In Thousands)
Commercial and industrial                                 $ 1,817        2.75%         $ 1,647         3.10%
Real Estate-non residential
properties.                                                 9,603       14.65%           9,796        18.60%
Residential properties                                     51,621       78.80%          39,620        75.10%
Construction.                                                 381        0.60%              69         0.15%
Lease financing.                                                0        0                   0         0.00%
Consumer                                                    2,091        3.20%           1,615         3.05%
---------------------------------------------------------------------------------------------------------------------------
Total Loans.                                              $65,513      100.00%         $52,747       100.00%
---------------------------------------------------------------------------------------------------------------------------


                                                Within 1 Year       1 to 5 Years     After 5 Years       Total
---------------------------------------------------------------------------------------------------------------------------

Loans with fixed rates:
  Commercial                                          $313             $  183             $189            $  685
  Real Estate                                          381                  0                0               381

Loans with adjustable rates:
  Commercial                                           283                827               22             1,132
  Real Estate                                            0                  0                0                 0
---------------------------------------------------------------------------------------------------------------------------
                                                      $977             $1,010             $211            $2,198
---------------------------------------------------------------------------------------------------------------------------

ASSET QUALITY
Non-performing assets consist of non-accrual loans and all loans over ninety days delinquent and other real estate owned ("OREO"). Management ceases to accrue interest on all loans when they are over ninety days delinquent. All previously accrued interest is reversed unless management determines that the loan is adequately collateralized and that the principal and interest will be recovered within the original term of the loan.

Impaired loans include non accrual loans and loans which have been restructured that were not paying in accordance with their original terms. As of December 31, 1996, the Company had two restructured loans with a remaining balance of $483,000. As of year-end both loans are current and performing in accordance with their restructured terms. Restructured loans are put on accrual basis if the customer demonstrates the ability to repay the debt under the terms of the renegotiation by a period of performance, by financial statements or other evidence of ability to service debt.

OREO has been reduced since the year-end 1994 by 34%. The current total as of December 31, 1996 is $396,477 which represent three properties. Management has rented one property to the former owner, while final legal issues are resolved. A contract was under consideration for another property. Properties are analyzed by appraisals and/or broker opinions prior to being placed in OREO. The outstanding loan balance is adjusted to reflect current market value and cost associated with a sale. It is the practice of management to actively market all OREO so that carrying costs are minimized. Thus, there are no remaining properties which were on the 1994 and 1995 OREO lists, except for one property which is part of a prospective bankruptcy plan under dispute by the Company.

In addition to active monitoring and collecting on all delinquent loans with an emphasis on both the short and long term delinquent customers, management has an active loan review process for commercial customers with aggregate loan amounts unsecured of $100,000 or more and real estate secured of $250,000 or more. This review consists of a detailed presentation for the Directors Loan Committee with both a narrative and analysis of the customer and all relevant financial information.

The Company has set goals to ensure the continued focus in the area of problem loans. Management has produced significant reduction in all categories. While there are inherent risks and uncertainties in the financial industry which can be compounded by down turns in the local economy, management has developed strategies and an overall plan to continue to minimize the impact of delinquent, non-performing and OREO to the Company.

While the Company's loan portfolio has grown over the last three years, the percentage and total amount of delinquent loans has dropped significantly. Delinquent loans totaled $1.6 million at December 31, 1996, $3.3 million at December 31, 1995 and $3.3 million at December 31, 1994, with the percentages to the total portfolio of 2.44% for 1996, 6.26% for 1995 and 6.34% for 1994.
Management has worked aggressively to reduce losses from the portfolio via aggressive collection efforts.

The following table provides information concerning risk elements in the loan portfolio.

                                                           December 31,
                                                    1996                1995
================================================================================
Non-accrual loans                                    $935              $1,621
Non-accrual loans to total loans.                    1.43%              3.07%
Non-performing assets to total assets                1.31%              2.15%
Allowance for possible loan losses
 as a percentage of non-performing loans            57.98%             27.80%

ALLOWANCE FOR LOAN LOSSES
Management has established a model for calculating the adequacy of the Company's Allowance for Loan Losses ("ALL"). Restructured loans, as well as loans designated by the Company's internal loan watch list, are assigned a percentage of their balance as a specific reserve. Additionally, all other delinquent loans are grouped by the number of days delinquent with this amount assigned a general reserve figure for this calculation. Historic and economic adjustments are also factored in with the resulting figure compared to the current ALL.

The allowance for possible loan losses at year end of 1996 was $542,000 versus $476,000 in 1995 and $478,000 in 1994. Management recognizes the importance of adequate reserves and their proper allocation. Over time management reviews and adjusts this reserve in line with our objectives and the underlying credit risk inherent in the total portfolio.

The following table provides a three year analysis of the changes in the allowance for possible loan losses:

Allowance for Loan Loss

                                                     December 31,
                                1996                    1995                     1994
=====================================================================================================
Beginning Balance              $476,453                $477,756                 $440,353
Provision for Loan Loss         130,000                  64,000                  187,000
Loans Charged-off                66,444                  68,119                  182,799
Recoveries                        1,996                   2,817                   33,203

-----------------------------------------------------------------------------------------------------

Ending Balance                 $542,005                $476,454                 $477,757
-----------------------------------------------------------------------------------------------------

The following table sets forth information concerning the allocation of the Company's ALL.

                                                     December 31,
                                         1996                            1995
=====================================================================================================
                                                 % of                            % of
                                 Amount        All Loans         Amount        All Loans
-----------------------------------------------------------------------------------------------------

Balance Applicable to:
Commericial and industrial.     $ 5,420           1.0%           $ 4,765           1.0%
Real Estate:
Nonresidential properties.       77,507          14.3%            74,803          15.7%
Residential properties          444,986          82.1%           387,357          81.3%
Construction.                     3,252           0.6%             1,429           0.3%
Consumer.                        10,840           2.0%             8,100           1.7%
-----------------------------------------------------------------------------------------------------
Total                          $542,005        100.00%          $476,454       100.00%
-----------------------------------------------------------------------------------------------------

Net charge-offs were $64,448 for 1996 as opposed to $65,303 in 1995 and $149,596 in 1994. Net charge-offs as a percent of year-end total loans were .10% in 1996,
 .12% in 1995 and .28% in 1994.

SECURITIES  PORTFOLIO
The following table shows the carrying value of the Company's security portfolio as of the dates indicated. Securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discounts. Securities available for sale are stated at their fair value.

                                                                                                  December 31,
                                                                                  1996                1995           1994
===========================================================================================================================
                                                                                                 (In Thousands)

U. S. treasury securities and obligations of U. S. government corporations and agencies:
  Available for sale                                                             $22,154              $21,564       $15,369
Obligations of states and political subdivisions:
  Held to maturity                                                                   652                1,671         4,865
Other investments:
Held to maturity                                                                     470                  471           394
---------------------------------------------------------------------------------------------------------------------------

Total Securities                                                                 $23,276              $23,706       $20,628
---------------------------------------------------------------------------------------------------------------------------

DEPOSITS
Total deposits increased $7.0 million from $85.9 million at year-end 1995 to $92.9 million at year-end 1996, an 8.1% increase. The increase was primarily attributable to an increase in time deposits, which increased to $52.6 million, an increase of $6.1 million, or 13.2%, from time deposits of $46.5 million at year-end 1995. The increase in time deposits reflects Management's strategy of reestablishing the Company in its trade areas, and growing the Company's balance sheet through the origination of additional loans and using the time deposits as a funding source for those loans. The increase in time deposits occurred as the Company offered highly competitive rates for medium-term deposit products. The time deposits originated in 1996 had an average maturity, at the time of origination, of 20 months. It has been Management's experience that the majority of its time deposit products have, upon maturity, stayed with the Company, either in new time deposits or other deposit products, even if the Company has lowered the rates initially paid on the time deposits at the time of their origination. Management believes that through the Company's available for sale securities portfolio and secondary liquidity sources, such as lines of credit with the Federal Home Loan Bank of New York, the Company will have sufficient liquidity to fund its operating needs, even if a substantial portion of the time deposits do not renew.

The following tables provide information concerning the Company's deposits.

                                                          December 31, 1996              December 31, 1995
                                                         Amount            %           Amount            %
---------------------------------------------------------------------------------------------------------------------------
                                                                           (In Thousands)
Average Balance Deposits:
  NOW deposits                                            $11,962       13.60%         $11,446        14.40%
  Savings deposits.                                        26,789       30.40%          26,849        33.80%
  Money market deposits                                     3,818        4.30%           5,203         6.60%
  Time deposits                                            32,515       36.80%          23,981        30.20%
  Demand deposits                                          13,165       14.90%          11,879        15.00%
---------------------------------------------------------------------------------------------------------------------------
        Total deposits                                    $88,249      100.00%         $79,358       100.00%
---------------------------------------------------------------------------------------------------------------------------


                                                     (In Thousands)
Time Deposits ($100,000 and over)
  Three months or less.                                     $ 720
  Over three months through six months.                     1,235
  Over six months through twelve months.                      315
  Over twelve months                                          607
---------------------------------------------------------------------------------------------------------------------------
        Total                                              $2,877
---------------------------------------------------------------------------------------------------------------------------

LIQUIDITY
Liquidity is a measure of the Company's ability to provide sufficient cash flow for current and future financial obligations and commitments on a timely basis. Sources of liquidity include deposits, liquidation or maturity of loans and investments and short-term borrowings.

It is management's intent to fund future loan demand with deposit growth, sales of securities and, to a lesser extent, sales of mortgages. In addition, the Bank is a member of Federal Home Loan Bank of New York and has available an overnight line of credit in the amount of $4.3 million. The Bank did not borrow against this line of credit during 1996. The Company believes that its current level of liquidity is sufficient to meet its current and anticipated operational needs.

INTEREST RATE SENSITIVITY
An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a Company's earnings resulting from a movement in market interest rates.

The Company has developed an Asset and Liability Management Policy. The policy provides for the Company to generally maintain a relatively balanced position between interest rate sensitive assets and interest rate sensitive liabilities. At December 31, 1996, the interest rate sensitivity position evident for periodic intervals reflects an asset sensitive position.

                                                 Rate Sensitivity Analysis
                                                     December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                      (In Thousands)
Assets
                                                     0-3 Mos                  3-12 Mos             1-5 Years      5+ Years
---------------------------------------------------------------------------------------------------------------------------
Securities.                                           $ 1,922                 $ 8,671                 $12,683           0
Fed Funds                                               4,250                       0                       0           0
Commercial Loans (Fixed).                                 267                     200                     218           0
Commercial Loans (Variable)                                 0                     283                    8272           2
Home Equity (Fixed).                                        0                       0                       0           0
Home Equity (Variable).                                 4,549                       0                       0           0
Consumer Loans                                          1,269                   2,748                   6,975       5,124
SBA Loans (Variable).                                       0                       0                       0           0
Mortgages.                                              1,162                   3,994                  15,535      22,340
Deposit Loans                                               0                       0                       0           0
---------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Assets                         $13,419                 $15,896                 $36,238     $27,486
---------------------------------------------------------------------------------------------------------------------------
Liabilities
                                                     0-3 Mos                  3-12 Mos                1-3 Yrs      4-15 Yrs
---------------------------------------------------------------------------------------------------------------------------
Certificate of Deposits.                              $ 7,746                $ 14,517                  $14,129     $  438
Money Market Deposit Accounts.                          3,693                       0                        0          0
Savings Accounts.                                       2,650                  23,852                        0          0
Now Accounts.                                           1,205                  10,852                        0          0
Money Market Savings Accounts.                              0                       0                        0          0
Subordinated Debt                                           0                       0                        0          0
---------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities                    $15,294                $ 49,221                   $14,12     $  438
---------------------------------------------------------------------------------------------------------------------------
Cumulative Sensitivity Gap.                          $ (1,875)               $(33,325)                 $22,109    $27,048

CAPITAL RESOURCES
Stockholders equity inclusive of Unrealized Gain (Loss) on Securities Available for Sale, net of income taxes was $7,882,000 at December 31, 1996. The growth in stockholders' equity is generated primarily through earnings retention.

The Company's and SCSB's regulators have classified and defined bank holding company capital into the following components - (1) Tier I capital which includes tangible stockholders' equity for common stock and certain perpetual preferred stock, and Tier II capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

The Company's and SCSB's regulators have implemented risk-based capital guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such bank's assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and bank holding companies are required to maintain, at a minimum, Tier I capital as a percent of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percent of risk-adjusted assets of 8.0%. As of December 31, 1996, the Company's Tier I and combined Tier I and Tier II capital ratios were 14.29% and 15.40%, respectively.

In addition to the risk-based guidelines discussed above, the Company's and SCSB's regulators require that banks and bank holding companies which meets the regulators' highest performance and operational standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 3.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 1996, the Company has a leverage ratio of 6.90%.

EFFECT OF INFLATION
Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the prices of goods and services since such prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the Company's assets and liabilities are more indicative of its ability to maintain acceptable performance levels. Management of the Company monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of assets and liabilities to manage its gap, thus seeking to minimize the potential effects of inflation.[GRAPHIC OMITTED]

   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Sussex Bancorp:

   We have audited the accompanying consolidated balance sheets of Sussex Bancorp (a New Jersey corporation) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                       /s/Arthur Andersen LLP
                                       ----------------------
                                       Arthur Andersen LLP


Roseland, New Jersey
January 10, 1997 (except
  with respect  to the matter
  discussed in Note 10, as to
  which the date is March 19, 1997)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995

ASSETS                                                                                               1996           1995
---------------------------------------------------------------------------------------------------------------------------

CASH AND DUE FROM BANKS (Notes 2 and 11)                                                          $4,605,000     $3,652,000
FEDERAL FUNDS SOLD (Note 2):
  Overnight                                                                                        4,250,000      9,050,000
  Term                                                                                                  --        1,500,000
---------------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents                                                                    8,855,000     14,202,000
---------------------------------------------------------------------------------------------------------------------------
SECURITIES (Notes 2 and 3):
  Available for sale, at market value                                                              22,154,000    21,564,000
  Held to maturity, at amortized cost (market value of
    $1,116,000 in 1996 and $2,142,000 in 1995)                                                      1,122,000     2,142,000
---------------------------------------------------------------------------------------------------------------------------
      Total securities                                                                             23,276,000    23,706,000
---------------------------------------------------------------------------------------------------------------------------
LOANS (Notes 2, 4 and 5)                                                                           65,513,000    52,747,000
  Less--
    Unearned income                                                                                    49,000       123,000
    Allowance for possible loan losses                                                                542,000       476,000
---------------------------------------------------------------------------------------------------------------------------
      Net loans                                                                                    64,922,000    52,148,000
---------------------------------------------------------------------------------------------------------------------------
PREMISES AND EQUIPMENT, net (Notes 2 and 7)                                                         2,242,000     2,307,000
---------------------------------------------------------------------------------------------------------------------------
ACCRUED INTEREST RECEIVABLE                                                                           544,000       582,000
---------------------------------------------------------------------------------------------------------------------------
OTHER REAL ESTATE (Note 2)                                                                            396,000       329,000
---------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS (Notes 2 and 9):
  Intangibles                                                                                         870,000       954,000
  Other                                                                                               671,000       642,000
---------------------------------------------------------------------------------------------------------------------------
      Total other assets                                                                            1,541,000     1,596,000
---------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                               $101,776,000   $94,870,000
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits --
    Demand -- noninterest bearing                                                                 $13,807,000   $13,010,000
    Savings -- interest bearing                                                                    26,502,000    26,451,000
    Time -- interest bearing (includes deposits $100,000
      and over of $2,877,000 in 1996 and $2,346,000 in 1995)                                       52,580,000    46,464,000
---------------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                               92,889,000    85,925,000
  Accrued interest payable and other liabilities                                                    1,005,000     1,336,000
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                            93,894,000    87,261,000
---------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995

ASSETS                                                                                               1996           1995
---------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 11) STOCKHOLDERS'  EQUITY (Notes 2, 3, 8, 10
and 12):
  Common stock -- no par value, authorized 5,000,000
    and 2,000,000 shares in 1996 and 1995; issued and
    outstanding 688,496 in 1996 and 647,236 in 1995                                                 5,246,000    4,532,000
  Retained earnings                                                                                 2,729,000    3,023,000
  Unrealized gain (loss) on securities available for sale, net of income taxes                        (93,000)      54,000
---------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                                    7,882,000    7,609,000
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                                 $101,776,000   $94,870,000
---------------------------------------------------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                                              CONSOLIDATED STATEMENTS OF INCOME
                                   FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                1996                 1995               1994
================================================================================================================================
INTEREST INCOME:
  Interest and fees on loans                                                  $4,958,000           $4,567,000         $4,386,000
  Interest on Federal funds sold                                                 195,000              262,000             81,000
  Interest on deposits with banks                                                     --                2,000              4,000
  Interest on securities--
    Taxable                                                                    1,512,000            1,051,000            886,000
    Exempt from Federal income tax                                                45,000              168,000            159,000
--------------------------------------------------------------------------------------------------------------------------------
      Total interest income                                                    6,710,000            6,050,000          5,516,000

INTEREST EXPENSE                                                               2,728,000            2,267,000          1,656,000
--------------------------------------------------------------------------------------------------------------------------------
       Net interest income                                                     3,982,000            3,783,000          3,860,000
PROVISION FOR POSSIBLE LOAN LOSSES
  (Notes 2 and 5)                                                                130,000               64,000            187,000
--------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision
        for possible loan losses                                               3,852,000            3,719,000          3,673,000
---------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME:
  Service charges on deposit accounts                                            512,000              509,000            443,000
  Safe deposit rental income                                                      32,000               31,000             31,000
  Trust department income (Note 2)                                                 9,000               12,000             11,000
  Other income                                                                   146,000              125,000            107,000
--------------------------------------------------------------------------------------------------------------------------------
      Total other income                                                         699,000              677,000            592,000
--------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES:
  Salaries and employee benefits                                               1,692,000            1,755,000          1,609,000
  Net occupancy expense                                                          357,000              334,000            335,000
  Furniture and equipment expense                                                319,000              328,000            259,000
  (Gain) loss on sale of other real estate, securities
    and equipment                                                                 33,000               (3,000)           (19,000)
  Other operating expenses (Notes 2 and 14)                                    1,306,000            1,227,000          1,247,000
--------------------------------------------------------------------------------------------------------------------------------
      Total other expenses                                                     3,707,000            3,641,000          3,431,000
--------------------------------------------------------------------------------------------------------------------------------
      Income before provision for income taxes                                   844,000              755,000            834,000

PROVISION FOR INCOME TAXES (Notes 2 and 9)                                       322,000              254,000            234,000
--------------------------------------------------------------------------------------------------------------------------------
      Net income                                                              $  522,000           $  501,000         $  600,000
--------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING (Note 2)                                     684,309              672,808            667,290
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE (Note 2)                                             $  .76             $    .74              $  .90
--------------------------------------------------------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these statements.

                                              CONSOLIDATED STATEMENTS OF CHANGES
                                                  IN STOCKHOLDERS' EQUITY
                                   FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                   Unrealized
                                                                                                  Gain(Loss) on
                                                         Common Stock             Retained    Securities Available
                                                  Shares          Amount          Earnings          for Sale            Total
===================================================================================================================================
BALANCE, December 31, 1993                         634,838       $4,383,000        $2,434,000         $106,000        $6,923,000
  Net income                                           --               --            600,000              --            600,000
  Cash dividends ($.32 per share)                      --               --           (216,000)             --           (216,000)
  Shares issued through dividend
    reinvestment plan                                1,873           22,000               --               --             22,000
  Change in unrealized loss on
    securities available for sale,
    net of income taxes
    (Note 3)                                           --               --                --          (683,000)         (683,000)
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1994                         636,711        4,405,000         2,818,000         (577,000)        6,646,000
  Net income                                           --               --            501,000              --            501,000
  Cash dividends ($.44 per share)                      --               --           (296,000)             --           (296,000)
  Shares issued through dividend
    reinvestment plan                               10,525          127,000               --               --            127,000
  Change in unrealized gain
    on securities available for
    sale, net of income taxes
    (Note 3)                                           --               --                --           631,000           631,000
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1995                         647,236        4,532,000         3,023,000           54,000         7,609,000
  Net income                                           --               --            522,000              --            522,000
  Cash dividends ($.35 per share)                      --               --           (242,000)             --           (242,000)
  Stock dividend (5%)                               32,660          569,000          (574,000)             --             (5,000)
  Stock options exercised                              500            5,000               --               --              5,000
  Shares issued through dividend
    reinvestment plan                                8,100          140,000               --               --            140,000
  Change in unrealized gain
    on securities available for
    sale, net of income taxes
    (Note 3)                                           --               --                --          (147,000)         (147,000)
----------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1996                         688,496       $5,246,000        $2,729,000        ($ 93,000)       $7,882,000
----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these statements.

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                           1996                   1995                  1994
=================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                             $ 522,000              $  501,000            $  600,000
---------------------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash
    provided by operating activities --
    Depreciation and amortization                                          343,000                 343,000               281,000
    Provision for possible loan losses                                     130,000                  64,000               187,000
    Premium amortization on securities, net                                 39,000                 127,000               177,000
    Accretion of loan origination and
       commitment fees, net                                                (74,000)                (40,000)              (50,000)
    Gain on sale of equipment                                                  --                      --                (10,000)
    Loss (gain) on sale of other real estate                                33,000                  (3,000)               (9,000)
    Deferred Federal income tax provision (benefit)                         54,000                  (6,000)               11,000
    Decrease in accrued interest receivable                                 38,000                   3,000                12,000
    Decrease in other assets                                               (39,000)               (380,000)             (353,000)
    (Decrease) increase in accrued interest
      payable and other liabilities                                       (331,000)                834,000               (95,000)
---------------------------------------------------------------------------------------------------------------------------------
      Total adjustments                                                    193,000                 942,000               151,000
---------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                            715,000               1,443,000               751,000
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities --
    Available for sale                                                  10,232,000              11,280,000             1,588,000
    Held to maturity                                                     2,239,000               5,366,000             4,390,000
  Purchases of securities --
    Available for sale                                                 (11,105,000)            (16,627,000)                   --
    Held to maturity                                                    (1,220,000)             (2,171,000)           (4,871,000)
  Proceeds from sale of other real estate                                  366,000                 698,000               565,000
  Proceeds from sale of equipment                                              --                      --                 10,000
  Net increase in loans                                                (13,235,000)             (1,177,000)           (4,925,000)
  Capital expenditures                                                    (201,000)               (304,000)             (659,000)
---------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                            (12,924,000)             (2,935,000)           (3,902,000)
---------------------------------------------------------------------------------------------------------------------------------

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                           1996                   1995                  1994
=================================================================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in demand
    deposits and savings accounts                                          848,000              (1,778,000)             (719,000)
  Net increase in time deposits                                          6,116,000              12,616,000               699,000
  Exercise of stock options                                                  5,000                      --                    --
  Stock dividend, net of fractional shares paid                             (5,000)                    --                     --
  Payment of dividends, net of reinvestment                               (102,000)               (169,000)             (216,000)
---------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in)
        financing activities                                             6,862,000              10,669,000              (236,000)
---------------------------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in
        cash and cash equivalents                                       (5,347,000)              9,177,000            (3,387,000)

CASH AND CASH EQUIVALENTS, beginning of year                            14,202,000               5,025,000             8,412,000
---------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                                 $ 8,855,000             $14,202,000            $5,025,000
=================================================================================================================================

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
  Cash paid during the year for --
    Interest                                                           $ 2,968,000             $ 1,715,000            $1,670,000
    Income taxes                                                           182,000                 201,000               138,000
  Loans transferred to other real estate                                   473,000                 417,000               695,000
================================================================================================================================
The accompanying notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(1) ORGANIZATION AND PRINCIPLES OF CONSOLIDATION:
The accompanying consolidated financial statements include the accounts of Sussex Bancorp (the "Parent Company") and its wholly-owned subsidiary, Sussex County State Bank (the "Bank", or when consolidated with the Parent Company, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

Effective November 20, 1996, all of the then outstanding common shares of the Bank were exchanged for an equal number of shares of the Parent Company common stock and the Parent Company acquired all of the outstanding common shares of the Bank. This exchange of shares has been accounted for as a reorganization of entities under common control resulting in no changes to the underlying carrying amount of assets and liabilities.

The Bank, a New Jersey State Chartered commercial bank, commenced operation in 1976. It provides commercial banking and trust services for a broad range of individual and corporate customers and various community bodies. The Bank operates seven branches in Sussex County, New Jersey.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
A summary of significant accounting policies of the Company applied in the preparation of the accompanying consolidated financial statements follows.

Basis of Presentation and Use of Estimates --

The consolidated financial statements include the accounts of the Company and its wholly--owned subsidiary. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities --

Securities which the Company has the ability and intent to hold until maturity are classified as held to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts on a straight-line basis which is not materially different from the interest method.

Securities which are held for indefinite periods of time and which management intends to use as part of its asset/ liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale and are carried at fair value. Differences between an investment's amortized cost and fair value is charged/credited directly to stockholders' equity, net of income taxes. The cost of securities sold is determined on a specific identification basis. Gains and losses on sales of securities are recognized in the income statement upon sale.

The Company has no securities held for trading purposes as of December 31, 1996 and 1995.

Loans --

Interest is accrued on loans primarily based upon the principal amount outstanding over the terms of the respective loan instruments. The general policy of the Company is to discontinue the accrual of interest income on loans where principal or interest is past due 90 days or more and timely collection thereof is doubtful. Loan origination and commitment fees and the related costs are deferred and accreted as a yield adjustment over the contractual life of the related loans. The unaccreted balance is included in unearned income.

Allowance For Possible Loan Losses --

The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on management's evaluation of potential losses in the loan portfolio, after consideration of appraised collateral values, financial condition of borrowers, as well as prevailing and anticipated economic conditions. Credit reviews of the loan portfolio, designed to identify potential charges to the allowance, are made on a periodic basis during the year by senior management.

Impaired Loans --

The Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. This statement is not applicable to large groups of smaller-homogeneous loans, such as residential mortgage loans, credit card loans and consumer loans, which are collectively evaluated for impairment.

The Company had previously measured the allowance for credit losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

Other Real Estate --

Other real estate includes loan collateral that has been formally repossessed. All amounts have been transferred into and carried in other real estate at the lower of the loan value or fair market value less estimated costs to sell the underlying collateral. During 1996 and 1995, the Company incurred operating expenses, net of rents received related to the operation of such properties and made adjustments to their carrying values resulting in net expense of $17,000 in 1996 and net income of $17,000 in 1995, which is included in other income and other operating expenses in the accompanying financial statements. In addition, the Company realized a loss on sales of other real estate amounting to $33,000 in 1996 and a gain of $3,000 in 1995.

Intangibles --

Core deposit intangibles relating to premiums paid on the acquisition of deposits are amortized on a straight-line basis over 15 years.

Premises and Equipment --

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the shorter of the estimated lives of the related assets or the lease term.
Maintenance and repairs are charged to operations as incurred.

Income Taxes --

The Company uses the liability method of computing deferred income taxes. Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities.

Statement Of Cash Flows --

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, noninterest bearing amounts due from banks and Federal funds sold. Generally, overnight Federal funds sold are for a one day period and term Federal funds are sold for a 30 to 60-day period.

Net Income Per Common Share --

Per share amounts are computed by dividing net income by the weighted average number of common shares outstanding during the year, adjusted for the effects of stock dividends declared. The dilutive effect of stock options is not material.

Trust Operations --

Trust income is recorded on a cash basis, which approximates the accrual basis. Securities and other property held by the Company in fiduciary or agency capacities for customers of the trust department are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

New Financial Accounting Standards --

The Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in March 1995. This statement is effective for the year ended December 31, 1996. Statement No. 121 requires that long-lived assets to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of adopting this statement no adjustments to the carrying value of the Company's assets were necessary.

Reclassifications --

Certain reclassifications have been made to the December 31, 1995 and 1994 consolidated financial statements to conform them to the December 31, 1996 presentation.

(3) SECURITIES:
Information relative to the Company's securities portfolio as of December 31, is as follows --

                                                                          Gross            Gross           Estimated
                                                       Amortized       Unrealized       Unrealized          Market
                                                         Cost             Gains           Losses             Value
---------------------------------------------------------------------------------------------------------------------
1996
Available for Sale -
  U. S. Treasury securities                           $ 8,068,000        $ 31,000         ($ 77,000)     $ 8,022,000
  U. S. Government mortgage-
    backed securities                                  14,239,000           8,000         ( 115,000)      14,132,000
---------------------------------------------------------------------------------------------------------------------

      Total                                           $22,307,000        $ 39,000         ($192,000)     $22,154,000
---------------------------------------------------------------------------------------------------------------------

Held to Maturity -
  Obligations of state and political subdivisions      $  652,000             $--          ($ 6,000      $   646,000
  Other debt securities                                   470,000              --               --           470,000
---------------------------------------------------------------------------------------------------------------------

      Total                                           $ 1,122,000             $--          ($ 6,000)     $ 1,116,000
---------------------------------------------------------------------------------------------------------------------
1995
Available for Sale -
  U. S. Treasury securities                           $ 7,637,000        $121,000         ($ 11,000)    $ 7,747,000
  U. S. Government mortgage-backed securities          13,835,000          41,000          ( 59,000)     13,817,000
---------------------------------------------------------------------------------------------------------------------

      Total                                           $21,472,000        $162,000         ($ 70,000)    $21,564,000
---------------------------------------------------------------------------------------------------------------------
Held to Maturity -
  Obligations of state and political subdivisions     $ 1,671,000             $--         $     --      $ 1,671,000
  Other debt securities                                   471,000              --               --          471,000
---------------------------------------------------------------------------------------------------------------------

      Total                                           $ 2,142,000             $--         $     --      $ 2,142,000
---------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of securities at December 31, 1996, by contractual maturity, are shown below for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  Available for Sale                Held to Maturity
---------------------------------------------------------------------------------------------------------------------------
                                                                                 Estimated                        Estimated
                                                                Amortized         Market           Amortized        Market
                                                                  Cost             Value             Cost            Value
---------------------------------------------------------------------------------------------------------------------------

  Due in one year or less                                      $        --        $        --       $1,122,000   $1,116,000
  Due in one to five years                                      13,068,000         13,003,000               --           --
  Due in five to ten years                                       2,000,000          1,982,000               --           --
  Due after ten years                                            7,239,000          7,169,000               --           --
---------------------------------------------------------------------------------------------------------------------------

                                                               $22,307,000        $22,154,000       $1,122,000   $1,116,000
---------------------------------------------------------------------------------------------------------------------------

Securities available for sale as of December 31, 1996 have been recorded at their fair value with the net unrealized loss of $93,000 (net of income tax effect of $60,000) reflected as a decrease to stockholders' equity. At December 31, 1996, U. S. Treasury securities having a book value of $198,000 were pledged to secure public deposits and for other purposes as required by law.

(4) LOANS:
Loans outstanding by classification at December 31 are as follows --

                                                                                                1996                  1995
---------------------------------------------------------------------------------------------------------------------------

  Loans secured by one to four family
    residential properties                                                                  $51,621,000         $39,620,000
  Loans secured by nonresidential properties                                                  9,603,000           9,796,000
  Loans to individuals                                                                        2,091,000           1,615,000
  Commercial loans                                                                            1,817,000           1,647,000
  Other loans                                                                                   381,000              69,000
---------------------------------------------------------------------------------------------------------------------------

      Gross loans                                                                           $65,513,000         $52,747,000
---------------------------------------------------------------------------------------------------------------------------

Loans made by the Company are generally made in the local and surrounding communities in which it operates.

(5) ALLOWANCE FOR POSSIBLE LOAN LOSSES:
The allowance for possible loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known. Changes in the allowance for possible loan losses are summarized as follows --

                                                                           1996                   1995              1994
---------------------------------------------------------------------------------------------------------------------------

  Balance, beginning of year                                              $476,000              $478,000          $440,000
  Provision charged to expense                                             130,000                64,000           187,000
  Loans charged off                                                        (66,000)              (68,000)         (183,000)
  Recoveries of charged off loans                                            2,000                 2,000            34,000
---------------------------------------------------------------------------------------------------------------------------

      Balance, end of year                                                $542,000              $476,000          $478,000
===========================================================================================================================

Nonperforming loans include nonaccrual loans, renegotiated loans (prior to December 31, 1996) and loans which are 90 days delinquent. Nonaccrual loans include loans for which accrual of interest income has been discontinued. Renegotiated loans are loans for which the terms have been modified to provide a reduction or deferral of interest or principal due to a deterioration in the financial position of the borrower.

The principal amounts of nonperforming loans were $935,000 and $1,714,000 at December 31, 1996 and 1995, respectively, which includes $935,000 and $1,621,000 of nonaccrual loans, respectively. If interest had been accrued on the nonaccrual loans, the effect on net interest income would have been approximately $68,000 and $101,000 in 1996 and 1995, respectively.

In accordance with SFAS No. 114, a loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of nonaccrual loans but may include loans that have been renegotiated that are performing in accordance with their modified terms. As of December 31, 1996, the Company's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 are as follows --

                                                                                  1996                           1995
-------------------------------------------------------------------------------------------------------------------------------
                                                                        Recorded       Valuation       Recorded       Valuation
                                                                       Investment      Allowance      Investment      Allowance
-------------------------------------------------------------------------------------------------------------------------------
Impaired loans --
  Valuation allowance required                                          $1,418,000       $234,000      $2,310,000     $370,000
-------------------------------------------------------------------------------------------------------------------------------

This valuation allowance is included in the allowance for possible loan losses on the accompanying balance sheet. The average recorded investment in impaired loans for the period ended December 31, 1996 and 1995 was $1,864,000 and $2,313,000, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Company recognized interest income on impaired loans of $132,000 and $152,000 for the period ended December 31, 1996 and 1995, respectively.

(6) RELATED PARTIES:
The Company has extended credit in the ordinary course of business to various directors, executive officers and their associates. A summary of the changes in such loans are as follows --

  Balance, beginning of year                                                                               $1,394,000
  New loans                                                                                                   289,000
  Repayments(922,000)
---------------------------------------------------------------------------------------------------------------------

      Balance, end of year                                                                                  $ 761,000
---------------------------------------------------------------------------------------------------------------------


As of December 31, 1996, all loans to directors, executive officers and their associates were current as to principal and interest payments.

Certain directors of the Company are associated with legal and accounting firms that rendered various services to the Company. The Company paid the firms approximately $82,000, $99,000 and $66,000 during 1996, 1995 and 1994, respectively for legal and tax services.

(7) PREMISES AND EQUIPMENT:
A summary of premises and equipment as of December 31 are as follows --

                                                                                       1996                  1995
---------------------------------------------------------------------------------------------------------------------------
  Land                                                                           $   417,000             $  417,000
  Buildings                                                                        1,525,000              1,513,000
  Furniture and equipment                                                          2,339,000              2,505,000
  Leasehold improvements                                                             198,000                163,000
-------------------------------------------------------------------------------------------------------------------

                                                                                   4,479,000              4,598,000
      Less-Accumulated depreciation and amortization                               2,237,000              2,291,000
-------------------------------------------------------------------------------------------------------------------

                                                                                  $2,242,000             $2,307,000
-------------------------------------------------------------------------------------------------------------------

(8) EMPLOYEE STOCK OWNERSHIP PLAN:
The Company maintains a qualified nonleveraged employee stock ownership plan for substantially all employees. The plan provides that a contribution not to exceed that allowed by the Internal Revenue Service may be made at the discretion of the Board of Directors. No contributions were made in 1996 and 1995.

In  July  1994,   the  Company   established  a  401(k)  savings  plan  covering
substantially all employees. Under the plan, the Company matches 50% of employee contributions for all participants not to exceed 6% of their salary.

Contributions made by the Company were approximately $20,000, $16,000 and $8,000 in 1996, 1995 and 1994, respectively.

(9) INCOME TAXES:
The components of the provision for income taxes for 1996, 1995 and 1994, are as follows --

                                                                           1996                   1995                 1994
--------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes (benefit) --
    Current                                                               $198,000                $190,000             $183,000
    Deferred                                                                54,000                  (6,000)              11,000
  State                                                                     70,000                  70,000               40,000
-------------------------------------------------------------------------------------------------------------------------------

      Total                                                               $322,000                $254,000             $234,000
-------------------------------------------------------------------------------------------------------------------------------


Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Cumulative temporary differences at December 31, 1996 and 1995 are as follows --

                                                                                                         Deferred Tax
                                                                                                       Asset (Liability)
                                                                                                    1996                 1995
--------------------------------------------------------------------------------------------------------------------------------
  Allowance for possible loan losses                                                              $184,000             $162,000
  Loan fee income recognition                                                                       37,000              42,0000
  Accrued liabilities                                                                                   --               51,000
  Depreciation and amortization                                                                   (134,000)            (114,000)
  Discount accretion                                                                                (1,000)                  --
  Unrealized (gain) loss on securities available for sale                                           62,000              (36,000)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  $148,000             $105,000
---------------------------------------------------------------------------------------------------------------------------------

A comparison of income tax expense at the Federal statutory rate in 1996, 1995 and 1994 to the Company's provision for income taxes is as follows--

                                                                           1996                   1995                 1994
---------------------------------------------------------------------------------------------------------------------------------
  At statutory rate                                                       $287,000                $257,000             $284,000
  Increase (decrease) from statutory rate resulting from
    Tax-exempt interest income                                             (12,000)                (46,000)             (45,000)
    State income taxes, net of Federal tax benefit                          46,000                  46,000               27,000
    Other                                                                    1,000                  (3,000)             (32,000)
---------------------------------------------------------------------------------------------------------------------------------

      Provision for income taxes                                          $322,000                $254,000             $234,000
---------------------------------------------------------------------------------------------------------------------------

(10) STOCKHOLDERS' EQUITY:
Stock Dividends --

On March 20, 1996 and on March 19, 1997 the Company declared a 3% and 2% stock dividend, respectively. The December 31, 1996 balance sheet and all share and per share amounts have been restated to give effect for these stock dividends.

Nonqualified Stock Option Plan --

During 1988, the stockholders approved a nonqualified stock option plan (the 1988 Plan). As of December 31, 1996, there were 32,494 authorized shares of the Company's common stock to be granted.

Options may be granted to any officer of the Parent Company or the Bank, at a grant price not to be less than the higher of the par value of the stock or 85% of its fair market value at the grant date. Options are exercisable when granted with the option period determined by the Company's Board of Directors, but not to exceed five years. As of December 31, 1996, no options have been granted.

Stock Option Plan for Nonemployee Directors --

During 1995, the stockholders approved a stock option plan for nonemployee directors (the Director Plan). As of December 31, 1996, there were 32,640 authorized shares of the Company's common stock to be granted. Upon approval of the Director Plan, each director was granted an option to purchase 2,550 shares. In addition to the foregoing, each person serving as a nonemployee director on the date of each annual meeting of the shareholders who is elected or reelected as a nonemployee director of the Company at such annual meeting of stockholders, shall be granted an option to purchase 510 shares of the Company's common stock with a maximum of 7,650 shares total. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after 10 years. As of December 31, 1996, 17,850 options at $11.03 and 2,550 options at $17.40 were outstanding, of which all were exercisable and none have been forfeited.

Incentive Stock Option Plan --

During 1995, the stockholders approved an incentive stock option plan for executives of the Company (the Executive Plan). As of December 31, 1996 there were 65,280 authorized shares of the Company's common stock to be granted. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised; but not within six months after the date of grant and have a term not longer than 10 years from the date of grant. No options were granted or outstanding as of December 31, 1996.

Transactions under the plan are summarized as follows --

                                                                                              Number                Exercise
                                                                                                of                    Price
                                                                                              Shares                Per Share
--------------------------------------------------------------------------------------------------------------------------------
  Outstanding, January 1, 1995                                                                  --                  $    --
    Options granted                                                                          18,360                   11.03
--------------------------------------------------------------------------------------------------------------------------------
  Outstanding, December 31, 1995                                                             18,360                   11.03
    Options granted                                                                           2,550                   17.40
    Options exercised                                                                          (510)                  11.03
--------------------------------------------------------------------------------------------------------------------------------
  Outstanding, December 31, 1996                                                             20,400               $11.03-$17.40
--------------------------------------------------------------------------------------------------------------------------------

The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Company's three stock based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and income per share would have been reduced to the pro forma amounts as follows --

                                                                                              1996                      1995
-------------------------------------------------------------------------------------------------------------------------------
  Net income --
    As reported                                                                              $522,000                  $501,000
    Pro forma                                                                                 516,000                   481,000
  Income per share --
    As reported                                                                                 $ .76                    $  .76
    Pro forma                                                                                     .75                       .71

--------------------------------------------------------------------------------------------------------------------------------

The average fair value of options granted during 1996 and 1995 was $3.95 and $1.84, respectively. The fair value of each option grant of the Director Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 2.0% and 4.1% for both years; expected volatility of 15.8% and 15.7%, risk-free interest rates of 6.3% and 6.7%; and expected lives of five years for 1996 and 1995.

The following table summarizes information about fixed stock options outstanding at December 31, 1996 --

                                                               Number                                             Number
                                        Exercise           Outstanding at              Remaining              Exercisable at
                                          Price           December 31, 1996        Contractual Life          December 31, 1996
------------------------------------------------------------------------------------------------------------------------------
                                         $11.03                17,850                  8.5 years                  17,850
                                          17.40                 2,550                  9.5 years                   2,550
------------------------------------------------------------------------------------------------------------------------------

                                                               20,400                                             20,400
------------------------------------------------------------------------------------------------------------------------------

(11) COMMITMENTS AND CONTINGENCIES:
Litigation --

The Company from time-to-time may be a defendant in legal proceedings relating to the conduct of its business. In management's judgment, the consolidated financial position or results of operations of the Company will not be affected materially by the outcome of any present legal proceedings.

Commitments With Off-Balance Sheet Risk --

The balance sheet does not reflect various commitments relating to financial instruments which are used in the normal course of business. Management does not anticipate that the settlement of those financial instruments will have a material adverse effect on the Company's financial position. These instruments include commitments to extend credit and letters of credit. These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract.

Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Company receives a fee for providing a commitment. The Company was committed to advance $7,381,000 to its borrowers as of December 31, 1996; such commitments generally expire within one year.

Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. The Company has entered into standby letter of credit contracts with its customers totaling $16,000 as of December 31, 1996, which generally expire within one year.

Required Cash Balances --

Cash balances reserved to meet regulatory requirements amounted to approximately $549,000 and $400,000 at December 31, 1996 and 1995, respectively.

Operating Leases --

The Company leases one of its branch offices from a company which is majority owned by a director at an annual rental of $18,000.

The minimum annual rental commitments for all noncancellable leases for bank premises subsequent to December 31, 1996, are as follows --

                             1997                     $ 53,000
                             1998                       53,000
                             1999                       31,000
                             2000                       28,000
                             2001 and thereafter        54,000
---------------------------------------------------------------------------------

                             Total                    $219,000
---------------------------------------------------------------------------------

Total rental expense amounted to $53,000, $53,000 and $54,000 in 1996, 1995 and 1994, respectively.

(12) REGULATORY CAPITAL REQUIREMENTS:
The Parent Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Parent Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Parent Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Parent Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Parent Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Parent Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Parent Company and the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. The Parent Company has not been notified by the Federal Reserve Bank of its capital category. To be categorized as wellcapitalized, the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Parent Company's and the Bank's actual capital amounts and ratios are also presented in the table. For both 1996 and 1995, the Parent Company's and the Bank's actual capital amounts and ratios are the same.

                                                                                                                  To Be
                                                                                                             Well-Capitalized
                                                                                                               Under Prompt
                                                                                     For Capital             Corrective Action
                                                            Actual                Adequacy Purposes             Provisions
-------------------------------------------------------------------------------------------------------------------------------
                                                       Amount       Ratio        Amount        Ratio        Amount        Ratio
-------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996 -
  Total Capital (to Risk Weighted Assets)             $7,553,000   15.40%       3,924,000        8.0%    $4,906,000       10.0%
  Tier I Capital (to Risk Weighted Assets)             7,011,000   14.29        1,962,000        4.0      2,943,000        6.0
  Tier I Capital (to Average Assets)                   6,891,000    6.90        3,996,000        4.0      4,995,000        5.0

As of December 31, 1995 -
  Total Capital (to Risk Weighted Assets)              7,231,000   16.33        3,543,000        8.0      4,429,000       10.0
  Tier I Capital (to Risk Weighted Assets)             6,755,000   15.25        1,772,000        4.0      2,657,000        6.0
  Tier I Capital (to Average Assets)                   6,601,000    7.11        3,712,000        4.0      4,640,000        5.0

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS:
The following is a summary of fair value versus the carrying value of the Company's financial instruments. For the Company, as for most financial institutions, the bulk of its assets and liabilities are considered financial instruments. Many of the Company's financial instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction.

It is also the Company's general practice and intent to hold its financial instruments to maturity and not engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Company for the purpose of this disclosure.

Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and the recorded book balances, were as follows --

Financial instruments actively traded in the secondary market have been valued using available market prices.

                                                                                   December 31
                                                                1996                                        1995
--------------------------------------------------------------------------------------------------------------------------------
                                                   Carrying              Estimated             Carrying              Estimated
                                                     Value              Fair Value               Value              Fair Value
---------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                         $ 8,855,000           $ 8,855,000             $14,202,000          $14,202,000
Securities available for sale (Note 3)             22,154,000            22,154,000              21,564,000           21,564,000
Securities held to maturity (Note 3)                1,122,000             1,116,000               2,142,000            2,142,000

Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. For those loans and deposits with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances.

                                                                                   December 31
                                                                1996                                        1995
---------------------------------------------------------------------------------------------------------------------------------
                                                   Carrying              Estimated             Carrying             Estimated
                                                     Value              Fair Value               Value             Fair Value
---------------------------------------------------------------------------------------------------------------------------------

Loans, including accrued interest                 $65,446,000           $65,057,000             $52,730,000          $52,999,000
Deposits, including accrued interest               93,329,000            94,573,000              86,604,000           87,400,000

There is no material difference between the notional amount and the estimated fair value of off-balance sheet unfunded loan commitments which totaled $7,381,000 at December 31, 1996. Standby letters of credit totaling $16,000 as of December 31, 1996 are based on fees charged for similar agreements; accordingly, the estimated fair value of standby letters of credit is nominal. See also Note 11 for additional discussion relating to these off balance-sheet activities.

(14) OTHER OPERATING EXPENSES:
The major components of other operating expenses are as follows --

                                                                                               December 31
                                                                           1996                   1995                   1994
-------------------------------------------------------------------------------------------------------------------------------
FDIC and other assessments                                               $ 150,000             $  108,000            $ 169,000
Legal and professional fees                                                123,000                167,000               97,000
Audit and examination fees                                                  85,000                 48,000               80,000
Courier service                                                             85,000                 78,000               54,000
Core deposit amortization                                                   84,000                 84,000               84,000
Stationary and supplies                                                     83,000                 69,000               87,000
Advertising                                                                 76,000                 70,000               14,000
Postage and freight                                                         74,000                 74,000               70,000
Data processing fees                                                        57,000                 59,000               44,000
Telephone                                                                   54,000                 56,000               56,000
Bonding and insurance                                                       45,000                 62,000               59,000
Directors' fees                                                             40,000                 39,000               39,000
Other                                                                      350,000                313,000              394,000
-------------------------------------------------------------------------------------------------------------------------------

                                                                        $1,306,000             $1,227,000           $1,247,000
---------------------------------------------------------------------------------------------------------------------------

  (15) CONDENSED FINANCIAL STATEMENTS OF SUSSEX BANCORP (PARENT COMPANY ONLY):

                                                                     December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
Balance sheet
  Assets -- Investment in Bank subsidiary
    (equity method)                                                     $7,882,000
---------------------------------------------------------------------------------------------------------------------------

  Liabilities and Shareholders' Equity-
    Liabilities -- Other liabilities                                    $     --
---------------------------------------------------------------------------------------------------------------------------

  Shareholders' equity:
    Common stock                                                         5,003,000
    Retained earnings                                                    2,972,000
    Net unrealized holding losses on securities
      available for sale, net of tax                                       (93,000)
---------------------------------------------------------------------------------------------------------------------------

        Total shareholders' equity                                       7,882,000
---------------------------------------------------------------------------------------------------------------------------

        Total liabilities and shareholders' equity                      $7,882,000
---------------------------------------------------------------------------------------------------------------------------

                                                           Year Ended December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
Statement of Income
  Operating Income-
    Dividends from Bank subsidiary                                        $102,000
---------------------------------------------------------------------------------------------------------------------------

      Income before income taxes and equity in
        undistributed income of subsidiary                                 102,000
  Provision for Income Taxes (a)                                              --
---------------------------------------------------------------------------------------------------------------------------

    Income before equity in undistributed
      income of subsidiary                                                 102,000
  Equity in Undistributed Income of Subsidiary                             420,000
---------------------------------------------------------------------------------------------------------------------------

        Net income                                                        $522,000
---------------------------------------------------------------------------------------------------------------------------

(a) No Federal income tax is applicable to the dividends and other income received from subsidiary since the Parent Company and subsidiary file a consolidated Federal income tax return.

                                                               Year Ended December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
Statement of Cash Flows
  Cash Flows from Operating Activities-
    Net income                                                            $522,000
    Adjustments to reconcile net income to net cash
      provided by operating activities-
        Equity in undistributed income of subsidiary                      (420,000)
---------------------------------------------------------------------------------------------------------------------------

          Net cash provided by operating activities                        102,000
---------------------------------------------------------------------------------------------------------------------------

  Cash Flows from Financing Activities:
    Cash dividends paid                                                   (102,000)
    Stock dividend, net of fractional shares paid                           (5,000)
    Exercise of stock options                                                5,000

---------------------------------------------------------------------------------------------------------------------------
          Net cash used in investing activities                           (102,000)
---------------------------------------------------------------------------------------------------------------------------
          Net increase in cash and cash equivalents                             --

  Cash and Cash Equivalents, beginning of year                                  --
---------------------------------------------------------------------------------------------------------------------------

  Cash and Cash Equivalents, end of year                                $       --
---------------------------------------------------------------------------------------------------------------------------

THE SUSSEX BANCORP, INC. FIVE-YEAR SUMMARY
(not covered by report of independent public accountants)

                                                                                  December 31
                                                1996              1995             1994              1993             1992
-------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME:
  Interest income                            $ 6,710,000       $ 6,050,000      $ 5,516,000       $ 5,382,000       $ 5,525,000
  Interest expense                             2,728,000         2,267,000        1,656,000         1,903,000         2,483,000
-------------------------------------------------------------------------------------------------------------------------------

      Net interest income                      3,982,000         3,783,000        3,860,000         3,479,000         3,042,000

  Provision for possible
     loan losses                                 130,000            64,000          187,000           101,000            23,000
-------------------------------------------------------------------------------------------------------------------------------

      Net interest income after
        provision for possible
        loan losses                            3,852,000         3,719,000        3,673,000         3,378,000         3,019,000

  Other income                                   699,000           677,000          592,000           636,000           555,000
  Other expense                                3,707,000         3,641,000        3,431,000         3,535,000         3,293,000
-------------------------------------------------------------------------------------------------------------------------------

      Income before provision
          for income taxes                       844,000           755,000          834,000           479,000           281,000
  Provision for income taxes                     322,000           254,000          234,000           129,000            89,000
-------------------------------------------------------------------------------------------------------------------------------

      Net income                              $  522,000        $  501,000       $  600,000        $  350,000       $   192,000
===============================================================================================================================

AVERAGE NUMBER OF
SHARES OUTSTANDING (a)                           684,309           672,808          667,209           667,209           667,209

PER SHARE INFORMATION:
  Net income                                        $.76              $.74             $.90              $.52              $.29
  Cash dividends (b)                                 .35               .44              .32               .19                 0
  Stock dividends (b)                                  5%                0%               0%           0%4.75%
  Dividend payout ratio                               45%               58%              35%               35%               0%

PERFORMANCE YIELDS:
  Return on average assets                           .54%              .57%             .73%          .43%.25%
  Return on average
    stockholders' equity                            6.84%             6.98%            8.84%        5.20%2.96%
  Average equity/average assets                     7.87%             8.11%            8.24%             8.20%            8.30%

END OF PERIOD DATA:
  Total assets                              $101,776,000       $94,870,000      $82,243,000       $82,444,000       $90,962,000
  Total deposits                              92,889,000        85,925,000       75,087,000        75,107,000        84,190,000
  Total stockholders' equity                   7,882,000         7,609,000        6,646,000         6,923,000         6,594,000
  Average assets                              96,996,000        88,535,000       82,344,000        82,122,000        78,179,000
  Average stockholders' equity                 7,630,000         7,178,000        6,785,000         6,735,000         6,485,000
===============================================================================================================================

(a) The average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for stock dividends.

(b) Cash and stock dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends. There is currently no established trading market for the Company's CommonStock. As of March 18, 1997 there were 709 holders of record of the Common Stock.

SUSSEX BANCORP, INC.

BOARD OF DIRECTORS and EXECUTIVE OFFICERS

Donald L. Kovach                               Chairman of the Board, President andChief Executive Office
Irvin Ackerson                                 Excavator, AckersonExcavating
William Kulsar                                 CPA, Caristia, Kulsar and Wade, P.A.
Joel D. Marvil                                 President and Chief Executive Officer, Ames Rubber Corporation
Richard Scott                                  Dentist, Richard W. Scott, D.D.S.
Joseph Zitone                                  General Contractor, Zitone Construction Co.


SUSSEX COUNTY STATE BANK


BOARD OF DIRECTORS

Donald L. Kovach                               Chairman of the Board, President andChief Executive Office
TerryThompson                                  Secretary, Senior Vice President/COO
Irvin Ackerson                                 Excavator, Ackerson Excavating
William Kulsar                                 CPA, Caristia, Kulsar and Wade, P.A.
Candace Leatham                                Senior Vice President/Treasurer
Joel D. Marvil                                 President and Chief Executive Officer
Richard Scott                                  Dentist, Richard W. Scott, D.D.S.
Joseph Zitone                                  General Contractor, Zitone Construction Co.

OFFICERS

Donald L. Kovach                               President/Chief Executive Officer
Candace Leatham                                Senior Vice President/Treasurer
Terry Thompson                                 Senior Vice President &COO
Mary Cannistra                                 Vice President/Personnel Officer
Elizabeth Martin                               Vice President/Operations Officer
Valerie Seufert                                Vice President/Senior Lending Officer
Samuel Tolley                                  Vice President/Loans &Compliance
Donald Hobart                                  Assistant Vice President/Branch Manager-Sparta
Mardella Venable                               Assistant Vice President/Branch Manager-Newton
Darlene Davids                                 Assistant Secretary/Branch Manager-Vernon
Laurie Grafeld                                 Assistant Secretary/Branch Manager-Montague
Colleen Herman                                 Assistant Secretary/Branch Manager-Wantage
Janice Mandeville                              Assistant Secretary/Loan Administrations
Maryann Parker                                 Assistant Secretary/Branch Manager-Franklin
Margaret Sisco                                 Assistant Secretary/Deposit Operations
Diana Whitehead                                Assistant Secretary/Asst. Operations Officer
Pepper Puccetti                                Executive Secretary