Form 10KSB, Exhibit 13
period 1997-12-31
SUSSEX BANCORP
filed 1998-03-30
CIK 1028954

A MESSAGE TO OUR STOCKHOLDERS

The recent history of overall bank growth with increased profits is repeated in our 1997 Annual Report.

Net income increased 35.6% from $522,000 at year-end 1996 to a total of $708,000 in 1997. By dedicating $210,000 of revenue to Loan Loss Reserve the goal of the Board of Directors to achieve a 1.00% ratio to total loans was met with a year-end reserve of $685,000. Loans went up 3.9% over 1996 to a total of $68.1 million while deposits increased $12.0 million, or 12.9%, over last year to a year-end total of $104.9 million.

The 1996 Annual Report emphasized efforts of management to increase shareholder value by maintaining a stabilized capital base balanced against a sustainable growth rate. This approach entails the expansion of a product base to achieve a one-stop financial service concept to hold and gain market share without large capital commitments. Significant progress in that area was achieved in one year.

The affiliation of Capital Funding, a New Jersey licensed mortgage banker, was completed providing loan customers with a larger loan menu than could be offered within our underwriting limits. Affiliation with the Independent Bankers Association of America (IBAA), made available non-deposit products such as annuities, mutual funds, and discount security sales at our Franklin office through a representative of (IBFS) Independent Bankers Financial Services. (Telephone 973-827-9491) Automatic Clearing House (ACH) origination processing is on-line to provide electronic off-site debit and credit transactions. Activation of telephone banking is imminent. Statement savings was introduced that will increase ATM usage and the number of cardholders. Sussex County State Bank will be one of few community banks to issue its own credit card to be offered to existing customers at preferential rates. Implementation of an in-house asset/liability sensitivity software program was completed and utilized for the first time in the preparation of year-end figures and the 1998 budget. The contract to upgrade the bank's main frame computer and software has been signed that will improve the system for the benefit of our customers and ensure compliance with regulatory requirements into the next millennium.

The economic climate signals a stable or possible declining interest rate trend. As a result maintaining our deposit base while increasing our interest spread may be difficult in 1998. Hence, our focus will remain to increase revenues by refining operations and generating non-interest income through the products and services in place.

[GRAPHIC-COMPANY LOGO]









Is the future of a Community Bank secure? Will our stockholders' investment provide the return they deserve? These are questions often put to me by directors and stockholders. Our dividend history speaks for itself by the payment of a stock or cash dividend for twenty consecutive years. To secure a market providing the liquidity for your investment you will find Sussex Bancorp quoted on the national American Stock Exchange (AMEX) as Sussex B n (symbol
SBB). The answers are self evident.

The atmosphere at Sussex Bancorp remains one of community. The mutual respect and pride of management and employees for each other, our customers and community sets us apart from other financial institutions. We intend to keep it that way.



Sincerely,


/s/Donald L. Kovach
-------------------
Donald L. Kovach
President/CEO

MANAGEMENT DISCUSSION AND ANALYSIS

This section presents management's discussion and analysis of and changes to the Company's consolidated financial results of operations and condition and should read in conjunction with the Company's financial statements and notes thereto included herein.

Management Strategy

     The Company's goal is to serve as a community-oriented financial institution serving the Sussex County, New Jersey marketplace. All seven of the Company's offices are located within Sussex County, New Jersey, and over 90% of the Company's loans are made to borrowers located in Sussex County. Through the year ended December 31, 1997, management sought to establish relationships with commercial borrowers to attain a greater market share in these areas and enhance the Company's yield on interest-earning assets through the origination of higher rate commercial loans. For 1998, management's goals for the Company include (1) enhancing non-interest income by focusing on fee income, and (2) continuing to emphasize the expansion of product base to achieve a one-stop financial service concept to retain and gain market share. The Company will seek to increase non-interest income through generating sales of annuities and mutual funds and providing discount brokerage services through the Company's relationship with Independent Bankers Financial Services, a registered broker-dealer, and through growing the Bank's trust department.

     Management of the Company has reviewed the Company's status regarding "year 2000" computer issues. The Company generally conducts its own data processing functions on software provided by third party vendors. Failure of the Company to adequately address any "year 2000" deficiencies in the Company's computer operations could have a material adverse effect on the Company's results of operations in future periods. However, management believes that it is taking all necessary steps to ensure "year 2000" compliance, including working with its vendor to obtain updated software which will be "year 2000" compliant.
Management believes this software will be operational for the Company prior to year end 1998, leaving sufficient time for testing prior to year end 1999. Management also believes the Company is in compliance with all bank regulatory requirements regarding "year 2000" compliance.

Results of Operations

     For the year ended December 31, 1997, the Company's net income was $708,000, representing an increase of $186,000, or 35.6% over the $522,000 earned in 1996, and $207,000, or 41.3% more than the $501,000 earned in 1995. The basic net income per share for 1997 was $1.03, compared to the reported basic net income per share of $.76 in 1996 and the reported basic net income per share of $.74 in 1995. The diluted net income per share for 1997 was $1.02, compared to the reported diluted net income per share of $.75 in 1996 and the diluted net income per share of $.74 in 1995.

     The Company's results for 1997 were affected by an increase of $338,000 in net interest income and $78,000 in non-interest income, offset by an increase in the provision for loan losses of $80,000 and an increase of $79,000 in total other expenses.

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

     Net interest income, on a fully taxable basis (a 34% tax rate), increased by $338,000 in 1997 to $4.3 million compared to net interest income of $4.0 million in 1996. The increase in net interest income occurred as total interest income increased by $673,000, or 10%, to $7.4 million, while interest expense increased by $335,000, or 12.3%, to $3.1 million. Interest income increased primarily as a result of an increase in interest-earning assets, as the Company's average earning assets increased by $10.4 million. The increase in volume was partially offset by a decrease in rate as the Company's average yield on its interest earning assets declined to 7.39% for the year ended December 31, 1997, compared to 7.53% for the year ended December 31, 1996. The decrease in rate primarily reflects the Company's offering of lower priced loan products reflecting the competitive climate in the Bank's trade area.

     Interest income on total loans increased from $5.0 million in 1996 to $5.5 million in 1997, an increase of $559,000. As discussed above, this increase was primarily the result of an increase in the volume of the loan portfolio, partially offset by a decline in average rate. The average yield on loans declined 26 basis points from 8.33% in 1996 to 8.07% in 1997.

     Total interest income on securities decreased to $1.5 million in 1997 from the $1.6 million in 1996, a decrease of $57,000, or 3.8%. Average securities decreased to $24.6 million in 1997 from $26.2 million in 1996, a decrease of $1.6 million, reflecting maturities and calls of investment securities exceeding new purchases.

     Total interest expense increased from $2.7 million in 1996 to $3.1 million for the year ended December 31, 1997, an increase of $335,000, or 12.3%. The increase in interest expense was attributable both to an increase in the Company's total deposits and an increase in the rates paid on deposits by the Company. During 1997, the Company's average interest-bearing liabilities outstanding increased by $7.1 million, to $82.2 million for the year ended December 31, 1997 compared to the $75.1 million for the year ended December 31, 1996. The increase in deposits occurred primarily in the Company's time deposits, which bear higher interest rates than the Company's other deposits. Average time deposits increased to $37.9 million, an increase of $5.4 million, or 16.5%, from 1996 to 1997, and the average rate paid by the Bank on its time deposit increased to 5.41% from 5.21% for the twelve months ended December 31, 1996. The average rate paid on all of the Company's liabilities increased to 3.73% for 1997 from 3.63% for 1996.

     The net interest margin was 4.31% in 1997, 4.46% in 1996, and 4.77% in 1995, reflecting the Company's higher cost of funds and the decreased yield earned by the Company on its interest earning assets as management continues its strategy of attempting to retain and increase its market share.

Comparative Average Balance Sheets

     The following table reflects the components of the Company's net interest income, setting forth for the period presented (1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest earning assets, and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) the Company's net interest spread, and (5) the Company's net yield on interest earning assets. Rates are computed on a taxable equivalent basis.

                                                                          Year Ended December 31,
                                                               1997                                   1996
===========================================================================================================================
                                                                          Average                                 Average
                                                             Interest      Rates                    Interest       Rates
                                                 Average      Income/     Earned/       Average      Income/      Earned/
                                                 Balance      Expense      Paid         Balance      Expense       Paid
===========================================================================================================================
(Dollars in Thousands)
ASSETS
  Interest Earning assets:
    Taxable loans (net of unearned income)       $ 67,694      $ 5,517     8.15%        $59,111      $4,9588.33%   8.33%
     Tax exempt securities                            952           61     6.41%          1,060          625.81%   5.81%
     Taxable investment securities                 23,599        1,460     6.19%         25,131       1,5126.02%   6.02%
     Federal Funds sold                             7,059          366     5.18%          3,609         1955.40%   5.40%

---------------------------------------------------------------------------------------------------------------------------
     Total earning assets                          99,304        7,404     7.46%         88,911       6,7277.53%   7.53%
     Non-interest earning assets                    8,245                                 8,576
     Allowance for possible loan losses              (670)                                 (491)

---------------------------------------------------------------------------------------------------------------------------
         Total Assets                            $106,879                               $96,996
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
     NOW deposits                                 $12,593      $   239     1.90%        $11,962         2231.86%   1.86%
     Savings deposits                              28,109          705     2.51%         26,789         6722.51%   2.51%
     Money market deposits                          3,580           78     2.18%          3,818          842.20%   2.20%
     Time deposits                                 37,874        2,041     5.39%         32,515       1,7495.37%   5.37%

---------------------------------------------------------------------------------------------------------------------------
         Total interest bearing liabilities        82,156        3,063     3.73%        $75,084      $2,7283.63%   3.63%
  Non-interest bearing liabilities:
     Demand deposits                            $  15,886                               $13,165
     Other liabilities                                824                                 1,116

---------------------------------------------------------------------------------------------------------------------------
     Total non-interest bearing liabilities        16,710                                14,281
     Shareholders' equity                           8,013                                 7,631

---------------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity     $106,879                               $96,996
     Net interest differential                                  $4,341                                $3,999
     Net yield on interest-earning assets                                  4.37%              4.46%                4.46%

     The following table presents by category the major factors that contributed to the changes in net interest income between the years ended December 31, 1997 and 1996. Amounts have been computed on a fully tax equivalent basis, assuming a federal tax rate of 34%.

                                                                                 Year Ended December 31,
                                                                                    1997 versus 1996
===========================================================================================================================

                                                                                   Increase (Decrease)
                                                                                    Due to Change In:
                                                               Average                   Average
                                                                Volume                    Rate                    Net
===========================================================================================================================
(Dollars in Thousands)
INTEREST INCOME:
     Taxable loans (net of unearned income)                       $701                    $(142)                   559
     Tax exempt securities                                          (6)                       5                     (1)
Taxable investment securities                                      (81)                      29                    (52)
     Federal funds sold                                            180                       (9)                   171

---------------------------------------------------------------------------------------------------------------------------
         Total interest income                                    $794                    $(117)                   677

INTEREST EXPENSE:
     NOW deposits                                                 $ 12                    $   4                     16
     Savings deposits                                               35                       (2)                    33
     Money market deposits                                          (5)                      (1)                    (6)
     Time deposits                                                 292                        0                    292

---------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                   $334                    $   1                    335

---------------------------------------------------------------------------------------------------------------------------
         Net interest income                                      $460                    $(118)                   342

Provision for Possible Loan Losses

     The provision for possible loan losses in 1997 was $210,000 compared to provisions of $130,000 and $64,000 in 1996 and 1995, respectively. The increase for 1997 compared to 1996 reflects both increases in the loan portfolio and the increased diversity of the Company's loan portfolio, as the Company's commercial loans and loans to individuals, loans secured by non-residential properties and construction and land development loans all increased. These loans provide different risk profiles than do loans secured by residential properties. Although management attempts to provide an adequate allowance for loan losses, a variety of factors including general economic conditions effect the adequacy of the Company's allowance. No assurances can be given that increased provisions will not be required in future periods. In addition, bank regulatory agencies having jurisdiction over the Company and the Bank have authority to require increases to the Company's allowance. These factors could result in additional provisions for loan losses in future periods. The increase from 1995 to 1996 reflects the increase in the Company's loan portfolio.

Other Income

     The Company's other income is primarily generated through service charges on deposit accounts. Other income increased $78,000 in 1997 to $744,000 compared to $666,000 in 1996, which was a decrease of $14,000 over other income of $680,000 in 1995. The Company plans to focus on developing additional non-interest income in 1998. Although no assurances can be given regarding the success of the Company's efforts, the Company believes that opportunities to enhance non-interest income are available through increased use of the Bank's trust powers and enhanced marketing of the Company's annuities, mutual fund and discount brokerage services. In addition, the Company recognized a gain of $44,000 on the sale of real estate owned in 1997, compared to a loss of $33,000 incurred in 1996.

Other Expense

     Total other expense increased from $3,674,000 in 1996 to $3,753,000 in 1997, an increase of $79,000. Net occupancy expenses remained flat from 1996 to 1997. Increases in salaries and employee benefits and furniture and equipment expense of $215,000 were partially offset by decreases in other operating expenses including a decrease of $139,000 in FDIC assessments.

     Salary and employee benefits increased by $163,000, or 9.6%, to $1.9 million for the year ended December 31, 1997 from $1.7 million for the year ended December 31, 1996. This increase is primarily attributable to an increase in salaries of $98,000 and a $28,000 increase in medical insurance costs. The increase in salaries was due to merit raises for senior management, and additional management staff.

Income Tax Expense

     The Company's income tax provision, which includes both federal and state taxes, were $393,000, $322,000 and $254,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The increased provision for income taxes reflects both the Company's increased net income and increases in the Company's effective tax rate.

                               FINANCIAL CONDITION

     At December 31, 1997, the Company had total assets of $114.3 million compared to total assets of $101.8 million at December 31, 1996. Total loans increased to $68.1 million at December 31, 1997 from $65.5 million at December 31, 1996. Total deposits increased to $104.9 million at December 31, 1997 from $92.9 million at December 31, 1996.

Loans

     Total loans increased from $65.5 million at December 31, 1996 to $68.1 million at December 31, 1997, an increase of $2.6 million, or 3.9%. Total loans increased by $12.8 million, or 24.2%, from 1995 to 1996. The increase in the Company's loan portfolio during 1997 occurred in commercial, consumer and construction loans. Commercial loans increased by $682,000 or 37.5%, to $2.5 million at December 31, 1997 from $1.8 million at December 31, 1996. Consumer loans increased by $433,000, or 20.7%, to $2.5 million at December 31, 1997 from $2.1 million at December 31, 1996. Construction and development loans increased to $877,000 at December 31, 1997. The Company had no construction and development loans at December 31, 1996. The Company's strategy during 1997 was to diversify its loan portfolio away from residential loans, with an emphasis on commercial lending. Management believes that by focus on the total relationship with commercial borrowers and offering "one stop shopping", the Company will improve its net interest margin. Management anticipates continuing its efforts to diversify the loan portfolio, and in particular to continue focusing on commercial customers. The Company's marketing strategy in 1997 was to focus on commercial loans and their overall account relationship to improve the Company's average rate earned on taxable loans. The Company anticipates continuing to pursue the commercial loan customer to provide the one-stop financial service concept. In addition, the Company's loans secured by non-residential properties increased by $1.1 million, to $10.7 million from $9.6 million, the Company made the addition to its loan portfolio of a lease financing of $174,000 and the Company's 1-4 family mortgage loans decreased by $364,000.

     The increase in loan originations was funded during 1997 by an increase in the Company's demand and time deposits.

     The Company has defined its primary market area to be Sussex County, New Jersey. Over ninety percent of all loans in the Company's portfolio are made to borrowers located in Sussex County. The majority of approved loans are secured by real estate and the borrower's primary residences. The end of year loan to deposit ratios for 1997, 1996 and 1995 were 64.2%, 69.9% and 60.7% respectively.

     The  following  tables  set  forth  certain   information   concerning  the
distribution of the Company's loan portfolio and its interest rate sensitivity.

                                                                                December
                                                              1997                                      1996
                                                  Amount               Percent               Amount              Percent
===========================================================================================================================
(Dollars in Thousands)
Commercial and Industrial                         $ 2,499               3.67%                $ 1,8172.75%        2.75%
Real Estate non-residential properties             10,665              15.67%                 9,60314.65%       14.65%
Residential properties                             51,257              75.31%                51,62178.80%       78.80%
Construction                                          877               1.29%                      00.00%        0.00%
Other Loans                                           241               0.35%                    3810.60%        0.60%
Consumer                                            2,524               3.71%                  2,0913.20%        3.20%
---------------------------------------------------------------------------------------------------------------------------

Total Loans.                                      $68,063              100.0%              $65,513100.0%       100.00%
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

     Impaired loans include non-accrual loans and loans which have been restructured that were not paying in accordance with their original terms. As of December 31, 1997, the Company had three restructured loans with a remaining balance of $334,000. As of year-end the loans are current and performing in accordance with their restructured terms. Restructured loans are put on accrual basis if the customer demonstrates the ability to repay the debt under the terms of the renegotiation by a period of performance, by financial statements or other evidence of ability to service debt.

     The Company seeks to actively manage its non-performing and questionable assets. OREO has been reduced since year-end 1994 by 100%. The Company currently has no OREO properties. In addition to active monitoring and collecting on all delinquent loans with an emphasis on both the short and long term delinquent customers, management has an active loan review process for commercial customers with aggregate loan amounts unsecured of $100,000 or more and real estate secured of $250,000 or more. The Company has set goals to ensure the continued focus on problem loans.

     Delinquent loans totaled $1.7 million at December 31, 1997, $1.6 million at December 31, 1996 and $3.3 million at December 31, 1995, with the percentages to the total portfolio of 2.49% for 1997, 2.44% for 1996 and 6.26% for 1995.
Management has worked aggressively to reduce losses from the portfolio via aggressive collection efforts.

     The following table provides information concerning risk elements in the loan portfolio.

                                                            December 31,
                                                    1997                 1996
================================================================================
(Dollars in Thousands)
Non-accrual loans                                  $ 730                $ 935
Non-accrual loans to total loans                    1.07%                1.43%
Non-performing assets to total assets               0.64%                1.31%
Allowance for possible loan
    losses as a percentage of
  non-performing loans                             93.80%               57.98%


Allowance for Loan Losses

     Management has established a model for calculating the adequacy of the Company's Allowance for Loan Losses ("ALL"). Restructured loans, as well as loans designated by the Company's internal watch list, are assigned a percentage of their balance as a specific reserve. Additionally, all other delinquent loans are grouped by the number of days delinquent with this amount assigned a general reserve figure for this calculation. Historic and economic adjustments are also factored in with the resulting figure compared to the current ALL.

     The allowance for possible loan losses at year-end of 1997 was $685,000 versus $542,000 in 1996 and $476,000 in 1995. Management recognizes the importance of adequate reserves and their proper allocation. Over time management reviews and adjusts this reserve in line with the Company's objectives and the underlying credit risk inherent in the total portfolio.

     The following table provides a three year analysis of the changes in the allowance for possible loan losses:

                                                                              December 31,
                                                  1997                            1996                            1995
===========================================================================================================================
Beginning Balance                              $  542,005                      $  476,453                      $  477,756
Provision for Loan Loss                           210,000                         130,000                          64,000
Loans Charged-off                                  67,780                          66,444                          68,119
Recoveries                                            833                           1,996                           2,817
---------------------------------------------------------------------------------------------------------------------------
Ending Balance                                 $  685,058                      $  542,005                      $  476,454


     The following table sets forth information concerning the allocation of the Company's ALL.


                                                                            December 31,
                                                         1997                                         1996
                                                                     % of                                         % of
                                            Amount                 All Loans               Amount               All Loans
===========================================================================================================================
Balance Applicable to:
Commercial and industrial                  $  25,142                 3.7%                 $   5,420               1.0%
Real Estate:
Nonresidential properties                    107,349                15.7%                    77,507              14.3%
Residential properties                       515,917                75.3%                   444,986              82.1%
Construction                                   8,837                 1.3%                     3,252               0.6%
Consumer                                      25,416                 3.7%                    10,840               2.0%
Other loans                                    2,397                 0.3%                         0               0.0%

---------------------------------------------------------------------------------------------------------------------------
Total                                       $685,058               100.0%                  $542,005             100.0%

     Net Charge-offs were $66,947 for 1997 compared to $64,448 in 1996 and $65,503 in 1995. Net charge-offs as a percent of year-ended total loans were
 .10% in 1997, .10% in 1996 and .12% in 1995.

Securities Portfolio

     The following table shows the carrying value of the Company's security portfolio as of the dates indicated. Securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discounts. Securities available for sale are stated at their fair value.

                                                                                December 31,
                                                                1997                1996                1995
===========================================================================================================================
(In Thousands)
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies:
  Available for sale                                          $  26,600           $  22,154           $  21,564
Obligations of state and political subdivisions:
  Held to maturity                                                2,082                 652               1,671

Other investments:
  Held to maturity                                                  624                 470                 471

---------------------------------------------------------------------------------------------------------------------------
Total Securities                                              $  29,306           $  23,276           $  23,706

     The Company's securities increased from $23.3 million at December 31, 1996, to $29.3 million at December 31, 1997, although the average balance of investment securities declined in 1997. The $6.0 million increase in securities at December 31, 1997 was due to the Company investing excess federal funds sold as management determined that the Company's liquidity was sufficient to meet anticipated funding needs through the end of the year.

Deposits

     Total deposits increased $12.0 million from $92.9 million at year-end 1996 to $104.9 million at year-end 1997, a 12.9% increase. All categories of deposits contributed to the overall increase. Demand deposits increased to $18.0 million, an increase of $4.2 million, or 30.6% from demand deposits of $13.8 million at year-end 1996. Savings deposits increased to $47.9 million, an increase of $5.6 million or 13.3% from savings deposits of $42.3 million at year-end 1996. Time deposits increased to $39.0 million, an increase of $2.2 million or 5.8% from time deposits of $36.8 million at year-end 1996. The increase in the overall portfolio reflects management's strategy of gaining market share in the Company's trade areas, and growing the Company's balance sheet through the growth of the Company's security portfolio and the origination of additional loans. Management believes the Company will have sufficient liquidity to fund its operating needs, though the Company's available for sale securities portfolio and secondary liquidity sources, such as lines of credit with the Federal Home Loan Bank of New York, should a portion of deposits erode.

     The following tables provide information concerning the Company's deposits.

                                                   December 31, 1997                            December 31, 1996
                                            Amount                     %                   Amount                   %
===========================================================================================================================
(Dollars in Thousands)
Average Balance Deposits:
  NOW deposits                               $12,593                12.85%               $ 11,96213.55%           13.55%
  Savings deposits                            28,109                28.67%                 26,78930.36%           30.36%
  Money market deposits                        3,580                 3.65%                   3,8184.33%            4.33%
  Time deposits                               37,874                38.63%                 32,51536.84%           36.84%
  Demand deposits                             15,886                16.20%                 13,16514.92%           14.92%
                                             -------               ------                -------------           ------
     Total interest-bearing liabilities      $98,042               100.00%               $88,249100.00%          100.00%

(InThousands)

Time Deposits ($100,000 and over)
   Three months or less                                    $1,126
   Over three months through six months                     1,544
   Over six months through twelve months                      840
   Over twelve months                                         411
                                                           ------
            Total                                          $3,921

Liquidity

     Liquidity is a measure of the Company's ability to provide sufficient cash flow for current and future financial obligations and commitments on a timely basis. Sources of liquidity include deposits, liquidation or maturity of loans and investments and short-term borrowings.

     It is management's intent to fund future loan demand with deposit growth and sales of securities. In addition, the Bank is a member of Federal Home Loan Bank of New York and has available an overnight line of credit in the amount of $5.5 million. The Bank did not borrow against this line of credit during 1997. The Company believes that its current level of liquidity is sufficient to meet its current and anticipated operational needs.

Interest Rate Sensitivity

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a Company's earnings resulting from a movement in market interest rates.

     The Company has developed an Asset and Liability Management Policy. The policy provides for the Company to generally maintain a relatively balanced position between interest rate sensitive assets and interest rate sensitive liabilities. At December 31, 1997, the interest rate sensitivity position evident for the periodic intervals reflects an asset sensitive position.

                                                 RATE SENSITIVITY ANALYSIS
                                                     December 31, 1997

(Dollars in Thousands)

ASSETS
===========================================================================================================================
                                                 0-3 Mos.             3-12 Mos.             1-5 Years           5+ Years
---------------------------------------------------------------------------------------------------------------------------
Securities                                       $  6,773             $  9,698              $10,367            $  2,468
Fed Funds                                           7,875                    0                    0                   0
Commercial Loans                                      795                1,398                1,430                  67
Home Equity (Variable)                              4,202                    0                    0                   0
Consumer Loans                                        265                  165                7,204              10,082
SBA Loans (Variable)                                    0                    0                    0                   0
Lease Receivables                                      42                  132                    0                   0
Mortgages                                               0                    0               17,774              24,507
---------------------------------------------------------------------------------------------------------------------------

    Total Interest Bearing Assets                 $19,952              $11,393              $36,775             $37,124
===========================================================================================================================

LIABILITIES
===========================================================================================================================

                                                 0-3 Mos.             3-12 Mos.             1-5 Years           5+ Years
---------------------------------------------------------------------------------------------------------------------------
Certificate of Deposits                           $10,216              $24,170              $ 4,506               $  79
Money Market Deposit Accounts                       5,180                    0                    0                   0
Savings Accounts                                    2,927               26,348                    0                   0
Now Accounts                                        1,342               12,087                    0                   0
Money Market Savings Accounts                           0                    0                    0                   0
Subordinated Debt                                       0                    0                    0                   0
---------------------------------------------------------------------------------------------------------------------------

   Total Interest Bearing Liabilities             $19,665              $62,605             $  4,506               $  79
===========================================================================================================================

Cumulative Sensitivity Gap                         $  287             ($51,212)             $32,269             $37,006
===========================================================================================================================

Capital Resources

     Stockholders' equity inclusive of unrealized Gain (Loss) on Securities Available for Sale, net of income taxes was $8,586,000 at December 31, 1997. The growth in stockholders' equity is generated primarily through earnings retention.

     The Company and the Bank's regulators have classified and defined bank holding company capital into the following components - (1) Tier 1 capital which includes tangible stockholders' equity for common stock and certain perpetual preferred stock, and Tier II capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier 1 capital.

     The Company and the Bank's regulators have implemented risk-based guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such bank's assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and bank holding companies are required to maintain at a minimum, Tier 1 capital as a percent of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percent of risk-adjusted assets of 8.0%. As of December 31, 1997, the Company's Tier I and combined Tier I and Tier II capital ratios were 12.96% and 14.10%, respectively. The Bank's Tier I and combined Tier I and Tier II capital ratios were 12.53% and 13.67%, respectively.

     In addition to the risk-based guidelines discussed above, the Company's and the Bank's regulators require that banks and bank holding companies which meet the regulators' highest performance and operational standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 3.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 1997, the Company has a leverage ratio of 7.00% and the Bank has a leverage ratio of 6.70%.

Effect of Inflation

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the prices of goods and services since such prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the Company's assets and liabilities are more indicative of its ability to maintain acceptable performance levels. Management of the Company monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of assets and liabilities to manage its gap, thus seeking to minimize the potential effects of inflation.

                                        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders
and Board of Directors
of Sussex Bancorp:


     We have audited the accompanying consolidated balance sheets of Sussex Bancorp (a New Jersey corporation) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                          /s/Arthur Andersen LLP
                                                          ----------------------
                                                             Arthur Andersen LLP
Roseland, New Jersey
January 15, 1998

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1997 AND 1996


ASSETS                                                                          1997                             1996
===========================================================================================================================
CASH AND DUE FROM BANKS                                                       $ 5,793,000                    $ 4,605,000
FEDERAL FUNDS SOLD                                                              7,875,000                      4,250,000
---------------------------------------------------------------------------------------------------------------------------
           Cash and cash equivalents                                           13,668,000                      8,855,000
---------------------------------------------------------------------------------------------------------------------------
SECURITIES:
     Available for sale, at market value                                       26,600,000                     22,154,000
     Held to maturity, at amortized cost (market value of
       $2,713,000 in 1997 and $1,116,000 in 1996)                               2,706,000                      1,122,000
---------------------------------------------------------------------------------------------------------------------------
            Total securities                                                   29,306,000                     23,276,000
---------------------------------------------------------------------------------------------------------------------------
LOANS                                                                          68,063,000                     65,513,000
     Less-
       Unearned income                                                             28,000                         49,000
       Allowance for possible loan losses                                         685,000                        542,000
---------------------------------------------------------------------------------------------------------------------------

           Net loans                                                           67,350,000                     64,922,000
---------------------------------------------------------------------------------------------------------------------------
PREMISES AND EQUIPMENT, net                                                     2,287,000                      2,242,000
---------------------------------------------------------------------------------------------------------------------------
ACCRUED INTEREST RECEIVABLE                                                       618,000                        544,000
---------------------------------------------------------------------------------------------------------------------------
OTHER REAL ESTATE                                                                       -                        396,000
---------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS:
     Intangibles                                                                  787,000                        870,000
     Other                                                                        241,000                        671,000
---------------------------------------------------------------------------------------------------------------------------
           Total other assets                                                   1,028,000                      1,541,000
---------------------------------------------------------------------------------------------------------------------------
           Total assets                                                      $114,257,000                   $101,776,000
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
===========================================================================================================================
LIABILITIES:
     Deposits-
       Demand-- noninterest bearing                                          $ 18,027,000                   $ 13,807,000
       Savings-- interest bearing                                              47,884,000                     42,253,000
       Time-- interest bearing (includes deposits $100,000 and
         over of $3,921,000 in 1997 and $3,373,000 in 1996)                    38,971,000                     36,829,000
---------------------------------------------------------------------------------------------------------------------------
            Total deposits                                                    104,882,000                     92,889,000
       Accrued interest payable and other liabilities                             789,000                      1,005,000
---------------------------------------------------------------------------------------------------------------------------
           Total liabilities                                                  105,671,000                     93,894,000
---------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock -- no par value, authorized 5,000,000 shares
       in 1997 and 1996;
       issued and outstanding 698,959 in 1997
       and 688,496 in 1996                                                      5,412,000                      5,246,000
     Retained earnings                                                          3,162,000                      2,729,000
     Treasury stock (145 shares at cost)                                           (2,000)                             -
     Unrealized gain (loss) on securities available
       for sale, net of income taxes                                               14,000                        (93,000)
---------------------------------------------------------------------------------------------------------------------------
           Total stockholders' equity                                           8,586,000                      7,882,000
---------------------------------------------------------------------------------------------------------------------------
           Total liabilities and stockholders' equity                        $114,257,000                   $101,776,000
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                  1997                   1996                    1995
===========================================================================================================================
INTEREST INCOME:
   Interest and fees on loans                                   $5,517,000             $4,958,000           $4,567,000
   Interest on Federal funds sold                                  366,000                195,000              264,000
   Interest on securities-
     Taxable                                                     1,460,000              1,512,000            1,051,000
     Exempt from Federal income tax                                 40,000                 45,000              168,000
---------------------------------------------------------------------------------------------------------------------------

           Total interest income                                 7,383,000              6,710,000            6,050,000

INTEREST EXPENSE                                                 3,063,000              2,728,000            2,267,000
---------------------------------------------------------------------------------------------------------------------------

           Net interest income                                   4,320,000              3,982,000            3,783,000

PROVISION FOR POSSIBLE LOAN LOSSES                                 210,000                130,000               64,000
---------------------------------------------------------------------------------------------------------------------------

           Net interest income after provision
             for possible loan losses                            4,110,000              3,852,000            3,719,000
---------------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
   Service charges on deposit accounts                             500,000                512,000              509,000
   Gain (loss) on sale of other real estate                         44,000                (33,000)               3,000
   Safe deposit rental income                                       33,000                 32,000               31,000
   Trust department income                                          10,000                  9,000               12,000
   Other income                                                    157,000                146,000              125,000
---------------------------------------------------------------------------------------------------------------------------

           Total other income                                      744,000                666,000              680,000
---------------------------------------------------------------------------------------------------------------------------

OTHER EXPENSES:
   Salaries and employee benefits                                1,855,000              1,692,000            1,755,000
   Net occupancy expense                                           357,000                357,000              334,000
   Furniture and equipment expense                                 371,000                319,000              328,000
   Other operating expenses                                      1,170,000              1,306,000            1,227,000
---------------------------------------------------------------------------------------------------------------------------

           Total other expenses                                  3,753,000              3,674,000            3,644,000
---------------------------------------------------------------------------------------------------------------------------

           Income before provision for income taxes              1,101,000                844,000              755,000

PROVISION FOR INCOME TAXES                                         393,000                322,000              254,000
---------------------------------------------------------------------------------------------------------------------------

           Net income                                           $  708,000             $  522,000           $  501,000
===========================================================================================================================


WEIGHTED AVERAGE SHARES OUTSTANDING                                688,967                684,309              672,808
===========================================================================================================================

BASIC NET INCOME PER COMMON SHARE                                    $1.03                   $.76                 $.74
===========================================================================================================================

DILUTED NET INCOME PER COMMON SHARE                                  $1.02                   $.75                 $.74
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                          Unrealized Gain(Loss)
                                           Common Stock          Retained       Treasury       on Securities
===========================================================================================================================
                                        Shares      Amount       Earnings         Stock     Available for Sale     Total
===========================================================================================================================
BALANCE, December 31, 1994              636,711    $4,405,000    $2,818,000       $  -          ($577,000)      $6,646,000

   Net income                                 -             -       501,000          -                  -          501,000
   Cash dividends ($.44 per share)            -             -      (296,000)         -                  -         (296,000)
   Shares issued through dividend
     reinvestment plan                   10,525       127,000             -          -                  -          127,000
   Change in unrealized gain (loss)
     on securities available for sale,
     net of income taxes                     -             -              -          -            631,000          631,000
---------------------------------------------------------------------------------------------------------------------------


BALANCE, December 31, 1995              647,236     4,532,000     3,023,000          -             54,000        7,609,000

   Net income                               -             -         522,000          -                  -          522,000
   Cash dividends ($.35 per share)          -             -        (242,000)         -                  -         (242,000)
   Stock dividend (5%)                   32,660       569,000      (574,000)         -                  -           (5,000)
   Stock options exercised                  500         5,000             -          -                  -            5,000
   Shares issued through dividend
     reinvestment plan                    8,100       140,000             -          -                  -          140,000
   Change in unrealized gain (loss)
     on securities available for sale,
     net of income taxes                      -             -             -          -           (147,000)        (147,000)
---------------------------------------------------------------------------------------------------------------------------


BALANCE, December 31, 1996              688,496     5,246,000     2,729,000          -            (93,000)       7,882,000

   Net income                                 -             -       708,000          -                  -          708,000
   Cash dividends ($.40 per share)            -             -      (275,000)         -                  -         (275,000)
   Stock options exercised                2,000        23,000             -          -                  -           23,000
   Treasury stock purchased, net           (145)            -             -        (2,000)              -           (2,000)
   Shares issued through dividend
     reinvestment plan                    8,608       143,000             -          -                  -          143,000
   Change in unrealized gain (loss)
     on securities available for sale,
     net of income taxes                      -             -             -          -            107,000          107,000
---------------------------------------------------------------------------------------------------------------------------


BALANCE, December 31, 1997              698,959    $5,412,000    $3,162,000       ($2,000)       $ 14,000       $8,586,000
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                  1997                   1996                    1995
===========================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                   $  708,000           $    522,000            $   501,000
---------------------------------------------------------------------------------------------------------------------------

   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation and amortization                               370,000                343,000                343,000
       Provision for possible loan losses                          210,000                130,000                 64,000
       Premium amortization on securities, net                      56,000                 39,000                127,000
       Accretion of loan origination and
         commitment fees and expenses, net                        (110,000)               (74,000)               (40,000)
       Loss (gain) on sale of other real estate                    (44,000)                33,000                 (3,000)
       Deferred Federal income tax provision (benefit)             (25,000)                54,000                 (6,000)
       (Increase) decrease in accrued interest receivable          (74,000)                38,000                  3,000
       Decrease (increase) in other assets                         430,000                (39,000)              (380,000)
       (Decrease) increase in accrued interest
         payable and other liabilities                            (216,000)              (331,000)               834,000
---------------------------------------------------------------------------------------------------------------------------

           Total adjustments                                       597,000                193,000                942,000
---------------------------------------------------------------------------------------------------------------------------

           Net cash provided by operating activities             1,305,000                715,000              1,443,000
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities of securities-
     Available for sale                                          4,606,000             10,232,000             11,280,000
     Held to maturity                                              952,000              2,239,000              5,366,000
   Purchases of securities-
     Available for sale                                         (8,931,000)           (11,105,000)           (16,627,000)
     Held to maturity                                           (2,537,000)            (1,220,000)            (2,171,000)
   Proceeds from sale of other real estate                         439,000                366,000                698,000
   Net increase in loans                                        (2,577,000)           (13,235,000)            (1,177,000)
   Capital expenditures                                           (332,000)              (201,000)              (304,000)
---------------------------------------------------------------------------------------------------------------------------

           Net cash used in investing activities                (8,380,000)           (12,924,000)            (2,935,000)
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (increase) decrease in demand
     deposits and savings accounts                               9,851,000                848,000             (1,778,000)
   Net increase in time deposits                                 2,142,000              6,116,000             12,616,000
   Purchase of treasury stock                                       (2,000)                     -                      -
   Exercise of stock options                                        23,000                  5,000                      -
   Stock dividend, net of fractional shares paid                         -                 (5,000)                     -
   Payment of dividends, net of reinvestment                      (126,000)              (102,000)              (169,000)
---------------------------------------------------------------------------------------------------------------------------

           Net cash provided by financing activities            11,888,000              6,862,000             10,669,000
---------------------------------------------------------------------------------------------------------------------------

           Net increase (decrease) in
             cash and cash equivalents                           4,813,000             (5,347,000)             9,177,000

CASH AND CASH EQUIVALENTS, beginning of year                     8,855,000             14,202,000              5,025,000
---------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                         $13,668,000            $ 8,855,000            $14,202,000
---------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:
     Cash paid during the year for-
       Interest                                                $ 3,134,000           $  2,968,000            $ 1,715,000
       Income taxes                                                192,000                182,000                201,000
       Loans transferred to other real estate                            -                473,000                417,000
===========================================================================================================================


The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1997, 1996 AND 1995


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

     Basis of Presentation and Use of Estimates

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Securities

     Securities for which the Company has the ability and intent to hold until maturity are classified as held to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts on a straight-line basis which is not materially different from the interest method.

     Securities which are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale and are carried at fair value. Differences between an investment's amortized cost and fair value is charged/credited directly to stockholders' equity, net of income taxes. The cost of securities sold is determined on a specific identification basis. Gains and losses on sales of securities are recognized in the income statement upon sale.

     The Company has no securities held for trading purposes as of December 31, 1997 and 1996.

     Loans

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

     Impaired Loans

     Accounting standards require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loans observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Large groups of smaller-homogeneous loans, such as residential mortgage loans, credit card loans and consumer loans, are collectively evaluated for impairment and are not covered by this accounting standard.

     Other Real Estate

     Other real estate includes loan collateral that has been formally repossessed. All amounts have been transferred into and carried in other real estate at the lower of the loan value or fair market value less estimated costs to sell the underlying collateral. During 1997 and 1996, the Company incurred operating expenses, net of rents received related to the operation of such properties and made adjustments to their carrying values resulting in net expense of $6,000 and $17,000 in 1997 and 1996, respectively, and net income of $17,000 in 1995, which is included in other income and other operating expenses in the accompanying financial statements. In addition, the Company realized a gain on sales of other real estate amounting to $44,000 in 1997 and $3,000 in 1995 and a loss of $33,000 in 1996.

     Intangibles

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

     Net Income Per Common Share

     The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," in 1997. Basic net income per common share is computed by dividing net income by the weighted-average number of common shares outstanding for the year. Diluted net income per common share reflects the potential dilution that could occur from the exercise of stock options. All prior-year income per share data has been restated (see Note 17).

     Statement Of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, noninterest bearing amounts due from banks and Federal funds sold. Generally, overnight Federal funds sold are for a one day period and term Federal funds are sold for a 30 to 60-day period.

     Trust Operations

     Trust income is recorded on a cash basis, which approximates the accrual basis. Securities and other property held by the Company in fiduciary or agency capacities for customers of the trust department are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

     New Financial Accounting Standards

     The Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income, " in June 1997. This statement is effective for years beginning after December 15, 1997. Statement No. 130 requires entities that present a complete set of financial statements to include the components of comprehensive income. Comprehensive income consists of certain revenues, expenses, gains, and losses that previously were not reported on the income statement but rather as a component of shareholders' equity. The effect of adopting Statement No. 130 is not expected to be material to the Company's results of operations or financial position.

     Reclassifications

     Certain reclassifications have been made to the December 31, 1996 and 1995 consolidated financial statements to conform them to the December 31, 1997 presentation.


(3)      SECURITIES:

     Information relative to the Company's securities portfolio as of December 31, is as follows-

                                                                              Gross            Gross          Estimated
                                                           Amortized       Unrealized       Unrealized         Market
                                                             Cost             Gains           Losses            Value
---------------------------------------------------------------------------------------------------------------------------
     1997
Available for Sale
     U. S. Treasury securities                            $ 8,049,000         $30,000        ($30,000)       $ 8,049,000
     U. S. Government mortgage-backed securities           18,529,000          60,000         (38,000)        18,551,000
---------------------------------------------------------------------------------------------------------------------------

             Total                                        $26,578,000         $90,000        ($68,000)       $26,600,000
===========================================================================================================================

Held to Maturity
     Obligations of state and
       political subdivisions                             $ 2,082,000         $ 7,000            $  -        $ 2,089,000
     Other debt securities                                    624,000               -               -            624,000
---------------------------------------------------------------------------------------------------------------------------

             Total                                        $ 2,706,000         $ 7,000            $  -        $ 2,713,000
===========================================================================================================================


                                                                              Gross            Gross          Estimated
                                                           Amortized       Unrealized       Unrealized         Market
---------------------------------------------------------------------------------------------------------------------------
                                                             Cost             Gains           Losses            Value
     1996
Available for Sale
     U. S. Treasury securities                           $  8,068,000         $31,000       ($ 77,000)       $ 8,022,000
     U. S. Government mortgage-backed securities           14,239,000           8,000        (115,000)        14,132,000
---------------------------------------------------------------------------------------------------------------------------

             Total                                        $22,307,000         $39,000       ($192,000)       $22,154,000
===========================================================================================================================

Held to Maturity
     Obligations of state and
       political subdivisions                              $  652,000      $        -        ($ 6,000)        $  646,000
     Other debt securities                                    470,000               -               -            470,000
---------------------------------------------------------------------------------------------------------------------------

             Total                                         $1,122,000      $        -        ($ 6,000)        $1,116,000
===========================================================================================================================


     The amortized cost and estimated market value of securities at December 31, 1997, by contractual maturity, are shown below for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Available for Sale               Held to Maturity
                                                          -----------------------------------------------------------------
                                                                            Estimated                         Estimated
                                                           Amortized         Market          Amortized         Market
                                                             Cost             Value            Cost             Value
===========================================================================================================================
     Due in one year or less                              $ 2,503,000      $ 2,510,000       $2,227,000       $2,227,000
     Due in one to five years                              14,702,000       14,707,000          479,000          486,000
     Due in five to ten years                               2,000,000        2,005,000                -                -
     Due after ten years                                    7,373,000        7,378,000                -                -
---------------------------------------------------------------------------------------------------------------------------

                                                          $26,578,000      $26,600,000       $2,706,000       $2,713,000
===========================================================================================================================

     Securities available for sale as of December 31, 1997 have been recorded at their fair value with the net unrealized gain (loss) of $14,000 and ($93,000) (net of income tax effect of $8,000 and $60,000) reflected as an increase (decrease) to stockholders' equity in 1997 and 1996, respectively.

     At December 31, 1997, U. S. Treasury securities having a book value of $200,000 were pledged to secure public deposits and for other purposes as required by law.


(4)      LOANS:

     Loans outstanding by classification at December 31 are as follows-

                                                                             1997              1996
 ------------------------------------------------------------------------------------------------------
     Loans secured by one to four family
       residential properties                                             $51,257,000     $51,621,000
     Loans secured by nonresidential properties                            10,665,000       9,603,000
     Loans to individuals                                                   2,524,000       2,091,000
     Commercial loans                                                       2,499,000       1,817,000
     Loans secured by construction and
       land development                                                       877,000               -
     Other loans                                                              241,000         381,000
------------------------------------------------------------------------------------------------------

             Gross loans                                                  $68,063,000     $65,513,000
======================================================================================================

     Loans made by the Company are generally made in the local and surrounding communities in which it operates.

(5)      ALLOWANCE FOR POSSIBLE LOAN LOSSES:

     The allowance for possible loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known. Changes in the allowance for possible loan losses are summarized as follows-

                                                                          1997                1996                1995

     Balance, beginning of year                                         $542,000            $476,000            $478,000
     Provision charged to expense                                        210,000             130,000              64,000
     Loans charged off                                                   (68,000)            (66,000)            (68,000)
     Recoveries of charged off loans                                       1,000               2,000               2,000
---------------------------------------------------------------------------------------------------------------------------

     Balance, end of year                                               $685,000            $542,000            $476,000
===========================================================================================================================

     Nonperforming loans include nonaccrual loans and loans which are 90 days delinquent. Nonaccrual loans include loans for which accrual of interest income has been discontinued. Renegotiated loans are loans for which the terms have been modified to provide a reduction or deferral of interest or principal due to a deterioration in the financial position of the borrower.

     The principal amounts of nonperforming loans were $730,000 and $935,000 at December 31, 1997 and 1996, respectively, all of which were nonaccrual loans. If interest had been accrued on these loans, the effect on net interest income would have been approximately $32,000 and $68,000 in 1997 and 1996, respectively.

     A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of nonaccrual loans but may include loans that have been renegotiated that are performing in accordance with their modified terms. As of December 31, 1997, the Company's recorded investment in impaired loans and the related valuation allowance are as follows-

                                                                      1997                               1996
---------------------------------------------------------------------------------------------------------------------------
                                                           Recorded        Valuation          Recorded         Valuation
                                                          Investment        Allowance        Investment         Allowance
===========================================================================================================================
     Impaired loans-
       Valuation allowance required                        $1,272,000        $202,000         $1,418,000        $234,000
===========================================================================================================================

     This valuation allowance is included in the allowance for possible loan losses on the accompanying balance sheet. The average recorded investment in impaired loans for the period ended December 31, 1997 and 1996 was $1,345,000 and $1,864,000, respectively.

     Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Company recognized interest income on impaired loans of $135,000 and $132,000 for the period ended December 31, 1997 and 1996, respectively.


(6)      RELATED PARTIES:

     The Company has extended credit in the ordinary course of business to various directors, executive officers and their associates. A summary of the changes in such loans are as follows-

     Balance, beginning of year                            $  922,000
     New loans                                              1,526,000
     Repayments                                              (516,000)
--------------------------------------------------------------------------------

     Balance, end of year                                  $1,932,000
================================================================================

     As of December 31, 1997, all loans to directors, executive officers and their associates were current as to principal and interest payments.

     Certain directors of the Company are associated with legal and accounting firms that rendered various services to the Company. The Company paid the firms approximately $67,000, $82,000 and $99,000 during 1997, 1996 and 1995, respectively for legal and tax services.


(7)      PREMISES AND EQUIPMENT:

     A summary of premises and equipment as of December 31 are as follows-

                                                                  1997                      1996
---------------------------------------------------------------------------------------------------------------------------
     Land                                                      $  417,000                $  417,000
     Buildings                                                  1,555,000                 1,525,000
     Furniture and equipment                                    2,595,000                 2,339,000
     Leasehold improvements                                       198,000                   198,000
---------------------------------------------------------------------------------------------------------------------------

                                                                4,765,000                 4,479,000
     Less-Accumulated depreciation and amortization             2,478,000                 2,237,000
---------------------------------------------------------------------------------------------------------------------------

                                                               $2,287,000                $2,242,000
===========================================================================================================================

(8)      DEPOSITS:

     Scheduled maturities of certificates of deposit are as follows-

                                                       Over Three           Over One
                                         Three           Months               Year             Over
                                       Months or         Through             Through           Three
                                         Less         Twelve Months        Three Years         Years             Total
---------------------------------------------------------------------------------------------------------------------------
     1997
$100,000 or more                      $1,126,000       $ 2,384,000        $   411,000        $  -            $ 3,921,000
Less than $100,000                     7,167,000        23,116,000          4,463,000         304,000         35,050,000

     1996
$100,000 or more                          $  922,000   $ 1,348,000        $ 1,103,000        $  -            $ 3,373,000
Less than $100,000                     6,802,000        13,482,000         13,172,000           -             33,456,000


(9)      EMPLOYEE STOCK OWNERSHIP PLAN:

     The Company maintains a qualified nonleveraged employee stock ownership plan for substantially all employees. The plan provides that a contribution not to exceed that allowed by the Internal Revenue Service may be made at the discretion of the Board of Directors. No contributions were made in 1997 and 1996.

     In July 1994, the Company established a 401(k) savings plan covering substantially all employees. Under the plan, the Company matches 50% of employee contributions for all participants not to exceed 6% of their salary. Contributions made by the Company were approximately $22,000, $20,000 and $16,000 in 1997, 1996 and 1995, respectively.

(10)     INCOME TAXES:

     The components of the provision for income taxes for 1997, 1996 and 1995, are as follows-


                                                                          1997                1996                1995
---------------------------------------------------------------------------------------------------------------------------
     Federal income taxes (benefit)-
        Current                                                         $377,000            $198,000            $190,000
        Deferred                                                         (25,000)             54,000              (6,000)
        State                                                             41,000              70,000              70,000
---------------------------------------------------------------------------------------------------------------------------

===========================================================================================================================
             Total                                                      $393,000            $322,000            $254,000
===========================================================================================================================

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Cumulative temporary differences at December 31, 1997 and 1996 are as follows-

                                                                              Deferred Tax
                                                                            Asset (Liability)


                                                                          1997                1996
---------------------------------------------------------------------------------------------------------------------------
     Allowance for possible loan losses                                $ 262,000            $184,000
     Loan fee income recognition                                          40,000              37,000
     Depreciation and amortization                                      (186,000)           (134,000)
     Unrealized (gain) loss on securities available for sale              (9,000)             62,000
     Other, net                                                            3,000              (1,000)
---------------------------------------------------------------------------------------------------------------------------

                                                                       $ 110,000            $148,000
===========================================================================================================================

     A comparison of income tax expense at the Federal statutory rate in 1997, 1996 and 1995 to the Company's provision for income taxes is as follows-

                                                                          1997                1996                1995
---------------------------------------------------------------------------------------------------------------------------
     At statutory rate                                                  $374,000            $287,000            $257,000
     Increase (decrease) from statutory
       rate resulting from-
         Tax-exempt interest income                                      (11,000)            (12,000)            (46,000)
         State income taxes, net of Federal
           tax benefit                                                    27,000              46,000              46,000
         Other                                                             3,000               1,000              (3,000)
---------------------------------------------------------------------------------------------------------------------------

             Provision for income taxes                                 $393,000            $322,000            $254,000
===========================================================================================================================

(11)     STOCKHOLDERS' EQUITY:

     Stock Dividends

     During 1996 and 1997 the Company declared stock dividends aggregating 5% of the common stock outstanding. All share and per share amounts have been restated to give effect for these stock dividends.

     Nonqualified Stock Option Plan

     During 1988, the stockholders approved a nonqualified stock option plan (the "1988 Plan"). As of December 31, 1997, there were 31,857 authorized shares of the Company's common stock to be granted. Options may be granted to any officer of the Parent Company or the Bank, at a grant price not to be less than the higher of the par value of the stock or 85% of its fair market value at the grant date. Options are exercisable when granted with the option period determined by the Company's Board of Directors, but not to exceed five years. As of December 31, 1997, no options have been granted.

     Stock Option Plan for Nonemployee Directors

     During 1995, the stockholders approved a stock option plan for nonemployee directors (the "Director Plan"). As of December 31, 1997, there were 33,619 authorized shares of the Company's common stock to be granted. Upon approval of the Director Plan, each director was granted an option to purchase 2,626 shares. In addition to the foregoing, each person serving as a nonemployee director on the date of each annual meeting of the shareholders who is elected or reelected as a nonemployee director of the Company at such annual meeting of stockholders, shall be granted an option to purchase 525 shares of the Company's common stock with a maximum of 7,879 shares total. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after 10 years. As of December 31, 1997, 16,300 options at $10.71 and 2,550 options at $17.40 and 2,500 options at 18.00 were outstanding, of which all were exercisable and none have been forfeited.

     Incentive Stock Option Plan

     During 1995, the stockholders approved an incentive stock option plan for executives of the Company (the "Executive Plan"). As of December 31, 1997 there were 67,238 authorized shares of the Company's common stock to be granted. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised; but not within six months after the date of grant and have a term not longer than 10 years from the date of grant. As of December 31, 1997, 2,346 options at $17.65 were outstanding, of which all were exercisable and none have been forfeited.

     Transactions under all stock option plans are summarized as follows-

                                                             Number of Shares                   Exercise Price Per Share
---------------------------------------------------------------------------------------------------------------------------
     Outstanding, December 31, 1994                                  --                                      $--
        Options granted                                          18,911                                    10.71
---------------------------------------------------------------------------------------------------------------------------

     Outstanding, December 31, 1995                              18,911                                    10.71
        Options granted                                           2,550                                    17.40
        Options exercised                                          (525)                                   10.71
---------------------------------------------------------------------------------------------------------------------------

     Outstanding, December 31, 1996                              20,936                                 10.71-17.40
        Options granted                                           4,846                                 17.65-18.00
        Options exercised                                        (2,086)                                   10.71
---------------------------------------------------------------------------------------------------------------------------

     Outstanding, December 31, 1997                              23,696                                $10.71-$18.00
===========================================================================================================================

     The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Company's three stock based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below-

                                                                          1997                1996                1995
---------------------------------------------------------------------------------------------------------------------------
     Net income-
        As reported                                                     $708,000            $522,000            $501,000
        Pro forma                                                        696,000             516,000             481,000
     Diluted income per share-
        As reported                                                      $ 1.02             $    .75               $ .74
        Pro forma                                                          1.00                  .74                 .71
---------------------------------------------------------------------------------------------------------------------------

     The average fair value of options granted during 1997, 1996 and 1995 was $4.09, $3.95 and $1.84, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 2.0%, 2.0% and 4.1%; expected volatility of 16.0%, 15.8% and 15.7%, risk-free interest rates of 6.6%, 6.3% and 6.7%; and expected lives of five years for 1997, 1996 and 1995.

     The following table summarizes information about fixed stock options outstanding at December 31, 1997-

                              Number Number
     Exercise             Outstanding at                   Remaining                Exercisable at
      Prices             December 31, 1997             Contractual Life            December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
      $10.71                  16,300                       7.5 years                     16,300
       17.40                   2,550                       8.5 years                      2,550
       17.65                   2,346                       9.0 years                      2,346
       18.00                   2,500                       9.5 years                      2,500
---------------------------------------------------------------------------------------------------------------------------
                              23,696                                                     23,696
===========================================================================================================================

(12)     COMMITMENTS AND CONTINGENCIES:

     Litigation

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

     Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Company receives a fee for providing a commitment. The Company was committed to advance $8,259,000 to its borrowers as of December 31, 1997; such commitments generally expire within one year.

     Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. The Company has entered into standby letter of credit contracts with its customers totaling $49,000 as of December 31, 1997, which generally expire within one year.

     Required Cash Balances

     Cash  balances  reserved  to  meet  regulatory   requirements  amounted  to
approximately $707,000 and $549,000 at December 31, 1997 and 1996, respectively.

     Operating Leases

     The Company leases one of its branch offices from a company which is majority owned by a director at an annual rental of $19,350.

     The minimum annual rental commitments for all noncancellable leases for bank premises subsequent to December 31, 1997, are as follows-


     1998                                          $  47,000
     1999                                             29,000
     2000                                             30,000
     2001                                             30,000
     2002 and thereafter                             200,000
--------------------------------------------------------------------------------
             Total                                  $336,000
================================================================================

     Total rental expense amounted to $55,000, $53,000 and $53,000 in 1997, 1996 and 1995, respectively.

(13)     REGULATORY CAPITAL REQUIREMENTS:

     The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. The Company has not been notified by the Federal Reserve Bank of its capital category. To be categorized as well-capitalized, the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Company's and the Bank's actual capital amounts and ratios are also presented in the table. For both 1997 and 1996, the Company's and the Bank's actual capital amounts and ratios are the same.

                                                                                                 To Be Well-Capitalized
                                                                         For Capital             Under Prompt Corrective
                                            Actual                    Adequacy Purposes             Action Provisions
                                      Amount          Ratio         Amount          Ratio         Amount          Ratio
===========================================================================================================================
As of December 31, 1997
     Total capital (to risk
       weighted assets)-
         Sussex Bancorp.             $8,470,000      14.10%         $4,806,000     8.00%      $6,008,000       10.00%
         Sussex County
           State Bank                 8,215,000      13.67%          4,806,000     8.00%       6,008,000       10.00%
     Tier I capital (to risk-
       weighted assets)-
         Sussex Bancorp               7,785,000      12.96%          2,403,000     4.00%       3,605,000        6.00%
         Sussex County
           State Bank                 7,530,000      12.53%          2,403,000     4.00%       3,605,000        6.00%
     Tier I Capital (to
       average assets)-
         Sussex Bancorp               7,785,000       7.00%          4,477,000     4.00%       5,597,000        5.00%
         Sussex County
           State Bank                 7,530,000       6.70%          4,477,000     4.00%       5,597,000        5.00%
As of December 31, 1996
     Total capital (to risk
       weighted assets)
         Sussex Bancorp               7,553,000      15.40%          3,924,000     8.00%       4,906,000       10.00%
         Sussex County
           State Bank                 7,553,000      15.40%          3,924,000     8.00%       4,906,000       10.00%
     Tier I capital (to risk-
       weighted assets)-
         Sussex Bancorp               7,011,000      14.29%          1,962,000     4.00%       2,943,000        6.00%
         Sussex County
           State Bank                 7,011,000      14.29%          1,962,000     4.00%       2,943,000        6.00%
     Tier I capital (to average
       assets)-
         Sussex Bancorp               7,011,000       7.00%          3,996,000     4.00%       4,995,000        5.00%
         Sussex County
           State Bank                 7,011,000       7.00%          3,996,000     4.00%       4,995,000        5.00%

(14)     FAIR VALUE OF FINANCIAL INSTRUMENTS:

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

     Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and the recorded book balances, were as follows-

     Financial instruments actively traded in the secondary market have been valued using available market prices.


                                                                                   December 31
                                                                      1997                               1996
---------------------------------------------------------------------------------------------------------------------------
                                                           Carrying        Estimated          Carrying         Estimated
                                                             Value         Fair Value           Value         Fair Value
===========================================================================================================================
     Cash and cash equivalents                            $13,668,000       $13,668,000      $ 8,855,000     $ 8,855,000
     Securities available for sale (Note 3)                26,600,000        26,600,000       22,154,000      22,154,000
     Securities held to maturity (Note 3)                   2,706,000         2,713,000        1,122,000       1,116,000

     Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. For those loans and deposits with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances.

                                                                                   December 31
                                                                      1997                               1996
---------------------------------------------------------------------------------------------------------------------------
                                                           Carrying        Estimated          Carrying         Estimated
                                                             Value         Fair Value           Value         Fair Value
===========================================================================================================================
     Loans, including accrued interest                   $ 67,968,000      $ 67,944,000      $65,466,000     $65,057,000
     Deposits, including accrued interest                 105,252,000       113,153,000       93,329,000      94,573,000

     There is no material difference between the notional amount and the estimated fair value of off-balance sheet unfunded loan commitments which totaled $8,259,000 at December 31, 1997. Standby letters of credit totaling
$49,000 as of December 31, 1997 are based on fees charged for similar agreements; accordingly, the estimated fair value of standby letters of credit is nominal. See also Note 12 for additional discussion relating to these off balance-sheet activities.


(15)     OTHER OPERATING EXPENSES:

     The major components of other operating expenses are as follows-

                                                                                            December 31
                                                                          1997                1996                1995
---------------------------------------------------------------------------------------------------------------------------
     Legal and professional fees                                        $130,000            $123,000            $167,000
     Stationary and supplies                                              88,000              83,000              69,000
     Audit and examination fees                                           86,000              85,000              48,000
     Courier service                                                      86,000              85,000              78,000
     Core deposit amortization                                            84,000              84,000              84,000
     Advertising                                                          80,000              76,000              70,000
     Postage and freight                                                  75,000              74,000              74,000
     Data processing fees                                                 66,000              57,000              59,000

                                                                                            December 31
                                                                           1997               1996               1995
---------------------------------------------------------------------------------------------------------------------------
     Telephone                                                         $   57,000         $   54,000          $   56,000
     Bonding and insurance                                                 48,000             45,000              62,000
     Directors' fees                                                       34,000             40,000              39,000
     FDIC and other assessments                                            11,000            150,000             108,000
     Other                                                                325,000            350,000             313,000
---------------------------------------------------------------------------------------------------------------------------

                                                                       $1,170,000         $1,306,000          $1,227,000
===========================================================================================================================

(16)     CONDENSED FINANCIAL STATEMENTS OF
         SUSSEX BANCORP (PARENT COMPANY ONLY):

                                                                                                    December 31
Balance sheet                                                                                1997                1996
===========================================================================================================================
Assets:
     Cash and due from banks                                                              $  266,000          $        -
     Investment in Bank subsidiary (equity method)                                         8,367,000           7,882,000
     Other assets                                                                             44,000                   -
---------------------------------------------------------------------------------------------------------------------------

                                                                                          $8,677,000          $7,882,000
===========================================================================================================================

Liabilities and Stockholders' Equity-
     Liabilities-- Other liabilities                                                         $91,000          $        -
     Stockholders' equity:
       Common stock                                                                        5,412,000           5,246,000
       Retained earnings                                                                   3,162,000           2,729,000
       Treasury stock                                                                         (2,000)                  -
       Net unrealized holding gains (losses) on securities
         available for sale, net of tax                                                       14,000             (93,000)
---------------------------------------------------------------------------------------------------------------------------

             Total stockholders' equity                                                    8,586,000           7,882,000
---------------------------------------------------------------------------------------------------------------------------

             Total liabilities and stockholders' equity                                   $8,677,000          $7,882,000
---------------------------------------------------------------------------------------------------------------------------

Statement of Income
===========================================================================================================================

Operating Income-
     Dividends from Bank subsidiary                                                       $  387,000          $  102,000
---------------------------------------------------------------------------------------------------------------------------

             Income before income taxes and equity in
               undistributed income of subsidiary                                            387,000             102,000
     (Benefit) Provision for Income Taxes (a)                                                      -                   -
---------------------------------------------------------------------------------------------------------------------------

             Income before equity in undistributed
               income of subsidiary                                                          387,000             102,000

     Equity in Undistributed Income of Subsidiary                                            358,000             420,000
     Other operating expenses                                                                 37,000                   -
---------------------------------------------------------------------------------------------------------------------------

             Net income                                                                   $  708,000          $  522,000
===========================================================================================================================

     (a) No Federal income tax is applicable to the dividends and other income received from subsidiary since the Parent Company and subsidiary file a consolidated Federal income tax return.

                                                                                                    December 31
Statement of Cash Flows                                                                      1997                1996
===========================================================================================================================
Cash Flows from Operating Activities
     Net income                                                                            $ 708,000           $ 522,000
     Adjustments to reconcile net income to net cash
       provided by operating activities-
         Equity in undistributed income of subsidiary                                       (358,000)           (420,000)
         Amortization of other assets                                                         21,000                   -
---------------------------------------------------------------------------------------------------------------------------

             Net cash provided by operating activities                                       371,000             102,000
---------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
       Cash dividends paid, net of reinvestment                                             (126,000)           (102,000)
       Stock dividend, net of fractional shares paid                                               -              (5,000)
       Purchase of treasury stock                                                             (2,000)                  -
       Exercise of stock options                                                              23,000               5,000
---------------------------------------------------------------------------------------------------------------------------

             Net cash used in financing activities                                          (105,000)           (102,000)
---------------------------------------------------------------------------------------------------------------------------

             Net increase in cash and cash equivalents                                       266,000                   -

     Cash and Cash Equivalents, beginning of year                                                  -                   -
---------------------------------------------------------------------------------------------------------------------------

     Cash and Cash Equivalents, end of year                                                $ 266,000            $      -
===========================================================================================================================

(17)     BASIC AND DILUTED EARNINGS PER SHARE:

                                                                                            Weighted
                                                                                             Average             Income
                                                                          Income             Shares            Per Share
---------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 1997

       Basic Earnings per Share
       Income available to common stockholders                           $708,000            688,967              $1.03
===========================================================================================================================

       Effect of dilutive securities-
       Stock options                                                            -              6,741
---------------------------------------------------------------------------------------------------------------------------

       Diluted Earnings per Share
       Income available to common stockholders
         plus assumed conversions                                        $708,000            695,708              $1.02
===========================================================================================================================

28

                                                                                             Weighted
                                                                                             Average             Income
                                                                          Income             Shares            Per Share
---------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 1996

       Basic Earnings per Share
       Income available to common stockholders                           $522,000            684,309              $0.76
===========================================================================================================================

       Effect of dilutive securities-
       Stock options                                                            -              7,166
---------------------------------------------------------------------------------------------------------------------------

       Diluted Earnings per Share
       Income available to common stockholders plus
         assumed conversions                                             $522,000            691,475              $0.75
===========================================================================================================================


FOR THE YEAR ENDED DECEMBER 31, 1995

       Basic Earnings per Share
       Income available to common stockholders                           $501,000            672,808              $0.74
===========================================================================================================================

       Effect of dilutive securities-
       Stock options                                                            -              2,021
---------------------------------------------------------------------------------------------------------------------------

       Diluted Earnings per Share
       Income available to common stockholders plus
         assumed conversions                                             $501,000            674,829              $0.74
===========================================================================================================================

     Options to purchase 2,500 shares of common stock at $18 per share were outstanding during 1997. They were not included in the 1997 computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares for the year.

FIVE YEAR SUMMARY
(NOT COVERED BY REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS)

                                                                              December 31
                                                 1997            1996           1995             1994            1993
===========================================================================================================================
SUMMARY OF INCOME:
     Interest income                          $ 7,383,000     $ 6,710,000     $ 6,050,000    $ 5,516,000     $ 5,382,000
     Interest expense                           3,063,000       2,728,000       2,267,000      1,656,000       1,903,000
---------------------------------------------------------------------------------------------------------------------------

           Net interest income                  4,320,000       3,982,000       3,783,000      3,860,000       3,479,000

     Provision for possible loan losses           210,000         130,000          64,000        187,000         101,000
---------------------------------------------------------------------------------------------------------------------------

           Net interest income after
  provision for possible
  loan losses                                   4,110,000       3,852,000       3,719,000      3,673,000       3,378,000

     Other income                                 700,000         699,000         677,000        592,000         636,000
     Other expense                              3,709,000       3,707,000       3,641,000      3,431,000       3,535,000
---------------------------------------------------------------------------------------------------------------------------

           Income before provision
  for income taxes                              1,101,000         844,000         755,000        834,000         479,000

     Provision for income taxes                   393,000         322,000         254,000        234,000         129,000
---------------------------------------------------------------------------------------------------------------------------

           Net income                          $  708,000      $  522,000      $  501,000     $  600,000      $  350,000
===========================================================================================================================
BASIC AVERAGE NUMBER OF
  SHARES OUTSTANDING (a)                          688,967         684,309         672,808        667,209         667,209

DILUTED AVERAGE NUMBER OF
  SHARES OUTSTANDING (a)                          695,769         691,475         674,829        667,209         667,209

PER SHARE INFORMATION (c):
     Basic net income                               $1.03            $.76            $.74           $.90            $.52
     Diluted net income                             $1.02            $.75            $.74           $.90            $.52
     Cash dividends (b)                             $ .40            $.35            $.44           $.32            $.19
     Stock dividends (b)                                0%              5%              0%             0%              0%
     Dividend payout ratio                             39%             45%             58%            35%             35%

PERFORMANCE YIELDS:
     Return on average assets                         .66%            .54%           .57%            .73%             .43%
     Return on average stockholders' equity          8.84%           6.84%          6.98%           8.84%            5.20%
     Average equity/average costs                    7.50%           7.87%          8.11%           8.24%            8.20%

END OF PERIOD DATA:
     Total assets                            $114,257,000    $101,776,000     $94,870,000    $82,243,000     $82,444,000
     Total deposits                           104,882,000      92,889,000      85,925,000     75,087,000      75,107,000
     Total stockholders' equity                 8,586,000       7,882,000       7,609,000      6,646,000       6,923,000
     Average assets                           106,879,000      96,996,000      88,535,000     82,344,000      82,122,000
     Average stockholders' equity               8,013,000       7,630,000       7,178,000      6,785,000       6,735,000
===========================================================================================================================

(a) The average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for stock dividends. All periods presented have been restated for the effects of adopting Financial Accounting Standards Statement No. 128 "Earnings Per Share" in December, 1997.

(b) Cash and stock dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends.

(c) All amounts have been restated for the effects of adopting Financial Accounting Standards Statement No. 128 "Earnings Per Share" in December, 1997.

OFFICE LOCATIONS

Main Office:

   FRANKLIN
   Rt. 23 Franklin
   Bank - 827-2404
   Administrative Offices - 827-2914
   Loan Department - 827-3726


Branch Offices:

   ANDOVER
   Route 206, Andover
   786-5150

   NEWTON
   15 Trinity Street, Newton
   383-2211

   MONTAGUE
   Clove Road, Montague
   293-3488

   SPARTA
   Woodport Road, Sparta
   729-7223

   VERNON
   Church Street, Vernon
   764-6175

   WANTAGE
   Route 23, Wantage
   875-9957


Transfer and Dividend Paying Agent/Registrar

   American StockTransfer &Trust Company
   40 WallStreet
   New York, NY 10005
   800-937-5449


CommonStock Data

   Common stock is traded on the American StockExchange under the Symbol SBB.

   SUSSEX BANCORP, INC.


Board Of Directors andExecutive Officers

   Donald L. Kovach        Chairman of the Board,
                           President and Chief Executive Office
   Irvin Ackerson          Excavator, AckersonExcavating
   William Kulsar          CPA, Caristia, Kulsar and Wade, P.A.
   Joel D. Marvil          President and Chief Executive Officer,
                           Ames Rubber Corporation
   Richard Scott           Dentist, Richard W. Scott, D.D.S.
   Joseph Zitone           Contractor, Zitone Construction Co.

SUSSEX COUNTY STATE BANK

Board of Directors

   Donald L. Kovach        Chairman of the Board,
                           President and Chief Executive Officer
   TerryThompson           Secretary, Senior Vice President/COO
   Irvin Ackerson          Excavator, Ackerson Excavating
   William Kulsar          CPA, Caristia, Kulsar and Wade, P.A.
   Candace Leatham         Senior Vice President/Treasurer
   Joel D. Marvil          President and Chief Executive Officer
                           of Ames Rubber Corp.
   Richard Scott           Dentist, Richard W. Scott, D.D.S.
   Joseph Zitone           General Contractor,
                           Zitone Construction Co.

Officers

   Donald L. Kovach        President/Chief Executive Officer
   Candace Leatham         Senior Vice President/Treasurer
   Terry Thompson          Senior Vice President &COO
   Mary Cannistra          Vice President/Personnel Officer
   Gary Chuisano           Vice President/Non-deposit Products
   Elizabeth Martin        Vice President/Operations Officer
   Valerie Seufert         Vice President/Senior Lending Officer
   Samuel Tolley           Vice President/Loans &Compliance
   Donald Hobart           Assistant Vice President/
                           Branch Manager-Sparta
   Janice Mandeville       Assistant Vice President/
                           Loan Administrations
   Maryann Parker          Assistant Vice President/
                           Branch Manager-Franklin
   Mardella Venable        Assistant Vice President/
                           Branch Manager-Newton
   Diana Whitehead         Assistant Vice President/
                           Asst. Operations Officer
   Laurie Grafeld          Assistant Secretary/
                           Branch Manager-Montague
   Colleen Herman          Assistant Secretary/
                           Branch Manager-Wantage
   Margaret Sisco          Assistant Secretary/Deposit Operations
   Patricia Backman        Assistant Treasurer/Controllers Office