Form 10KSB, Exhibit 13
period 1998-12-31
SUSSEX BANCORP
filed 1999-04-01
CIK 1028954

Table of
Contents



                       Message To Our Stockholders                           1
                       Management Discussion and Analysis                    2
                       Independent Auditors' Report                         14
                       Consolidated Statements of Condition                 15
                       Consolidated Statements of Income                    16
                       Consolidated Statements of Changes
                         in Stockholders' Equity                            17
                       Consolidated Statements of Cash Flows                18
                       Notes to Consolidated Financial Statements           19
                       Office Locations                                     36
                       Board of Directors and Officers                      36
                       Five Year Summary                                    38

Message
To Our
Stockholders

     Managing remarkable growth while effecting market penetration through new products and services as well as satisfying regulatory requirements for the Year 2000 were the major achievements of Sussex Bancorp in 1998.

     Throughout 1998 interest margins were compressed due to economic conditions which favored lower interest rates on the asset side while interest on deposits increased, resulting in a higher cost of funds. This presented an interesting paradox: How to stabilize net interest spread and continue to maintain the Bank's growth history. The key is and remains innovation. Strategies designed to generate more profits in the loan and investment portfolio and increasing fee income can produce both growth and increase Return On Assets. For example, in 1998 the composition of our loan portfolio changed showing an increase in small to medium size business loans of over $2M, both secured and lines of credit, producing higher yields. Fee income through non-deposit products and trust services increased $100,000 over last year. The investment portfolio reflects a changing composition, balancing liquidity with investments in less volatile municipal tax free bonds. By establishing the Sussex Bancorp Mortgage Company, a subsidiary of the Bank, another profit center was added that will generate fees from mortgage brokerage services and sales of first mortgages in the secondary market. Sussex Bancorp Mortgage Company, organized in the last quarter of 1998, has received Freddie Mac approval as a seller/servicer for one-to-four family mortgage loans and is on-line for internet sales.

     On  the  deposit  side,  the  creation  of  the  "Senior   Select"  account
illustrates a novel approach to overall asset growth combined with cross-selling. Total assets grew by over $20M, or 20%, over 1997. A substantial portion of deposit growth was attributable to the Senior Select program, specifically designed for our senior clientele. The cornerstone of the "Senior Select" account is a savings account paying money market account rates with unlimited withdrawal authority without penalty. Through a menu of services our senior customers can find answers to financial questions through free investment and tax seminars. This provides the ability to cross-sell non-deposit investment products and loans tailored to the needs of the customer and their families.

     Bringing our in-house computer systems into Y2K compliance and establishing contingency plans were a priority of management last year. Through prudent planning, the central computer system and corresponding software was scheduled for upgrade. Fortuitously, the timing was commensurate with the banking regulators examination of our Y2K compliance. Hence, testing the new system corresponded with our Y2K preparedness requirements. By tackling the problem head-on with a confident and dedicated staff we can now look forward with optimism and excitement to the new millennium. Indeed, deposits may increase as the new year approaches and the public and our customers become more aware of the safety in keeping their money in the Sussex County State Bank, where it remains insured by the FDIC.

     Improving our existing branch sites and expanding through new locations occurred in 1998 and will continue in the future. The improvement of the Andover site was completed. The purchase of the Tanis homestead on Route 206 inAugusta will provide the headquarters for our trust and investments division, as well as a full-service branch in a campus-like atmosphere. Improvement of the Vernon branch is scheduled in 1999, while efforts to upgrade the Sussex/Wantage site continue to be investigated. Architectural and site plans will be developed for an alternative site in Sparta. Potential de novo and branch acquisitions in Morris County will be considered as well. We continue to review joint venture possibilities to expand our product offerings and potential for non-interest income.

     Sussex Bancorp is in a unique position, we are located in northwest New Jersey, which enjoys a vibrant and growing economy. Consolidations and mergers continue to underpin and enhance the concept of a community bank. The mega banks shoulder the marketing cost of expanded banking services for all banks, including the movement into fee income, such as non-deposit investment products and mortgage brokerage, making it easier for community banks to do the same. With a complete product menu and the ability to provide personal services, community banks are here to stay. Eleven new banks opened their doors in New Jersey during 1997 and 1998. Eight others are in the organization stage. Nationwide, 144 new community banks were launched in 1996 and 188 new banks started in 1997.

     This year's business plan contemplates a secondary stock issue to address the capital needs necessary to continue our product and geographic growth. The last year of the 20th century will be another exciting year for Sussex Bancorp.


Sincerely,





/s/Donald L. Kovach
-------------------
Donald L. Kovach
President/CEO

Management
Discussion
and Analysis


     This section presents management's discussion and analysis of and changes to the Company's consolidated financial results of operations and conditions and should be read in conjunction with the Company's financial statements and notes thereto included herein.

Management Strategy

     The Company's goal is to serve as a community-oriented financial institution serving the Sussex County, New Jersey marketplace. All seven of the Company's offices are located within Sussex County, New Jersey, and over 90% of the Company's loans are made to borrowers located in Sussex County. Through the year ended December 31, 1998, management sought to change the mix of the Company's loan portfolio and enhance non-interest income. During 1998, the Company established relationships with commercial borrowers to attain a greater market share of commercial loans. In addition, the Company established the Sussex Bancorp Mortgage Company, Inc. to offer 30-year fixed mortgages to our customers. These loans will be sold in the secondary market, producing non-interest income. For 1999, management's goals for the Company include (1) further enhancing non-interest income by focusing on fee income, (2) promoting the Sussex Bancorp Mortgage Company, and (3) continuing to emphasize the expansion of product base to achieve a one-stop financial service concept to retain and gain market share. The Company will seek to increase non-interest income through the Company's relationship with Independent Bankers Financial Services, a registered broker-dealer which will sell non-deposit products, by offering 30-year fixed mortgages to be sold in the secondary market by Sussex Bancorp Mortgage Company, and through growing the Bank's trust department.

Results of Operations

     For the year ended December 31, 1998, the Company's net income was $710,000 , representing an increase of $2,000, or 0.3 %, over the $708,000 earned in 1997. The basic net income per share for 1998 was $.50, compared to basic net income per share of $.51 in 1997. The diluted net income per share for 1998 was $.50, compared to diluted net income per share of $.51 in 1997. The change in per share earnings reflects an increase in net income offset by an increased number of average shares outstanding during 1998, as the Company's average basic shares outstanding increased to 1,410,535 from 1,377,934. The increase was attributable to issuance of new shares through the Company's dividend reinvestment plan and exercises of stock options.

     The Company's results for 1998 were affected by increases of $157,000 in net interest income and $125,000 in non-interest income and decreases of $191,000 in provision for loan losses and $63,000 in income taxes, partially offset by an increase of $534,000 in total other expenses.

Net Interest Income

     Net interest income is the difference between interest and fees earned on loans and other interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

     Net interest income, on a fully taxable basis (a 34% tax rate), increased by $198,000 in 1998 to $4.5 million compared to $4.3 million in 1997. The increase in net interest income occurred as total interest income increased by $953,000, or 12.9%, to $8.4 million, while interest expense increased $755,000, or 24.6%, to $3.8 million. Interest income increased primarily as a result of an increase in average earning assets of $17.5 million. The increase in volume was partially offset by a decrease in rate as the Company's average yield on interest earning assets declined to 7.16% for the year ended December 31, 1998, compared to 7.46% for the year ended December 31, 1997. The decrease in rate reflects the Company's offering of lower priced loan products to gain new originations, particularly in commercial

Management
Discussion
and Analysis
(continued)

and non-residential real estate loans, and the repricing of the Company's investment portfolio as securities mature, reprice and are called and the proceeds are reinvested at lower current market rates.

     Interest income on total loans increased from $5.5 million in 1997 to $5.6 million 1998, an increase of $84,000. As discussed above, this increase was primarily the result of an increase in the volume of the loan portfolio, partially offset by a decline in average rate. The average yield on loans declined one basis point from 8.15% in 1997 to 8.14% in 1998.

     Total interest income on securities increased to $1.9 million in 1998 from $1.5 million in 1997, an increase of $349,000, or 22.9%. Average securities increased to $31.7 million in 1998 from $24.6 million in 1997, an increase of $7.1 million, reflecting investment of new deposits in excess of loan demand, primarily in state and local government securities. The average rate earned on securities declined to 5.90% in 1998 from 6.20% in 1997 due to lower current market rates.

     Interest income on other interest-earning assets increased by $520,000 in 1998 to $886,000 from $366,000 for 1997. The average balance of other interest-earning assets increased to $16.2 million in 1998 from $7.1 million in 1997. In 1998, the Company was required to keep certain municipal deposits in short term liquid investments such as term Federal funds. The average rate on other interest-earning assets increased to 5.46% in 1998 from 5.18% in 1997.

     Total interest expense increased from $3.1 million in 1997 to $3.8 million for the year ended December 31, 1998, an increase of $755,000, or 24.6%. The increase in interest expense was attributable to increases in both the Company's average interest-bearing deposits and the average rate paid thereon. During 1998, the Company's average interest-bearing liabilities outstanding increased by $14 million , to $96.1 million for the year ended December 31, 1998 compared to the $82.2 million for the year ended December 31, 1997. The increase in deposits occurred primarily in the Company's time deposits. Average time deposits increased to $47.4 million, an increase of $9.5 million, or 25.1%, from 1997 to 1998, and the average rate paid on time deposits increased marginally to 5.42% in 1998 from 5.39% in 1997. The average rate paid on all the Company's liabilities increased to 3.97% in 1998 from 3.73% in 1997, due primarily to increased rates paid on savings deposits and the increase of average time deposits to 49.3% of average interest-bearing liabilities in 1998 from 46.1% in 1997.

     The net interest margin was 3.19% in 1998, a decline from the net interest margin of 3.73% in 1997 reflecting the Company's decreased yield on interest earning assets as management continues its strategy of attempting to retain and increase its market share. Despite the declining net interest margin, the Company managed to increase net interest income by increasing average interest-earning assets by $17.5 million, or 17.6%, in 1998, which more than offset the effects of the $14.0 million increase in average interest-bearing liabilities and the decreased net interest margin.

Comparative Average Balance Sheets

     The following table reflects the components of the Company's net interest income, setting forth for the period presented (1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets, and the interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) the Company's net interest spread, and (5) the Company's net yield on interest earning assets. Rates are computed on a tax equivalent-basis.

Management
Discussion
and Analysis
(continued)

                                                 Comparative Average Balance Sheets
                                                                                   Year ended December 31,
                                                  ---------------------------------------------------------------------------------
                                                                     1998                                     1997
                                                                                    Average                                Average
                                                                   Interest          Rates                                  Rates
                                                   Average          Income/         Earned/   Average        Income        Earned/
                                                   Balance          Expense          Paid     Balance        Expense        Paid
                                                   -------          -------          ----     -------        -------        ----
                                                                                 (Dollars in Thousands)
Assets
Interest Earning assets:
   Taxable loans (net of unearned
      income) ..............................      $  68,842        $   5,601         8.14%   $  67,694       $   5,517      8.15%
   Tax exempt securities ...................          3,046              182         5.97%         952              61      6.41%
   Taxable investment securities ...........         28,658            1,688         5.89%      23,599           1,460      6.19%
   Other (1) ...............................         16,235              886         5.46%       7,059             366      5.18%
                                                  ---------        ---------                 ---------       ---------
   Total earning assets ....................        116,781            8,357         7.16%      99,304           7,404      7.46%

Non-interest earning assets ................          8,319                                      8,245
Allowance for possible loan losses .........           (706)                                      (670)
                                                  ---------                                  ---------

         Total Assets ......................      $ 124,394                                  $ 106,879
                                                  =========                                  =========
Liabilities and Shareholders' Equity
Interest bearing liabilities:
   NOW deposits ............................      $  13,496        $     260         1.93%   $  12,593       $     239      1.90%
   Savings deposits ........................         30,646              867         2.83%      28,109             705      2.51%
   Money market deposits ...................          4,590              120         2.61%       3,580              78      2.18%
   Time Deposits ...........................         47,398            2,571         5.42%      37,874           2,041      5.39%
                                                  ---------        ---------                 ---------       ---------
         Total interest bearing
           Liabilities .....................         96,130            3,818         3.97%      82,156           3,063      3.73%
                                                  ---------        ---------                 ---------       ---------
Non-interest bearing liabilities:
   Demand Deposits .........................         18,912                                     15,886
   Other liabilities .......................            826                                        824
                                                  ---------                                  ---------

Total non-interest bearing liabilities .....         19,738                                     16,710
                                                  ---------                                  ---------

Shareholders' equity .......................          8,526                                      8,013
                                                  ---------                                  ---------
   Total liabilities and shareholders'
     equity ................................      $ 124,394                                  $ 106,879
                                                  =========                                  =========
   Net interest differential/
     net interest margin ...................                       $   4,539         3.19%                   $   4,341        3.73%
                                                                   =========                                 =========
   Net yield on interest-earning
     assets ................................
                                                                                     3.89%                                    4.37%

 (1)      Includes federal funds sold and interest-bearing deposits.

Management
Discussion
and Analysis
(continued)

The following table presents by category the major factors that contributed to the changes in net interest income between the years ended December 31, 1998 and 1997. Amounts have been computed on a fully tax equivalent basis, assuming a federal tax rate of 34%.

                                                         Year Ended December 31,
----------------------------------------------------------------------------------------
                                                             1998 versus 1997
                                                Increase (Decrease) Due to Change In
----------------------------------------------------------------------------------------
                                               Average         Average
                                                Volume           Rate             Net
----------------------------------------------------------------------------------------
                                                         (Dollars in Thousands)
Interest Income:
   Loans (net of unearned income)             $    91        $     (7)        $    84
   Tax exempt securities                          125              (4)            121
   Taxable investment securities                  301             (73)            228
   Other                                          499              21             520
----------------------------------------------------------------------------------------

         Total interest Income                   1016             (63)            953
----------------------------------------------------------------------------------------

Interest expense:
   NOW deposits                                    17               4              21
   Savings deposits                                67              95             162
   Money market deposits                           25              17              42
   Time deposits                                  519              11             530
----------------------------------------------------------------------------------------

         Total interest expense                   628             127             755
----------------------------------------------------------------------------------------

         Net interest income                   $  388         $  (190)         $  198
========================================================================================

Provision for Possible Loan Losses

     The provision for possible loan losses in 1998 was $19,000 compared to a provision of $210,000 in 1997. The decrease for 1998 reflects both relatively mild growth in the loan portfolio and a reduction in non-accrual and restructured loans of $666,000, or 62.6% from 1997 to 1998. In addition, the decrease reflects management's view of the continued strong economic conditions in the Company's Sussex County market area and New Jersey generally. During 1998, the Company had $40,000 in loans charged off.

Other Income

     The Company's other income is primarily generated through service charges on deposit accounts. Other income increased $125,000 in 1998 to $869,000 compared to $744,000 in 1997. The Company recognized a gain of $65,000 on the sale of securities available for sale in 1998. The Company also experienced a gain of $122,000 in other income, representing primarily an increase in fees from the sale of non-deposit products. The Company plans to focus on developing additional non-interest income in 1999. Although no assurances can be given regarding the success of the Company's efforts, the Company believes that opportunities to enhance non-interest income are available through the Banks' mortgage subsidiary selling loans, the expansion of the Bank's trust powers and enhanced marketing of the Company's annuities, mutual funds and discount brokerage services.

Management
Discussion
and Analysis
(continued)

Other Expense

     Total other expense increased from $3,753,000 in 1997 to $4,287,000 for 1998, an increase of $534,000 or 14.2%. Salaries and employee benefits expense, the largest element of other expenses, increased $363,000 or 19.6%, and furniture and equipment expense increased $154,000 or 41.5%. During 1998, the Bank upgraded it's in-house computer system, formed and staffed its mortgage banking subsidiary, and paid customary compensation increases. The increase of $363,000 in salaries and employee benefits reflects the addition of staff for the mortgage banking subsidiary as well as customary salary increases.

Income Tax Expense

     The Company's income tax provisions, which includes both federal and state taxes, were $330,000, and $393,000 for the years ended December 31, 1998 and 1997, respectively. The decreased provision for income tax reflects a decrease in income before income taxes and the increased income from tax-exempt securities.

                               FINANCIAL CONDITION

     At December 31, 1998, the Company had total assets of $137.5 million compared to total assets of $114.3 million at December 31, 1997. Net loans increased to $69.3 million at December 31, 1998 from $67.4 million at December 31, 1997. Total deposits increased to $127.7 million at December 31, 1998 from $104.9 million at December 31, 1997.

Loans

     Net loans increased from $67.4 million at December 31, 1997 to $69.3 million at December 31, 1998, an increase of $2 million, or 3%. The increase in the Company's loan portfolio during 1998 occurred in commercial and construction loans. Commercial loans increased by $1.2 million, or 49.7%, to $3.7 million at December 31, 1998 from $2.5 million at December 31, 1997. Construction and development loans increased by $1.5 million, or 168.2%, to $2.4 million at December 31, 1998 from $877,000 at December 31, 1997. The Company's loans secured by non-residential properties increased by $947,000 to $11.6 million from $10.7 million. These increases were partially offset by decreases in loans to individuals of $108,000, and of $2.1 million on the Company's 1-4 family mortgage loans. The Company's strategy during 1998 was to continue to diversify its loan portfolio away from residential loans, with emphasis on commercial lending. Management anticipates continuing its efforts to diversify the loan portfolio, and in particular to continue focusing on commercial customers.

     The increase in loans was funded during 1998 by an increase in the Company's demand, savings and time deposits.

     The Company has defined its primary market area to be Sussex County, New Jersey. Over ninety percent of all loans in the Company's portfolio are made to borrowers in Sussex County. The majority of approved loans are secured by real estate and the borrower's primary residence. The end of year loan to deposit ratios for 1998 and 1997 were 54.3% and 64.2%, respectively.

     The  following  tables  set  forth  certain   information   concerning  the
distribution of the Company's loan portfolio.

Management
Discussion
and Analysis
(continued)


                                                       December 31,
----------------------------------------------------------------------------------------
                                           1998                          1997
----------------------------------------------------------------------------------------
                                   Amount         Percent        Amount        Percent
----------------------------------------------------------------------------------------
                                                  (Dollars in Thousands)

   Commercial and industrial      $ 3,742          5.35%        $ 2,499          3.67%
   Real Estate:
     Non-residential               11,612         16.60%         10,665         15.67%
     Residential                   49,128         70.22%         51,257         75.30%
   Construction                     2,352          3.36%            877          1.30%
   Other loans                        712          1.02%            241          0.35%
   Consumer                         2,416          3.45%          2,524          3.71%
----------------------------------------------------------------------------------------

   Total Loans                    $69,962        100.00%        $68,063        100.00%
========================================================================================

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

     The Company experienced a significant decline in non-performing assets during 1998. Non-accrual loans declined by $332,000 to $398,000 at December 31, 1998 from $730,000 at December 31, 1997. In addition, as of December 31, 1998, the Company had no restructured loans compared to restructured loans of $334,000 at December 31, 1997. Restructured loans are put on accrual basis if the customer demonstrates the ability to repay the debt under the terms of the renegotiation by a period of performance, by financial statements or other evidence of ability to service debt.

     The Company seeks to actively manage its non-performing and questionable assets. OREO increased to $36,000 at December 31, 1998, consisting of one property. The Company had no OREO properties at year end 1997. In addition to active monitoring and collecting on delinquent loans Management has an active loan review process for commercial customers with aggregate unsecured loan amounts of $100,000 or more and real estate of $250,000 or more.

     The following table provides information concerning risk elements in the loan portfolio.

                                                       December 31,
-------------------------------------------------------------------------
                                                    1998          1997
-------------------------------------------------------------------------
     Non-accrual loans                            $  398         $  730
     Renegotiated loans                                0            334
-------------------------------------------------------------------------

     Non-performing loans                         $   398        $ 1064
=========================================================================

     Non-accrual loans to total loans                0.57%         1.07%
     Non-performing loans to total loans             0.57%         1.56%
     Non-performing assets to total assets           0.32%         0.93%
     Allowance for possible loan losses
       as a % of non-performing loans              167.09%        64.38%

Management
Discussion
and Analysis
(continued)

Allowance for Loan Losses

     Management has established a model for calculating the adequacy of the Company's Allowance for Loan Losses ("ALL"). Restructured loans, as well as certain loans designated by the Company's internal watch list, are assigned a percentage of their balance as a specific reserve. Additionally, all other delinquent, loans are grouped by the number of days delinquent with this amount assigned a general reserve amount.

     The ALL at year-end of 1998 was $665,000 versus $685,000 in 1997. Management recognizes the importance of adequate reserves and their proper allocation. Due to the reduction in non-accrual loans, the relatively small growth in the loan portfolio during 1998 and management's view of economic conditions in the Company's primary trade area, the ALL was increased by a provision for loan loss of $19,000 and recoveries of $1,000, offset by charge-off's of $40,000.

     The following table provides a three year analysis of the changes in the allowance for possible loan losses.

                                                       Year Ended December 31,
-----------------------------------------------------------------------------------------
                                                1998            1997            1996
-----------------------------------------------------------------------------------------
     Beginning Balance                       $685,000        $542,000         $476,000
     Provision for Loan Losses                 19,000         210,000          130,000
     Loans charged-off                        (40,000)        (68,000)         (66,000)
     Recoveries                                 1,000           1,000            2,000
-----------------------------------------------------------------------------------------

     Ending Balance                          $665,000        $685,000         $542,000
=========================================================================================

     The following table sets forth information concerning the allocation of the Company's ALL.

                                                        December 31,
-----------------------------------------------------------------------------------------
                                           1998                           1997
-----------------------------------------------------------------------------------------
                                                   % of                          % of
                                   Amount        All Loans       Amount        All Loans
=========================================================================================
     Balance Applicable to:
     Commercial and industrial    $ 37,000           5.4%       $ 25,000           3.7%
     Real Estate:
       Nonresidential properties   107,000          16.6%        107,000          15.7%
       Residential properties      467,000          70.2%        516,000          75.3%
     Construction                   23,000           3.4%          9,000           1.3%
     Consumer                       23,000           3.4%         26,000           3.7%
     Other Loans                     8,000           1.0%          2,000           0.3%
-----------------------------------------------------------------------------------------

     Total                       $665,000         100.00%       $685,000        100.00%
=========================================================================================

     Net charge-offs were $39,000 for 1998 compared to $67,000 in 1997. Net charge-offs as a percent of average loans were .06% in 1998, and .10% in 1997.

Securities Portfolio

     The Company maintains an investment portfolio to fund increased loan demand or decreased deposits and other liquidity needs and to provide an additional source of interest income. The portfolio is composed primarily of U.S. Treasury Securities and obligations of U.S. Government agencies and

Management
Discussion
and Analysis
(continued)


government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and municipal obligations.

     Securities are classified as securities held to maturity based on management's intent and the Company's ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses and gains and losses from marking the portfolio to market value are included in trading revenue. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of stockholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar requirement. Management determines the appropriate classification of securities at the time of purchase.

     The following table shows the carrying value of the Company's security portfolio as of the dates indicated. Securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discounts. Securities available for sale are stated at their fair value. At December 31, 1998 and 1997 the Company had no securities classified as trading securities.

                                                                        December 31,
--------------------------------------------------------------------------------------------------
                                                           1998            1997             1996
--------------------------------------------------------------------------------------------------
     U.S. Treasury securities and obligations of
       U.S. government corporations and agencies
       available for sale                                $25,121          $26,600         $22,624
     Mutual fund available for sale                          831              ---             ---
     Obligations of state and political subdivisions
       held to Maturity                                    5,939            2,082             652
--------------------------------------------------------------------------------------------------

     Total Securities                                    $31,891          $28,682         $23,276
==================================================================================================

     The Company's securities increased from $28.7 million at December 31, 1997 to $31.9 million at December 31, 1998. The $3.2 million increase in securities at December 31, 1998 was due to the Company's investing excess funds as management determined that the Company's liquidity was sufficient to meet anticipated funding needs through the end of the year.

The Company also holds $693,000 in Federal Home Loan Bank of New York stock which it does not consider an investment security. Ownership of this stock is required for membership in the Federal Home Loan Bank.

Cash and Cash Equivalents

     The Company's cash and cash equivalents increased by $17.0 million for the year ended December 31, 1998, to $30.7 million from $13.7 million at December 31, 1997. The increase was caused primarily by the Bank's increasing more rapidly than loan demand. As discussed above, the Company focused on retaining municipal deposits, which were primarily placed in short-term certificates of deposit. To keep these funds liquid, the Company invested $9.1 million in term federal Funds sold, classified as interest bearing deposits on the balance sheet. In addition, the Company's overnight federal funds sold increased by $9.6 million as the Company invested excess cash in short-term, liquid assets to fund future loan demand and to have available for investment in securities.

Management
Discussion
and Analysis
(continued)

Deposits

     Total deposits increased $22.8 million from $104.9 million at year end 1997 to $127.7 million at year-end 1998, a 21.8% increase. All categories of deposits contributed to the overall increase. Demand deposits increased to $19.8 million, an increase of $1.8 million, or 9.8%, from demand deposits of $18 million at year-end 1997. Savings deposits increased to $54.4 million, an increase of $6.5 million, or 13.5%, from savings deposits of $47.9 million at year-end 1997. Time deposits increased to $53.6 million, an increase of $14.6 million, or 37.4%, from time deposits of $39 million at year-end 1997. Time deposits at December 31, 1998 include $9 million owned by a local municipality which mature within 30 days. The increase in the overall portfolio reflects management's continued strategy of gaining market share in the Company's trade area, and growing the Company's balance sheet through the growth of the Company's securities portfolio and the origination of additional loans. Time deposits make up the largest portion of the Company's loan portfolio. Reliance on time deposits could cause liquidity concerns as time deposits may prove more volatile than other deposits. Management believes the Company's time deposits have historically renewed, although the need to maintain these time deposits could cause the Company's cost of funds to increase. Even if a large portion of the Company's time deposits do not renew, management believes the Company will have sufficient liquidity to fund its operating needs, through the Company's available for sale securities portfolio and secondary liquidity sources, such as lines of credit with the Federal Home Loan Bank of New York. The increase in time deposits primary reflects the Company's efforts to attract municipal deposits.

     The following tables provide information concerning the Company's deposits.

                                                        December 31,
-----------------------------------------------------------------------------------------
                                          1998                            1997
-----------------------------------------------------------------------------------------
                                  Average        Percent          Average       Percent
                                  Balance       of Total          Balance      of Total
-----------------------------------------------------------------------------------------
                                                  (Dollars in Thousands)
     NOW Deposits                $ 13,496         11.73%         $12,593         12.85%
     Savings Deposits              30,646         26.64%          28,109         28.67%
     Money Market Deposits          4,590          3.99%           3,580          3.65%
     Time Deposits                 47,398         41.20%          37,874         38.63%
     Demand Deposits               18,912         16.44%          15,886         16.20%
-----------------------------------------------------------------------------------------

     Total Deposits              $115,042        100.00%         $98,042        100.00%
=========================================================================================

     As of December 31, 1998:
           Time Deposits ($100,000 and over) maturity:
                  Three months or less                         $   9,604
                  Over three months through six months               643
                  Over six months through twelve months              961
                  Over twelve months                               2,532
--------------------------------------------------------------------------------

                           Total                                $ 13,740
================================================================================

Liquidity

     Liquidity is a measure of the Company's ability to provide sufficient cash flow for current and future financial obligations and commitments on a timely basis. Sources of liquidity include deposits, liquidation or maturity of loans and investments and short-term borrowings.

Management
Discussion
and Analysis
(continued)

     It is management's intent to fund future loan demand with deposit growth and sales of securities. In addition, the Bank is a member of Federal Home Loan Bank of New York and has available an overnight line of credit in the amount of $6.3 million. The Bank did not borrow against this line of credit during 1998. The Company believes that its current level of liquidity is sufficient to meet its current and anticipated operational needs.

Interest Rate Sensitivity

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a Company's earnings from a movement in market interest rates.

     The Company has developed an Interest Rate Risk Policy. The policy provides for the Company to generally maintain a relatively balanced position between interest rate sensitive assets and interest rate sensitive liabilities. At December 31, 1998, the interest rate sensitivity position evident for the periodic intervals reflects an asset sensitive position.

Assets:
                                    0-3 Mos.      3-12 Mos.      1-5 Years     5+ Years
-----------------------------------------------------------------------------------------
                                                  (Dollars in Thousands)
     Securities(1)                 $  3,200      $ 13,377       $ 10,111      $  5,896
     Interest bearing deposits
       in other banks                 9,000           150              0             0
     Federal funds                   17,450             0              0             0
     Commercial loans                 3,310           236            705           101
     Home equity (variable)           3,748             0              0             0
     Consumer loans                   1,241         3,302         11,695         3,907
     Lease receivables                   42           100              0             0
     Mortgages                        6,532         2,881         16,023        16,542
-----------------------------------------------------------------------------------------

     Total Interest Earning Assets $ 44,523      $ 20,046       $ 38,534      $ 26,446
=========================================================================================
Liabilities:
                                           0-3 Mos.       3-12 Mos.     1-5 Years     5+ Years
----------------------------------------------------------------------------------------------
                                                         (Dollars in Thousands)
     Certificate of deposits              $ 16,960     $  19,352      $  17,165       $    87
     Money market deposit accounts           3,654             0              0             0
     Savings accounts                        3,621        32,913              0             0
     Now accounts                            1,417        12,752              0             0
----------------------------------------------------------------------------------------------

     Total Interest Bearing Liabilities   $ 25,652     $  65,017      $  17,165       $    87
==============================================================================================

     Sensitivity Gap                      $ 18,851      ($44,971)      ($21,369)      $26,359
     Cumulative Sensitive Gap             $ 18,851      ($26,120)      ($47,489      ($21,130)

(1) Includes $693,000 in Federal Home Loan Bank of New York stock, included in the 5+ years category.

Capital Resources

     Stockholders' equity inclusive of accumulated other comprehensive income, net of income taxes, was $9.2 million at December 31, 1998. The growth in stockholders' equity is generated primarily through earnings retention.

Management
Discussion
and Analysis
(continued)

     The Company and the Bank's regulators have classified and defined bank holding company capital into the following components (1)Tier 1 capital which includes tangible stockholders' equity for common stock and certain preferred stock, and (2) Tier II capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

     The Company's and the Bank's regulators have implemented risk-based guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and bank holding companies are required to maintain, Tier I capital as a percent of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percent of risk-adjusted assets of 8.0%, at a minimum. At December 31, 1998, the Company's Tier I and combined Tier I and Tier II capital ratios were 12.53% and 13.51%, respectively. The Bank's Tier I and combined Tier I and Tier II were 11.89% and 12.87%, respectively.

     In addition to the risk-based guidelines discussed above, the Company's and the Bank's regulators require that banks and bank holding companies which meet the regulators' highest performance and operational standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 3.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 1998, the Company has a leverage ratio of 6.24% and the Bank has a leverage ratio of 5.92%.

Effect of Inflation

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services such prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the Company's assets and liabilities are more indicative of its ability to maintain acceptable performance levels. Management of the Company monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of assets and liabilities to gap, thus seeking to minimize the potential effects of inflation.

Year 2000 Compliance

     The Company's data processing capabilities are critical to its business and its ability to service customers. The Year 2000 problem is caused by many computer programs that were written to identify only the last two digits of a year (a common programming practice on the past to save computer memory). The expectation is that programs may read the year 2000 as 00 or 1900, and to compute interest, payments and other data incorrectly. The Company has put together a team of senior management to evaluate both its data processing systems (software and computers) and other systems (i.e., vault timers, alarms, heating and cooling systems) that are essential to its operations. The Company has examined all of its non-data processing systems and has either received Year 2000 compliant certification from third-party vendors or determined that the systems should not be affected by the Year 2000 problem. The Company does not expect any material costs to address non-data processing systems and has not expended any material costs to date. The Company's present data processing systems have more potential for Year 2000 risk in three areas: (1) its own computers, (2) computers and systems used by borrowers, and (3) vendors who provide the Company with software systems.

Management
Discussion
and Analysis
(continued)

     Our Computers: The Company has made capital expenditures of approximately $200,000 during 1998 to upgrade its computer hardware and software systems, primarily the application software. These upgrades were anticipated in 1994 and planned and budgeted for in 1998, and they were planned to permit the Company continued growth and expansion of products and services. The Company contracted to have its primary application software tested. The test was completed November 1998 and the Company has evaluated the results by year-end 1998.

     Computers of Others Used by Borrowers: The Company evaluated most of its borrowers and does not believe that the Year 2000 problem should, on an aggregate basis, impact their ability to repay their loans to the Bank. The Company believes that the majority of its individual borrower are not dependent on home computers for income and none of its commercial borrowers are so large that a Year 2000 problem would render them unable to continue their businesses and subsequently be unable to repay their obligations. The Company does not anticipate any material costs to address this risk area.

     Vendors Who Provide The Company With Software Systems: As stated previously, the Company's primary application software system has been upgraded and modified to be Year 2000 compliant. The Company is in the process of having the critical systems tested to confirm Year 2000 compliance. Other peripheral software systems, which are not considered critical systems, have been reviewed and tested for Year 2000 compliance.

     Contingency Plan: The Company has developed a remediation contingency plan and is developing business resumption contingency plans specific to the Year
2000 project. Remediation contingency plans were developed and budgeted to address the actions to be taken if the testing of our mission critical systems fell behind schedule. The testing of our mission critical systems has been on schedule and satisfactory to date.

     Business resumption contingency plans are to address the actions that will be taken if critical business functions can't be handled in the normal manner due to system or third-party failures. These plans are additional to our normal disaster recovery plans.

[GRAPHIC-LOGO FOR RADICS & CO., LLC]

                                RADICS & CO., LLC
                    Certified Public Accountants &Consultants

                                   Established
                                      1933

Independent
Auditors'
Report


To the Board of Directors and Stockholders
Sussex Bancorp

     We have audited the accompanying consolidated statement of condition of Sussex Bancorp (the "Corporation") and Subsidiaries as of December 31, 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Sussex Bancorp and subsidiaries as of December 31, 1997 and for each of the years in the two-year period then ended were audited by other auditors whose report dated January 15, 1998, expressed an unqualified opinion on those statements. The other auditors' report does not cover, for the years ended December 31, 1997 and 1996, the restatement of (a) net income per common share and the weighted average number of common shares outstanding as a result of the two for one split, in 1998, of the Corporation's common stock and (b) the consolidated statements of changes in stockholders' equity for the years ended December 31, 1997 and 1996 for the purpose of presenting comprehensive income upon the implementation in 1998 of Statement of Financial Accounting Standards No. 130.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the 1998 consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the financial position of Sussex Bancorp and Subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     We also audited the adjustments applied to, for the years ended December 31, 1997 and 1996, restate net income per common share and the weighted average number of common shares outstanding and to present comprehensive income for the years ended December 31, 1997 and 1996. In our opinion, such adjustments are appropriate and have been properly applied.





/s/Radics & Co., LLC
--------------------
Radics & Co., LLC

January 15, 1999





      55 US Highway 46 East, Post Office Box 676, Pine Brook, NJ 07058-0676
                          973-575-9696 Fax:973-575-9695
                             Internet:www.radics.com

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of Sussex Bancorp:

We have audited the accompanying consolidated balance sheets of Sussex Bancorp (a New Jersey corporation) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                          /s/ARTHUR ANDERSEN LLP
                                                          ----------------------
                                                             ARTHUR ANDERSEN LLP



Roseland, New Jersey
January 15, 1998

Consolidated Statements of Condition

                                                                                             December 31,
====================================================================================================================
ASSETS                                                                               1998                 1997
====================================================================================================================
Cash and due from banks                                                            $ 4,060,000          $ 5,793,000
Interest bearing deposits in other banks                                             9,150,000                   --
Federal funds sold                                                                  17,450,000            7,875,000
--------------------------------------------------------------------------------------------------------------------

        Cash and cash equivalents                                                   30,660,000           13,668,000

Securities available for sale, at estimated fair value                              25,952,000           26,600,000
Securities held to maturity; estimated fair value of
  $5,949,000 in 1998 and $2,089,000 in 1997                                          5,939,000            2,082,000
Loans held for sale                                                                    354,000                   --
Loans                                                                               69,346,000           67,350,000
Premises and equipment, net                                                          2,956,000            2,287,000
Federal Home Loan Bank of New York stock, at cost                                      693,000              624,000
Accrued interest receivable                                                            549,000              618,000
Other real estate owed                                                                  36,000                   --
Intangible assets                                                                      703,000              787,000
Other assets                                                                           279,000              241,000
--------------------------------------------------------------------------------------------------------------------

        Total assets                                                              $137,467,000         $114,257,000
====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Deposits:
Non-interest-bearing demand                                                        $19,793,000          $18,027,000
Savings club and interest-bearing demand                                            54,357,000           47,884,000
Time                                                                                39,824,000           35,050,000
Time of $100,000 and over                                                           13,740,000            3,921,000
--------------------------------------------------------------------------------------------------------------------

        Total deposits                                                             127,714,000          104,882,000

Other liabilities                                                                      509,000              789,000
--------------------------------------------------------------------------------------------------------------------

        Total liabilities                                                          128,223,000          105,671,000
====================================================================================================================

Commitments                                                                                 --                   --

Stockholders' Equity

Common stock (no par value); authorized shares 5,000,000;
  issued 1,422,260 in 1998 and 698,959 in 1997                                       5,635,000            5,412,000
Retained earnings                                                                    3,547,000            3,162,000
Accumulated other comprehensive income, net of income tax                               64,000               14,000
Treasury stock, at cost; 242 shares in 1998 and 145 shares in 1997                      (2,000)              (2,000)
--------------------------------------------------------------------------------------------------------------------

        Total stockholders' equity                                                   9,244,000            8,586,000
--------------------------------------------------------------------------------------------------------------------

        Total liabilities and stockholders' equity                                $137,467,000         $114,257,000
====================================================================================================================

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

                                                                             Year Ended December 31,
===========================================================================================================================
                                                                    1998                1997               1996
===========================================================================================================================
INTEREST INCOME:
  Loans and fees                                                 $5,601,000          $5,517,000          $4,958,000
  Investments securities:
      Taxable                                                     1,688,000           1,460,000           1,512,000
      Exempt from federal income tax                                120,000              40,000              45,000
  Federal funds sold                                                548,000             366,000             195,000
  Interest bearing deposits                                         338,000                  --                  --
---------------------------------------------------------------------------------------------------------------------------

          Total interest income                                   8,295,000           7,383,000           6,710,000
INTEREST EXPENSE:
  Deposits                                                        3,818,000           3,063,000           2,728,000
---------------------------------------------------------------------------------------------------------------------------

      Net interest income                                         4,477,000           4,320,000           3,982,000
PROVISION FOR POSSIBLE LOAN LOSSES                                   19,000             210,000             130,000
---------------------------------------------------------------------------------------------------------------------------

      Net interest income after provision
        for possible loan losses                                  4,458,000           4,110,000           3,852,000
---------------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
  Service charges on deposit accounts                               490,000             500,000             512,000
  Gains on sales of securities available for sale                    65,000                  --                  --
  Gain (loss) on sale of other real estate                               --              44,000             (33,000)
  Trust department income                                             2,000              10,000               9,000
  Other                                                             312,000             190,000             178,000
---------------------------------------------------------------------------------------------------------------------------

          Total other income                                        869,000             744,000             666,000
---------------------------------------------------------------------------------------------------------------------------

OTHER EXPENSES:
  Salaries and employee benefits                                  2,218,000           1,855,000           1,692,000
  Occupancy, net                                                    362,000             357,000             357,000
  Furniture and equipment                                           525,000             371,000             319,000
  Stationary and supplies                                           100,000              88,000              83,000
  Audit and exams                                                    93,000              86,000              85,000
  Other                                                             989,000             996,000           1,138,000
---------------------------------------------------------------------------------------------------------------------------

          Total other expenses                                    4,287,000           3,753,000           3,674,000
---------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                        1,040,000           1,101,000             844,000
INCOME TAXES                                                        330,000             393,000             322,000
---------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                        $ 710,000          $  708,000          $  522,000
===========================================================================================================================

Net income per common share:
  Basic                                                               $ .50             $   .51              $  .38
===========================================================================================================================

  Diluted                                                             $ .50              $  .51              $  .38
===========================================================================================================================

Weighted average number of common shares outstanding:
  Basic                                                           1,410,535           1,377,934           1,368,618
===========================================================================================================================

  Diluted                                                         1,425,900           1,391,416           1,382,950
===========================================================================================================================

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes
in Stockholders' Equity
                                                                                                      Accumulated
                                   Number of                                                              Other           Total
                                     Shares       Common      Comprehensive    Retained     Treasury  Comprehensive   Stockholders'
                                   Outstanding     Stock          Income       Earnings       Stock       Income           Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1995                 647,236      $4,532,000                  $3,023,000      $    --    $ 54,000   $7,609,000

Net income                               --              --      $ 522,000      522,000           --          --      522,000
Other comprehensive income:
  Unrealized loss on securities
    available for sale, net of
    income taxes of $98,000              --              --       (147,000)          --           --    (147,000)    (147,000)
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                             $ 375,000
==================================================================================================================================

Stock dividend                       32,660         569,000                    (569,000)          --          --           --
Stock options exercised                 500           5,000                      (5,000)          --          --           --
Shares issued through dividend
  reinvestment plan                   8,100         140,000                          --           --          --      140,000
Cash dividend                            --              --                    (242,000)          --          --     (242,000)
----------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1996                 688,496       5,246,000                   2,729,000           --     (93,000)   7,882,000

Net income                               --              --       $708,000      708,000           --          --      708,000
Other comprehensive income:
  Unrealized gain on securities
    available for sale, net of
    income taxes of $68,000              --              --        107,000           --           --     107,000      107,000
----------------------------------------------------------------------------------------------------------------------------------

Comprehensive income                                             $ 815,000
==================================================================================================================================

Treasury stock purchased               (145)             --                          --       (2,000)         --       (2,000)
Stock options exercised               2,000          23,000                          --           --          --       23,000
Shares issued through dividend
  reinvestment plan                   8,608         143,000                          --           --          --      143,000
Cash dividend                            --              --                    (275,000)          --          --     (275,000)
----------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1997                 698,959       5,412,000                   3,162,000       (2,000)     14,000    8,586,000

----------------------------------------------------------------------------------------------------------------------------------
Net income                               --              --      $ 710,000      710,000           --          --      710,000
----------------------------------------------------------------------------------------------------------------------------------

Other comprehensive income:
  Unrealized gain on securities
    available for sale, net of
    income taxes of $60,000                                         89,000
Reclassification adjustment for
  gains included in income,
  net of income taxes of $26,000                                   (39,000)
---------------------------------------------------------------------------------------------------------------------------------

Other comprehensive income               --              --         50,000           --           --      50,000       50,000
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                             $ 760,000
=================================================================================================================================

Stock options exercised               4,814          55,000                          --           --          --       55,000
Shares issued through dividend
  reinvestment plan                  12,112         168,000                          --           --          --      168,000
Stock split                         706,133              --                          --           --          --           --
Cash dividends                           --              --                    (325,000)          --          --     (325,000)
---------------------------------------------------------------------------------------------------------------------------------
Balance -
  December 31, 1998               1,422,018      $5,635,000                  $3,547,000      $(2,000)   $ 64,000   $9,244,000
=================================================================================================================================

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

                                                                               Year Ended December 31,
===========================================================================================================================

                                                                        1998              1997             1996
===========================================================================================================================
Cash flows from operating activities:
  Net income                                                          $  710,000      $   708,000       $   522,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
       Net amortization (accretion) of premiums,
         discounts and loan origination fees
         and expenses, net                                                93,000          (54,000)          (35,000)
       Depreciation and amortization                                     439,000          370,000           343,000
       Provision for loan losses                                          19,000          210,000           130,000
       (Gain) on sales of securities available for sale                  (65,000)              --                --
       (Gain) loss on sale of real estate                                    --           (44,000)           33,000
       Origination of loans held for sale                               (354,000)              --                --
       Deferred federal income tax (benefit)                             (25,000)         (25,000)           54,000
       Decrease (increase) in accrued
         interest receivable                                              69,000          (74,000)           38,000
       (Increase) decrease in other assets                               (47,000)         430,000           (39,000)
       Decrease in other liabilities                                    (280,000)        (216,000)         (331,000)
---------------------------------------------------------------------------------------------------------------------------

          Net cash provided by operating activities                      559,000        1,305,000           715,000
---------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Proceeds from repayments on and maturities
     of securities available for sale                                 16,296,000        4,606,000        10,232,000
  Proceeds from sales of securities available for sale                 8,490,000               --                --
  Purchases of securities available for sale                         (24,084,000)      (8,931,000)      (11,105,000)
  Proceeds from maturities of securities held to maturity              1,602,000          952,000         2,239,000
  Purchases of securities held to maturity                            (5,464,000)      (1,913,000)       (1,220,000)
  Net increase in loans                                               (1,907,000)      (2,577,000)      (13,235,000)
  Additions to premises and equipment                                 (1,024,000)        (332,000)         (201,000)
  Purchase of Federal Home Loan Bank of New York stock                   (69,000)        (624,000)               --
  Capitalized costs on other real estate owned                            (3,000)              --                --
  Proceeds from sale of other real estate                                     --          439,000           366,000
---------------------------------------------------------------------------------------------------------------------------

          Net cash used in investing activities                       (6,163,000)      (8,380,000)      (12,924,000)
---------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Net increase in deposits                                           $22,832,000      $11,993,000       $ 6,964,000
  Exercise of stock options                                               55,000           23,000             5,000
  Stock dividends, net of fractional shares paid                              --               --            (5,000)
  Payment of dividends net of reinvestment                              (157,000)        (126,000)         (102,000)
  Purchase of treasury stock                                                  --           (2,000)               --
---------------------------------------------------------------------------------------------------------------------------

          Net cash provided by financing activities                   22,730,000       11,888,000         6,862,000
---------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                  16,992,000        4,813,000        (5,347,000)
Cash and cash equivalents - beginning                                 13,668,000        8,855,000        14,202,000
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents - ending                                   $30,660,000      $13,668,000       $ 8,855,000
===========================================================================================================================

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
      Income taxes (federal and state)                                $  630,000       $  192,000        $  182,000
      Interest                                                         3,816,000        3,134,000         2,968,000
Supplemental schedule of noncash investing and financing activities:
    Transfer of loans to other real estate                             $  33,000              $--        $  473,000

          See accompanying notes to consolidated financial statements.

Notes to
Consolidated
Financial
Statements

1.   NATURE OF OPERATIONS

     Sussex Bancorp (the "Corporation") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Sussex County State Bank (the "Bank"), and the Bank's wholly-owned subsidiaries, Sussex Bancorp Mortgage Company and SCB Investment Company. The Corporation's business is conducted principally through the Bank. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers at its seven branches located in Sussex County, New Jersey. The Bank operates under a state bank charter and provides full banking services and, accordingly, is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

2.  ACCOUNTING PRINCIPLES

     Principles of consolidation

     The  consolidated   financial   statements  include  the  accounts  of  the
Corporation, the Bank and the Bank's wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Basis of consolidated financial statement presentation

     The consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates.

     A material estimate that is particularly susceptible to significant changes relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

     Cash and cash equivalents

     Cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other banks having original maturities of three months or less. Generally, federal funds sold are sold for one-day periods.

     Securities

     Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders' equity.

Notes to
Consolidated
Financial
Statements


2.  ACCOUNTING PRINCIPLES (continued)

     Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the consolidated financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains or losses recognized in the consolidated statements of income.

     Loans held for sale

     Loans held for sale are carried at the lower of cost or market value. Valuation computations are made in the aggregate by type of loan and rate of interest. The market values used for comparison are those associated with the Bank's normal investor outlets. Gain or loss on sales of loans is recognized based on the specific identification method.

     Loans

     Loans are stated at the amount of unpaid principal less unearned interest, net deferred loan origination costs/fees, and the allowance for loan losses. Interest on commercial, mortgage and simple interest installment loans is recognized as income based on the loan principal outstanding. Recognition of interest on the accrual method is generally discontinued when factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to an accrual status when factors indicating doubtful collectibility no longer exist.

     Loan origination costs/fees

     Loan origination fees and certain direct loan origination costs are deferred and subsequently amortized as an adjustment of yield over the contractual lives of the related loans.

     Allowance for possible loan losses

     The allowance for possible loan losses is maintained at a level considered adequate to absorb future losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Loans are deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measured value of an impaired loan is less than the recorded investment in that loan, the impairment is recorded in the allowance for possible loan losses. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes.

     Payments received on impaired loans are applied to principal, accrued interest receivable and interest income, in that order.

Notes to
Consolidated
Financial
Statements


2.  ACCOUNTING PRINCIPLES (continued)

     Concentration of risk

     Lending activity is concentrated in loans secured by real estate located primarily in Sussex and adjacent counties in the State of New Jersey.

     Premises and equipment

     Land is carried at cost. Buildings, building improvements, furniture, fixtures and equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the shorter of the estimated lives of the related assets or the lease term.

     Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to expense in the years incurred. Rental income is netted against occupancy expense in the consolidated statements of income.

     Other real estate owned ("OREO")

     OREO consists of loan collateral repossessed and is carried at the lower of cost or fair value less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated costs to sell. Operating results of OREO, including rental income, operating expenses, and gains and losses realized from the sale of properties owned, are included in other expenses.

     Intangible assets

     Core deposit intangibles relating to premiums paid on the acquisition of deposits are amortized on a straight line basis over 15 years. Such amortization totalled $84,000 in each of the years ended December 31, 1998, 1997 and 1996.

     Trust operations

     Trust income is recorded on a cash basis, which approximates the accrual basis. Securities and other property held by the Corporation in fiduciary or agency capacities for customers of the trust department are not assets of the Corporation and, accordingly, are not included in the accompanying consolidated financial statements.

     Income taxes

     The Corporation and its subsidiaries use the accrual basis of accounting for financial and income tax reporting. Provisions for income taxes in the consolidated financial statements differ from the amounts reflected in income tax returns due to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The income tax provisions shown in the consolidated financial statements relate to items of income and expense in those statements irrespective of temporary differences for income tax return purposes. The tax effect of these temporary differences is accounted for as deferred income taxes applicable to future years.

     The Corporation and its subsidiaries file separate state income tax returns and a consolidated federal income tax return with the amount of income tax expense or benefit computed and allocated on a separate return basis.

Notes to
Consolidated
Financial
Statements


2.  ACCOUNTING PRINCIPLES (continued)

     Net income per common share

     Basic net income per share of common stock is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period plus the potential dilutive effect of outstanding stock options. On June 18, 1998, the Corporation's Board of Directors authorized a two for one stock split, which was distributed on August 3, 1998. Basic and diluted net income per common share have been retroactively restated to give effect to the stock split.

     Comprehensive income

     Effective January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. As required, the provisions of SFAS No. 130 have been retroactively applied to previously reported periods. The application of SFAS No. 130 had no material effect on the Corporation's consolidated financial condition or operations.

     Impact of new financial Accounting Standards

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, certain provisions of SFAS No. 133 will permit, at the date of initial adoption of SFAS No. 133, the transfer of any held-to-maturity security into either the available for sale or trading category and the transfer of any available for sale security into the trading category. Transfers from the held-to-maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and is not expected to have a material impact on the Corporation. The Corporation does not intend to adopt SFAS No. 133 earlier than required.

     Interest-rate risk

     The Corporation, primarily through the Bank, is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to make loans secured by real estate and, to a lesser extent, commercial and consumer loans. Additionally, such funds are utilized to purchase investment securities. The potential for interest-rate risk exists as a result of the differences in the duration of the Corporation's interest-sensitive liabilities compared to its interest-sensitive assets. In a changing interest rate environment, liabilities will reprice at different speeds and to different degrees than assets, thereby impacting net interest income. For this reason, management regularly monitors the maturity structure of the Corporation's assets and liabilities in order to measure its level of interest-rate risk and plan for future volatility.

     Reclassification

     Certain amounts for the years ended December 31, 1997 and 1996 have been reclassified to conform to the current year's presentation.

Notes to
Consolidated
Financial
Statements

3.   SECURITIES AVAILABLE FOR SALE

                                                               December 31, 1998
---------------------------------------------------------------------------------------------------------------------------
                                            Amortized           Gross Unrealized          Carrying
---------------------------------------------------------------------------------------------------------------------------
                                               Cost            Gains       Losses          Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                             $  5,589,000     $  124,000     $   3,000    $ 5,710,000
U.S. Government agencies including
  mortgage-backed securities                19,407,000         75,000        71,000     19,411,000
Equity securities                              850,000             --        19,000        831,000
---------------------------------------------------------------------------------------------------------------------------
                                           $25,846,000     $  199,000       $93,000    $25,952,000
===========================================================================================================================

                                                               December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                            Amortized         Gross Unrealized          Carrying
---------------------------------------------------------------------------------------------------------------------------
                                               Cost            Gains       Losses          Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                             $ 8,049,000      $   30,000     $  30,000    $ 8,049,000
U.S. Government agencies including
  mortgage-backed securities               18,529,000         60,000         38,000     18,551,000
---------------------------------------------------------------------------------------------------------------------------
                                          $26,578,000      $  90,000      $  68,000    $26,600,000
===========================================================================================================================

                                                                                    December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                      1998                                  1997
---------------------------------------------------------------------------------------------------------------------------
                                                        Amortized           Carrying           Amortized         Carrying
                                                           Cost               Value               Cost              Value
---------------------------------------------------------------------------------------------------------------------------
Due in one year or less                               $        --         $         --       $ 2,503,000        $ 2,510,000
Due after one year through five years                   8,589,000            8,714,000        14,702,000         14,707,000
Due after five years through ten years                  1,500,000            1,493,000         2,000,000          2,005,000
Due after ten years                                    14,907,000           14,914,000         7,373,000          7,378,000
Equity securities                                         850,000              831,000                --                 --
---------------------------------------------------------------------------------------------------------------------------
                                                      $25,846,000         $ 25,952,000       $26,578,000        $26,600,000
===========================================================================================================================

     The amortized cost and carrying value of securities at December 31, 1998 and 1997 are shown above by contractual maturity. Actual maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The following presents details of sales of securities available for sale:

                             Year Ended December 31,
-----------------------------------------------------------------------------------------
                                     1998                 1997                  1996
-----------------------------------------------------------------------------------------
Sales proceeds                  $ 8,490,000               $--                   $--
Gross gains                          65,000                --                    --
Gross losses                             --                --                    --

     Securities with a carrying value of approximately $4,333,000 and $200,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes required by applicable laws and regulations.

Notes to
Consolidated
Financial
Statements


4. SECURITIES HELD TO MATURITY

                                                               December 31, 1998
---------------------------------------------------------------------------------------------------------------------------
                                           Amortized            Gross Unrealized            Estimated
---------------------------------------------------------------------------------------------------------------------------
                                             Cost             Gains          Losses         Fair Value
---------------------------------------------------------------------------------------------------------------------------
Obligations of state and political
   subdivisions                          $ 5,939,000        $ 18,000        $  8,000       $ 5,949,000
===========================================================================================================================

                                                               December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                          Amortized             Gross Unrealized            Estimated
---------------------------------------------------------------------------------------------------------------------------
                                            Cost              Gains          Losses         Fair Value
---------------------------------------------------------------------------------------------------------------------------
Obligations of state and political
   subdivisions                          $2,082,000         $ 7,000         $     --       $2,089,000
===========================================================================================================================
                                                               December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                     1998                                 1997
---------------------------------------------------------------------------------------------------------------------------
                                           Amortized         Estimated        Amortized         Estimated
                                             Cost           Fair Value           Cost           Fair Value
---------------------------------------------------------------------------------------------------------------------------
Due in one year or less                  $ 3,957,000        $ 3,963,000      $ 1,603,000       $ 1,603,000
Due after one year through five years      1,015,000          1,024,000          479,000           486,000
Due after five years through ten years       967,000            962,000               --
---------------------------------------------------------------------------------------------------------------------------
                                         $ 5,939,000        $ 5,949,000      $ 2,082,000       $ 2,089,000
===========================================================================================================================

     The amortized cost and carrying value of securities at December 31, 1998 and 1997 are shown above by contractual maturity. Actual maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     There were no sales of securities held to maturity during the years ended December 31, 1998, 1997 and 1996.

Notes to
Consolidated
Financial
Statements

5.   LOANS

                                                                           December 31,
-----------------------------------------------------------------------------------------------
                                                                      1998             1997
-----------------------------------------------------------------------------------------------
Loans secured by one to four family residential properties       $ 49,128,000     $ 51,257,000
Loans secured by nonresidential properties                         11,612,000       10,665,000
Loans to individuals                                                2,416,000        2,524,000
Commercial loans                                                    3,742,000        2,499,000
Loans secured by construction and land development                  2,352,000          877,000
Other loans                                                           712,000          241,000
-----------------------------------------------------------------------------------------------
                                                                   69,962,000       68,063,000
-----------------------------------------------------------------------------------------------

Less: Unearned income and net deferred loan costs, net                (49,000)          28,000
Allowance for loan losses                                             665,000          685,000
-----------------------------------------------------------------------------------------------
                                                                      616,000          713,000
-----------------------------------------------------------------------------------------------
                                                                 $ 69,346,000     $ 67,350,000

Notes to
Consolidated
Financial
Statements

5.   LOANS (continued)

Non-performing loans consist of nonaccrual and renegotiated loans. Nonaccrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received, or if ultimate collectibility of principal is in doubt, applied as principal reductions. Renegotiated loans are loans whose contractual interest rates have been reduced or where other significant modifications have been made due to borrowers' financial difficulties. Interest on these loans is either accrued or credited directly to interest income. If interest had been accrued on these loans, the effect on net interest income would have been approximately $9,000, $32,000 and $68,000 higher in 1998, 1997 and 1996, respectively. Non-performing loans were as follows:

================================================================================
                                            December 31,
================================================================================
                                    1998        1997         1996
================================================================================
Nonaccrual                      $ 398,000   $  730,000    $  935,000
Renegotiated                           --      334,000       277,000
--------------------------------------------------------------------------------
                                $ 398,000   $1,064,000    $1,212,000
================================================================================


     The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. These loans, at December 31, 1998, were current as to principal and interest payments, and do not involve more than normal risk of collectibility. A summary of lending activity with respect to such persons who had borrowings of $60,000 or more, is as follows:

                                       Year Ended December 31,
                                                1998
================================================================================
Balance - beginning                        $ 1,909,000
Loans originated                               581,000
Repayments                                    (415,000)
--------------------------------------------------------------------------------
Balance - ending                           $ 2,075,000
================================================================================

6.   ALLOWANCE FOR LOAN LOSSES

                                       Year Ended December 31,
================================================================================
                                    1998         1997        1996
================================================================================
Balance - beginning             $ 685,000    $ 542,000    $  476,000
Provision for loan losses          19,000      210,000       130,000
Loans charged off                 (40,000)     (68,000)      (66,000)
Recoveries                          1,000        1,000         2,000
--------------------------------------------------------------------------------
                                $ 665,000    $ 685,000     $ 542,000
================================================================================

     Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

Notes to
Consolidated
Financial
Statements

                                                             December 31,
----------------------------------------------------------------------------------
                                                        1998             1997
----------------------------------------------------------------------------------
     Record investment in impaired loans:
       With recorded allowances                      $ 407,000        $1,272,000
       Without recorded allowances                          --                --
----------------------------------------------------------------------------------
             Total impaired loans                      407,000         1,272,000
       Related allowance for loan losses              (121,000)         (202,000)
----------------------------------------------------------------------------------
             Net impaired loans                      $ 286,000        $1,070,000
==================================================================================

     For the years ended December 31, 1998, 1997 and 1996, the average recorded investment in impaired loans totalled $898,000, $1,345,000 and $1,864,000, respectively. Interest income recognized on such loans during the time each was impaired totalled $79,000, $135,000 and $132,000, respectively.

7.   PREMISES AND EQUIPMENT

                                                            December 31,
--------------------------------------------------------------------------------
                                                        1998             1997
--------------------------------------------------------------------------------
     Land                                           $  417,000        $  417,000
     Buildings and building improvements             1,592,000         1,555,000
     Leasehold improvements                            136,000           145,000
     Furniture, fixtures and equipment               2,912,000         2,648,000
     Assets in progress                                629,000                --
--------------------------------------------------------------------------------
                                                     5,686,000         4,765,000
     Less accumulated depreciation and amortization  2,730,000         2,478,000
--------------------------------------------------------------------------------
                                                    $2,956,000        $2,287,000
================================================================================


     During the years ended December 31, 1998, 1997 and 1996, depreciation and amortization expense totalled $355,000, $286,000 and $259,000, respectively.

     Assets in progress consist primarily of property in Frankford Township, New Jersey, which was purchased in 1998 and is being prepared for use in the Bank's branch network.

8.   DEPOSITS

     Scheduled maturities of certificates of deposit are as follows:

                                                            December 31,
--------------------------------------------------------------------------------
                                                        1998             1997
--------------------------------------------------------------------------------
       One year or less                            $ 36,312,000     $ 33,793,000
       After one through three years                 17,097,000        4,874,000
       After three years                                155,000          304,000
--------------------------------------------------------------------------------
                                                   $ 53,564,000     $ 38,971,000
================================================================================

     At December 31, 1998, certificates of deposit include $9,000,000 owned by a local municipality which mature within 30 days.

Notes to
Consolidated
Financial
Statements

9.   INCOME TAXES

     The components of the provision for income taxes are as follows:

                                           Year Ended December 31,
--------------------------------------------------------------------------------
                                     1998           1997           1996
--------------------------------------------------------------------------------
     Current                      $ 355,000      $ 418,000     $ 268,000
     Deferred                       (25,000)       (25,000)       54,000
--------------------------------------------------------------------------------
            Total                 $ 330,000      $ 393,000     $ 322,000
================================================================================

     The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                  December 31,
----------------------------------------------------------------------------------
                                                             1998           1997
---------------------------------------------------------------------------------
     Deferred tax assets:
        Allowance for loan losses                          $266,000      $262,000
        Deferred loan fees                                   27,000        40,000
        Other                                                19,000         3,000
---------------------------------------------------------------------------------
                                                            312,000       305,000
---------------------------------------------------------------------------------
     Deferred tax liabilities:
        Depreciation and amortization                      (168,000)     (186,000)
        Unrealized gain on securities available for sale    (42,000)       (9,000)
---------------------------------------------------------------------------------
                                                           (210,000)     (195,000)
----------------------------------------------------------------------------------
     Net deferred tax assets included in other assets      $102,000      $110,000
=================================================================================

     The following table presents a reconciliation between the reported income taxes and the income taxes that would have been computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                               Year Ended December 31,
---------------------------------------------------------------------------------------
                                     1998                1997               1996
---------------------------------------------------------------------------------------
                                Amount  Percent    Amount   Percent    Amount  Percent
---------------------------------------------------------------------------------------
Federal income tax             354,000    34.0%    374,000    34.0%   287,000    34.0%
Add (deduct) effect of:
   Non-taxable interest income (38,000)   (3.7)    (11,000)   (1.0)   (12,000)   (1.4)
   State income tax, net of
      federal income tax effect  1,000     0.1      27,000     2.4     46,000     5.5
      Other items, net          13,000     1.3       3,000     0.3      1,000     0.1
---------------------------------------------------------------------------------------
                              $330,000    31.7    $393,000    35.7   $322,000    38.2
=======================================================================================

10.  BENEFIT PLANS

     Stock Option Plans

     During 1988, the stockholders approved a nonqualified stock option plan (the "1988 Plan"). As of December 31, 1998, there were 63,714 authorized shares of the Corporation's common stock to be

Notes to
Consolidated
Financial
Statements


10.  BENEFIT PLANS (continued)

granted. Options may be granted to any officer of the Corporation or the Bank, at a grant price not to be less than the higher of the par value of the stock or 85% of its fair market value at the grant date. Options are exercisable when granted with the option period determined by the Corporation's Board of Directors, but not to exceed five years. As of December 31, 1998, no options have been granted.

     During 1995, the stockholders approved a stock option plan for nonemployee directors (the "Director Plan"). As of December 31, 1998, there were 67,238 authorized shares of the Corporation's common stock to be granted. Upon approval of the Director Plan, each director was granted an option to purchase 5,253 shares. In addition to the foregoing, each person serving as a nonemployee director on the date of each annual meeting of the shareholders who is elected or reelected as a nonemployee director of the Corporation at such annual meeting of stockholders, shall be granted an option to purchase 1,050 shares of the Corporation's common stock with a maximum of 15,759 shares total. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after 10 year. As of December 31, 1998, 28,034 options at $5.35, 3,060 options at $8.70, 3,000 options at $9.00 and 5,000 options at $10.69 were outstanding, of which all were exercisable and none which have been forfeited.

     During 1995, the stockholders approved an incentive stock option plan for executives of the Corporation (the "Executive Plan"). As of December 31, 1998 there were 134,477 authorized shares of the Corporation's common stock to be granted. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Corporation may establish a vesting schedule that must be satisfied before the options may be exercised; but not within six months after the date of grant and have a term not longer than 10 years from the date of grant. As of December 31, 1998, 4,692 options at $8.82 were outstanding, of which all were exercisable and none have been forfeited.

     Transactions under all stock option plans are summarized as follows:

                                                                              Weighted
                                                                               Average
                                                                Range of      Exercise
                                                 Number of   Exercise Price     Price
                                                  Shares        Per Share     Per Share
---------------------------------------------------------------------------------------
Outstanding,  December 31, 1995                  37,822         $  5.35        $ 5.35
   Options granted                                5,100            8.70          8.70
   Options exercised                             (1,020)           5.35          5.35
---------------------------------------------------------------------------------------

Outstanding,  December 31, 1996                  41,902         5.35 - 8.70      5.76
   Options granted                                9,692         8.82 - 9.00      8.91
   Options exercised                             (5,200)           5.35          5.35
---------------------------------------------------------------------------------------

Outstanding,  December 31, 1997                  46,394         5.35 - 9.00      6.47
   Options granted                                5,000           10.69         10.69
   Options exercised                             (7,608)        5.35 - 9.00      7.27
---------------------------------------------------------------------------------------

Outstanding,  December 31, 1998                  43,786        $5.35 - $10.69  $ 6.82
=======================================================================================

Notes to
Consolidated
Financial
Statements

     The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Corporation's three stock based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB SFAS No. 123, the Corporation's net income and income per share would have been reduced to the pro forma amounts indicated below:

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------
                                                1998            1997             1996
---------------------------------------------------------------------------------------
Net income
   As reported                              $ 710,000        $ 708,000        $ 522,000
   Pro forma                                  700,000          696,000          516,000
Diluted income per share
   As reported                                 $ 0.50     $ 0.51$ 0.38
   Pro forma                                     0.49         0.500.37

     The following table summarizes information about fixed stock options outstanding at December 31, 1998:

     Exercise              Number               Remaining                Number
       Price             Outstanding        Contractual Life         Exerciseable
---------------------------------------------------------------------------------
      $ 5.35               28,034                6.5 years              28,034
        8.70                3,060                7.5 years               3,060
        8.82                4,692                8.0 years               4,692
        9.00                3,000                8.5 years               3,000
       10.69                5,000                9.5 years               5,000
---------------------------------------------------------------------------------
                           43,786                                       43,786
=================================================================================

11.  RELATED PARTY TRANSACTIONS

     Certain directors of the Corporation are associated with legal, accounting and construction businesses that rendered various services to the Corporation. The Corporation paid these companies $168,000, $67,000 and $82,000 during 1988, 1997 and 1996, respectively.

12.  COMMITMENTS

     The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial instruments. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. The commitments to extend credit are as follows:

                                                                 December 31,
--------------------------------------------------------------------------------
                                                            1998           1997
--------------------------------------------------------------------------------
                                                              (In Thousands)
   Commitments to extend credit                          $ 11,543        $ 8,259
   Standby letters of credit and financial guarantees           8             49

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, residential real estate and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

     Rentals under long-term operating leases amounted to approximately $52,000, $55,000 and $53,000 for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998, the minimum commitments, which include rental, real estate tax and other related amounts, under all noncancellable leases with remaining terms of more than one year and expiring through 2020 are as follows:

                        December 31,                Amount
--------------------------------------------------------------------------------
                                                 (In Thousands)
                           1999                    $ 52,000
                           2000                      47,000
                           2001                      30,000
                           2002                      15,000
                           2003                      10,000
                       Thereafter                   165,000
--------------------------------------------------------------------------------
                                                   $319,000
================================================================================

     The Corporation and its subsidiaries are also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the consolidated financial position or results of operations of the Corporation.

Notes to
Consolidated
Financial
Statements


13.  DIVIDEND LIMITATION

     A limitation exists on the ability of the Bank to pay dividends to the Corporation. State of New Jersey Banking laws specify that no dividend shall be paid by the Bank on its capital stock unless, following the payment of each such dividend, the capital stock of the Bank will be unimpaired and the Bank will have a surplus of not less than 50% of its capital stock, or, if not, the payment of such dividend will not reduce the surplus of the Bank.

14.  REGULATORY CAPITAL REQUIREMENTS

     The Corporation and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory account practices. The Corporation's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

     As of March 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. The Corporation has not been notified by the Federal Reserve Bank of its capital category. To be categorized as well-capitalized, the Bank must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the aforementioned notification that management believes have changed the institution's category.

     The Corporation's and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                       To Be Well
                                                                                    Capitalized Under
                                                                 Minimum Capital     Prompt Corrective
                                                 Actual            Requirements      Actions Provisions
--------------------------------------------------------------------------------------------------------
                                            Amount     Ratio     Amount     Ratio    Amount     Ratio
--------------------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)
December 31, 1998

Total Capital (to risk-weighted assets):
        Corporation                        $ 9,123    13.51%    $ 5,401     8.00%   $ 6,751       10.00%
        Bank                                 8,687    12.87%      5,399     8.00%     6,749       10.00%

Tier 1 Capital (to risk-weighted assets):
        Corporation                          8,458    12.53%      2,701     4.00%     4,051        6.00%
        Bank                                 8,022    11.89%      2,700     4.00%     4,050        6.00%

Tier 1 Capital (to average total assets):
        Corporation                          8,458     6.24%      5,422     4.00%     6,778        5.00%
        Bank                                 8,022     5.92%      5,422     4.00%     6,777        5.00%

                                                                                         To Be Well
                                                                                      Capitalized Under
                                                                   Minimum Capital    Prompt Corrective
                                                  Actual            Requirements      Actions Provisions
                                            ----------------     ------------------    -------------------
                                             Amount    Ratio      Amount     Ratio      Amount     Ratio
----------------------------------------------------------------------------------------------------------
                                                                (Dollars in Thousands)
December 31, 1997

Total Capital (to risk-weighted assets):
        Corporation                         $ 8,470    14.10%    $ 4,806     8.00%     $ 6,008     10.00%
        Bank                                  8,215    13.67%      4,806     8.00%       6,008     10.00%

Tier 1 Capital (to risk-weighted assets):
        Corporation                           7,785    12.96%      2,403     4.00%       3,605      6.00%
        Bank                                  7,530    12.53%      2,403     4.00%       3,605      6.00%

Tier 1 Capital (to average total assets):
        Corporation                           7,785     7.00%      4,477     4.00%       5,597      5.00%
        Bank                                  7,530     6.70%      4,477     4.00%       5,597      5.00%


15.  SUSSEX BANCORP, INC.  (PARENT COMPANY ONLY)

Condensed financial statements of the Corporation (Parent Company only) follow:

                             STATEMENTS OF CONDITION
                                                                    December 31,
---------------------------------------------------------------------------------------
                                                             1998               1997
---------------------------------------------------------------------------------------
     Assets:
        Cash and due from banks                          $   457,000       $   266,000
        Investment in subsidiaries                         8,808,000         8,367,000
        Other assets                                          22,000            44,000
---------------------------------------------------------------------------------------
             Total assets                                $ 9,287,000       $ 8,677,000
=======================================================================================
     Liabilities:
        Dividends payable                                     43,000            91,000
---------------------------------------------------------------------------------------
     Stockholders' equity                                  9,244,000         8,586,000
---------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity          $ 9,287,000       $ 8,677,000
=======================================================================================

                              STATEMENTS OF INCOME

                                                    Year Ended December 31,
---------------------------------------------------------------------------------------
                                           1998                1997              1996
---------------------------------------------------------------------------------------
     Dividends from subsidiary bank     $ 361,000            387,000           102,000
     Other expenses                        42,000             37,000                --
---------------------------------------------------------------------------------------
     Income before income tax  expense    319,000            350,000           102,000
     Income tax expense                        --                 --
---------------------------------------------------------------------------------------
     Income before undistributed
        earnings of subsidiaries          319,000            350,000           102,000
     Equity in undistributed
         earnings of subsidiaries         391,000            358,000           420,000
---------------------------------------------------------------------------------------
     Net income                         $ 710,000          $ 708,000         $ 522,000
=======================================================================================

Notes to
Consolidated
Financial
Statements


15.  SUSSEX BANCORP, INC.  (PARENT COMPANY ONLY) (continued)

                            STATEMENTS OF CASH FLOWS

                                                                       Year Ended December 31,
-------------------------------------------------------------------------------------------------------
                                                                 1998           1997           1996
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                 $ 710,000     $ 708,000      $ 522,000
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Decrease in other assets                                 22,000        21,000             --
         Equity in undistributed earnings of subsidiaries       (391,000)     (358,000)      (420,000)
-------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities           341,000       371,000        102,000
-------------------------------------------------------------------------------------------------------
    Cash dividends paid net of reinvestments                    (205,000)     (126,000)      (102,000)
    Stock dividend, net of fractional shares                          --            --         (5,000)
    Purchase of treasury stock                                        --        (2,000)            --
    Exercise of stock options                                     55,000        23,000          5,000
-------------------------------------------------------------------------------------------------------
             Net cash (used in) financing activities            (150,000)     (105,000)      (102,000)
-------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                        191,000       266,000             --
Cash and cash equivalents - beginning                            266,000            --             --
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                             $ 457,000     $ 266,000       $     --
=======================================================================================================

16.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used and the estimated fair values and carrying values of the financial instruments are set forth below:

     Cash and cash equivalents and accrued interest receivable

     The carrying amounts for cash and cash equivalents and accrued interest receivable approximate fair value.

 Securities

     The fair values for securities are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

     Loans held for sale

     The fair value of loans held for sale is based on prices associated with the Bank's normal investor outlets.

     Loans

     The fair value of loans is estimated by discounting the future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.

Notes to
Consolidated
Financial
Statements


16.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

     Deposits

     For demand, savings and club accounts, fair value is the carrying amount reported in the consolidated financial statements. For fixed-maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

     Commitments

     The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     The carrying values and estimated fair values of the Corporation's financial instruments are as follows:

                                                      December 31,
----------------------------------------------------------------------------------------
                                           1998                          1997
----------------------------------------------------------------------------------------
                                  Carrying       Estimated      Carrying      Estimated
Financial assets                    Value       Fair Value        Value      Fair Value
----------------------------------------------------------------------------------------
                                                       (In Thousands)
Cash and cash equivalents           $30,660        $30,660       $13,668        $13,668
Securities available for sale        25,952         25,952        26,600         26,600
Securities held to maturity           5,939          5,949         2,082          2,089
Loans held for sale                     354            354            --             --
Loans                                69,346         68,545        67,350         67,326
Accrued interest receivable             549            549           618            618
Financial liabilities
Deposits                            127,714        128,005       104,882        112,783
Commitments
To extend credit                     11,543         11,543         8,259          8,259
Standby letters of credit                 8              8            49             49

     Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no established secondary market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and

Notes to
Consolidated
Financial
Statements

16.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

liabilities that are not considered financial assets and liabilities include premises and equipment, other assets and other liabilities. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

     Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform evaluation methodologies introduces a greater degree of subjectivity to these estimated fair values.

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                   Quarter Ended
--------------------------------------------------------------------------------------
                                March 31,     June 30,     September 30,  December 31,
                                  1998          1998           1998           1998
--------------------------------------------------------------------------------------
                                       (In Thousands, Except Per Share Amounts)
Total interest income           $ 1,951       $ 2,049        $ 2,098        $ 2,197
Total interest expense              831           932            989          1,066
--------------------------------------------------------------------------------------
    Net interest income           1,120         1,117          1,109          1,131
--------------------------------------------------------------------------------------
Provision for loan losses            21            21             21            (44)
Other income                        183           205            231            250
Other expenses                      999         1,065          1,062          1,161
Income taxes                        101            77             79             73
--------------------------------------------------------------------------------------
Net income                      $   182         $ 159          $ 178          $ 191
======================================================================================
Net income per common share -
  basic and diluted            $  0.13       $  0.11        $  0.13         $  0.13
======================================================================================

                                                   Quarter Ended
--------------------------------------------------------------------------------------
                                March 31,     June 30,     September 30,  December 31,
                                  1997          1997           1997           1997
--------------------------------------------------------------------------------------
                                       (In Thousands, Except Per Share Amounts)
Total interest income          $  1,755       $ 1,810        $ 1,892        $ 1,926
Total interest expense              731           754            777            801
--------------------------------------------------------------------------------------
    Net interest income           1,024         1,056          1,115          1,125
--------------------------------------------------------------------------------------
Provision for loan losses            75            75             45             15
Other income                        165           205            167            207
Other expenses                      927           938            971            917
Income taxes                         63            88             93            149
--------------------------------------------------------------------------------------
Net income                      $   124         $ 160          $ 173          $ 251
======================================================================================
Net income common per share -
  basic and diluted             $  0.09         $0.12          $0.12          $0.18
======================================================================================

     Net income per common share for the quarters ended June 30, 1998 and prior have been restated to give retroactive effect to the subsequent 2 for 1 stock split.

Sussex
Bancorp,
Inc.

OFFICE LOCATIONS

Main Office:

FRANKLIN
399 Route 23,  Franklin Bank - 827-2404
Administrative  Offices - 827-2914 Loan
Department - 827-3726

Branch Offices:

ANDOVER
165 Route 206, Andover
 786-5150

NEWTON
15 Trinity Street,
Newton 383-2211

MONTAGUE
266 Clove Road, Montague
293-3488

SPARTA
172 Woodport  Road,
Sparta 729-7223

VERNON
7 Church Street, Vernon
754-6175

WANTAGE
455 Route 23, Wantage
875-9957

Transfer and Dividend Paying
Agent/Registrar
American Stock Transfer & Trust Company
40 WallStreet
New York,  NY 10005
800-937-5449
Common Stock Data
Common stock is traded on the American
Stock Exchange under the Symbol SBB.

SUSSEX BANCORP, INC.

Board of Directors and Executive Officers

Donald L. Kovach    Chairman of the Board,
                    President and Chief Executive Officer

Irvin Ackerson      Excavator, Ackerson Excavating

William Kulsar      CPA, Caristia, Kulsar and Wade, P.A.

Joel D. Marvil      President and Chief Executive Officer,
                    Ames Rubber Corporation

Richard W. Scott    Dentist, Richard W. Scott, D.D.S.

Joseph Zitone       General Contractor, Zitone Construction Co.

SUSSEX COUNTY STATE BANK

Board of Directors

Donald L. Kovach    Chairman of the Board,
                    President and Chief Executive Officer

Terry H. Thompson   Secretary, Senior Vice President/COO

Irvin Ackerson      Excavator, Ackerson Excavating

Mark J. Hontz       Attorney, Dolan & Dolan, P.A.

William E. Kulsar   CPA, Caristia, Kulsar and Wade, P.A.

Candace Leatham     Senior Vice President/Treasurer

Joel D. Marvil      President and Chief Executive Officer
                    of Ames Rubber Corp.

Richard W. Scott    Dentist, Richard W. Scott, D.D.S.

Joseph Zitone       General Contractor, Zitone Construction Co.

Officers

Donald L. Kovach    President/Chief Executive Officer

Candace Leatham     Senior Vice President/Treasurer

Terry H. Thompson   Senior Vice President/COO

Mary Cannistra      Vice President/Personnel Officer

Gary Chuisano       Vice President/Trust Officer/Non-deposit Products

James Ciaravolo     Vice President/Branch Administration/Security

Elizabeth Martin    Vice President/Operations

Valerie Seufert     Vice President/Senior Loan Officer

Samuel Tolley       Vice President/Loans &Compliance Officer

Janice Mandeville   Asst. Vice President/Loan Administration

Maryann Parker      Asst. Vice President/Branch Manager-Franklin

Mardella Venable    Asst. Vice President/Branch Manager-Newton

Diana Whitehead     Asst. Vice President/Asst. Operations Officer

Laurie Grafeld      Asst. Secretary/Branch Manager-Montague

Colleen Herman      Asst. Secretary/Branch Manager-Wantage

Lori Hotchkiss      Asst. Secretary/Data Processing

Margaret Sisco      Asst. Secretary/Deposit Operations

Patricia Backman    Asst. Treasurer/Controllers Office

SUSSEX BANCORP MORTGAGE CO., INC.

Officers

Gerald R. Lake      President

David K. VerHage    Vice President

Sussex
Bancorp,
Inc.

                                     [GRAPHIC-PHOTO OF INDIVIDUALS LISTED BELOW]



Trust/Estate Advisory Committee:

--------------------------------
LEFT to RIGHT (sitting):
Candace Leatham, DonaldL. Kovach
and Pat Bauernfeind
LEFT to RIGHT (standing):
Gary Chiusano and William E. Kulsar


                             [GRAPHIC-PHOTO OF INDIVIDUALS LISTED BELOW AT AMEX]

OPENING DAY ON THE AMEX:

------------------------

LEFT: FRONT - William E.  Kulsar, Donald L. Kovach,
              Candace Leatham:
      BACK - Joel D. Marvil, Richard W. Scott and Terry H. Thompson





------------------------
Below:
Donald L. Kovach with a Senior Amex Representative

Five Year
Summary

(Not covered by Report
of Independent Public
Accountants)

                                                                            Year Ended December 31
===========================================================================================================================
                                                  1998              1997             1996           1995           1994
===========================================================================================================================
SUMMARY OF INCOME:
    Interest income                         $ 8,295,000        $ 7,383,000     $ 6,710,000    $ 6,050,000    $ 5,516,000
    Interest expense                          3,818,000          3,063,000       2,728,000      2,267,000      1,656,000
---------------------------------------------------------------------------------------------------------------------------
          Net interest income                 4,477,000          4,320,000       3,982,000      3,783,000      3,860,000
    Provision for possible loan losses           19,000            210,000         130,000         64,000        187,000
---------------------------------------------------------------------------------------------------------------------------
          Net interest income after
  provision for possible
  loan losses                                 4,458,000          4,110,000       3,852,000      3,719,000      3,673,000
    Other income                                869,000            744,000         666,000        677,000        592,000
    Other expense                             4,287,000          3,753,000       3,764,000      3,641,000      3,431,000
---------------------------------------------------------------------------------------------------------------------------
          Income before provision
  for income taxes                            1,040,000          1,101,000         844,000        755,000        834,000
    Provision for income taxes                  330,000            393,000         322,000        254,000        234,000
---------------------------------------------------------------------------------------------------------------------------
          Net income                        $   710,000         $  708,000      $  522,000     $  501,000     $  600,000
===========================================================================================================================

BASIC AVERAGE NUMBER OF
  SHARES OUTSTANDING (a)                      1,410,535          1,377,934       1,368,618      1,345,616      1,334,418

DILUTED AVERAGE NUMBER OF
  SHARES OUTSTANDING (a)                      1,425,900          1,391,416       1,382,950      1,349,658      1,334,418

PER SHARE INFORMATION:
    Basic net income                               $.50               $.51            $.38           $.37           $.45
    Diluted net income                             $.50               $.51            $.38           $.37           $.45
    Cash dividends (b)                             $.23               $.20            $.18           $.22           $.16
    Stock dividends (b)                             100%                 0%              5%             0%             0%
    Dividend payout ratio                            46%                39%             46%            59%            36%

PERFORMANCE YIELDS:
    Return on average assets                        .57%               .66%            .54%           .57%           .73%
    Return on average stockholders' equity         8.33%              8.84%           6.84%          6.98%          8.84%
    Average equity/average costs                   6.85%              7.50%           7.87%          8.11%          8.24%

END OF PERIOD DATA:
    Total assets                           $137,467,000       $114,257,000    $101,776,000    $94,870,000    $82,243,000
    Total deposits                          127,714,000        104,882,000      92,889,000     85,925,000     75,087,000
    Total stockholders' equity                9,244,000          8,586,000       7,882,000      7,609,000      6,646,000
    Average assets                          124,394,000        106,879,000      96,996,000     88,535,000     82,344,000
    Average stockholders' equity              8,526,000          8,013,000       7,630,000      7,178,000      6,785,000
---------------------------------------------------------------------------------------------------------------------------

(a) The average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.

(b) Cash and stock dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends.



38