Form 10KSB, Exhibit 13
period 2001-12-31
SUSSEX BANCORP
filed 2002-03-27
CIK 1028954

TABLE OF CONTENTS

                      President's Message                          1

                      Management Discussion and Analysis           3

                      Independent Auditors' Report                13

                      Consolidated Statements of Condition        14

                      Consolidated Statements of Income           15

                      Consolidated Statements of Changes
                        in Stockholders' Equity                   16

                      Consolidated Statements of Cash Flows       17

                      Notes to Consolidated Financial Statements  18

                      Five Year Summary                           39

                      Office Locations                            40

                       Board of Directors and Officers            41

MESSAGE TO SHAREHOLDERS

     The year 2001 will be long remembered. Historically it may be hailed as the year of American resiliency. Between the events of September 11 and the state of the economy, many could not wait for the year to draw to a close.

     Despite the uncertain times, 2001 was a year of achievement for your company. Be being steadfast to our long-range plan, Sussex Bancorp accomplished several major goals.

     Our total footings grew to over$203MM by year-end, a remarkable increase of over $41MM dollars in one year. Part of the increase was attributable to a bank-wide marketing campaign to promote new free checking accounts with features our customers will find attractive. Since the program inception in October of last year, $2.1MM million in new deposits, constituting 993 new accounts, have been added to our demand deposits. The aggressive training component of the program has created an inspiring team effort effecting every employee from the officer level through the teller ranks. Average savings and time deposits also increased over the last year by $22.7MM despite the reduction in interest rates paid on all deposit accounts, reflecting the reverse funds flow out of the investment market back to the security of FDIC protected deposit accounts.

     According to plan, the liquidity resulting from the deposit increase was used to add to the investment portfolio, resulting in a $42MM total by year-end. Federal funds increased to a year-end total of $34.9MM allowing the Bank to remain liquid in order to fund the current undisbursed loan commitments and pipeline demand totaling $27MM.

     Mr.  Richard  Reilly was  retained as Senior Vice  President/Chief  Lending
Officer. Mr. Reilly has an extensive and impressive commercial lending background. Among his tasks is to insure the completion of the Loan Department reorganization and accomplish the planned increase in the portfolio yield by emphasizing commercial, industrial and non-residential real estate loans.

     The mortgage brokerage subsidiary continued to show a profit through the sale in the secondary market of targeted 30-year fixed residential mortgages while the Bank retained the servicing rights, increasing our fee income.

     For the first time since its establishment, the non-deposit investment product division, offering securities brokerage and insurance products through IBFS, was profitable. ATM card income increased over the past year due to the introduction of our new Debit Card. Additional fee income was realized from the increased use of our Internet Banking Program, which had 514 on-line users by year-end.

     Sussex Bancorp non-interest income increased a total of $787,000, or 94%, to $1.6MM from $839,000 during 2001. A significant portion of the income is attributable to the contribution of Tri-State Insurance Agency, Inc., which was acquired on October 1, 2001. Tri-State produced $407,000 in commission revenue in the last quarter of 2001.

     Last year we completed the sale of 139,906 shares of outstanding stock (9.9%) to Lakeland Bancorp for a one time increase in capital of approximately $1MM, but our exceptional growth and the desire to continue to expand both the fee and interest income opportunities require more capital. Hence, a secondary public offering of our stock is anticipated for the late part of 2002. This will provide the funding necessary for additional product expansion and acquisition opportunities. It is expected that our existing shareholders will have first priority in purchasing these newly offered shares.

     Your Board of Directors and management believe that, like our nation, the best of our history is ahead of us. Staying the course by following a well-designed Strategic Plan will produce the earnings necessary to continue our dividend payment history and ultimately bring about the appreciation of the share value that our stockholders deserve.


Sincerely,

/s/Donald L. Kovach
-------------------
Donald L. Kovach
President/CEO

Management's Discussion and Analysis...

This section presents management's discussion and analysis of changes to the Company's consolidated financial results of operations and conditions and should be read in conjunction with the Company's financial statements and notes thereto included herein.

Management Strategy

The Company's goal is to serve as a community-oriented financial institution serving the Sussex County, New Jersey marketplace. All eight of the Company's offices are located within Sussex County, New Jersey, and over 90% of the Company's loans are made to borrowers located in Sussex County. During 2001, the Company continued its focus on emphasizing commercial loans and relationships and de-emphasizing 1-4 family residential mortgage lending, traditionally the largest component of the Company's loan portfolio. At December 31, 2001, loans secured by 1-4 family residential properties represented less than half of the Company's loan portfolio. The Company also continued its strategy of seeking to gain market share through specialized deposit products such as the Company's senior select savings account, and by actively bidding on municipal deposits.
During the forth quarter of 2001, the Company began an aggressive marketing campaign to promote low cost demand and NOW accounts. In addition, during 2001, the Company continued its efforts to enhance non-interest income through its acquisition of Tri-State Insurance Agency, Inc., an Augusta, New Jersey based general insurance agency ("Tri-State"). The acquisition was consummated on October 1, 2001, and so the reported results for 2001 only include Tri-State for the fourth quarter. For 2002, the Company intends to continue its emphasis on developing and expanding commercial relationships and will seek to develop other sources of non-interest fee income, both by expanding Tri-State's operations and through other lines of fee income generating businesses.

Results of Operations

For the year ended December 31, 2001, the Company's net income was $795,000, representing an increase of $28,000 over the $767,000 earned in 2000. Basic net income per share for 2001 was $.48, compared to basic net income per share of $.51 in 2000. Diluted net income per share for 2001 was $.48, compared to diluted net income per share of $.51 in 2000. The change in per share earnings reflects an increase in net income offset by an increased number of average shares outstanding during 2001, as the Company's average basic shares outstanding increased to 1,643,258 from 1,494,671. The increase in outstanding shares reflects the issuance of 139,906 shares to Lakeland Bancorp in the first quarter of 2001.

The Company's results for 2001 were affected by increases of $349,000 in net interest income and $789,000 in non interest income, partially offset by an increase of $1.0 million in total other expenses and $75,000 in the provision for income taxes.

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

Net interest income, on a fully taxable basis (a 34% tax rate), increased by $346,000 in 2001 to $6.0 million compared to $5.6 million in 2000. The increase in net interest income occurred as total interest income increased by $1.2 million, or 11.4%, to $11.7 million from $10.5 million for the year ended December 31, 2000, while interest expense increased $851,000, or 17.6%, to $5.7 million from $4.8 million for the year ended December 31, 2000. Interest income increased primarily as a result of an increase in average earning assets of 23%, or $33.0 million to $175.9 million for the year ended December 31, 2001 from $142.9 million for the year ended December 31, 2000. The increase in volume was partially offset by a decrease in rate as the Company's average yield on interest earning assets declined to 6.64% for the year ended December 31, 2001, compared to 7.33% for the year ended December 31, 2000. The decrease in rate reflects the continuing trend of lower market rates of interest during 2001, as the Federal Reserve continued to reduce short term interest rates. The reduction in market rates of interest was partially offset by the changes in mix in the Company's portfolio, as lower yielding residential mortgages declined to less than 50% of the Company's loan portfolio.

Interest income on total loans increased from $7.6 million in 2000 to $8.1 million in 2001, an increase of $539,000. As discussed above, this increase was primarily the result of an increase in the volume of the loan portfolio, partially offset by a decline in average rate. The average yield on loans declined 22 basis points from 8.08% in 2000 to 7.86% in 2001. This reduction reflects reduced market rates of interest, partially offset by the change in the mix of the loan portfolio toward higher yielding commercial loans and away from residential mortgage loans.

Total interest income on securities remained relatively unchanged at $2.5 million for both 2001 and 2000, as the increase in the average balance of investment securities was offset by a reduction in the yield on the portfolio, reflecting lower market rates of interest.

Interest income on other interest-earning assets, primarily federal funds sold and, to a lesser extent, interest bearing deposits in other financial institutions, increased by $624,000, or 155% to $1.0 million from $403,000. The increase occurred primarily in interest income on federal funds sold, which increased to $812,000 for the year ended December 31, 2001 from $280,000 for the prior year period. The increase in federal funds sold and interest baring deposits reflects the increase in the Company's deposit portfolio in excess of new loan demand. The Company remained extremely liquid during 2001, as low current rates of market interest made longer term investment securities an unattractive investment, and slowing economic conditions, combined with declining interest rates, made it difficult for the Company to significantly increase loan originations in excess of loan repayments and prepayments. The average balance of federal funds sold and interest bearing deposits during the twelve months ended December 31, 2001 was $27.7 million compared to $6.6 million in the prior year period. In addition, due to continuing rate cuts by the Federal Reserve, the average yield on federal funds sold and interest bearing deposits declined to 3.7% during 2001 from 6.1% during 2000.

Total interest expense increased from $4.8 million in 2000 to $5.7 million for the year ended December 31, 2001, an increase of $851,000, or 17.6%. The increase in interest expense was attributable to increases in both the Company's average interest-bearing deposits and its borrowed funds. During 2001, the Company's average interest-bearing liabilities increased by $32.1 million, to $150.7 million for the year ended December 31, 2001 compared to $118.7 million for the year ended December 31, 2000. The increase in deposits occurred primarily in the Company's time deposits, where the average balance increased to $65.5 million from $47.7 million, while the yield on time deposits declined to 5.19% from 5.31%. The average balance in time deposits increased in 2001 due to the promotion of higher yielding time deposits during the first quarter of the year. In addition, the average balance of borrowed funds increased to $10 million from $4.3 million, as the Company used Federal Home Loan Bank advances to leverage its balance sheet. The Company used the proceeds of this borrowing to payoff higher costing overnight borrowings and to have liquidity available to purchase investments. The average rate paid on all the Company's liabilities decreased to 3.77% in 2001 compared to 4.08% in 2000. This is primarily due to reductions in interest rates across the deposit portfolio as market rates of interest continued to decline throughout 2001.

The net interest margin was 2.86% in 2001, a decline from the net interest margin of 3.26% in 2000 reflecting a 69 basis point decrease in yield on total earning assets from 7.33% in 2000 to 6.64% in 2001, compared to a 31 basis point decline in rate on total interest bearing liabilities from 4.08% in 2000 to 3.77% in 2001.

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

Comparative Average Balance Sheets
Twelve Months Ended December 31,
                                                              2001                                 2000
                                                                       Average                                 Average
                                                           Interest     Rates                    Interest       Rates
                                             Average        Income/    Earned/   Average          Income/      Earned/
                                             Balance        Expense     Paid     Balance          Expense       Paid
                                             -------        -------     ----     -------          -------       ----
                                                                     (Dollars in Thousands)
Assets
         Interest Earning assets:
Taxable loans (net of unearned income)      $103,017       $  8,092     7.86%     $ 93,516       $  7,553       8.08%
Tax exempt securities                          7,014            371     5.29%        7,698            398       5.17%
Taxable investment securities                 38,164           2183     5.72%       35,101          2,122       6.05%
Other (1)                                     27,734          1,027     3.70%        6,573            403       6.13%
                                            --------       --------     ----      --------       --------       ----
Total earning assets                         175,929         11,673     6.64%      142,888         10,476       7.33%
                                            --------       --------     ----      --------       --------       ----

Non-interest earning assets                   13,904                                10,650
Allowance for possible loan losses            (1,048)                                 (915)
                                            --------                               --------
Total Assets                                $188,785                               $152,623
                                            ========                               ========

Liabilities and Shareholders'
         Interest bearing liabilities:
NOW deposits                               $  17,885       $    226     1.26%     $ 14,261       $    181       1.27%
Savings deposits                              50,334           1377     2.74%       45,853          1,589       3.47%
Money market deposits                          7,029            185     2.63%        6,629            261       3.94%
Time deposits                                 65,486          3,398     5.19%       47,656          2,529       5.31%
Borrowed Funds                                10,000            502     5.02%        4,256            277       6.51%
                                            --------       --------     ----      --------       --------       ----
Total interest bearing liabilities           150,734          5,688     3.77%      118,655          4,837       4.08%
                                            --------       --------     ----      --------       --------       ----

Non-interest bearing liabilities:
Demand Deposits                               25,412                                24,014
Other liabilities                                801                                   628
Total non-interest bearing liabilities        26,213                                24,642
Shareholders' equity                          11,383                                 9,326
                                            --------                              --------
Total liabilities and shareholders' equity  $188,785                              $152,623
                                            ========                              ========
Net interest differential                                  $  5,985                              $  5,639
                                                           ========                              ========
Net Interest Margin                                                     2.86%                                   3.26%
Net yield on interest-earning assets                                    3.40%                                   3.95%

(1) Includes FHLB stock, federal funds sold, interest-bearing deposits, and time deposits.

Provision for Possible Loan Losses

     The provision for possible loan losses in 2001 was $252,000 compared to a provision of $229,000 in 2000. The increase reflects a growth in the Company's loan portfolio of $5.0 million for the year ended December 31, 2001, as well as the continued emphasis on commercial lending, which is perceived to have greater risks than residential lending.

Other income

     The Company's other income is primarily generated through service charges on deposit accounts, gain on sales of loans and loan origination commissions, and, beginning in the 4th quarter of 2001, commission income earned through the operation of Tri-State. The Company's other income increased by $789,000, or 94.0%, to $1.6 million for the year ended December 31, 2001 from $839,000 for the prior year. The increases in other income included increases of $80,000 in service charges on deposit accounts and $645,000 in other fee income, including primarily commission income coming from Tri-State, Sussex Bancorp Mortgage Company and non-deposit investment banking products.

Other Expense

     Total other expense increased from $5.2 million in 2000 to $6.2 million in 2001, an increase of $1.0 million, or 19.6%. The increases in other expenses reflect, in part, the Company's assumption of the operating expenses associated with Tri-State commencing in the fourth quarter of 2001, as well as other expenses associated with the Company's continued growth. In 2001, salaries and employee benefit expense, the largest component of other expenses, increased by $586,000, or 21.5%. This increase reflects the assumption of salary and employee benefit expense associated with the staff of Tri-State, as well as ordinary and customary increases for the Bank's existing staff and increased staffing needs associated with the Bank's growth. In addition, the Bank's miscellaneous other expenses increased by $210,000, reflecting the growth in the Company and its associated costs.

Income Tax Expense

     The Company's income tax provision, which includes both federal and state taxes, were $317,000 and $242,000 for the years ended December 31, 2001 and 2000, respectively. The increased provision for income tax reflects an increase in taxable income.

                              FINANCIAL CONDITION

At December 31, 2001, the Company had total assets of $203.3 million compared to total assets of $161.6 million at December 31, 2000. Net loans increased to $105.3 million at December 31, 2001 from $100.2 million at December 31, 2000. Total deposits increased to $178.6 million at December 31, 2001 from $140.9 million at December 31, 2000.

Loans

     Net loans increased from $100.2 million at December 31, 2000 to $105.0 million at December 31, 2001, an increase of $4.8 million, or 4.8%. The increase in the Company's loan portfolio during 2001 occurred in loans secured by commercial real estate and commercial and industrial loans, as the Company continued its efforts to diversify its loan portfolio away from residential lending. Commercial and industrial loans increased by $3.1 million, or 62.3%, to $8.1 million at December 31, 2001 from $5.0 million at December 31, 2000. Loans secured by commercial properties increased by $7.3 million, or 26.5%, to $34.8 million at December 31, 2001 from $27.5 million at December 31, 2000. Loans secured by 1- 4 family residential properties decreased by $3.8 million to $51.3 million at December 31, 2001 from $55.1 million at December 31, 2000. This decrease reflects both the increasing pace of refinancing as market rates of interest have declined and the Company's efforts to emphasize commercial lending. Construction and land development loans decreased by $445,000 from year end 2000 to year end 2001. Management anticipates continuing its efforts to diversify the loan portfolio, and in particular to continue focusing on commercial customers.

     The increase in loans was funded during 2001 by an increase in the Company's time and savings deposits.

     The Company has defined its primary market area to be Sussex County, New Jersey. Over ninety percent of all loans in the Company's portfolio are made to borrowers in Sussex County. The majority of approved loans are secured by real estate and the borrower's primary residence. The end of year loan to deposit ratios for 2001 and 2000 were 59.4% and 71.7%, respectively.

     The  following  tables  set  forth  certain   information   concerning  the
distribution of the Company's loan portfolio.

                                                                              December 31,
                                                 -----------------------------------------------------------
                                                              2001                             2000
                                                 ---------------------------        ------------------------
                                                   Amount            Percent           Amount        Percent
                                                   ------            -------           ------        -------
                                                                         (Dollars In Thousands)
Commercial and industrial                        $  8,065              7.60%        $   4,968          4.92%
Real Estate-Non-Residential Properties             34,811             32.82%           27,529         27.23%
Residential Properties (1-4 Family)                51,338             48.40%           55,138         54.54%
Construction                                        8,515              8.03%            8,960          8.86%
Loans to Individuals                                2,245              2.12%            2,780          2.75%
Other Loans                                         1,086              1.02%            1,718          1.70%
                                                 --------            ------         ---------        ------
Total Loans                                      $106,060            100.00%        $ 101,093        100.00%
                                                 ========            ======         =========        ======

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

     The Company's non-accrual loans increased to $2.5 million at December 31, 2001 from $552,000 at December 31, 2000. During 2001 a construction credit with a value of $1.5 million was transferred to non-accrual. The credit represents a loan participation secured by commercial real estate. The Company is adequately collateralized regarding this credit and does not anticipate a material loss. In addition, at December 31, 2001 and 2000, the Company had no restructured loans. Restructured loans are put on accrual basis if the customer demonstrates the ability to repay the debt under the terms of the renegotiation by a period of performance, by financial statements or other evidence of ability to service debt.

     The Company seeks to actively manage its non-performing and questionable assets. The Company had $187,000 in OREO properties at year end 2001 compared to no OREO properties at December 31, 2000. In addition to active monitoring and collecting on delinquent loans management has an active loan review process for commercial customers with aggregate unsecured loan amounts of $100,000 or more and real estate of $250,000 or more.

     The following table provides information concerning risk elements in the loan portfolio.

                                                             December 31,
                                                     ------------------------
                                                         2001           2000
                                                     ---------        -------
                                                       (Dollars In Thousands)
Non-accrual Loans                                    $   2,494        $   552
Renegotiated Loans                                           0              0
                                                     ---------        -------
Non-performing Loans                                 $   2,494        $   552
                                                     =========        =======
Non-accrual loans to total loans                          2.35%          0.55%
Non-performing loans to total loans 2.35%                 0.55%
Non-performing assets to total assets                     1.32%          0.34%
Allowance for possible loan losses as a
  % of non-performing loans                              45.83%        176.27%


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

     The ALL at year-end of 2001 was $1.1 million compared to $973,000 at year end 2000. Management recognizes the importance of adequate reserves and their proper allocation. Due to the increase in loans secured by commercial real estate and management's view of increased added risks in the Company's loan portfolio, the ALL was increased by a provision for loan loss of $252,000 and recoveries of $1,000, offset by charge-off's of $83,000.

     The following table provides a three year analysis of the changes in the allowance for possible loan losses.

                                           Year Ended December 31,
                              ----------------------------------------------
                                  2001              2000             1999
                              -----------       -----------      -----------
Beginning balance             $   973,000       $   837,000      $   665,000
Provision for loan losses         252,000           229,000          177,000
Loans charged-off                 (83,000)          (15,000)
Recoveries                          1,000            11,000           10,000
                              -----------       -----------      -----------
Ending balance                $ 1,143,000       $   973,000      $   837,000
                              ===========       ===========      ===========


     The following table sets forth information concerning the allocation of the Company's ALL.


                                                        December 31,
                               ---------------------------------------------------------
                                            2001                          2000
                               --------------------------     --------------------------
                                                   % of                           % of
                                   Amount       All Loans        Amount        All Loans
                               ----------        ------       ----------        ------
Commercial and industrial      $   87,000          7.61%      $  154,000          4.92%
         Real estate:
         Non-residential          375,000         32.82%         428,000         27.23%
         Residential              553,000         48.40%         206,000         54.54%
         Construction              92,000          8.03%         119,000          8.86%
         Consumer                  24,000          2.12%          45,000          2.75%
         Other loans               12,000          1.02%          21,000          1.70%
                               ----------        ------       ----------        ------
         Total                 $1,143,000        100.00%      $  973,000        100.00%
                               ==========        ======       ==========        ======

     Net charge-offs were $82,000 for 2001 compared to $93,000 in 2000. Net charge-offs as a percent of average loans were 0.08% in 2001 and 0.10% in 2000.

Securities Portfolio

     The Company maintains an investment portfolio to fund increased loan demand or decreased deposits and other liquidity needs and to provide an additional source of interest income. The portfolio is composed primarily of U.S. Treasury Securities and obligations of U.S. Government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and municipal obligations. Securities are classified as securities held to maturity based on management's intent and the Company's ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses and gains and losses from marking the portfolio to market value are included in trading revenue. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of stockholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements. Management determines the appropriate classification of securities at the time of purchase.

     The following table shows the carrying value of the Company's security portfolio as of the date indicated. Securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discounts. Securities available for sale are stated at their fair value. At December 31, 2001 and 2000 the Company had no securities classified as held to maturity or as trading securities.

                                                                December 31,
                                                          ----------------------
                                                           2001            2000
                                                          -------        -------
                                                             (In Thousands)
US Treasury securities and obligations of
         US Government corporations and
         agencies available for sale                      $29,571        $28,913
Corporate bonds available for sale                          4,661          3,469
Equity securities available for sale                          854            804
Obligations of state and political
         subdivisions available for sale                    7,626           --
Obligations of state and political
         subdivisions held to maturity                       --            6,431
                                                          -------        -------
Total Securities                                          $42,712        $39,617
                                                          =======        =======

     The Company's securities increased from $39.6 million at December 31, 2000 to $42.7 million at December 31, 2001. The $3.1 million net increase in securities at December 31, 2001 was due to the Company investing $40.7 million in new purchases offsetting $15.0 million in called securities and scheduled maturities and paydowns. However, due to low market rates of interest available on most investment securities in the declining interest rate environment predominant in 2001, the Company limited its purchases of new investment securities and maintained most excess funds in federal funds sold.

     The Company also holds $685,000 in Federal Home Loan Bank of New York stock which it does not consider an investment security. Ownership of this stock is required for membership in the Federal Home Loan Bank.

Cash and Cash Equivalents

     The Company's cash and cash equivalents increased by $28.1 million for the year ended December 31, 2001, to $41.0 million from $12.9 million at December 31, 2000. The increase primarily reflects the Company's significant increase in deposits during 2001 coupled with reduced loan demand and increased loan prepayments and refinancings in a declining interest rate environment and a slowing economy. Due to the decreased yield available on investment securities, the Company elected to maintain most of its excess liquidity in federal funds sold during 2001. Federal funds sold increased to $34.9 million at December 31, 2001, from $8.0 million at year-end 2000.

Deposits

     Total deposits increased $37.7 million from $140.9 million at year end 2000 to $178.6 million at year-end 2001, a 26.8% increase. Demand deposits increased to $26.3 million, an increase of $1.8 million, or 7.3%, from demand deposits of $24.5 million at year-end 2000. Savings deposits increased to $89.3 million, an increase of $25.6 million, or 40.2% from savings deposits of $63.7 million at year-end 2000. Time deposits under $100,000 increased to $48.8 million, an increase of $6.1 million, from time deposits under $100,000 of $42.7 million for year-end 2000. Time deposits over $100,000 increased to $14.2 million, an increase of $4.2 million, from $10.0 million at year-end 2000. The increase in the overall portfolio reflects management's decision to compete for deposit market share within the Company's Sussex County, New Jersey market. The Company competes through its senior select product offering, a special savings account and enhanced time deposit rates available to senior citizens in the Company's market, and by actively bidding on municipal deposits. The Company also seeks to foster commercial deposit relationships with its commercial borrowing customers. In an effort to reduce its cost of funds, during the forth quarter of 2001 the Company began offering low cost demand and NOW accounts through a large scale marketing promotion.

Liquidity

     Liquidity is a measure of the Company's ability to provide sufficient cash flow for current and future financial obligations and commitments on a timely basis. Sources of liquidity include deposits, liquidation or maturity of loans and investments and short-term borrowings.

     It is management's intent to fund future loan demand with deposit growth and sales of securities. In addition, the Bank is a member of Federal Home Loan Bank of New York and has the ability to borrow $21.1 million against its one to four family mortgages as collateral for long-term advances. The Company also has available an overnight line of credit in the amount $7.8 million. The borrowings at year-end 2001 and 2000 were $10.0 million in long-term advances. Borrowed funds were used as part of the Company's strategy to leverage its balance sheet. Proceeds were used to pay off short-term borrowings and increase cash available to fund investment purchases.

Interest Rate Sensitivity

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a Company's earnings from a movement in market interest rates.

     The Company has developed an Interest Rate Risk Policy. The policy provides for the Company to generally maintain a relatively balanced position between interest rate sensitive assets and interest rate sensitive liabilities. At December 31, 2001, the interest rate sensitivity position evident for the periodic intervals reflects an asset sensitive position.

Assets:
                                                      0-3 Mos    3-12 Mos    1-5 Years   5+ Years
                                                      -------    --------    ---------   --------
                                                                 (Dollars in thousands)
Securities (1)                                        $ 8,071     $10,539     $13,165     $11,622
Interest bearing deposits in other banks                3,000        --           100        --
Federal Funds                                          34,885        --          --          --
Commercial Loans                                        3,806       2,027       3,669       1,640
Home Equity Loans (variable)                            3,249        --          --          --
Consumer Loans                                            929       2,764      17,411       8,539
Lease Receivable                                            7          14          66        --
Mortgages                                               6,340      11,319      23,032      21,335
                                                     --------     -------     -------     -------
         Total Interest Earning Assets               $ 60,287     $26,663     $57,443     $43,136
                                                     ========     =======     =======     =======
Liabilities:
Certificate of Deposit                                $30,987     $20,779     $10,813     $   406
MMDA                                                    1,841       1,391        --          --
Savings accounts                                       30,338      25,420        --          --
NOW Accounts                                            3,033      27,294        --          --
Federal Funds Borrowed                                  3,000       3,000       4,000        --
                                                     --------    --------     -------     -------
         Total Interest Bearing Liabilities          $ 69,199    $ 77,884     $14,813     $   406
                                                     ========    ========     =======     =======
Sensitivity Gap                                      ($ 8,912)   ($51,221)    $42,630     $42,730
Cumulative Sensitive Gap                              ($8,912)   ($60,133)   ($17,503)    $25,227


(1) Includes $685,000 in Federal Home Loan Bank of New York stock, included in the 5+ years category.

Capital Resources

     Stockholders' equity inclusive of accumulated other comprehensive income, net of income taxes, was $12.2 million at December 31, 2001, an increase of $2.1 million over 2000. The growth in stockholders' equity was generated through earnings retention, and, in 2001, through the sale of 139, 906 shares of the Company's common stock to Lakeland Bancorp. at a price of $8.50 per share, increasing capital by approximately $1.1 million.

     The Company and the Bank's regulators have classified and defined bank holding company capital into the following components (1) Tier 1 capital which includes tangible stockholders' equity for common stock and certain preferred stock, and (2) Tier II capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

     The Company's and the Bank's regulators have implemented risk-based guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and bank holding companies are required to maintain, Tier I capital as a percent of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percent of risk-adjusted assets of 8.0%, at a minimum. At December 31, 2001, the Company's Tier I and combined Tier I and Tier II capital ratios were 8.45% and 9.46%, respectively. The Bank's Tier I and Tier II were 8.08% and 9.08%, respectively.


     In addition to the risk-based guidelines discussed above, the Company's and the Bank's regulators require that banks and bank holding companies which meet the regulator's highest performance and operational standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 4.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 2001, the Company had a leverage ratio of 4.87% and the Bank had a leverage ratio of 4.65%.

     Despite the $2.1 increase in stockholders' equity, the Company's and the bank's capital ratios declined during 2001, although both the Company and the Bank exceed all capital requirements applicable to them. The decline in the capital ratios reflects the continued growth of the Bank's assets and, more significantly, the regulatory capital treatment of goodwill. Under FDIC and FRB regulations, goodwill is deducted from an institution's capital base, although it increases the institution's assets. In connection with the acquisition of Tri-State, the Bank recognized $1.7 million in goodwill.

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

                                                         {GRAPHIC-Andersen logo}


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of Sussex Bancorp:

     We have audited the accompanying consolidated statement of financial condition of Sussex Bancorp (a New Jersey Corporation) (the "Company") and subsidiaries as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company, as of December 31, 2000 and for the years ended December 31, 2000 and 1999 were audited by other auditors whose report dated January 19, 2001, expressed an unqualified opinion on these statements.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.





/s/Arthur Andersen LLP
----------------------
New York, New York
January 17, 2002


SUSSEX BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000
(000's omitted, except for share amounts)

                                                ASSETS
                                                ------
ASSETS                                                                                         2001           2000
                                                                                           ---------      ---------
Cash and due from banks                                                                    $   6,150      $   4,835
Federal funds sold                                                                            34,885          8,030
Interest-bearing deposits in other banks                                                        --               55
Time deposits in other banks                                                                   3,100            100
Securities available for sale, at fair value                                                  42,712         33,186
Securities held to maturity at amortized cost;
         estimated fair value of $6,393 in 2000                                                 --            6,431
Loans held for sale, net                                                                        --              297
Loans, net                                                                                   105,005        100,193
Premises and equipment, net                                                                    4,925          4,516
Federal Home Loan Bank of New York stock, at cost                                                685            693
Accrued interest receivable                                                                      964            981
Other real estate owned                                                                          187           --
Intangible assets, net                                                                           743            535
Goodwill                                                                                       1,712           --
Other assets                                                                                   2,275          1,777
                                                                                           ---------      ---------
                                            Total assets                                   $ 203,343      $ 161,629
                                                                                           =========      =========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
                                ------------------------------------
LIABILITIES:
Deposits-
         Noninterest-bearing demand $                                                         26,252      $  24,458
         Savings, club and interest-bearing demand                                            89,317         63,705
         Time of less than $100                                                               48,776         42,714
         Time of $100 and over                                                                14,209          9,984
                                            Total deposits                                   178,554        140,861

Long-term debt                                                                                10,000         10,000
Other liabilities                                                                              2,552            658
                                                                                           ---------      ---------
                                            Total liabilities                                191,106        151,519
                                                                                           =========      =========

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock (no par value); 5,000,000 shares
         authorized; 1,659,057 issued in 2001 and 1,511,567
         issued in 2000                                                                        7,732          6,385
Retained earnings                                                                              4,509          4,027
Accumulated other comprehensive income (loss), net of tax                                        123           (180)
Treasury stock, at cost; 13,708 shares in 2001 and 13,216
         shares in 2000                                                                         (127)          (122)
                                            Total stockholders' equity                        12,237          10,110
                                                                                           ---------      ---------
                                           Total liabilities and stockholders' equity      $ 203,343      $ 161,629
                                                                                           =========      =========

The accompanying notes are an integral part of these statements.


SUSSEX BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(000's omitted except forshares and per share amounts)

                                                                                          2001           2000              1999
                                                                                      -----------     -----------      -----------
INTEREST INCOME:
         Loans and fees                                                               $     8,092     $     7,553      $     5,960
         Investment securities-
                  Taxable                                                                   2,235           2,169            2,152
                  Exempt from federal income tax                                              287             312              353
         Federal funds sold                                                                   812             280              543
         Interest-bearing deposits                                                            163              75              107
                                                                                       -----------     -----------      -----------
                                           Total interest income                           11,589          10,389            9,115
                                                                                       -----------     -----------      -----------
INTEREST EXPENSE:
         Deposits                                                                           5,186           4,560            4,303
         Borrowed money                                                                       502             277               19
                                                                                      -----------     -----------      -----------
                                            Total interest expense                          5,688           4,837            4,322
                                                                                      -----------     -----------      -----------
                                            Net interest income                             5,901           5,552            4,793
PROVISION FOR POSSIBLE LOAN LOSSES                                                            252             229              177
                                                                                      -----------     -----------      -----------
                                            Net interest income after provision for
                                                     possible loan losses                   5,649           5,323            4,616
                                                                                      -----------     -----------      -----------
OTHER INCOME:
         Service charges on deposit accounts536                                               456             457
         Gain on sale of loans held for sale45                                                  3              16
         (Loss) gain on sales of securities available for sale                                  8             (14)               3
         Investment brokerage fees                                                            193             103              127
         Insurance commissions and fees                                                       405               4             --
         Other                                                                                441             287              286
                                                                                      -----------     -----------      -----------
                                            Total other income                              1,628             839              889
                                                                                      -----------     -----------      -----------
OTHER EXPENSES:
         Salaries and employee benefits                                                     3,311           2,725            2,457
         Occupancy, net                                                                       523             452              348
         Furniture and equipment                                                              670             617              562
         Stationary and supplies                                                              108              99               96
         Advertising and promotion                                                            281             218              146
         Audit and exams                                                                      116             108               53
         Amortization of intangible assets                                                     96              84               84
         Miscellaneous                                                                      1,060             850              812
                                                                                      -----------     -----------      -----------
                                            Total other expenses                            6,165           5,153            4,558
                                                                                      -----------     -----------      -----------
                                            Income before provision for income taxes        1,112           1,009              947
PROVISION FOR INCOME TAXES                                                                    317             242             188
                                                                                      -----------     -----------      -----------
                                            Net income                                $       795     $       767      $       759
                                                                                      ===========     ===========      ===========
NET INCOME PER SHARE:
         Basic                                                                        $      0.48     $      0.51      $      0.51
         Diluted                                                                      $      0.46     $      0.51      $      0.50
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING:
                  Basic                                                                 1,643,258       1,494,671        1,493,237
                  Diluted                                                               1,674,746       1,506,088        1,509,762


The accompanying notes are an integral part of these statements.

USSEX BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(000's omitted, except for share amounts)

                                                                                                                        Accumulated
                                                          Number of                                                        Other
                                                            Shares           Common     Comprehensive     Retained     Comprehensive
                                                         Outstanding         Stock          Income        Earnings     Income (loss)
                                                         -----------         -----          ------        --------     -------------
BALANCE, December 3l, 1998                                1,422,018      $     5,635            --      $     3,547     $     64
Net income                                                     --               --       $       759            759         --
Treasury stock purchased                                     (6,594)            --                               --         --
Sale of common stock and exercise of stock options            1,000               11                             --         --
Shares issued through dividend reinvestment plan              4,475               41                             --         --
Cash dividends                                                 --               --                             (170)        --
Net change in unrealized appreciation in securities
         available for sale, net of tax*                       --               --              (727)          --           (727)
                                                                                         -----------
Comprehensive income                                                                              32
                                                                                         ===========
BALANCE, December 3l, 1999                                1,420,899            5,687            --            4,136         (663)
Net income                                                     --               --               767            767         --
Treasury stock purchased                                     (6,330)            --                               --         --
Sale of common stock and exercise of stock options            4,250               32                             --         --
Shares issued through dividend reinvestment plan              8,696               72                             --         --
Cash dividends                                                 --               --                             (282)        --
Stock dividends                                              70,836              594                           (594)        --
Net change in unrealized appreciation in securities
         available for sale, net of tax*                       --               --               483           --            483
                                                                                         -----------
Comprehensive income                                                                           1,250
                                                                                         ===========
BALANCE, December 31, 2000                                1,498,351            6,385                          4,027       (180)
Net income                                                     --               --               795            795         --
Treasury stock purchased                                       (492)            --                               --         --
Sale of common stock and exercise of stock options          145,169            1,205                             --         --
Shares issued through dividend reinvestment plan             16,029              142                             --         --
Cash dividends                                                 --               --                             (313)      --
Net change in unrealized appreciation in securities
         available for sale, net of tax*                       --               --               303           --            303
                                                                                         -----------
Comprehensive income                                                                     $     1,098
                                                                                         ===========
BALANCE, December 31, 2001                              $ 1,659,057      $     7,732                     $     4,509   $    123

                                                                                      Total
                                                                  Treasury         Stockholders'
                                                                    Stock            Equity
                                                                    -----            ------
BALANCE, December 3l, 1998                                        ($     2)          $ 9,244
Net income                                                            --                 759
Treasury stock purchased                                               (69)              (69)
Sale of common stock and exercise of stock options                    --                  11
Shares issued through dividend reinvestment plan                      --                  41
Cash dividends                                                        --                (170)
Net change in unrealized appreciation in securities
         available for sale, net of tax*                              --                (727)
Comprehensive income
BALANCE, December 3l, 1999                                             (71)            9,089
Net income                                                            --                 767
Treasury stock purchased                                               (51)              (51)
Sale of common stock and exercise of stock options                    --                  32
Shares issued through dividend reinvestment plan                      --                  72
Cash dividends                                                        --                (282)
Stock dividends                                                       --                  --
Net change in unrealized appreciation in securities
         available for sale, net of tax*                              --                 483
Comprehensive income
BALANCE, December 31, 2000                                            (122)           10,110
Net income                                                            --                 795
Treasury stock purchased                                                (5)               (5)
Sale of common stock and exercise of stock options                    --               1,205
Shares issued through dividend reinvestment plan                      --                 142
Cash dividends                                                        --                (313)
Net change in unrealized appreciation in securities
         available for sale, net of tax*                              --                 303
Comprehensive income
BALANCE, December 31, 2001                                        $    127          $ 12,237
                                                                  ========          ========

Disclosure of reclassification amount:


December 31,                                               2001        2000      1999
                                                           ---        ---        ----
Other comprehensive income items before tax:
Unrealized gain (loss) arising during the period           512        792      (1,209)
Less reclassification adjustment for gains (losses)
  included in income                                         8        (14)          3
                                                           ---        ---        ----
Other comprehensive income, before tax                     504        806      (1,212)
Income tax expense (benefit) related to items of
  other comprehensive income                               201        323        (485)
                                                           ---        ---        ----
Other comprehensive income, net of tax                     303        483        (727)
                                                           ===        ===        ====

The accompanying notes to consolidated financial statements.


SUSSEX BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
DECEMBER 31, 2001, 2000 AND 1999
(000's omitted)


                                                                                         2001            2000           1999
                                                                                       --------        --------      --------
Cash flows from operating activities:
         Net income                                                                    $    795        $    767      $    759
         Adjustments to reconcile net income to net cash provided by operating activities:
                      Net amortization of premiums, discounts and loan
                               origination and commitment fees and expenses, net            303             122           132
                      Depreciation and amortization                                         599             555           482
                      Provision for possible loan losses 252                                229             177
                      (Gain) loss on sales of securities available for sale                  (8)             14            (3)
                      Gain on disposed equipment--                                         --               (13)
                      Loss on sale of real estate                                          --              --              10
                      Gain on sale of loans held for sale(45)                                (3)            (16)
                      Origination of loans held for sale (3,405)                           (390)         (1,278)
                      Proceeds of sales of loans held for sale                            3,450             393           876
                      Deferred federal income tax benefit(77)                               (63)            (91)
                      Decrease (increase) in accrued interest receivable                     17             (44)         (388)
                      Increase in other assets                                             (622)         (1,096)          (86)
                      Increase (decrease) in other liabilities                              393             159           (10)
                                                                                       --------        --------      --------
                                            Net cash provided by operating activities     1,652             643           551
                                                                                       --------        --------      --------
Cash flows from investing activities:
         Proceeds from maturities of time deposits in other banks                        31,000           2,180          --
         Purchases of time deposits in other banks                                      (34,000)           --          (2,280)
         Proceeds from repayments on and maturities of securities
                  available for sale                                                     13,778           4,745         4,936
         Proceeds from sales of securities available for sale 22,732                      4,487             507
         Purchases of securities available for sale                                     (40,219)        (19,422)
         Proceeds from maturities of securities held to maturity                          1,365           2,113         3,955
         Purchases of securities held to maturity                                          (532)           (650)       (5,977)
         Loans originated, net of repayments(4,921)                                     (13,366)
         Net proceeds from loan participations                                              (18)         (2,587)         --
         Net additions to premises equipment(913)                                        (1,377)         (1,039)
         Redemption of FHLB of New York stock                                                 8            --            --
         Acquisition of Tri-State Insurance Agency, Inc.                                   (539)           --            --
         Costs capitalized to other real estate owned                                      --              --              26
                                                                                       --------        --------      --------
                                            Net cash used in investing activities       (12,259)        (34,095)
                                                                                       --------        --------      --------
Cash flows from financing activities:
         Net increase in deposits                                                        37,693           2,313        10,834
         Net (decrease) increase in federal funds purchased                                --            (1,990)        1,990
         Proceeds from long-term debt                                                      --            10,000          --
         Proceeds from sales of common stock                                              1,205              32            11
         Payment of dividends, net of reinvestment                                         (171)           (210)         (129)
         Purchase of treasury stock                                                          (5)            (51)          (69)
                                            Net cash provided by financing activities    38,722          10,094        12,637
Net increase (decrease) in cash and cash equivalents                                     28,115           3,167       (20,907)
Cash and cash equivalents - beginning of year                                            12,920           9,753        30,660
Cash and cash equivalents - end of year                                                $ 41,035        $ 12,920      $  9,753
                                                                                       --------        --------      --------
Supplemental disclosures of cash flow information:
         Cash paid during the year for:
                  Income taxes                                                         $    475        $    397      $    249
                  Interest                                                                5,688           4,737         4,383
Supplemental schedule of noncash investing and financing activities:
         Transfer of loans to other real estate                                        $    187        $   --        $   --



The accompanying notes are an integral part of these statements.

SUSSEX BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999

1.       ORGANIZATION/FORM OF OWNERSHIP

     The accompanying consolidated financial statements include the accounts of Sussex Bancorp (the "Corporation") and its wholly owned subsidiary, Sussex Bank (the "Bank"). The Bank's wholly owned subsidiaries are Sussex Bancorp Mortgage Company, SCB Investment Company and Tri-State Insurance Agency, Inc. ("Tri-State"). All significant intercompany transactions and balances have been eliminated in consolidation.

     The Corporation's business is conducted principally through the Bank. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers at its eight branches located in Sussex County, New Jersey. The Bank operates under a state bank charter and provides full banking services and, accordingly, is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. The Corporation is subject to regulation by the Federal Reserve Board. On October 1, 2001, Sussex Bank acquired 100% of Tri-State Insurance Agency, Inc. Tri-State provides insurance agency services mostly through the sale of property and casualty insurance policies.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practice within the banking and insurance industries. The following is a description of the more significant policies which the Corporation follows in preparing and presenting its consolidated financial statements.

Basis of Presentation

     The consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates.

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


Cash and Cash Equivalents

     Cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other banks having original maturities of three months or less. Generally, federal funds sold are sold for one-day periods.. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

Securities

     Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders' equity.

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

Loans

Loans are stated at the amount of unpaid principal less unearned income, net deferred loan origination costs/fees and the allowance for possible loan losses. Interest on loans is recognized as income based on the loan principal outstanding. Recognition of interest on the accrual method is generally discontinued when factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to an accrual status when factors indicating doubtful collectibility no longer exist. Loan origination fees and certain direct loan origination costs are deferred and subsequently amortized as an adjustment of yield over the contractual lives of the related loans. Loans held for sale

     Loans held for sale are carried at the lower of cost or market value. Valuation computations are made in the aggregate by type of loan and rate of interest. The market values used for comparison are those associated with normal investor outlets. Gain or loss on sales of loans is recognized based on the specific identification method.

Allowance for possible loan losses

     The allowance for possible loan losses is maintained at a level considered adequate to absorb losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

     Loans are deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. When the measured value of an impaired loan is less than the recorded investment in that loan, the impairment is recorded in the allowance for possible loan losses. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes.

Concentration  of risk

     Lending activity is concentrated in loans secured by real estate located primarily in Sussex and adjacent counties in the States of New Jersey and New York.

Premises and equipment

     Land is carried at cost. Buildings; building improvements; furniture, fixtures and equipment; and leasehold improvements are carried at cost less allowance for depreciation and amortization applied on a straight-line method over the shorter of the estimated lives of the related assets or the lease term.

     Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to expense in the years incurred. Rental income is netted against occupancy expense in the consolidated statements of income.

Other real estate owned ("OREO")

     Other real estate owned ("OREO") consists of loan collateral repossessed and is carried at the lower of cost or fair value less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for possible loan losses. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated costs to sell.
Operating results of OREO, including rental income, operating expenses, and gains and losses realized from the sale of properties owned, are included in other expenses.

Goodwill and Other Intangibles

     Core deposit intangibles relating to premiums paid on the acquisition of deposits are amortized on a straight-line basis over 15 years.

     Other intangibles resulting from the 2001 acquisition of Tri-State includes the value of the executive employment contracts and the value of the acquired book of business which are amortized over their useful lives of 5 and 7 years, respectively.

     On October 1, 2001, the Corporation recorded goodwill from the acquisition of Tri-State in the amount of $1,712,000. In accordance with the current accounting standards, goodwill in not amortized and will be evaluated annually for impairment. Impairment losses, if any, will be recorded in periods in which they become known.

Segment Reporting

     Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information," applies to public business enterprises and requires the reporting of certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. The information reported for the operating segments would include a measure of revenues, expenses and total assets. As a financial institution, the majority of the Corporation's operations involve the delivery of loan and deposit products to customers. Other operations include insurance agency services provided through the Corporation's wholly owned subsidiary. The Corporation makes operating decisions based on its banking and insurance agency segments, however, separate disclosure of the insurance agency segment is currently not required as it represents less than 10% of revenues, net income and total assets of the Corporation's consolidated operation.

Trust operations

     Trust income is recorded on a cash basis, which approximates the accrual basis. Securities and other property held by the Corporation in fiduciary or agency capacities for customers of the trust department are not assets of the Corporation and, accordingly, are not included in the fiduciary accompanying consolidated financial statements.

Comprehensive income

     Comprehensive income includes net income and all other changes in equity during a period, except those resulting from investments by owners and distribution to owners. Other comprehensive income includes revenues, expenses, gains and losses, which under generally accepted accounting principles, are included in comprehensive income but excluded from net income.

     Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income consists solely of unrealized holding gains and losses on available-for-sale securities.

Insurance Agency Operations

     Tri-State is a retail insurance broker operating in the State of New Jersey. Tri-State's primary source of revenue is commission income, which is earned by placing insurance coverage for its customers with various insurance underwriters. Tri- State places basic property & casualty, life and health coverage to about 15 different insurance carriers. There are two main billing processes during this process: Direct Bill (currently accounts for approximately 90% of book of business) and Agency Bill (currently accounts for approximately 10% of book of business).Revenue is recognized in accordance with the AICPA Exposure Draft on Accounting for Insurance Agents and Brokers and is outlined for each of the two methods of billing as follows:

     Under a direct billing arrangement, the insurance carrier bills and collects from the customer directly and remits the brokers' commission to the broker on a monthly basis. For direct bill policies, Tri-State records commissions as revenue on the earlier of the receipt of cash or notification from the underwriter of the amounts to be received . On a monthly basis, Tri-State receives notification from each insurance carrier of total premiums written and collected during the month, and the broker's net commission due for their share of business produced by them.

     Under an agency billing arrangement, the broker bills and collects from the customer directly, retains their commission, and remits the net premium amount to the insurance carrier. Virtually, all agency-billed policies are billed and collected on an installment basis (the number of payments varies by policy). Although Tri-State typically bills customers 60 days prior to the effective date of a policy, revenues for the first installment are recorded at the policy effective date. Revenues from subsequent installments are recorded at the installment due date. Tri-State records its commission as a percentage of each installment due.

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

Earnings per share

     Earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average number of shares of common on stock outstanding during the period plus the potential dilutive effect of outstanding stock options and guaranteed and contingently issuable shares from the acquisition of Tri-State.

     On October, 1, 2001, the Company, through its Sussex Bank subsidiary, acquired Tri-State Insurance Agency, Inc. The purchase price paid by the Company for Tri-State was comprised of an upfront cash payment at closing, and deferred payments on the first, second and third anniversaries of the closing. These deferred payments will be satisfied through a combination of cash and common stock of the Company, with the number of shares issued based, in part, upon the then-current market price of the Company"s current stock. The deferred payments are subject to downward adjustment based upon the net income of Tri-State as a subsidiary of Sussex Bank. The estimated number of shares to be issued to the former principals of Tri-State on the first three anniversaries of the acquisition will be deemed outstanding for purposes of calculating the Company's basic earning per share. The estimated number of shares to be issued for purposes of the Company's diluted earnings per share will be calculated based upon Tri-State's earnings to date at the time of calculation and the Company's then current stock price. The actual number of shares issued by the Company to the former principals of Tri-State may vary significantly from these estimates, and will not be known until such time as the shares are actually issued.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133," which amended the effective date of SFAS No. 133. SFAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The statement established accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS Nos.. 133 and 137 did not have a material effect on the Company's financial statements.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is generally effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adaptation of SFAS No. 140 had no material impact on the Company's consolidated financial statements. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 Business Combinations (SFAS 141). This statement addresses the accounting and reporting for business combinations and supersedes APB Opinion No. 16. This Statement changes the accounting for business combinations in the following respects: by requiring that all business combinations be accounted for by a single method the purchase accounting method, by requiring that intangible assets be recognized as assets apart from goodwill if specific criteria is met, and by requiring additional disclosure of the primary reasons for a business combination and the allocation of the purchase price to assets acquired and liabilities assumed. The Financial Accounting Standards Board issued SFAS No. 142 which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17. This statement addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Specifically it requires that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite lives useful lives will continue to be amortized over their useful lives, but without the constraint of an arbitrary ceiling. In management's opinion the adoption of SFAS No. 141 will not have a material effect on the Company's consolidated financial statements. As of December 31, 2001, management does not believe there is any impairment of goodwill based on their adoption of SFAS 142.

Interest-rate risk

     The Corporation, primarily through the Bank, is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to make loans secured by real estate and, to a lesser extent, commercial and consumer loans. Additionally such funds are utilized to purchase investment securities. The potential for interest-rate risk exists as a result of the differences in the duration of the Corporation's interest-sensitive liabilities compared with its interest-sensitive assets. In a changing interest rate environment, liabilities will reprice at different speeds and to different degrees than assets, thereby impacting net interest income. For this reason, management regularly monitors the maturity structure of the Corporation's assets and liabilities in order to measure its level of interest-rate risk and plan for future volatility.

Reclassification

     Certain reclassifications have been made to the prior years amounts to conform with current year presentation.

3.       ACQUISITIONS

Tri-State, an insurance agency with a net asset deficit of $143,000, was acquired for guaranteed consideration totaling $1,872,500, including transaction costs, of which $350,000 was paid in cash on October 1, 2001 with the remaining payable over a three year period in stock and cash which is included in other liabilities at its net present value. The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair value at the date of acquisition. The excess of the purchase price over the fair value of the net asset deficit acquired was $1,712,000 and has been recorded as goodwill and through December 31, 2001 has not been impaired as accounted for under the guidelines of SFAS 142.

4.       REGULATORY MATTERS

     The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). At December 31, 2001, both the Company and the Bank exceed all minimum capital requirements and are deemed to be adequately capitalized.

The Corporation's and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                To Be Well
                                                                                            Capitalized Under
                                                                         Minimum Capital    Prompt Corrective
                                                      Actual              Requirements      Actions Provisions
                                                ------------------     -----------------   -------------------
                                                Amount       Ratio     Amount      Ratio   Amount       Ratio
                                                ------       -----     ------      -----   ------       -----
                                                           (Dollars in Thousands) December 31, 2001:
Total capital (to risk-weighted assets)-
 Corporation                                  $10,774        9.46%   $9,115        8.00%     $11,393     10.00%
 Bank                                          10,333        9.08     9,100        8.00       11,375     10.00
Tier 1 capital (to risk-weighted assets)-
 Corporation                                    9,631        8.45     4,557        4.00        6,836      6.00
 Bank                                           9,190        8.08     4,550        4.00        6,825      6.00
Tier 1 capital (to average total assets)
 Corporation                                    9,631        4.87     7,907        4.00        9,884      5.00
 Bank                                           9,190        4.65     7,902        4.00        9,878      5.00
                                                                                                To Be Well
                                                                                            Capitalized Under
                                                                         Minimum Capital    Prompt Corrective
                                                      Actual              Requirements      Actions Provisions
                                                ------------------     -----------------   -------------------
                                                Amount       Ratio     Amount      Ratio   Amount       Ratio
                                                ------       -----     ------      -----   ------       -----
                                                           (Dollars in Thousands) December 31, 2001:
December 31, 2000:
 Total capital (to risk-weighted assets)-
  Corporation                                 $10,700        10.58%  $ 8,093        8.00%    $10,116     10.00%
  Bank                                         10,342        10.23     8,086        8.00      10,107     10.00
 Tier 1 capital (to risk-weighted assets)-
  Corporation                                   9,727         9.62     4,047        4.00       6,070      6.00
  Bank                                          9,369         9.27     4,043        4.00       6,064      6.00
 Tier 1 capital (to average total assets)
  Corporation                                   9,727         6.21     6,269        4.00       7,836      5.00
  Bank                                          9,369         5.98     6,267        4.00       7,834      5.00

24

5.       INVESTMENT SECURITIES

Securities Available for Sale

     The amortized cost and approximate market value of securities available for sale are summarized as follows:

                                                                                             December 31, 2001
                                                                             ---------------------------------------------
                                                                             Amortized     Gross     Unrealized   Carrying
                                                                                Cost       Gains      Losses       Value
                                                                             --------     -------     -------     -------
                                                                                           (000's omitted)
U.S. Treasury                                                                 $ 1,505     $    26     $  --       $ 1,531
U.S. Government agencies including
         mortgage-backed securities                                            27,787         289          36      28,040
Corporate bonds                                                                 4,605          70          14       4,661
Obligations of State and political
         subdivisions                                                           7,714          42         130       7,626
Equity securities                                                                 899           3          48         854
                                                                             --------     -------     -------     -------
                                                                              $42,510     $   430     $   228     $42,712
                                                                              =======     =======     =======     =======



                                                                                              December 31, 2000
                                                                              -------------------------------------------
U.S. Treasury                                                                 $ 4,043     $     6     $    16     $ 4,033
U.S. Government agencies including
         mortgage-backed securities                                            25,116          64         300      24,880
Corporate bonds                                                                 3,477           1           9       3,469
Equity securities                                                                 850        --            46         804
                                                                             --------     -------     -------     -------
                                                                             $ 33,486     $    71     $   371     $33,186
                                                                             ========     =======     =======     =======

     The amortized cost and carrying value of securities available for sale at December 31, 2001 and 2000 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            December 31,
                                           --------------------------------------------
                                                    2001                  2000
                                          ---------------------   ---------------------
                                          Amortized    Carrying   Amortized   Carrying
                                             Cost       Value       Cost       Value
                                           -------     -------     -------     -------
                                                           (000's omitted)
Due in one year or less                    $ 5,257     $ 5,320     $ 2,227     $ 2,217
Due after one year through five years        9,030       9,201      11,279      11,271
Due after five years through ten years       4,393       4,434       4,315       4,187
Due after ten years                         22,931      22,903      14,815      14,707
Equity securities                              899         854         850         804
                                           -------     -------     -------     -------
                                           $42,510     $42,712     $33,486     $33,186
                                           =======     =======     =======     =======

The following presents details of sales of securities available for sale:

                                                  Year Ended December 31,
                                       -----------------------------------------
                                          2001            2000             1999
                                          ----            ----             ----
                                                   (000's omitted)
Sales proceeds                         $22,732          $ 4,487          $   507
Gross gains                                 32             --                  3
Gross losses                                24               14             --

     Securities with a carrying value of approximately $1,585,000 and $1,263,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes required by applicable laws and regulations. Securities Held to Maturity In July of 2001, the Company transferred its held to maturity portfolio with an amortized cost of $5,583,000 to the available for sale portfolio at an estimated fair value of $5,635,000. Thereafter, $2,734,000 at fair value was sold and a net gain of $8,000 was recorded. For the foreseeable future, all securities acquired by the Corporation will be classified as available for sale.

     The following table is the detail of held to maturity securities as of December 31, 2000.

                                                      December 31, 2000
                                      ---------------------------------------------------
                                      Amortized      Gross     Unrealized      Estimated
                                         Cost        Gains       Losses        Fair Value
                                         ----        -----       ------        ----------
                                                        (000's omitted)
Obligations of state and political
         subdivisions                 $   6,431      $   21       $    59       $   6,393

     The amortized cost and carrying value of securities held to maturity at December 31, 2000 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                           December 31,
                                                                     ---------------------
                                                                             2000
                                                                     ---------------------
                                                                     Amortized  Estimated
                                                                       Cost     Fair Value
                                                                       ----     ----------
                                                                        (000's omitted)
Due in one year or less                                               $1,431     $1,431
Due after one year through five years                                  3,122      3,088
                           Due after five years through ten years      1,878      1,874
                                                                      ------     ------
                                                                      $6,431     $6,393
                                                                      ======     ======


     There were no sales of securities held to maturity during the year ended December 31, 2000.

6.       LOANS

                                                     December 31,
                                               -----------------------
                                                   2001         2000
                                               ---------     ---------
                                                    (000's omitted)
Loans secured by one to four family
         residential properties                $  51,338     $  55,138
Loans secured by nonresidential properties        34,811        27,529
Loans to individuals                               2,245         2,780
Commercial and industrial loans                    8,065         4,968
Loans secured by construction
         and land development                      8,515         8,960
Other loans                                        1,086         1,718
                                               ---------     ---------
                                                 106,060       101,093

Less:  Deferred loan                                 (88)          (73)
Allowance for possible loan losses                 1,143           973
                                               ---------     ---------
                                                   1,055           900
                                               ---------     ---------
                                               $ 105,005     $ 100,193
                                               =========     =========

     Nonperforming loans consist of nonaccrual and renegotiated loans. Nonaccrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received, or if ultimate collectibility of principal is in doubt, applied as principal reductions. Renegotiated loans are loans whose contractual interest rates have been reduced or where other significant modifications have been made due to borrowers' financial difficulties. Interest on these loans is either accrued or credited directly to interest income. If interest had been accrued on these loans, net interest income would have been approximately $57,000 and $17,000 higher in 2001 and 2000, respectively. Nonperforming loans were as follows:

                                                         December 31,
                                          2001             2000            1999
                                      ---------         ---------        --------
                                                  (000's omitted)
Nonaccrual                           $   2,494         $     552        $    332
Renegotiated                                --                --               --
                                     ---------         ---------        --------
                                     $   2,494         $     552        $    332
                                     =========         =========        ========

     The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. These loans, at December 31, 2001, were current as to principal and interest payments and do not involve more than normal risk of collectibility. A summary of lending activity with respect to such persons who had borrowings of $60,000 or more is as follows:



                     Balance, December 31, 2000     $2,132
                     Loans originated                1,311
                     Repayments                        368
                                                    ------
                     Balance, December 31, 2001     $3,075
                                                    ======

7.       ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                  Year Ended December 31,
                                        ----------------------------------------
                                          2001            2000          1999
                                        -------         -------         -------
                                                    (000's omitted)
Balance, beginning                      $   973         $   837         $   665
Provision for loan losses                   252             229             177
Loans charged off                           (83)           (104)            (15)
Recoveries                                    1              11              10
                                        -------         -------         -------
Balance, ending                         $ 1,143         $   973         $   837
                                        =======         =======         =======

     Impaired loans and related amounts recorded in the allowance for possible loan losses are summarized as follows:

                                                          December 31,
                                              ----------------------------------
                                                2001        2000        1999
                                              -------      -------      -------
                                                       (000's omitted)
Recorded investment in impaired loans:
         With recorded allowances             $ 2,494      $ 1,690      $   337
         Without recorded allowances             --           --           --
                  Total impaired loans          2,494        1,690          337
Related allowance for loan losses                (143)        (128)        (189)
                                              -------      -------      -------
                  Net impaired loans          $ 2,351      $ 1,562      $   148
                                              =======      =======      =======


     For the years ended December 31, 2001, 2000 and 1999, the average recorded investment in impaired loans totaled $1,224,000 $653,000 and $449,000, respectively. Interest income recognized on such loans during the time each was impaired totaled $0, $20,000 and $38,000, respectively.

8.       PREMISES AND EQUIPMENT

                                                                  December 31,
                                                             -------------------
                                                              2001         2000
                                                             ------       ------
                                                                (000's omitted)
Land                                                         $  577       $  505
Buildings and building improvements                           4,229        3,173
Leasehold improvements                                           96          139
Furniture, fixtures and equipment                             3,640        3,111
Assets in progress                                               76          926
                                                              8,618        7,854
Less accumulated depreciation and amortization                3,693        3,338
                                                             $4,925       $4,516
                                                             ======       ======


     During the years ended December 31, 2001, 2000 and 1999, depreciation and amortization expenses totaled $498,000, $471,000 and $398,000, respectively.

     At December 31, 2001 several assets in the furniture, fixture and equipment category were in the process of completion. Assets-in-progress at December 31, 2000, primarily included property in Sparta, New Jersey, which was purchased in 2000 and was being prepared for use in the Bank's branch network, having a carrying value of $891,000.

9.       DUE DEPOSITORS

Scheduled maturities of time deposits are as follows:

                                                                December 31,
                                                       -------------------------
                                                          2001             2000
                                                       -------           -------
                                                           (000's omitted)
One year or less                                       $51,766           $41,653
After one through three years                           10,572            10,499
After three years                                          647               546
                                                       -------           -------
                                                       $62,985           $52,698
                                                       =======           =======

     At December 31, 2001 and 2000, time deposits, included $3,000,000 and $4,000,000 respectively, owned by a local municipality, mature within 30 days.

10.      LONG-TERM DEBT

     Long-term debt at December 31, 2001, and 2000 consisted of the following Federal Home Loan Bank of New York borrowings:

       Maturity                Initial         Interest
         Date                Call Date           Rate               Amount
         ----                ---------           ----               ------
December 21, 2010       December 21, 2001       4.77%           $ 3,000,000
December 21, 2010       December 21, 2002       4.90%             3,000,000
December 21, 2010       December 21, 2003       5.14%             4,000,000
                                                                -----------
                                                                $10,000,000
                                                                ===========

     Each of the borrowings is callable on the initial call date and quarterly thereafter.

     At December 31, 2001, the borrowings are secured by a pledge of qualifying one-to-four-family mortgage loans having an aggregate unpaid principal balance of approximately $21,101,000.

11.      INCOME TAXES

     The provision for income taxes consists of the following:

                                           Year Ended December 31,
                                  -------------------------------------
                                     2001          2000           1999
                                  -------      ---------     ----------
                                               (000's omitted)
Current                           $   394      $     305     $      279
Deferred                              (77)           (63)           (91)
Total                             $   317      $     242     $      188
                                  =======      =========     ==========

     The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                  December 31,
                                                              ------------------
                                                               2001        2000
                                                               ----        ----
                                                                (000's omitted)
Deferred tax assets:
         Allowance for possible loan losses                   $ 442       $ 388
         Deferred loan fees                                      29          29
         Other                                                   54          45
         Unrealized gain on securities
                  available for sale                             --         120
                                                              -----       -----
                  Total deferred tax assets                     525         582
                                                              -----       -----
Deferred tax liabilities:
         Depreciation and amortization                          (53)       (161)
         Unrealized loss on securities
                  available for sale                            (81)         --
         Other                                                   (4)         (3)
                  Total deferred tax liabilities               (138)       (164)
                                                              -----       -----
                  Net deferred tax assets included
                           in other assets                    $ 387       $ 418
                                                              =====       =====

     The following table presents a reconciliation between the reported income taxes and the income taxes that would have been computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                     Year Ended December 31,
                                              ----------------------------------------------------------------
                                                       2001                  2000                 1999
                                              --------------------   --------------------   ------------------
                                               Amount      Percent   Amount       Percent   Amount     Percent
                                               ------      -------   ------       -------   ------     -------
                                                                       (Dollars in Thousands)
Federal income tax                            $ 378         34.0%    $ 343         34.0%   $  322         34.0%
Add (deduct) effect of:
         Non-taxable interest income            (83)        (7.4)      (89)        (8.8)     (114)       (12.0)
         State income tax, net of federal
                  income tax effect              17          1.5       (14)        (1.4)      (24)        (2.5)
         Other items, net                         5          0.4         2          0.2         4          0.4
                                              -----         ----     -----         ----     -----         ----
                                              $ 317         28.5%    $ 242         24.0%    $ 188         19.9%
                                              =====         ====     =====         ====     =====         ====

12.      STOCK OPTION PLANS

     The following data have been adjusted to give retroactive effect to stock dividends declared subsequent to option authorizations, grants and exercises.


     During 1995, the stockholders approved a stock option plan for nonemployee directors (the "Director Plan"). As of December 31, 2001, there were 1,826 authorized shares of the Corporation's common stock to be granted. Upon approval of the Director Plan, each director was granted an option to purchase 5,516 shares. In addition to the foregoing, each person serving as a nonemployee director on the date of each annual meeting of the shareholders who is elected or reelected as a nonemployee director of the Corporation at such annual meeting of stockholders shall be granted an option to purchase 1,102 shares of the Corporation's common stock, with a maximum of 16,547 shares total. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after 10 years. As of December 31, 2001, 28,437 options at $5.08; 2,363 options at $8.07; 3,213 options at $8.26;
2,100 options at $8.55;  4,200 options at $10.16;  2,000 options at $10.25;  and
3,150 options at $11.16 were outstanding, all of which were exercisable and none of which have been forfeited.

     During 1995, the stockholders approved an incentive stock option plan for executives of the Corporation (the "Executive Plan"). As of December 31, 2001, there were 116,173 authorized shares of the Corporation's common stock to be granted. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Corporation may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. The options may have a term not longer than 10 years from the date of grant. As of December 31, 2001, 2,809 options at $8.38; 4,104 options at $8.49; 3,076 options at $9.86; and 7,450 options at $10.50 were outstanding of which 6,358 were exercisable and 8,434 were forfeited.

     During 2001, the stockholders approved a stock option plan established to provide equity incentives to selected persons. As of December 31, 2001, there were 157,000 authorized shares of the Corporation's common stock to be granted. Options may be granted to employees, officers and directors of the Company or Parent, or Subsidiary or Affiliate of the Company. The option price under each grant shall not be less than the fair market value on the date of the grant. The Corporation may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. The options may have a term not longer than 10 years from the date of grant. As of December 31, 2001, 8,000 options at $10.25 were outstanding all of which were exercisable and none of which have been forfeited.

     Transactions under all stock option plans are summarized as follows:

                                                                         Weighted
                                                                         Average
                                                          Range of       Exercise
                                           Number of   Exercise Price      Price
                                             Shares       Per Share      Per Share
Outstanding, December 31, 1998              53,297     $ 5.08 -  $10.16   $ 6.89
                  Options granted            6,888       9.86 -   11.16    10.42
                  Options exercised         (1,050)     10.16     10.16
Outstanding, December 31, 1999              59,135       5.08 -   11.16     7.21
                  Options granted            8,287       8.07 -    8.49     8.33
                  Options exercised         (1,050)      8.55               8.55
Outstanding, December 31,  2000             66,372       5.08 -   11.16     7.35
                  Options granted           18,227      10.25 -   10.50    10.39
                  Options exercised         (5,263)      5.08 -    9.86     8.05
                  Options forfeited         (8,434)      8.38 -   10.50     9.36
Outstanding, December 31, 2001              70,902     $ 5.08 -  $11.16   $ 7.83

     The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model. The following represents the weighted average fair values and weighted average assumptions used to determine such fair values for options granted:

                                                      Year Ended December 31,
                                           ---------------------------------------
                                               2001            2000          1999
                                               ----            ----          ----
Grant date fair value                      $    3.20      $    2.50      $    3.49
Expected option lives                        5 years        5 years        5 years
Dividend yield                                  1.98%          1.85%          1.12%
Risk-free interest rate                         4.88%          6.45%          4.91%
Expected volatility rate                       22.56%         22.56%         31.67%

     The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Corporation's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Corporation's net income and income per share would have been reduced to the pro forma amounts indicated as follows:

                                                    Year Ended December 31,
                                           -------------------------------------
                                              2001           2000          1999
                                              ----           ----          ----
                                                  (Dollars in Thousands)
Net income
         As reported                       $   795        $   767        $   759
         Pro forma                             757            755            746
Diluted income per share
         As reported                       $  0.46        $  0.51        $  0.50
         Pro forma                            0.44           0.50           0.49

The following table summarizes information about fixed stock options outstanding at December 31, 2001:

         Exercise      Number             Remaining           Number
         Price      Outstanding      Contractual Life     Exercisable
         -----      -----------      ----------------     -----------
       $ 5.08         28,437            3.5 years            28,437
         8.07          2,363            8.5 years             2,363
         8.26          3,213            4.5 years             3,213
         8.38          2,809            0.8 years             2,377
         8.49          4,104            3.1 years               905
         8.55          2,100            5.5 years             2,100
         9.86          3,076            0.1 years             3,076
        10.16          4,200            5.5 years             4,200
        10.25         10,000            5.0 years            10,000
        10.50          7,450            4.1 years                 0
         11.16         3,150            7.5 years             3,150
                      ------                                 ------
                      70,902                                 59,821
                      ======                                 ======


13.      RELATED PARTY TRANSACTIONS

     Certain directors of the Corporation are associated with legal, tax accounting, real estate and construction businesses that rendered various services to the Corporation. The Corporation paid these businesses $85,000 and $147,000 during 2001 and 2000, respectively.

14.      COMMITMENTS AND CONTINGENCIES

     The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial instruments. The exposure to credit loss in the event of nonperformance by the other party with respect to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. The commitments to extend credit are as follows:


                                                               December 31,
                                                       -------------------------
                                                         2001              2000
                                                         ----              ----
                                                             (000's omitted)
Commitments to extend credit                           $20,572           $15,976
Standby letters of credit                                  386               384



     Commitments to extend credit are agreements to lend collateral to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; residential real estate; and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

     Rentals under long-term operating leases amounted to approximately $35,000 for the year ended December 31, 2001 and $52,000 for each of the years ended December 31, 2000 and 1999. At December 31, 2001, the minimum commitments, which include rental, real estate tax and other related amounts, under all noncancelable leases with remaining terms of more than one year and expiring through 2020 are as follows:


         Year Ended December 31,                   Amount
         2002                                 $    15,000
         2003                                      10,000
         2004                                      10,000
         2005                                      10,000
         Thereafter                               146,000
                                              -----------
                                              $   191,000
                                              ===========

     The Corporation and its subsidiaries are also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the consolidated financial position or results of operations of the Corporation.

15.      DIVIDEND LIMITATION

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

16.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction, between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used and the estimated fair values and carrying values of the financial instruments are set forth as follows:

Cash and Cash Equivalents, Accrued Interest Receivable and Federal Funds
Purchased

     The carrying amounts for cash and cash equivalents, accrued interest receivable and federal funds purchased approximate fair value. Time Deposits in Other Banks The fair value of time deposits in other banks is estimated by discounting future cash flows, using the current rates available for time deposits with similar remaining maturities.

Securities

The fair values for securities are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

Loans Held for Sale

     The fair value of loans held for sale is based on prices associated with normal investor outlets. Loans The fair value of loans is estimated by discounting the future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.

Deposits

     For demand, savings and club accounts, fair value is the carrying amount reported in the consolidated financial statements. For fixed-maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Funds Purchased and Long-Term Debt

     The fair value of federal funds purchased and long-term debt is estimated by discounting future cash flows, using rates currently available for borrowings of similar remaining maturities.

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

The carrying values and estimated fair values of financial instruments are as follows:

                                                         Year Ended December 31,
                                           ------------------------------------------------
                                                    2001                      2000
                                           ---------------------     ----------------------
                                            Carrying/  Estimated      Carrying/   Estimated
                                            Notional      Fair        Notional      Fair
                                             Value        Value        Value        Value
                                                            (000's omitted)
Financial assets:
         Cash and cash equivalents         $ 41,035     $ 41,035     $ 12,920     $ 12,920
         Time deposits in other banks         3,100        3,100          100          101
         Securities available for sale       42,712       42,712       33,186       33,186
         Securities held to maturity              0            0        6,431        6,393
         Loans held for sale                      0            0          297          308
         Loans                              105,005      105,558      100,193       99,257
         Accrued interest receivable            964          964          981          981
Financial liabilities:
         Deposits                           178,554      179,017      140,861      140,851
         Long-term debt                      10,000       10,120       10,000        9,987
Commitments:
         To extend credit                    20,571           25       15,976           20
         Standby letters of credit              386            4          384            4

     Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no established secondary market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the financial instruments and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment, other assets and other liabilities. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made, given the absence of active secondary markets for many of the financial instruments. This lack of uniform evaluation methodologies introduces a greater degree of subjectivity to these estimated fair values.

17.      SUSSEX BANCORP (PARENT COMPANY ONLY)

     Condensed financial statements of the Corporation (Parent Company only) follow::

                            STATEMENTS OF CONDITION

                                                                December 31,
                                                           ---------------------
                                                             2001          2000
                                                           -------       -------
                                                             (000's omitted)
Assets:
         Cash and interest-bearing deposits                $   271       $   332
         Investment in subsidiaries                         11,797         9,752
         Other assets                                          182           133
                                                           -------       -------
                           Total assets                    $12,250       $10,217
                                                           =======       =======
Liabilities:
         Other liabilities                                 $    13       $   107
Stockholders' equity                                        12,237        10,110
                                                           -------       -------
Total liabilities and stockholders' equity                 $12,250       $10,217
                                                           =======       =======



                              STATEMENTS OF INCOME

                                                        Year Ended December 31,
                                                    ----------------------------
                                                      2001     2000        1999
                                                      ----     ----        ----
                                                          (000's omitted)
Dividends from subsidiary bank                      $ 313      $ 280      $ 177
Interest income                                      --            1          4
                                                    -----      -----      -----
                  Total income                        313        281        181
Other expenses                                        201        125         77
                                                    -----      -----      -----
Income before income tax benefit                      112        156        104
Income tax benefit                                    (80)       (50)       (29)
                                                    -----      -----      -----
Income before equity in undistributed earnings
         of subsidiaries                              192        206        133
Equity in undistributed earnings
         of subsidiaries                              603        561        626
                                                    -----      -----      -----
Net income                                          $ 795      $ 767      $ 759
                                                    =====      =====      =====

                            STATEMENTS OF CASH FLOWS

                                                                                                 Year Ended December 31,
                                                                                             2001         2000        1999
                                                                                          -------      -------      -------
                                                                                                   (000's omitted)
Cash flows from operating activities:
         Net income                                                                       $   795      $   767      $   759
         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                           Net change in other assets and liabilities                        (143)           9          (57)
Equity in undistributed earnings of subsidiaries                                             (603)        (561)        (626)
                                                                                          -------      -------      -------
                                            Net cash provided by operating activities          49          215           76
                                                                                          -------      -------      -------
Cash flows from financing activities:
         Cash dividends paid net of reinvestments                                            (171)        (210)        (129)
         Capital contribution to subsidiary                                                (1,139)        --           --
         Purchase of treasury stock                                                            (5)         (51)         (69)
         Proceeds of sales of common stock                                                  1,205           32           11
                                                                                          -------      -------      -------
                                            Net cash (used in) financing activities          (110)        (229)        (187)
                                                                                          -------      -------      -------
Net decrease increase in cash and cash equivalents                                            (61)         (14)        (111)
Cash and cash equivalents, beginning of year                                                  332          346          457
                                                                                          -------      -------      -------
Cash and cash equivalents, end of year                                                    $   271      $   332      $   346
                                                                                          =======      =======      =======

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected unaudited financial data for the quarters ended March 31, June 30, September 30 and December 31, 2001 is presented below:

                                                         Quarter Ended
                                         -----------------------------------------------
                                         March 31,  June 30,  September 30, December 31,
                                            2001      2001       2001          2001
                                            ----      ----       ----          ----
                                           (000's Omitted, Except Per Share Amounts)
Total interest income                     $2,945     $2,964     $2,905        $2,775
Total interest expense                     1,484      1,481      1,462         1,261
                                          ------     ------     ------        ------
                  Net interest income      1,461      1,483      1,443         1,514
                                          ------     ------     ------        ------
Provision for loan losses                     63         63         63            63
Other income                                 249        345        334           700
Other expenses                             1,355      1,418      1,472         1,920
Income taxes                                  82        107         68            60
                                          ------     ------     ------        ------
                  Net income              $  210     $  240     $  174        $  171
                                          ======     ======     ======        ======
Net income per common share -
         Basic                            $ 0.13     $ 0.12     $ 0.13        $ 0.13
                                          ======     ======     ======        ======
         Diluted                          $ 0.13     $ 0.12     $ 0.13        $ 0.13
                                          ======     ======     ======        ======



                                                         Quarter Ended
                                         -----------------------------------------------
                                         March 31,  June 30,  September 30, December 31,
                                            2000      2000       2000          2000
                                            ----      ----       ----          ----
                                           (000's Omitted, Except Per Share Amounts)
Total interest income                     $2,479     $2,522     $2,648        $2,740
Total interest expense                     1,123      1,140      1,257         1,317
                                          ------     ------     ------        ------
                  Net interest income      1,356      1,382      1,391         1,423
                                          ------     ------     ------        ------
Provision for loan losses                     48         63         63            55
Other income                                 190        209        220           220
Other expenses                             1,240      1,288      1,295         1,330
Income taxes                                  58         56         61            67
                                          ------     ------     ------        ------
                  Net income              $  200     $  184     $  192        $  191
                                          ======     ======     ======        ======
Net income per common share -
         Basic                            $ 0.13     $ 0.12     $ 0.13        $ 0.13
                                          ======     ======     ======        ======
         Diluted                          $ 0.13     $ 0.12     $ 0.13        $ 0.13
                                          ======     ======     ======        ======

     Net income per common share data for the quarters ended March 31, 2000 and prior have been restated to give retroactive effect to the 5% stock dividend declared June 21, 2000.


                                                                               Year Ended December 31
                                                    --------------------------------------------------------------------------
                                                        2001           2000             1999           1998            1997
                                                    ----------      ----------      ----------      ----------      ----------
                                                                              (Dollars in Thousands)
SUMMARY OF INCOME:
         Interest income                            $   11,589      $   10,389      $    9,115      $    8,295      $    7,383
         Interest expense                                5,688           4,837           4,322           3,818           3,063
                                                    ----------      ----------      ----------      ----------      ----------
                Net interest income                      5,901           5,552           4,793           4,477           4,320
         Provision for possible loan losses                252             229             177              19             210
                                                    ----------      ----------      ----------      ----------      ----------
                Net interest income after
                 provision for possible
                 loan losses                             5,649           5,323           4,616           4,458           4,110
         Other income                                    1,628             839             889             869             744
         Other expense                                   6,165           5,153           4,558           4,287           3,753
                                                    ----------      ----------      ----------      ----------      ----------
                Income before provision
                 for income taxes                        1,112           1,009             947           1,040           1,101
         Provision for income taxes                        317             242             188             330             393
                                                    ----------      ----------      ----------      ----------      ----------
                Net income                          $      795      $      767      $      759      $      710      $      708
                                                    ==========      ==========      ==========      ==========      ==========

BASIC AVERAGE NUMBER OF
  SHARES OUTSTANDING (a)                             1,643,258       1,494,671       1,493,237       1,481,062       1,446,831

DILUTED AVERAGE NUMBER OF
  SHARES OUTSTANDING (a)                             1,662,488       1,506,088       1,509,762       1,497,195       1,460,987

PER SHARE INFORMATION:
         Basic net income                           $      .48      $      .51      $      .51      $      .48      $      .49
         Diluted net income                                .48             .50             .50             .47             .48
         Cash dividends (b)                                .25             .19             .11             .22             .19
         Stock dividends (b)                                 0%              5%              0%            100%              0%
         Dividend payout ratio                              52%             37%             22%             46%             39%

PERFORMANCE YIELDS:
         Return on average assets                          .42%            .50%            .53%            .57%            .66%
         Return on average stockholders' equity           6.72%           8.22%           8.31%           8.33%           8.84%
         Average equity/average assets                    6.27%           6.11%           6.35%           6.85%           7.50%

END OF PERIOD DATA:
         Total assets                                 $203,343        $161,629        $150,126        $137,467        $114,257
         Total deposits                                178,554         140,861         138,548         127,714         104,882
         Total stockholders' equity                     12,237          10,110           9,089           9,244           8,586
         Average assets                                188,785         152,623         143,909         124,394         106,879
         Average stockholders' equity                   11,837           9,326           9,136           8,526           8,013

================================
(a) The average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.
(b) Cash and stock dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends.

OFFICE LOCATIONS


Main Office:

FRANKLIN
399 Route 23, Franklin
Branch - (973) 827-2404
Administrative Offices - (973) 827-2914
Loan Department - (973) 827-3726

Branch Offices:

ANDOVER
165 Route 206, Andover
(973) 786-5150

AUGUSTA
100 Route 206, Augusta
(973) 940-7950

NEWTON
15 Trinity Street, Newton
(973) 383-2211

MONTAGUE
266 Clove Road, Montague
(973) 293-3488

SPARTA
33 Main Street, Sparta
(973) 729-7223

VERNON
7 Church Street, Vernon
(973) 764-6175

WANTAGE
455 Route 23, Wantage
(973) 875-9957

Transfer and Dividend Paying
Agent/Registrar
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10007
(800) 937-5449

Market Information for
Common Stock
Sussex Bancorp's Common Stock is traded on the American Stock Exchange under the symbol "SBB". The table below shows the reported high and low sale prices of the common stock, as well as dividends declared during the periods indicated in 2001 and 2000.

                                    DIVIDENDS
         2001     HIGH     LOW      DECLARED
---------------------------------------------
4th Quarter       10.38    9.72     $0.06
3rd Quarter       111/4    10.37    $0.05
2nd Quarter       101/2    91/2     $0.07
1st Quarter       10.42    10       $0.07

                                    DIVIDENDS
         2000     HIGH     LOW      DECLARED
---------------------------------------------
4th Quarter       91/2     8 1/2    $0.07
3rd Quarter       81/2     73/4     $0.06
2nd Quarter       83/8     73/4     -
1st Quarter       85/8     81/8     $0.06

As of December 31, 2001 the Company had approximately 712 holders of record of the Common Stock. During 2000 the Company also declared 5% stock dividend.

The annual report on form 10-KSB (without exhibits)is available free of charge upon request in writing from:

        Treasurer
        Sussex Bancorp
        399 Route 23
        Franklin, NJ 07416

SUSSEX BANCORP, INC.


Sussex BANCORP
Board of Directors

Donald L. Kovach           Chairman of the Board,
                           President and Chief Executive Officer

Irvin Ackerson             Excavator, Ackerson Excavating

Mark J. Hontz              Partner
                           Hollander, Hontz, Weaver, Hinkes, & Pasculli, LLC

William Kulsar             CPA, Caristra, Kulsar and Wade, P.A/Secretary,.

Joel D. Marvil             Chairman, Ames Rubber Corporation

Richard W. Scott           Dentist, Richard W. Scott, D.D.S.

Terry H. Thompson          Executive Vice President/COO

Joseph Zitone              General Contractor, Zitone Construction Co.

Sussex County State BANK
Board of Directors

Donald L. Kovach           Chairman of the Board,
                           President and Chief Executive Officer

Katherine H. Caristia      Controller, Jan Packaging & Trucking Co.

George Harper              President, Tri-State Insurance Agency
Mark J. Hontz              Partner
                           Hollander, Hontz, Weaver, Hinkes, & Pasculli, LLC

William E. Kulsar          CPA, Caristia, Kulsar and Wade, P. A.

Candace Leatham            Senior Vice President and Treasurer

Edward J. Leppert          E. J. Leppert & Co.

Timothy Marvil             President, Ames Rubber Corporation

Richard D. Scott           Dentist, Richard W. Scott, D.D.S.

Terry H. Thompson          Executive Vice President, Secretary
                           Chief Operating Officer

Joseph Zitone              General Contractor, Zitone Construction Co.

Officers
Donald L. Kovach           President/Chief Executive Officer

Terry H. Thompson          Executive Vice President/
                           Chief Operating Officer/Secretary
James Ciaravolo            Senior Vice President/Branch Administrator/
                           Security

Candace Leatham            Senior Vice President/Treasurer/
                           Compliance Officer

Elizabeth Martin           Senior Vice President/Operations/IT

Richard Reilly             Senior Vice President/Chief Lending Officer

Mary Cannistra             Vice President/Human Resource Officer

Gary Chiusano              Vice President/Trust Officer/
                           Non-deposit Products

Gerald Lake                Vice President/Loans

Valerie Seufert            Vice President/Loans

Patrick Smith              Vice President/Loans

Jack McKenna               Business Development Officer

Patricia Backman           Assistant Vice President/Controllers Office
Colleen Herman             Assistant Vice President/
                           Branch Manager - Wantage

Janice Mandeville          Assistant Vice President/Underwriter

Maryann Parker             Assistant Vice President/
                           Branch Manager - Franklin

Diana Whitehead            Assistant Vice President/
                           Assistant Operations Officers

Julianne Gesik             Assistant Secretary/Loan Operations

Josephine Intravaia        Assistant Secretary/
                           Branch Manager - Augusta

Tracy Leyland              Assistant Secretary/
                           Branch Manager - Vernon

Mary Morrell               Assistant Secretary/
                           Branch Manager - Montague

Margaret Sisco             Assistant Secretary/Deposit Operations
Florence Watt              Assistant Secretary/
                           Branch Manager - Sparta

SUSSEX BANCORP MORTGAGE CO., INC.

Gerald R. Lake             President
Valerie Seufert            Vice President

TRI-STATE INSURANCE AGENCY, INC.

George Harper              President
George Lista               Executive Vice President

42