Form 10KSB, Exhibit 13
SUSSEX BANCORP
filed 2003-03-20
CIK 1028954

SELECTED FINANCIAL DATA

      The following selected financial data as of December 31 for each of the five years should be read in conjunction with the Company's audited consolidated financial statements and the accompanying notes presented elsewhere herein.

                                                                                          Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                 2002          2001          2000          1999          1998
-----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME:
Interest income                                                  $   10,860    $   11,589    $   10,389    $    9,115    $    8,295
Interest expense                                                      3,536         5,688         4,837         4,322         3,818
-----------------------------------------------------------------------------------------------------------------------------------
       Net interest income                                            7,324         5,901         5,552         4,793         4,477
Provision for loan losses                                               300           252           229           177            19
-----------------------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses            7,024         5,649         5,323         4,616         4,458
Other income                                                          3,292         1,628           839           889           869
Other expense                                                         8,634         6,165         5,153         4,558         4,287
-----------------------------------------------------------------------------------------------------------------------------------
       Income before income taxes                                     1,682         1,112         1,009           947         1,040
Income taxes                                                            526           317           242           188           330
-----------------------------------------------------------------------------------------------------------------------------------
       Net income                                                $    1,156    $      795    $      767    $      759    $      710
===================================================================================================================================

WEIGHTED AVERAGE NUMBER OF SHARES: (a)
Basic                                                             1,664,859     1,643,248     1,494,671     1,493,237     1,481,062
Diluted                                                           1,734,023     1,674,746     1,506,088     1,509,762     1,497,195

PER SHARE INFORMATION:
Basic net income                                                 $     0.69    $     0.48    $     0.51    $     0.51    $     0.48
Diluted net income                                                     0.67          0.46          0.50          0.50          0.47
Cash dividends (b)                                                     0.25          0.19          0.19          0.11          0.22
Stock dividends                                                           0%            0%            5%            0%          100%
Dividend payout ratio                                                    36%           40%           37%           22%           46%

PERFORMANCE YIELDS:
Return on average assets                                               0.54%         0.42%         0.50%         0.53%         0.57%
Return on average stockholders' equity                                 9.06%         6.72%         8.22%         8.31%         8.33%
Average equity/average assets                                          5.94%         6.27%         6.11%         6.35%         6.85%

END OF PERIOD DATA:
Loans, net                                                       $  112,069    $  105,005    $  100,193    $   83,997    $   69,346
Total assets                                                        225,904       203,343       161,629       150,126       137,467
Total deposits                                                      189,858       178,554       140,861       138,548       127,714
Total stockholders' equity                                           13,680        12,237        10,110         9,089         9,244
Average assets                                                      214,897       188,785       152,623       143,909       124,394
Average stockholders' equity                                         12,766        11,838         9,326         9,136         8,526

(a) The average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.

(b) Cash dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends.

MANAGEMENT DISCUSSION AND ANALYSIS

      This section presents management's discussion and analysis of changes to the Company's consolidated results of operations and financial condition and should be read in conjunction with the Company's financial statements and notes thereto included herein.

MANAGEMENT STRATEGY

      The Company's goal is to serve as a community-oriented financial institution serving the tri-state marketplace. The Company's offices are located within Sussex County, New Jersey, with two offices in Montague, New Jersey, which borders Pike County, Pennsylvania and Vernon Township, New Jersey, which borders Orange County, New York. During 2002, the Company continued its strategy of seeking to gain market share through specialized deposit products and actively bidding on municipal deposits. During 2002, the Company continued its aggressive marketing campaign to promote low cost demand and NOW accounts. In addition, during 2002, the operations of Tri-State Insurance Agency, Inc., ("Tri-State") an Augusta, New Jersey based general insurance agency subsidiary of the Bank increased the non-interest income of the Company by 110%. The Company, also during 2002, completed the placement of $5 million in trust-preferred securities, which increased the Company's capital ratios to support the Company's continued growth. For 2003, the Company intends to continue to seek to develop other sources of non-interest fee income. On January 2, 2003, the Company acquired the Garrera Agency, which was previously based in Newton, New Jersey, through Tri-State. This acquisition will augment the Company's insurance premium income. The Company will emphasize the growth of its loan portfolio in all types of loan's being offered.

FORWARD LOOKING STATEMENTS

      When used in this discussion, the words "believes", "anticipates", "contemplated", "expects", or similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING MATTERS

      Note 1 to the Company's consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the bank and its results of operation.

      The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to provide for known and inherent losses of the existing loan portfolio. Management's judgment is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

      Management uses significant estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the sufficiency of the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond our control, it is possible that management's estimates of the allowance for loan losses and actual results could differ in the near term. In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination. Future increases to our allowance for loan losses, whether due to unexpected changes in economic conditions or otherwise, would adversely affect our future results of operations.

      As permitted by SFAS No. 123, the Company accounts for stock-based compensation in accordance with Accounting Principals Board Opinion (APB) No. 25. Under APB No. 25, no compensation expense is recognized in the income statement related to any option granted under the Company stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statement. The Company intends to continue to account for stock-based compensation in this matter unless there is more specific guidance issued by the Financial Accounting Standards Board or unless a clear consensus develops in the financial services industry on the application of accounting methods.

RESULTS OF OPERATIONS

      For the year ended December 31, 2002, the Company's net income was $1,156,000, representing an increase of $361,000 over the $795,000 earned in 2001. Basic net income per share for 2002 was $.69, compared to basic net income per share of $.48 in 2001. Diluted net income per share for 2002 was $.67, compared to diluted net income per share of $.46, in 2001. The change in per share earnings reflects an increase in net income offset by an increased number of average shares outstanding during 2002, as the Company's average basic shares outstanding increased to 1,664,859 from 1,643,248.

      The Company's results for 2002 were affected by increases of $1,375,000 in net interest income after the provision for loan losses and $1,664,000 in non-interest income, partially offset by an increase of $2,469,000 in total other expenses and $209,000 in the provision for income taxes.

Comparative Average Balances and Average Interest Rates

      Table 1 on the following page reflects the components of the Company's daily average balances for the years ended December 31, 2002, 2001 and 2000 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods and the Company's net interest income and net interest margin. Rates are computed on a tax-equivalent basis.

                                                                                Year Ended December 31,
(dollars in thousands)                                              2002                                        2001
------------------------------------------------------------------------------------------------------------------------------------
                                                    Average                      Average      Average                       Average
Earning Assets:                                     Balance       Interest (1)   Rate (2)     Balance        Interest (1)   Rate (2)
------------------------------------------------------------------------------------------------------------------------------------
Securities:
      Tax exempt (3)                              $  12,523         $   686        5.48%     $   7,014         $   371        5.29%
      Taxable                                        45,838           2,127        4.64%        38,164           2,183        5.72%
------------------------------------------------------------------------------------------------------------------------------------
Total securities                                     58,361           2,813        4.82%        45,178           2,554        5.65%
Taxable loans: (net of unearned income)
     Mortgage and construction                       63,113           4,598        7.29%        59,268           4,700        7.93%
     Commercial                                      12,410             793        6.39%        10,238             837        8.18%
     Consumer                                        32,696           2,343        7.17%        33,511           2,555        7.62%
------------------------------------------------------------------------------------------------------------------------------------
Total loans receivable (4)                          108,219           7,734        7.15%       103,017           8,092        7.86%
Other interest-earning assets                        30,045             505        1.68%        27,734           1,027        3.70%
------------------------------------------------------------------------------------------------------------------------------------
Total Earning Assets                                196,625         $11,052        5.62%       175,929         $11,673        6.64%

Non-Interest Earning Assets                          19,553                                     13,904
Allowance for Loan Losses                            (1,281)                                    (1,048)
-----------------------------------------------------------                                  ---------
Total Assets                                      $ 214,897                                  $ 188,785
===========================================================                                  =========

Sources of Funds:
Interest Bearing Deposits:
      NOW                                         $  34,829         $   282        0.81%     $  17,885         $   226        1.26%
      Money Market                                    4,272              42        0.98%         7,029             185        2.63%
      Savings                                        61,405             777        1.27%        50,334            1377        2.74%
      Time                                           57,186           1,750        3.06%        65,486           3,398        5.19%
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                     157,692           2,851        1.81%       140,734           5,186        3.68%
      Borrowed Funds                                 12,192             553        4.54%        10,000             502        5.02%
      Capital Debentures                              2,383             132        5.54%             0               0        0.00%
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities                  172,267         $ 3,536        2.05%       150,734         $ 5,688        3.77%

Non-Interest Bearing Liabilities:
      Demand Deposits                                27,469                                     25,412
      Other Liabilities                               2,395                                        801
-----------------------------------------------------------                                  ---------
Total Non-Interest Bearing Liabilities               29,864                                     26,213
Stockholders' Equity                                 12,766                                     11,838
-----------------------------------------------------------                                  ---------
Total Liabilities and Stockholders' Equity        $ 214,897                                  $ 188,785
===========================================================                                  =========

---------------------------------                                   -------------------                        -------------------
Net Interest Income and Margin (5)                                  $ 7,516        3.82%                       $ 5,985        3.40%
=================================                                   ===================                        ===================

                                                         Year Ended December 31,
(dollars in thousands)                                              2000
------------------------------------------------------------------------------------------
                                                   Average                        Average
Earning Assets:                                    Balance       Interest (1)     Rate (2)
------------------------------------------------------------------------------------------
Securities:
      Tax exempt (3)                              $   7,698         $   398        5.17%
      Taxable                                        35,101           2,122        6.05%
------------------------------------------------------------------------------------------
Total securities                                     42,799           2,520        5.89%
Taxable loans: (net of unearned income)
     Mortgage and construction                       54,441           4,361        8.01%
     Commercial                                       7,572             730        9.64%
     Consumer                                        31,503           2,462        7.82%
------------------------------------------------------------------------------------------
Total loans receivable (4)                           93,516           7,553        8.08%
Other interest-earning assets                         6,573             403        6.13%
------------------------------------------------------------------------------------------
Total Earning Assets                                142,888         $10,476        7.33%

Non-Interest Earning Assets                          10,650
Allowance for Loan Losses                              (915)
-----------------------------------------------------------
Total Assets                                      $ 152,623
===========================================================

Sources of Funds:
Interest Bearing Deposits:
      NOW                                         $  14,261         $   181        1.27%
      Money Market                                    6,629             261        3.94%
      Savings                                        45,853            1589        3.47%
      Time                                           47,656           2,529        5.31%
------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                     114,399           4,560        3.99%
      Borrowed Funds                                  4,256             277        6.51%
      Capital Debentures                                  0               0        0.00%
------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities                  118,655         $ 4,837        4.08%

Non-Interest Bearing Liabilities:
      Demand Deposits                                24,014
      Other Liabilities                                 628
-----------------------------------------------------------
Total Non-Interest Bearing Liabilities               24,642
Stockholders' Equity                                  9,326
-----------------------------------------------------------
Total Liabilities and Stockholders' Equity        $ 152,623
===========================================================

---------------------------------                                   -------------------
Net Interest Income and Margin (5)                                  $ 5,639        3.95%
=================================                                   ===================

(1)   Includes loan fee income

(2)   Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for "TEFRA" disallowance

(4)   Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

Net Interest Income

     Net interest income is the difference between interest and fees on loans and other interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities that support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

      Net interest income, on a fully taxable equivalent basis (a 39% tax rate), increased by $1.5 million in 2002 to $7.5 million compared to $6.0 million in 2001. Total interest income decreased by $621,000 or 5.3% to $11.1 million from $11.7 million for the year ended December 31, 2001 while interest expense decreased by $2.2 million, or 37.8% to $3.5 million from $5.7 million for the year ended December 31, 2001. Both interest income and interest expense decreased as a result of declines in market rates of interest as the rate earned on average earning assets declined to 5.62% for the year ended December 31, 2002 from 6.64% for the prior year. Average earning assets increased by $20.7 million to $196.6 million from $175.9 million for the year ended December 31, 2001, partially offsetting the decline in rates. The average rate paid on interest bearing liabilities declined to 2.05% for the current year from 3.77% for the year ended December 31, 2001. The decrease in rate on both earning assets and interest bearing liabilities reflects the continuing trend of lower market rates of interest during 2002, as the Federal Reserve continued to reduce short term rates.

      Interest income on total loans decreased from $8.1 million in 2001 to $7.7 million in 2002, a decrease of $358,000. The average yield on loans declined by 71 basis points from 7.86% to 7.15% in 2002. The reduction reflects reduced market rates of interest relating to repricing of the loan portfolio relative to a low rate environment.

      Total interest income on securities increased by $259,000 to $2.8 million in 2002 from $2.6 million earned in 2001, as the increase in the average balance of investment securities more than offset a reduction in yield on the portfolio. The average yield on tax-exempt securities increased by 19 basis points, which was offset by a decrease of 108 points earned on taxable investment securities. The yield on the total security portfolio fell to 4.82% in the current year from 5.65% for the year ended December 31, 2001.

      Interest income on other interest-earning assets, primarily federal funds sold and, to a lesser extent, interest bearing deposits in other financial institutions, decreased by $522,000, or 50.8% to $505,000 from $1 million. The decrease primarily occurred due to the average yield on federal funds sold decreasing by 202 basis points. The Company continued to remain extremely liquid during 2002, as low current rates of market interest made longer-term investment securities an unattractive investment, and slowing economic conditions, combined with declining interest rates, made it difficult for the Company to significantly increase loan originations in excess of loan repayments and prepayments. The average yield on federal funds sold and interest bearing deposits declined to 1.68% during 2002 from 3.70% during 2001.

      Total interest expense decreased from $5.7 million in 2001 to $3.5 million for 2002, a decrease of $2.2 million, or 37.8%. The decrease in interest expense was attributable to the Company's ability to lower the interest rate paid on its liabilities. During 2002, the Company's average interest-bearing liabilities increased by $21.5 million, to $172.3 million compared to $150.7 million in 2001. The increase in deposits occurred due to the Company's campaign to promote low cost demand and NOW accounts. Average NOW deposits increased by $16.9 million to $34.8 million from $17.9 million, while the yield on NOW accounts declined to .81% in 2002 from 1.26% in 2001. Savings deposits increased by $11.1 million to $61.4 million from $50.3 million, while the yield on savings deposits declined to 1.27% in 2002 from 2.74% in 2001. The average balance in time deposits decreased in 2002 due to the Company's strategy to promote lower cost demand and NOW accounts. The average yield paid on time deposits also declined by 213 basis points to 3.06% in 2002 from 5.19% in 2001. In addition, the average balance of borrowed funds increased to $12.2 million for 2002 from $10 million for 2001, as the Company used Federal Home Loan Bank advances to leverage its balance sheet. The average rate paid on all the Company's liabilities decreased to 2.05% in 2002 compared to 3.77% in 2001. This is primarily due to reductions in interest rates across the deposit portfolio as market rates of interest continued to decline throughout 2002.

      The net interest margin was 3.82%, an increase from the net interest margin of 3.40% in 2001 reflecting a 102 basis point decrease in yield on total earning assets from 6.64% in 2001 to 5.62% in 2002, compared to a 172 basis point decline in rate on total interest bearing liabilities discussed previously.

      Table 2 demonstrates the relative impact on net interest income of changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by the Company on such assets and liabilities. For purposes of this table, nonaccrual loans have been included in the average loan balance

                                                       2002 vs. 2001                                       2001 vs. 2000
                                            Increase (decrease) due to changes in:           Increase (decrease) due to changes in:
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Rate/                                         Rate/
(dollars in thousands)                     Rate        Volume      Volume       Total       Rate      Volume     Volume      Total
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
Loans receivable:
      Mortgage                             ($382)     $   305       ($25)       ($102)      ($44)     $  387       ($4)     $   339
      Commercial                            (183)         178        (39)         (44)      (111)        257       (39)         107
      Consumer                              (154)         (62)         4         (212)       (60)        157        (4)          93
------------------------------------------------------------------------------------------------------------------------------------
Total loans                                ($719)         421        (60)        (358)      (215)        801       (47)         539
Securities (1)                              (376)         745       (110)         259       (100)        140        (6)          34
Other interest-earning assets               (562)          85        (45)        (522)      (160)      1,297      (513)         624
------------------------------------------------------------------------------------------------------------------------------------
Total net change in income on
   interest-earning assets                (1,657)       1,251       (215)        (621)      (475)      2,238      (566)       1,197
------------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
Deposits:
      NOW                                    (81)         214        (77)          56         (1)         46        --           45
      Money market                          (116)         (73)        46         (143)       (87)         16        (5)         (76)
      Savings                               (740)         303       (163)        (600)      (335)        155       (32)        (212)
      Time                                (1,394)        (431)       177       (1,648)       (56)        946       (21)         869
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                            (2,331)          13        (17)      (2,335)      (479)      1,163       (58)         626
Borrowings                                   (32)         230        (15)         183        (63)        374       (86)         225
------------------------------------------------------------------------------------------------------------------------------------
Total net change in expense on
   interest-bearing liabilities           (2,363)         243        (32)      (2,152)      (542)      1,537      (144)         851
------------------------------------------------------------------------------------------------------------------------------------
Change in net interest income            $   706      $ 1,008      ($183)     $ 1,531      $  67      $  701     ($422)     $   346
------------------------------------------------------------------------------------------------------------------------------------

(1) Fully taxable equivalent basis, using 39% effective tax rate and adjusted for TEFRA allowance.

Provision for Loan Losses

      The provision for possible loan losses in 2002 was $300,000 compared to a provision of $252,000 in 2001. The increase reflects a growth in the Company's loan portfolio of $7.3 million for the year ended December 31, 2002, as well as management's view of the potential impact of the economy on the portfolio. See discussion on allowance for loan losses.

Non Interest Income

      The Company's non-interest income is primarily generated through service charges on deposit accounts, gain on sales of loans and loan origination commissions, and insurance commission income earned through the operation of Tri-State. The Company's non-interest income increased by $1.7 million, or 102.2%, to $3.3 million for the year ended December 31, 2002 from $1.6 million for the prior year. The increases in non interest income included increases of $123,000 in service charges on deposit accounts, $1.3 million in commission income from Tri-State, which totaled $1.7 million, an increase of $56,000 in investment brokerage fees and non-deposit investment banking products and $160,000 from a contract settlement related to a land lease of a branch facility which represents non recurring income. The balance of non-interest income increased by $41,000 which included income from Sussex Bancorp Mortgage Company. The year ended December 31, 2002 was the first full year Tri-State operated as a subsidiary of the Company. Non-interest income for 2001 only included three months of operation of Tri-State.

Non Interest Expenses

      Total non-interest expenses increased from $6.2 million in 2001 to $8.6 million in 2002, an increase of $2.4 million, or 40.0%. The increase in non-interest expenses reflect the Company's assumption of the operating expenses associated with Tri-State, as well as other expenses associated with the Company's continued growth. In 2002, salaries and employee benefit expense, the largest component of non-interest expenses, increased by $1.3 million or 40.1%. This increase reflects the assumption of salary and employee benefits expense associated with the staff of Tri-State for the full year ($1.0 million), as well as ordinary and customary increases for the Bank's existing staff and increased staffing needs associated with the Bank's growth. In addition, the Bank's miscellaneous other expenses increased by $1.1 million, reflecting the cost relative to operating Tri-State for the full year ($500,000) and the Company's growth and associated costs.

Income Tax Expense

      The Company's income tax provision, which includes both federal and state taxes, was $526,000 and $317,000 for the years ended December 31, 2002 and 2001, respectively. The increased provision for income tax reflects an increase in taxable income.

FINANCIAL CONDITION

      At December 31, 2002, the Company had total assets of $225.9 million compared to total assets of $203.3 million at December 31, 2001. Net loans increased to $112.1 million at December 31, 2002 from $105.0 million at December 31, 2001. Total deposits increased to $189.9 million at December 31, 2002 from $178.6 million at December 31, 2001.

Cash and Cash Equivalents

      The Company's cash and cash equivalents decreased by $14.9 million for the year ended December 31, 2002, to $26.1 million from $41.0 million at December 31, 2001. The decrease reflects the Company's reduction in federal funds sold balance. Federal funds sold decreased to $16.9 million at December 31, 2002, from $35.9 million at year-end 2001.

Securities Portfolio

      The Company's securities portfolio is comprised of securities that not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning asset portfolio, allow for management of interest rate risk, and provide collateral for public fund deposits and borrowings. The portfolio is composed primarily of obligations of U.S. Government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and tax-exempt municipal bonds.

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

      The following table shows the carrying value of the Company's security portfolio as of December 31, 2002, 2001 and 2000. Securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discounts. Securities available for sale are stated at their fair value. At December 31, 2002 and 2001 the Company had no securities classified as held to maturity or as trading securities.


(dollars in thousands)                                    December 31,
--------------------------------------------------------------------------------
Available for sale                              2002          2001          2000
--------------------------------------------------------------------------------

U.S. Treasury securities                          --       $ 1,531       $ 4,033
U.S. Government agency                        13,612         7,295         9,859
State and political subdivisions              15,785         7,626            --
Mortgage-backed securites                     35,554        20,745        15,021
Corporate securities                           6,886         4,661         3,469
Equity securities                                883           854           804
--------------------------------------------------------------------------------
Total available for sale                     $72,720       $42,712       $33,186
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Held to maturity
--------------------------------------------------------------------------------

State and political subdivisions                  --            --       $ 6,431
--------------------------------------------------------------------------------
Total held to maturity                            --            --       $ 6,431
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total securites:                             $72,720       $42,712       $39,617
================================================================================

      The Company's securities increased from $42.7 million at December 31, 2001 to $72.7 million at December 31, 2002. The $30 million net increase in securities at December 31, 2002 was due to the Company investing $60.1 million in new purchases offsetting $30.3 million in called securities, scheduled maturities and paydowns. Year-end balances increased in U.S. government agencies by $6.3 million to $13.6 million, mortgage-backed securities by $14.8 million to $35.6 million, state and political tax-exempt securities by $8.2 million to $15.8 million and corporate securities by $2.2 million to $6.9 million from December 31, 2001 to 2002. The $1.5 million in U.S. Treasury securities at December 31, 2001 all matured during 2002.

      The Company holds a bond anticipation note of the Borough of Sussex, with a fair value of $1,839,000. This investment is greater than 10% of stockholders' equity and matured on January 16, 2003.

      The Company also holds $750,000 in Federal Home Loan Bank of New York stock that it does not consider an investment security. Ownership of this restricted stock is required for membership in the Federal Home Loan Bank.

      The contractual maturity distribution and weighted average yield of the Company's security portfolio at December 31, 2002 are summarized in Table
      4. Securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such securities. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax effected on the tax-exempt obligations

-----------------------------------------------------------------------------------------------------------------------------
December 31, 2002                           Due under 1 Year        Due 1-5 Years      Due 5-10 Years        Due over 10 Years
(dollars in thousands)                      Amount     Yield      Amount    Yield      Amount     Yield      Amount     Yield
-----------------------------------------------------------------------------------------------------------------------------
Available for sale:
U.S. Government agency                      $  755     5.41%     $11,640     3.84%     $1,002     5.21%
State and political subdivisions             3,003     2.38%                              850     4.77%      11,752     4.30%
Mortgage-backed securities                                           833     2.95%      7,127     3.90%     $27,275     3.30%
Corporate securities                         2,010     5.10%       4,638     5.48%
Equity securities                                                                                               898     4.57%
-----------------------------------------------------------------------------------------------------------------------------
Total available for sale securities         $5,768     3.72%     $17,111     4.24%     $8,979     4.13%     $39,925     3.62%
=============================================================================================================================

Loans

      The loan portfolio comprises the major component of the Company's earning assets. Loans, net of the allowance for loan losses and deferred loan fees, increased from $105.0 million at December 31, 2001 to $112.1 million at December 31, 2002, an increase of $7.1 million, or 6.7%. The increase in the Company's loan portfolio during 2002 was concentrated in loans secured by non-residential mortgages and other commercial loans. Commercial and industrial loans increased by $2.9 million, or 36.2%, to $11 million at December 31, 2002 from $8.1 million at December 31, 2001. Loans secured by commercial properties increased by $6.2 million, or 17.9%, to $41.0 million at December 31, 2002 from $34.8 million at December 31, 2001. Loans secured by 1-4 family residential properties decreased by $1.8 million to $49.5 million at December 31, 2002 from $51.3 million at December 31, 2001, representing 43.7% of the loan portfolio. This decrease reflects both the increasing pace of refinancing as market rates continued to decline combined with the Company's efforts to increase its commercial loan portfolio. Construction and land development loans decreased by $205,000 from year end 2001 to year end 2002. All of the Company's loans are to domestic borrowers.

      The increase in loans was funded during 2002 by an increase in the Company's demand deposits, NOW deposits and savings deposits.

      Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics exceeds 10% of the loans outstanding in any one category. At December 31, 2002, residential real estate loans amounted to $49.5 million or 43.7% of total loans, and commercial real estate loans amounted to $41.0 million or 36.2% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and real estate market. Management does not believe such a concentration poses a problem to the Company at this time.

      Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a materially adverse impact on future results of operations, liquidity, or capital resources.

      The Company has defined its primary market area to be the tri-state area. The majority of approved loans are secured by real estate and the borrower's primary residence. The end of year loan to deposit ratios for 2002 and 2001 were 59.7% and 59.4%, respectively.

      The following table summarizes the composition of the loan portfolio of the Company by type as of December 31, for each of the years 1998 through 2002.

                                                                          December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                               2002         2001         2000        1999        1998
------------------------------------------------------------------------------------------------------------
Commercial and industrial loans                   $ 10,985     $  8,065     $  4,968     $ 3,811     $ 3,742
Non-residential real estate loans                   41,035       34,811       27,529      19,759      11,612
One to four family residential property loans       49,517       51,338       55,138      50,305      49,158
Construction and land development loans              8,310        8,515        8,960       7,074       2,352
Consumer loans                                       2,189        2,245        2,780       2,295       2,416
Other loans                                          1,335        1,086        1,718       1,519         712
------------------------------------------------------------------------------------------------------------
Total Loans                                       $113,371     $106,060     $101,093     $84,763     $69,992
============================================================================================================

      The maturity ranges of the loan portfolio and the amounts of loans with predetermined interest rates and floating interest rates in each maturity range, as of December 31, 2002, are presented in the following table.

--------------------------------------------------------------------------------
                                                   December 31, 2002
--------------------------------------------------------------------------------
                                            Due Under    Due 1-5     Due Over
(dollars in thousands)                      One Year      Years     Five Years
--------------------------------------------------------------------------------
Real estate:
     Commercial mortgage                     $ 5,419     $10,419     $25,197
     Construction and land development         8,310          --          --
     Residential mortgage                     13,152      19,737      16,628
--------------------------------------------------------------------------------
Total real estate                             26,881      30,156      41,825
Commercial                                     5,227       3,800       1,958
Consumer and other loans                       1,228       1,307         989
--------------------------------------------------------------------------------
Total loans                                  $33,336     $35,263     $44,772
================================================================================
Interest rates:
     Predetermined                           $14,184     $27,312     $18,893
     Floating                                 19,152       7,951      25,879
--------------------------------------------------------------------------------
Total Loans                                  $33,336     $35,263     $44,772
================================================================================

Loan and Asset Quality

      Non-performing assets consist of non-accrual loans and all loans over ninety days delinquent and other real estate owned ("OREO"). Management ceases to accrue interest on all loans when they are over ninety days delinquent. All previously accrued interest is reversed unless management determines that the loan is adequately collateralized and that the principal and interest will be recovered within the original term of the loan. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured.

      The Company's non-accrual loans decreased to $1.3 million at December 31, 2002 from $2.5 million at December 31, 2001. At December 31, 2002 and 2001, the Company had no restructured loans. Restructured loans are put on accrual basis if the customer demonstrates the ability to repay the debt under the terms of the renegotiation by a period of performance, by financial statements or other evidence of ability to service debt.

     The Company seeks to actively manage its non-performing and questionable assets. The Company had $187,000 in OREO properties at year-end 2002 and 2001, respectively. In addition to active monitoring and collecting on delinquent loans management has an active loan review process for customers with aggregate relationships of $250,000 or more if the credit(s) are secured or unsecured, in whole or substantial part, by collateral other than real estate and %500,000 or more if the credit(s) are secured in whole or substantial part by real estate.

      The following table provides information regarding non-performing loans and non-performing assets as of December 31, 1998 through 2002.

                                                                     December 31,
--------------------------------------------------------------------------------------------------
(dollars in thousands)                              2002        2001      2000      1999      1998
--------------------------------------------------------------------------------------------------
Non-accrual loans:
   Commercial                                     $  256          --      $  5      $  0      $  0
   Consumer                                           21          16         5        --        10
   Construction                                      145       1,512        --        --        --
   Mortgage                                          836         966       542       332       388
--------------------------------------------------------------------------------------------------
Total nonaccrual loans                            $1,258      $2,494      $552      $332      $398
Loans past due 90 days and still accruing             36          --        --        --        --
Restructured loans                                    --          --        --        --        --
--------------------------------------------------------------------------------------------------
Total non-performing loans                        $1,294      $2,494      $552      $332      $398
Other real estate                                    187         187        --        --        36
--------------------------------------------------------------------------------------------------
Total non-performing assets                       $1,481      $2,681      $552      $332      $434
--------------------------------------------------------------------------------------------------
Non-performing loans to total loans                 1.14%       2.35%     0.55%     0.39%     0.57%
Non-performing assets to total assets               0.66%       1.32%     0.34%     0.22%     0.32%
--------------------------------------------------------------------------------------------------
Interest income received on nonaccrual loans      $   16      $    3       N/A       N/A       N/A
--------------------------------------------------------------------------------------------------
Interest income that would have been recorded
under the original terms of the loans             $  118      $   25       N/A       N/A       N/A
--------------------------------------------------------------------------------------------------

Allowance for Loan Losses

      The allowance is allocated to specific loan categories based upon management's classification of loans under the bank's internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

      Allocations to commercial loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Additionally, all other delinquent loans are grouped by the number of days delinquent with this amount assigned a general reserve amount.

      The allowance for loan losses represented 1.22% of total loans receivable at December 31, 2002 as compared to 1.08% at December 31, 2001. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented.

      Net charge-offs were $59,000 for 2002 compared to $83,000 in 2001. Net charge-offs as a percent of average loans were 0.05% in 2002 and 0.08% in 2001.

      The table below presents information regarding the Company's provision and allowance for loan losses.

                                                                        Year Ended December 31,
------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                2002           2001         2000         1999         1998
------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                        $1,143         $  973         $837         $665         $685
------------------------------------------------------------------------------------------------------------------
Provision charged to operating expenses                300            252          229          177           19
------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off:
     Commercial                                         --              1            8            7           --
     Consumer                                            2             --            1            3            1
     Real Estate                                        --             --            2           --           --
------------------------------------------------------------------------------------------------------------------
Total recoveries                                         2              1           11           10            1
------------------------------------------------------------------------------------------------------------------
Loans charged-off:
     Commercial                                         --             --           --           --           --
     Consumer                                           19             26           --           15            2
     Real Estate                                        40             57          104           --           38
------------------------------------------------------------------------------------------------------------------
Total charge-offs                                       59             83          104           15           40
------------------------------------------------------------------------------------------------------------------
Net charge-offs                                         57             82           93            5           39
------------------------------------------------------------------------------------------------------------------
Balance at end of year                              $1,386         $1,143         $973         $837         $665
------------------------------------------------------------------------------------------------------------------
Net charge-offs to average loans outstanding          0.05%          0.08%        0.10%        0.01%        0.06%
Allowance for loan losses to year-end loans           1.22%          1.08%        0.96%        0.99%        0.95%
------------------------------------------------------------------------------------------------------------------

      The following table sets forth details concerning the allocation of the allowance for loan losses to the various categories. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                 Allowance for Loans Losses at December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                        2002                         2001                       2000
--------------------------------------------------------------------------------------------------------------------------------
                                                                % of                        % of                       % of
(dollars in thousands)                           Amount      Gross Loans      Amount      Gross Loans    Amount     Gross Loans
--------------------------------------------------------------------------------------------------------------------------------
Commercial                                       $  396          9.69%        $  233          7.60%        $159          4.91%
Consumer and other loans                             45          3.11%            37          3.14%          44          4.45%
Real estate, constuction and development:
   Commercial                                       681         43.52%           656         40.85%         553         36.09%
   Residential                                      264         43.68%           217         48.41%         217         54.55%
--------------------------------------------------------------------------------------------------------------------------------
Total                                            $1,386        100.00%        $1,143        100.00%        $973        100.00%
================================================================================================================================

                                                     Allowance for Loans Losses at December 31,
---------------------------------------------------------------------------------------------------
                                                        1999                       1998
---------------------------------------------------------------------------------------------------
                                                                % of                       % of
(dollars in thousands)                            Amount     Gross Loans     Amount     Gross Loans
---------------------------------------------------------------------------------------------------
Commercial                                         $ 95          4.50%        $ 58          5.35%
Consumer and other loans                              7          4.50%          10          4.47%
Real estate, constuction and development:
   Commercial                                       359         31.66%         224         19.95%
   Residential                                      376         59.34%         373         70.23%
---------------------------------------------------------------------------------------------------
Total                                              $837        100.00%        $665        100.00%
===================================================================================================

Deposits

      Total deposits increased $11.3 million from $178.6 million at year-end 2001 to $189.9 million at year-end 2002, a 6.3% increase. Savings, club and interest bearing demand deposits increased to $110.7 million, an increase of $21.4 million, or 24.0% from savings, club and interest bearing demand deposits of $89.3 million at year-end 2001. Time deposits under $100,000 decreased to $43.5 million, from time deposits under $100,000 of $48.8 million for year-end 2001, a decrease of $5.3 million. Time deposits over $100,000 decreased to $9.1 million from $14.2 million at year-end 2001, a decrease of $5.1 million. The increase primarily in savings, club and interest bearing demand deposits reflects the Company's continued offering of low cost accounts through a marketing program. The Company also continues to actively bid on municipal deposits along with its efforts to cultivate commercial deposit relationships with its commercial loan customers.

      The average balances and weighted average rates paid on deposits for 2002, 2001 and 2000 are presented below.

-------------------------------------------------------------------------------------------------------------------
                                                               Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------
                                         2002 Average                2001 Average                 2000 Average
(dollars in thousands)               Balance        Rate          Balance        Rate         Balance        Rate
-------------------------------------------------------------------------------------------------------------------
Demand, non-interest bearing        $ 27,469                     $ 25,412                     $ 24,014
Now accounts                          34,829        0.81%          17,885        1.26%          14,261        1.27%
Money market accounts                  4,272        0.98%           7,029        2.63%           6,629        3.94%
Savings                               61,405        1.27%          50,334        2.74%          45,853        3.47%
Time                                  57,186        3.06%          65,486        5.19%          47,656        5.31%
-------------------------------------------------------------------------------------------------------------------
Total Deposits                      $185,161                     $166,146                     $138,413
-------------------------------------------------------------------------------------------------------------------

      The remaining maturity for certificates of deposit of $100,000 or more as of December 31, 2002 is presented in the table below.

--------------------------------------------------------------------------------
(dollars in thousands)                                                      2002
--------------------------------------------------------------------------------
3 months or less                                                          $5,162
3 to 6 months                                                                842
6 to 12 months                                                               930
Over 12 months                                                             2,211
--------------------------------------------------------------------------------
Total                                                                     $9,145
--------------------------------------------------------------------------------

Borrowings

     Borrowings consist of notes from the Federal Home Loan Bank. These notes are secured under terms of a blanket collateral agreement by a pledge of qualifying investment securities and certain mortgage loans. As of December 31, 2002 the Company had $15 million in notes outstanding which had an average interest rate of 4.54%, compared to $10 million in notes outstanding at December 31, 2001 which had an average interest rate of 5.02%

Interest Rate Sensitivity

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a company's earnings from a movement in market interest rates. Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk. We do not employ gap analysis as a rate risk management tool, but rather we rely upon an earnings at risk analysis to forecast the impact on our net interest income of instantaneous 100 and 200 basis point increases and decreases in market rates. In assessing the impact on earnings, the rate shock analysis assumes that no change occurs in our funding sources or types of assets in response to the rate change.

     Our Board of Directors has established limits for interest rate risk based on the percentage change in net interest income we would incur in differing interest rate scenarios. Through year end 2002, we sought to remain relatively balanced, and our policies called for a variance of no more the 10% of net interest income, at a 100 basis points increase or decrease. However, due to our program of emphasizing transaction accounts to reduce customers to expense and historically low interest rates, which made it difficult to induce customers to invest in term deposits while also reducing the yield of short term assets to unacceptable levels, our interest rate variability slightly exceeded our policy limits in light of the current and forecasted rate environment and taking our liquidity into account, revised our interest rate risk policy to increase the permitted variability. AS revised, the Board limits on variability for interest rate changes is 20% at both plus and minus 100 basis points and 25% at both plus and minus 200 basis points. If, at any time, our interest rate profile exceeds the policy limits, it is a responsibility of our ALCO Committee to adjust our assets and liabilities or business strategy to reduce our exposure to interest rate risk.

     Our financial modeling simulates our cash flows, interest income and interest expense from earning assets and interest bearing liabilities for a twelve month period in each of the different interest rate environments, using actual individual deposit, loan and investment maturities and rates in the model calculations. Assumptions regarding the likelihood of prepayments on residential mortgage loans and investments are made based on historical relationships between interest rates and prepayments. Commercial loans with prepayment penalties are assumed to pay on schedule to maturity. In actual practice, commercial borrowers may request and be granted interest rate reductions during the life of a commercial loan due to competition from financial institutions and declining interest rates.

     The following table sets forth our interest rate risk profile at December 31, 2002 and 2001. The interest rate sensitivity of our assets and liabilities, and the impact on net interest income, illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions:

                                         2002                             2001
----------------------------------------------------------------------------------------------
                              Change in         % Change       Change in          % Change
                             Net Interest   in Net Interest   Net Interest     in Net Interest
(dollars in thousands)          Income           Income          Income             Income
----------------------------------------------------------------------------------------------
Down 200 basis points           ($586)           12.98%           ($297)             7.32%
Down 100 basis points            (250)           11.07%            (104)             5.13%

Up 100 basis points               (81)           -3.59%              (3)            -1.40%
Up 200 basis points              (223)           -4.94%             (85)            -2.09%

Liquidity

      Liquidity is a measure of the Company's ability to provide sufficient cash flow for current and future financial obligations and commitments on a timely basis. Sources of liquidity include deposits, liquidation or maturity of loans and investments and short-term borrowings.

      It is management's intent to fund future loan demand with deposit growth and sales of securities. In addition, the Bank is a member of Federal Home Loan Bank of New York and has the ability to borrow $21.8 million against its one to four family mortgages and selected investment securities as collateral for long-term advances. The Company also has available an overnight line of credit in the amount $19.8 million. The borrowings at year-end 2002 and 2001 were $15.0 million and $10.0 million in long-term advances, respectively. Borrowed funds were used as part of the Company's strategy to leverage its balance sheet. Proceeds were used to pay off short-term borrowings and to leverage the cost recovery of the trust preferred securities through the purchase of several matched maturity security investments.

      Management believes that the combined aggregate liquidity position is sufficient to meet the funding requirements of loan demand, deposit withdrawals and the repayment of borrowings in the near term. In addition at December 31, 2002, the Company had operating lease commitments of approximately $648,000, which the Company expects to fund through existing capital resources and cash flow from operations.

      The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

      The Company is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in any material increase or decrease in liquidity.

Capital Resources

      Stockholders' equity inclusive of accumulated other comprehensive income, net of income taxes, was $13.7 million at December 31, 2002, an increase of $1.4 million over 2001. The growth in stockholders' equity was generated through earnings retention and the reinvesting of dividends by its participants in the Company's dividend reinvestment plan.

      On July 11, 2002 the Company issued $5 million of variable rate capital trust pass-through securities to investors. The securities had an initial rate of 5.51%, which is adjusted quarterly. The interest rate is reset based on the three month LIBOR rate plus 365 basis points. For the quarter beginning January 7, 2003 the rate of interest on the debentures was 5.03%. The rate is capped at 12.5% through the first five years, and the securities may be called at par any time after October 7, 2007. These trust preferred securities are included in the Company's and the Bank's capital ratio calculations. At December 31, 2002 the Company and the Bank both meet the well-capitalized regulatory standards.

      The Company and the Bank's regulators have classified and defined bank holding company capital into Tier I capital which includes tangible stockholders' equity for common stock and certain preferred stock and other hybrid instruments, and Tier II capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

      The Company's and the Bank's regulators have implemented risk-based guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and bank holding companies are required to maintain Tier I capital as a percent of risk-adjusted assets of 4.0% and Tier II capital as a percent of risk-adjusted assets of 8.0%, at a minimum. At December 31, 2002, the Company's Tier I and Tier II capital ratios were 11.77% and 13.36%, respectively. The Bank's Tier I and Tier II capital ratios were 12.03% and 13.12%, respectively.

      In addition to the risk-based guidelines discussed above, the Company's and the Bank's regulators require that banks and bank holding companies which meet the regulator's highest performance and operational standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 4.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 2002, the Company had a leverage ratio of 6.66% and the Bank had a leverage ratio of 6.78%

Effect of Inflation

      Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services, which prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the Company's assets and liabilities are more indicative of its ability to maintain acceptable performance levels. Management of the Company monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of assets and liabilities to gap, thus seeking to minimize the potential effects of inflation.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Sussex Bancorp
Franklin, New Jersey

     We have audited the accompanying consolidated balance sheet of Sussex Bancorp and its subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Sussex Bancorp and its subsidiaries for the year ended December 31, 2001 were audited by other auditors who have ceased operations and whose report, dated January 17, 2002, expressed an unqualified opinion on those statements.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the December 31, 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and its subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


Beard Miller Company LLP
Allentown, Pennsylvania
January 10, 2003

SUSSEX BANCORP
================================================================================
CONSOLIDATED BALANCE SHEETS

                                                                                            December 31,
                                                                                     -------------------------
                                                                                       2002             2001
                                                                                     --------        ---------
                                                                             (Dollars in Thousands, Except Share Data)
                                          ASSETS
Cash and due from banks                                                              $  9,186        $   6,150
Federal funds sold                                                                     16,910           34,885
                                                                                     --------        ---------

      Cash and cash equivalents                                                        26,096           41,035
Interest bearing time deposits with other banks                                         3,600            3,100
Securities available for sale                                                          72,720           42,712
Federal Home Loan Bank stock, at cost                                                     750              685
Loans receivable, net of allowance for loan losses 2002 $1,386; 2001 $1,143           112,069          105,005
Bank premises and equipment, net                                                        4,634            4,925
Accrued interest receivable                                                             1,144              964
Goodwill                                                                                1,932            1,712
Other assets                                                                            2,959            3,205
                                                                                     --------        ---------

      Total Assets                                                                   $225,904        $ 203,343
                                                                                     ========        =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
      Deposits:
            Non-interest bearing                                                     $ 26,514        $  26,252
            Interest bearing                                                          163,344          152,302
                                                                                     --------        ---------

      Total Deposits                                                                  189,858          178,554

      Borrowings                                                                       15,000           10,000
      Accrued interest payable and other liabilities                                    2,366            2,552
      Mandatory redeemable capital debentures                                           5,000               --
                                                                                     --------        ---------

      Total Liabilities                                                               212,224          191,106
                                                                                     --------        ---------

Stockholders' equity:
      Common stock, no par value; authorized 5,000,000 shares; issued
            1,688,130 shares in 2002 and 1,672,765 shares in 2001;
            outstanding 1,688,130 shares in 2002 and 1,659,057 shares in 2001           7,869            7,732
      Retained earnings                                                                 5,249            4,509
      Accumulated other comprehensive income                                              562              123
      Treasury stock, at cost; -0- shares in 2002 and 13,708 shares in 2001                --             (127)
                                                                                     --------        ---------

      Total Stockholders' Equity                                                       13,680           12,237
                                                                                     --------        ---------

      Total Liabilities and Stockholders' Equity                                     $225,904        $ 203,343
                                                                                     ========        =========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
CONSOLIDATED STATEMENTS OF INCOME

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                                             2002           2001
                                                                           -------        -------
                                                                    (In Thousands, Except Per Share Data)
INTEREST INCOME
    Loans receivable, including fees                                       $ 7,734        $ 8,092
    Securities:
        Taxable                                                              2,127          2,235
        Tax-exempt                                                             494            287
    Federal funds sold                                                         395            812
    Interest-bearing deposits                                                  110            163
                                                                           -------        -------

         Total Interest Income                                              10,860         11,589
                                                                           -------        -------

INTEREST EXPENSE
    Deposits                                                                 2,851          5,186
    Borrowings                                                                 553            502
    Mandatory redeemable capital debentures                                    132             --
                                                                           -------        -------

         Total Interest Expense                                              3,536          5,688
                                                                           -------        -------

         Net Interest Income                                                 7,324          5,901

PROVISION FOR LOAN LOSSES                                                      300            252
                                                                           -------        -------

         Net Interest Income after Provision for Loan Losses                 7,024          5,649
                                                                           -------        -------

OTHER INCOME
    Service fees on deposit accounts                                           659            536
    ATM fees                                                                   169            129
    Insurance commissions and fees                                           1,689            405
    Investment brokerage fees                                                  249            193
    Net realized gain on sale of securities                                     --              8
    Net gain on sale of loans held for sale                                     24             45
    Other                                                                      502            312
                                                                           -------        -------

         Total Other Income                                                  3,292          1,628
                                                                           -------        -------

OTHER EXPENSES
    Salaries and employee benefits                                           4,640          3,311
    Occupancy, net                                                             601            523
    Furniture and equipment                                                    833            670
    Stationery and supplies                                                    194            108
    Audit and exams                                                            135            116
    Advertising and promotion                                                  464            281
    Postage and freight                                                        154            121
    Amortization of intangible assets                                          131             96
    Other                                                                    1,482            939
                                                                           -------        -------

         Total Other Expenses                                                8,634          6,165
                                                                           -------        -------

         Income before Income Taxes                                          1,682          1,112

PROVISION FOR INCOME TAXES                                                     526            317
                                                                           -------        -------

         Net Income                                                        $ 1,156        $   795
                                                                           =======        =======
EARNINGS PER SHARE
    Basic                                                                  $  0.69        $  0.48
                                                                           =======        =======

    Diluted                                                                $  0.67        $  0.46
                                                                           =======        =======

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2002 and 2001

                                                                                               Accumulated
                                                         Number of                                Other
                                                           Shares       Common     Retained   Comprehensive   Treasury
                                                        Outstanding      Stock     Earnings    Income (Loss)    Stock       Total
                                                        -----------     -------    --------   --------------  --------     --------
                                                                       (Dollars in Thousands, Except Per Share Amounts)
BALANCE - DECEMBER 31, 2000                              1,498,351      $ 6,385     $ 4,027       $(180)        $(122)     $ 10,110
                                                                                                                           --------
  Comprehensive income:
      Net income                                                --           --         795          --            --           795
      Change in unrealized gains on securities
           available for sale                                   --           --          --         303            --           303
                                                                                                                           --------

  Total Comprehensive Income                                                                                                  1,098
                                                                                                                           --------

  Treasury stock purchased                                    (492)          --          --          --            (5)           (5)
  Issuance of common stock and exercise of
      stock options                                        145,169        1,205          --          --            --         1,205
  Issuance of common stock through dividend
      reinvestment plan                                     16,029          142          --          --            --           142
  Dividends on common stock ($.19 per share)                    --           --        (313)         --            --          (313)
                                                        ----------      -------     -------       -----         -----      --------

BALANCE - DECEMBER 31, 2001                              1,659,057        7,732       4,509         123          (127)       12,237
                                                                                                                           --------
  Comprehensive income:
      Net income                                                --           --       1,156          --            --         1,156
      Change in unrealized gains on securities
           available for sale                                   --           --          --         439            --           439
                                                                                                                           --------

  Total Comprehensive Income                                                                                                  1,595
                                                                                                                           --------

  Treasury stock purchased                                 (14,554)          --          --          --          (156)         (156)
  Treasury stock retired                                        --         (283)         --          --           283            --
  Issuance of common stock and exercise of
      stock options                                         31,280          302          --          --            --           302
  Issuance of common stock through dividend
      reinvestment plan                                     12,347          118          --          --            --           118
  Dividends on common stock ($.25 per share)                    --           --        (416)         --            --          (416)
                                                        ----------      -------     -------       -----         -----      --------

BALANCE - DECEMBER 31, 2002                              1,688,130      $ 7,869     $ 5,249       $ 562         $  --      $ 13,680
                                                        ==========      =======     =======       =====         =====      ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           Years Ended December 31,
                                                                                                          -------------------------
                                                                                                            2002             2001
                                                                                                          --------         --------
                                                                                                               (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                                            $  1,156         $    795
    Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for loan losses                                                                              300              252
        Provision for depreciation and amortization                                                            695              599
        Realized gain on sale of securities                                                                     --               (8)
        Deferred income taxes                                                                                 (170)             (77)
        Net amortization of securities premiums and discounts                                                  569              303
        Proceeds from sale of loans                                                                          1,220            3,450
        Net gains on sale of loans                                                                             (24)             (45)
        Loans originated for sale                                                                           (1,196)          (3,405)
        Earnings on investment in life insurance                                                               (55)             (54)
        (Increase) decrease in assets:
            Accrued interest receivable                                                                       (180)              17
            Other assets                                                                                       (53)            (568)
        Increase (decrease) in accrued interest payable and other liabilities                                  (56)             393
                                                                                                          --------         --------

                  Net Cash Provided by Operating Activities                                                  2,206            1,652
                                                                                                          --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Securities available for sale:
        Purchases                                                                                          (60,109)         (40,219)
        Maturities, calls and principal repayments                                                          30,267           13,778
        Proceeds from sale of securities                                                                        --           22,732
    Securities held to maturity:
        Purchases                                                                                               --             (532)
        Maturities, calls and principal repayments                                                              --            1,365
    Net increase in loans                                                                                   (7,364)          (4,939)
    Purchases of bank premises and equipment                                                                  (273)            (913)
    Acquisition of insurance agency                                                                             --             (539)
    (Increase) decrease in FHLB stock                                                                          (65)               8
    Net increase in interest bearing time deposits with other banks                                           (500)          (3,000)
                                                                                                          --------         --------

                  Net Cash Used in Investing Activities                                                    (38,044)         (12,259)
                                                                                                          --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                                                                11,304           37,693
    Proceeds from borrowings                                                                                 5,000               --
    Proceeds from the issuance of capital debentures                                                         5,000               --
    Proceeds from the issuance of common stock                                                                  49            1,205
    Purchase of treasury stock                                                                                (156)              (5)
    Dividends paid, net of reinvestments                                                                      (298)            (171)
                                                                                                          --------         --------

                  Net Cash Provided by Financing Activities                                                 20,899           38,722
                                                                                                          --------         --------

                  Net Increase (Decrease) in Cash and Cash Equivalents                                     (14,939)          28,115

CASH AND CASH EQUIVALENTS - BEGINNING                                                                       41,035           12,920
                                                                                                          --------         --------

CASH AND CASH EQUIVALENTS - ENDING                                                                        $ 26,096         $ 41,035
                                                                                                          ========         ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Interest paid                                                                                         $  3,670         $  5,688
                                                                                                          ========         ========

    Income taxes paid                                                                                     $    525         $    475
                                                                                                          ========         ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
    Other real estate acquired in settlement of loans                                                     $     --         $    187
                                                                                                          ========         ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

      The consolidated financial statements include the accounts of Sussex Bancorp (the "Company") and its wholly-owned subsidiaries, Sussex Bank (the "Bank") and Sussex Capital Trust I. The Bank's wholly-owned subsidiaries are Sussex Bancorp Mortgage Company, SCB Investment Company and Tri-State Insurance Agency, Inc. All intercompany transactions and balances have been eliminated in consolidation.

Organization and Nature of Operations

      Sussex Bancorp's business is conducted principally through the Bank. Sussex Bank is a New Jersey state chartered bank and provides full banking services. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers at its eight branches located in Sussex County, New Jersey. As a state bank, the Bank is subject to regulation of the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. Sussex Bancorp is subject to regulation by the Federal Reserve Board. Sussex Capital Trust I is a trust formed in 2002 for the purpose of issuing the mandatory redeemable capital debentures on behalf of the Company. Sussex Bancorp Mortgage Company brokers mortgage loans for the Bank and third parties. SCB Investment Company holds investments. Tri-State Insurance Agency, Inc. provides insurance agency services mostly through the sale of property and casualty insurance policies.

Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of Cash Flows

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

      Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Equity securities are comprised of stock in various companies and mutual funds.

      Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district FHLB according to a predetermined formula. The unrestricted stock is recorded at cost.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Loans Receivable

      Loans receivable that management has the intent and ability to hold for the foreseeable future until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.

      The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

      The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

      A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer, residential and home equity loans for impairment disclosures.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Foreclosed Assets

      Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. Foreclosed assets are included in other assets on the balance sheets.

Bank Premises and Equipment

      Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

Goodwill and Other Intangibles

      Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. The Company has recorded goodwill of $1,932,000 and $1,712,000 at December 31, 2002 and 2001, respectively, related to the acquisition of an insurance agency on October 1, 2001 as described in Note 2. The $220,000 increase in goodwill in 2002 was due to contingent payments made to the sellers in accordance with the purchase agreement and other acquisition costs incurred. In accordance with current accounting standards, goodwill is not amortized, but evaluated at least annually for impairment. Any impairment of goodwill results in a charge to income. Goodwill was tested for impairment during 2002. The estimated fair value of the reporting segment exceeded its book value, therefore, no write-down of goodwill was required. The goodwill is not deductible for tax purposes.

      The Company also has amortizable intangible assets resulting from the acquisition of the insurance agency, which include the value of executive employment contracts and the value of the acquired book of business, which are being amortized on a straight-line basis over 5 and 7 years, respectively. The total net amortizable intangible assets were $245,000 and $292,000 net of accumulated amortization of $58,000 and $11,000 at December 31, 2002 and 2001, respectively.

      The Company has an amortizable core deposit intangible asset related to the premiums paid on the acquisition of deposits, which is being amortized on a straight-line basis over 15 years. This core deposit intangible was $367,000 and $451,000, net of accumulated amortization of $891,000 and $807,000 as of December 31, 2002 and 2001, respectively.

      Other intangible assets are included in other assets on the balance sheets for December 31, 2002 and 2001.

      Amortization expense on intangible assets was $131,000 and $96,000 for the years ended December 31, 2002 and 2001, respectively. Amortization expense is estimated to be $131,000 per year for years ending December 31, 2003, 2004 and 2005; $128,000 for the year ending December 31, 2006; $66,000 for the year ending December 31, 2007 and $25,000 for the year ending December 31, 2008.

Advertising Costs

      The Bank follows the policy of charging the costs of advertising to expense as incurred.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Income Taxes

      Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Sussex Bancorp and its subsidiaries file a consolidated federal income tax return.

Off-Balance Sheet Financial Instruments

      In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Earnings per Share

      Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance which was not material. Potential common shares that may be issued by the Company relate to outstanding stock options and guaranteed and contingently issuable shares from the acquisition of Tri-State. Potential common shares related to stock options are determined using the treasury stock method. The weighted average number of common shares outstanding was 1,664,859 and 1,643,248 in 2002 and 2001, respectively. Potential common shares related to stock options were 17,560 and 17,339 in 2002 and 2001, respectively. Potential common shares related to the acquisition of Tri-State were 51,604 and 14,159 in 2002 and 2001, respectively. The weighted average number of common shares outstanding plus potential common shares was 1,734,023 and 1,674,746 in 2002 and 2001, respectively.

Segment Reporting

      The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs fiduciary services through its Trust Department. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful. The Company's insurance agency is managed separately from the traditional banking and related financial services that the Company offers. The insurance operations provides primarily property and casualty coverage. Insurance operations commenced on October 1, 2001 with the purchase of Tri-State Insurance Agency, Inc. See Note 3 for segment reporting of insurance operations.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Insurance Agency Operations

      Tri-State Insurance Agency, Inc. is a retail insurance broker operating in the State of New Jersey. The insurance agency's primary source of revenue is commission income, which is earned by placing insurance coverage for its customers with various insurance underwriters. The insurance agency places basic property and casualty, life and health coverage with about fifteen different insurance carriers. There are two main billing processes, direct billing (currently accounts for approximately 90% of revenues) and agency billing.

      Under the direct billing arrangement, the insurance carrier bills and collects from the customer directly and remits the brokers' commission to the broker on a monthly basis. For direct bill policies, Tri-State records commissions as revenue on the earlier of the receipt of cash or notification from the underwriter of the amounts to be received. On a monthly basis, Tri-State receives notification from each insurance carrier of total premiums written and collected during the month, and the broker's net commission due for their share of business produced by them.

      Under the agency billing arrangement, the broker bills and collects from the customer directly, retains their commission, and remits the net premium amount to the insurance carrier. Virtually all agency-billed policies are billed and collected on an installment basis (the number of payments varies by policy). Although Tri-State typically bills customers 60 days prior to the effective date of a policy, revenues for the first installment are recorded at the policy effective date. Revenues from subsequent installments are recorded at the installment due date. Tri-State records its commission as a percentage of each installment due.

Trust Operations

      Trust income is recorded on a cash basis, which approximates the accrual basis. Securities and other property held by the Company in a fiduciary or agency capacity for customers of the trust department are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

Reclassifications

      Certain amounts in the 2001 financial statements have been reclassified to conform with the 2002 presentation format. These reclassifications had no effect on net income.

New Accounting Standards

      In June of 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement will become effective for the Company on January 1, 2003 but is not expected to have a significant impact on the financial condition or results of operations.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards (Continued)

     In July 2002, the Financial Accounting Standards Board issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement delays recognition of these costs until liabilities are incurred, rather than at the date of commitment to the plan, and requires fair value measurement. It does not impact the recognition of liabilities incurred in connection with a business combination or the disposal of long-lived assets. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002 and are not expected to have a significant impact on the Company's financial condition or results of operations.

NOTE 2 - ACQUISITIONS

On October 1, 2001, the Company, through its Sussex Bank subsidiary, acquired 100% of the stock of Tri-State Insurance Agency, Inc. for guaranteed consideration, including transaction costs totaling $2,021,000. The purchase price paid by the Company for Tri-State was comprised of an upfront cash payment of $350,000 at closing, and deferred payments on the first, second and third anniversaries of the closing. These deferred payments will be satisfied through a combination of cash and common stock of the Company, with the number of shares issued based, in part, upon the then-current market price of the Company's current stock. The deferred payments have been included in other liabilities at their net present value.

The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair value at the date of acquisition, including identifiable intangible assets of $243,000 and $60,000 representing the fair value of the acquired book of business and executive employment contracts, respectively. The excess of the purchase price over the fair value of the identifiable net assets acquired was $1,712,000 and has been recorded as goodwill. The results of operations of the insurance agency from October 1, 2001 are included in the accompanying consolidated financial statements. In October 2002, additional contingent payments were paid to the sellers in the amount of $175,000 based on targeted profits of the insurance agency, resulting in additional goodwill.

In January 2003, the Company acquired certain assets of another insurance agency, primarily a book of business. The guaranteed purchase price was $56,000. The acquisition will be accounted for using the purchase method of accounting.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SEGMENT REPORTING

Segment information for 2002 and 2001 is as follows:

                                            Banking and
                                              Financial   Insurance
                                              Services    Services       Total
                                            -----------   ---------      -----
                                                       (In Thousands)

Year Ended December 31, 2002:
      Revenues from external sources          $  8,927      $1,689      $ 10,616
      Income before income taxes                 1,513         169         1,682
      Total assets                             223,351       2,553       225,904

Year Ended December 31, 2001:
      Revenues from external sources          $  7,124      $  405      $  7,529
      Income before income taxes                 1,059          53         1,112
      Total assets                             201,035       2,308       203,343

NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and approximate fair value of securities available for sale as of December 31, 2002 and 2001 are summarized as follows:

                                                         Gross       Gross
                                           Amortized   Unrealized  Unrealized      Fair
                                             Cost         Gains      Losses        Value
                                           ---------   ----------  ----------     -------
                                                         (In Thousands)
December 31, 2002:
      U.S. Government agencies              $13,397      $  215      $    --      $13,612
      State and political subdivisions       15,605         215           35       15,785
      Mortgage-backed securities             35,235         354           35       35,554
      Corporate securities                    6,648         238           --        6,886
      Equity securities                         898           6           21          883
                                            -------      ------      -------      -------

                                            $71,783      $1,028      $    91      $72,720
                                            =======      ======      =======      =======

December 31, 2001:
      U.S. Treasury                         $ 1,505      $   26      $    --      $ 1,531
      U.S. Government agencies                7,143         153            1        7,295
      State and political subdivisions        7,714          42          130        7,626
      Mortgage-backed securities             20,644         136           35       20,745
      Corporate securities                    4,605          70           14        4,661
      Equity securities                         899           3           48          854
                                            -------      ------      -------      -------

                                            $42,510      $  430      $   228      $42,712
                                            =======      ======      =======      =======

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

The amortized cost and carrying value of securities available for sale at December 31, 2002 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                         Amortized          Fair
                                                                            Cost           Value
                                                                         ---------        -------
                                                                              (In Thousands)
         Due in one year or less                                         $   5,768       $   5,809
         Due after one year through five years                              16,278          16,692
         Due after five years through ten years                              1,852           1,931
         Due after ten years                                                11,752          11,851
                                                                         ---------       ---------

                                                                            35,650          36,283
         Mortgage-backed securities                                         35,235          35,554
         Equity securities                                                     898             883
                                                                         ---------       ---------

                                                                         $  71,783       $  72,720
                                                                         =========       =========

There were no sales of securities in the year ended December 31, 2002. Gross gains on sales of securities were $32,000 and gross losses were $24,000 for the year ended December 31, 2001.

Securities with a carrying value of approximately $12,458,000 and $1,585,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by applicable laws and regulations.

NOTE 5 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2002 and 2001 is as follows:

                                                                           2002             2001
                                                                         ---------       ---------
                                                                               (In Thousands)
         Loans secured by one to four family residential properties      $  49,517       $  51,338
         Loans secured by nonresidential properties                         41,035          34,811
         Loans secured by construction and land development                  8,310           8,515
         Commercial and industrial loans                                    10,985           8,065
         Consumer                                                            2,189           2,245
         Other loans                                                         1,335           1,086
                                                                         ---------       ---------

                                                                           113,371         106,060
         Unearned net loan origination costs, net                               84              88
         Allowance for loan losses                                          (1,386)         (1,143)
                                                                         ---------       ---------

                  Net Loans Receivable                                   $ 112,069       $ 105,005
                                                                         =========       =========

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE (CONTINUED)

Mortgage loans serviced for others are not included in the accompanying balance sheet. The total amount of loans serviced for the benefit of others was approximately $3,585,000 and $3,619,000 at December 31, 2002 and 2001,
respectively.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses for the years ended December 31, 2002 and 2001:

                                                         2002            2001
                                                      ---------       ---------
                                                             (In Thousands)

         Balance, beginning                           $   1,143       $     973
               Provision for loan losses                    300             252
               Loans charged off                            (59)            (83)
               Recoveries                                     2               1
                                                      ---------       ---------

         Balance, ending                              $   1,386       $   1,143
                                                      =========       =========

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,258,000 and $2,494,000 at December 31, 2002 and 2001,
respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $36,000 and $0 at December 31, 2002 and 2001, respectively.

The recorded investment in impaired loans not requiring an allowance for loan losses was $476,000 and $-0- at December 31, 2002 and 2001, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $672,000 and $2,004,000 at December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, the related allowance for loan losses associated with those loans was $211,000 and $117,000, respectively. For the years ended December 31, 2002 and 2001, the average recorded investment in impaired loans was $1,384,000 and $1,224,000, respectively. Interest income recognized on such loans during the time each was impaired was $26,000 and $-0-, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company will record all payments as a reduction of principal on such loans.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2002 and 2001 are as follows:

                                                                           2002             2001
                                                                         ---------       ---------
                                                                               (In Thousands)
         Land                                                            $     577       $     577
         Building and building improvements                                  4,243           4,229
         Leasehold improvements                                                 96              96
         Furniture, fixtures and equipment                                   3,918           3,640
         Assets in progress                                                     42              76
                                                                         ---------       ---------

                                                                             8,876           8,618
         Accumulated depreciation                                           (4,242)         (3,693)
                                                                         ---------       ---------

                                                                         $   4,634       $   4,925
                                                                         =========       =========

During the years ended December 31, 2002 and 2001, depreciation expense totaled $564,000 and $503,000, respectively.

NOTE 8 - DEPOSITS

The components of deposits at December 31, 2002 and 2001 are as follows:

                                                                           2002             2001
                                                                         ---------       ---------
                                                                               (In Thousands)
         Demand, non-interest bearing                                    $  26,514       $  26,252
         Savings, club and interest-bearing demand                         110,729          89,317
         Time, $100,000 and over                                             9,145          14,209
         Time, other                                                        43,470          48,776
                                                                         ---------       ---------

                                                                         $ 189,858       $ 178,554
                                                                         =========       =========

At December 31, 2002 and 2001, time deposits included $3,102,000 and $3,000,000, respectively, owned by local municipalities scheduled to mature within 30 days.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS (CONTINUED)

At December 31, 2002, the scheduled maturities of time deposits are as follows (in thousands):

                 2003                                                   $ 39,007
                 2004                                                      6,760
                 2005                                                      3,637
                 2006                                                      2,213
                 2007                                                        608
                 Thereafter                                                  390
                                                                         -------

                                                                         $52,615
                                                                         =======

NOTE 9 - BORROWINGS

At December 31, 2002, the Bank has a line of credit commitment from the Federal Home Loan Bank of New York for borrowings up to $19,774,000. There were no borrowings under this line of credit at December 31, 2002.

At December 31, 2002 and 2001, the Bank had the following borrowings from the Federal Home Loan Bank:

                                                                              Balance at December 31,
                                Initial            Interest           --------------------------------------
  Maturity Date             Conversion Date          Rate                  2002                     2001
-------------------         ---------------        -------            ------------               -----------
January 27, 2003                  N/A                1.96%            $  1,000,000               $        --
April 25, 2003                    N/A                2.03%               1,000,000                        --
July 25, 2003                     N/A                2.23%               1,000,000                        --
October 27, 2003                  N/A                2.43%               1,000,000                        --
July 26, 2004                     N/A                3.01%               1,000,000                        --
December 21, 2010          December 21, 2001         4.77%               3,000,000                 3,000,000
December 21, 2010          December 21, 2002         4.90%               3,000,000                 3,000,000
December 21, 2010          December 21, 2003         5.14%               4,000,000                 4,000,000
                                                                       -----------               -----------

                                                                       $15,000,000               $10,000,000
                                                                       ===========               ===========

The above three convertible notes contain a convertible option which allows the Federal Home Loan Bank, at quarterly intervals commencing after each initial conversion date, to change the note to then current market rates. The Bank has the option to repay these advances, if converted, without penalty.

At December 31, 2002, the above borrowings are secured by a pledge of qualifying one-to-four family mortgage loans and selected investment securities, having an aggregate unpaid principal balance of approximately $21,826,000 of which the Bank has borrowing capacity of 75%.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - MANDATORY REDEEMABLE CAPITAL DEBENTURES

On July 11, 2002, Sussex Capital Trust I, a Delaware statutory business trust and a wholly-owned subsidiary of the Company, issued $5 million of variable rate capital trust pass-through securities to investors. Sussex Capital Trust I purchased $5.1 million of variable rate junior subordinated deferrable interest debentures from Sussex Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. Sussex Bancorp has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by Sussex Bancorp on or after October 7, 2007, at par or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on October 7, 2032. Proceeds totaling approximately $4.8 million were contributed to paid-in capital at Sussex Bank. Financing costs related to the Company's issuance of mandatory redeemable capital debentures will be amortized over a five-year period and is included in other assets.

NOTE 11 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company has operating lease agreements expiring in various years through 2020. The Company has the option to extend the lease agreements for additional lease terms. The Bank is responsible to pay all real estate taxes, insurance, utilities and maintenance and repairs on the leased branch location and the insurance office.

Included in other income for the year ended December 31, 2002 is a $160,000 contract settlement related to a land lease of a branch facility.

Future minimum lease payments by year are as follows (in thousands):

             2003                                         $142
             2004                                          136
             2005                                          119
             2006                                           90
             2007                                           17
             Thereafter                                    144
                                                          ----

                                                          $648
                                                          ====

Rent expense was $171,000 and $88,000 for the years ended December 31, 2002 and 2001, respectively.

NOTE 12 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Profit Sharing Plan and Trust for its employees. Employees may contribute up to 75% of their salary to the Plan. The Company provides a 50% match of the employee's contribution up to 6% of the employee's annual salary. The amount charged to expense related to this Plan for the years ended December 31, 2002 and 2001 was $66,000 and $43,000, respectively.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

The Company also has a nonqualified Supplemental Salary Continuation Plan for an executive officer. Under the provisions of the Plan, the Company has executed agreements providing the officer a retirement benefit. The Plan is funded by life insurance carried on the life of the participant. For the years ended December 31, 2002 and 2001, $118,000 and $94,000, respectively, was charged to expense in connection with this Plan. At December 31, 2002 and 2001, the Bank had an investment in life insurance of $1,146,000 and $1,091,000, respectively, related to this Plan which is included in other assets. Earnings on the investment in life insurance were $55,000 and $54,000 for the years ended December 31, 2002 and 2001, respectively.

The Company has an Employee Stock Ownership Plan for the benefit of all employees who meet the eligibility requirements set forth in the Plan. The amount of employer contributions to the Plan is at the discretion of the Board of Directors. The contributions charged to expense for the years ended December 31, 2002 and 2001 were $25,000 and $-0-, respectively. At December 31, 2002 and 2001, 35,072 and 39,387 shares, respectively, of the Company's common stock were held in the Plan. In the event a terminated Plan participant desires to sell his or her shares of the Company's stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value.

NOTE 13 - COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the years ended December 31, 2002 and 2001 are as follows:

                                                                                  2002        2001
                                                                                -------      -------
                                                                                   (In Thousands)
         Unrealized holding gains on available for sale securities              $   735      $   510
         Less reclassification adjustment for gains included in net income           --            8
                                                                                -------      -------

                  Net Unrealized Gains                                              735          502

         Tax effect                                                                 296          199
                                                                                -------      -------

                  Net of Tax Amount                                             $   439      $   303
                                                                                =======      =======

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLANS

The following data have been adjusted to give retroactive effect to stock dividends declared subsequent to option authorizations, grants and exercises.

During 1995, the stockholders approved a stock option plan for nonemployee directors (the "Director Plan"). Options granted under the Plan are non-qualified stock options. As of December 31, 2002, there were 6,733 authorized shares of the Company's common stock to be granted. Upon approval of the Director Plan, each director was granted an option to purchase 5,516 shares. In addition to the foregoing, each person serving as a nonemployee director on the date of each annual meeting of the stockholders who is elected or reelected as a nonemployee director of the Company at such annual meeting of stockholders shall be granted an option to purchase 500 shares of the Company's common stock, with a maximum of 16,547 shares total. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after ten years. As of December 31, 2002, 43,721 options were outstanding under this plan.

During 1995, the stockholders approved an incentive stock option plan for executives of the Company (the "Executive Plan"). The options granted under the Plan are incentive stock options, subject to limitations under Section 422 of the Internal Revenue Code. As of December 31, 2002, there were 106,978 authorized shares of the Company's common stock to be granted. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. The options may have a term not longer than ten years from the date of grant. As of December 31, 2002, 28,129 options were outstanding under this plan.

During 2001, the stockholders approved the 2001 Stock Option Plan established to provide equity incentives to selected persons. As of December 31, 2002, there were 148,000 authorized shares of the Company's common stock to be granted. Options may be granted to employees, officers and directors of the Company or subsidiary. Options granted under the Plan may be either incentive stock options or non-qualified stock options as designated at the time of grant. The shares granted under the Plan to directors are non-qualified stock options. The shares granted under the Plan to officers and other employees are incentive stock options and are subject to limitations under Section 422 of the Internal Revenue Code. The option price under each grant shall not be less than the fair market value on the date of the grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. The options may have a term not longer than 10 years from the date of grant. As of December 31, 2002, 16,000 options were outstanding under this Plan.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLANS (CONTINUED)

Transactions under all stock option plans are summarized as follows:

                                                                           Weighted
                                                            Range of        Average
                                                            Exercise       Exercise
                                       Number of            Price per     Price per
                                         Shares               Share          Share
                                       ---------        ---------------   ----------
Outstanding, December 31, 2000           66,372         $ 5.08 - $11.16      $7.35
      Options granted                    18,227          10.25 -  10.50      10.39
      Options exercised                  (5,263)          5.08 -   9.86       8.05
      Options forfeited                  (8,434)          8.38 -  10.50       9.36
                                         ------         ---------------      -----

Outstanding, December 31, 2001           70,902           5.08 -  11.16       7.83
      Options granted                    25,575          10.45 -  10.95      10.63
      Options exercised                  (6,623)          5.08 -  10.25       7.36
      Options expired                    (2,004)          8.38 -   9.86       9.39
                                         ------         ---------------      -----

Outstanding, December 31, 2002           87,850         $ 5.08 - $11.16      $8.58
                                         ======         ===============      =====

Exercisable, December 31, 2002           67,780         $ 5.08 - $11.16      $8.09
                                         ======         ===============      =====

The weighted-average remaining contractual life of the above options is approximately 6.0 years.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLANS (CONTINUED)

The Company accounts for the above stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation for the years ended December 31, 2002 and 2001:

                                                                              2002            2001
                                                                           ---------       ---------
                                                                                 (In Thousands)
         Net income, as reported                                           $   1,156       $     795
         Total stock-based compensation expense determined under
               fair value based method for all awards, net of related
               tax effects                                                       (23)            (38)
                                                                           ---------       ---------

         Pro forma net income                                              $   1,133       $     757
                                                                           =========       =========

         Basic earnings per share:
               As reported                                                 $    0.69       $    0.48
               Pro forma                                                   $    0.68       $    0.46

         Diluted earnings per share:
               As reported                                                 $    0.67       $    0.46
               Pro forma                                                   $    0.66       $    0.44

The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model. The following represents the weighted average fair values and weighted average assumptions used to determine such fair values for options granted for the years ended December 31, 2002 and 2001:

                                                             2002         2001
                                                            -------      -------

         Grant date fair value                               $1.72        $3.20
         Expected option lives                              5 years      5 years
         Dividend yield                                       2.50%        1.98%
         Risk-free interest rate                              4.45%        4.88%
         Expected volatility rate                            14.43%       22.56%

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLANS (CONTINUED)

The following table summarizes information about fixed stock options outstanding at December 31, 2002:

            Exercise          Number           Remaining            Number
             Price         Outstanding     Contractual Life      Exercisable
            --------       -----------     ----------------      -----------
            $  5.08           26,695          2.8 years             26,695
               8.07            2,363          7.8 years              2,363
               8.26            3,213          3.8 years              3,213
               8.49            4,104          2.1 years              2,052
               8.55            2,100          4.8 years              2,100
              10.16            4,200          5.8 years              4,200
              10.25            9,000          8.8 years              9,000
              10.45           16,575          9.1 years              4,144
              10.50            7,450          3.1 years              1,863
              10.95            9,000          9.8 years              9,000
              11.16            3,150          6.8 years              3,150
                              ------                                ------

                              87,850                                67,780
                              ======                                ======

NOTE 15 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2002 and 2001 are as follows:

                                                        2002              2001
                                                        -----             -----
                                                            (In Thousands)

         Current                                        $ 696             $ 394
         Deferred                                        (170)              (77)
                                                        -----             -----

                                                        $ 526             $ 317
                                                        =====             =====

A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2002 and 2001 is as follows:

                                                         2002                      2001
                                                  -------------------        -------------------
                                                               % of                       % of
                                                              Pre-tax                    Pre-tax
                                                  Amount       Income        Amount      Income
                                                  ------      -------        ------      -------
                                                          (Dollar Amounts in Thousands)
         Federal income tax at statutory rate      $ 572           34%       $ 378         34%
         Tax exempt interest                        (152)          (9)         (83)        (7)
         State income tax, net of federal
             income tax effect                        87            5           17          2
         Other                                        19            1            5         --
                                                   -----        -----        -----        ---

                                                   $ 526           31%       $ 317         29%
                                                   =====        =====        =====        ===

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - INCOME TAXES (CONTINUED)

The income tax provision includes $-0- and $3,000 in 2002 and 2001, respectively, of income tax expense related to gains on sales of securities.

The components of the net deferred tax asset at December 31, 2002 and 2001 are as follows:

                                                                      2002        2001
                                                                      -----       -----
                                                                        (In Thousands)
         Deferred tax assets:
               Allowance for loan losses                              $ 554       $ 442
               Other                                                    187          77
                                                                      -----       -----

                  Total Deferred Tax Assets                             741         519
                                                                      -----       -----

         Deferred tax liabilities:
               Bank premises and equipment                             (105)        (53)
               Unrealized gains on securities available for sale       (375)        (79)
                                                                      -----       -----

                  Total Deferred Tax Liabilities                       (480)       (132)
                                                                      -----       -----

                  Net Deferred Tax Asset                              $ 261       $ 387
                                                                      =====       =====

NOTE 16 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The related party loan activity for the year ended December 31, 2002 is summarized as follows (in thousands):

         Balance, beginning                                             $ 3,075
               Disbursements                                              1,671
               Repayments                                                  (948)
                                                                        -------

         Balance, ending                                                $ 3,798
                                                                        =======

Certain directors of the Company are associated with legal, tax accounting, real estate and construction businesses that rendered various services to the Company. The Company paid these businesses professional fees and rent totaling $49,000 and $85,000 during 2002 and 2001, respectively.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Company's financial instrument commitments at December 31, 2002 and 2001 is as follows:

                                                          2002         2001
                                                         -------      -------
                                                            (In Thousands)

         Commitments to grant loans                      $ 3,379      $ 3,951
         Unfunded commitments under lines of credit       18,828       16,621
         Outstanding letters of credit                       597          386

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 18 - CONCENTRATION OF CREDIT RISK

The Company grants commercial, residential and consumer loans to customers primarily located in Sussex County and adjacent counties in the states of New Jersey and New York. The concentration of credit by type of loan is set forth in
Note 5. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - REGULATORY MATTERS

The Company is required to maintain cash reserve balances with the Federal Reserve Bank. The total of those reserve balances was approximately $3,590,000 at December 31, 2002.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2002, that the Company and the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - REGULATORY MATTERS (CONTINUED)

The Company's and the Bank's actual capital amounts and ratios at December 31, 2002 and 2001 are presented below:

                                                                                                             To be Well Capitalized
                                                                                                                   under Prompt
                                                                                   For Capital Adequacy         Corrective Action
                                                                Actual                    Purposes                  Provisions
                                                         ---------------------     ---------------------     ----------------------
                                                          Amount        Ratio        Amount       Ratio        Amount        Ratio
                                                         --------      -------     ---------     -------     ---------      -------
                                                                            (Dollar Amounts in Thousands)
As of December 31, 2002:
      Total capital (to risk-weighted assets):
            Company                                       $16,951       13.36%     $ >=10,147      >=8.00%   $ >=12,684     >=10.00%
            Bank                                           16,595       13.12        >=10,117      >=8.00      >=12,646     >=10.00
      Tier 1 capital (to risk-weighted assets):
            Company                                        14,935       11.77         >=5,074      >=4.00      >= 7,610     >= 6.00
            Bank                                           15,209       12.03         >=5,058      >=4.00      >= 7,588     >= 6.00
      Tier 1 capital (to average assets):
            Company                                        14,935        6.66         >=8,976      >=4.00      >=11,220     >= 5.00
            Bank                                           15,209        6.78         >=8,968      >=4.00      >=11,210     >= 5.00

As of December 31, 2001:
      Total capital (to risk-weighted assets):
            Company                                       $10,774        9.46%       $>=9,115      >=8.00%   $ >=11,393     >=10.00%
            Bank                                           10,333        9.08         >=9,100      >=8.00      >=11,375     >=10.00
      Tier 1 capital (to risk-weighted assets):
            Company                                         9,631        8.45         >=4,557      >=4.00       >=6,836     >= 6.00
            Bank                                            9,190        8.08         >=4,550      >=4.00       >=6,825     >= 6.00
      Tier 1 capital (to average assets):
            Company                                         9,631        4.87         >=7,907      >=4.00       >=9,884     >= 5.00
            Bank                                            9,190        4.65         >=7,902      >=4.00       >=9,878     >= 5.00

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The State of New Jersey banking laws specify that no dividend shall be paid by the Bank on its capital stock unless, following the payment of each such dividend, the capital stock of the Bank will be unimpaired and the Bank will have a surplus of not less than 50% of its capital stock or, if not, the payment of such dividend will not reduce the surplus of the Bank.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Company's financial instruments at December 31, 2002 and 2001:

Cash and Cash Equivalents

      The carrying amounts for cash and cash equivalents approximate fair value.

Time Deposits with Other Banks

      The fair value of time deposits with other banks is estimated by discounting future cash flows using the current rates available for time deposits with similar remaining maturities.

Securities and Federal Home Loan Bank Stock

      The fair values for securities are based on quoted market prices or dealer prices, if available. If quoted market prices or dealers prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

Loans

      The fair value of loans is estimated by discounting the future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.

Deposits

      For demand, savings and club accounts, fair value is the carrying amount reported in the consolidated financial statements. For fixed-maturity certificates of deposit, fair value is estimated by discounting the future cash flows, using the rates currently offered for deposits of similar remaining maturities.

Borrowings and Mandatory Redeemable Capital Debentures

      The fair values of these borrowings and debentures are estimated by discounting future cash flows, using rates currently available on borrowings with similar remaining maturities.

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Accrued Interest Receivable and Accrued Interest Payable

      The carrying amounts of accrued interest receivable and payable approximates fair value.

Off-Balance Sheet Instruments

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

The estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 were as follows:

                                                           2002                         2001
                                                   ----------------------      ----------------------
                                                   Carrying        Fair        Carrying        Fair
                                                    Amount        Value         Amount         Value
                                                   --------      --------      --------      --------
                                                                    (In Thousands)
Financial assets:
      Cash and cash equivalents                    $ 26,096      $ 26,096      $ 41,035      $ 41,035
      Time deposits with other banks                  3,600         3,600         3,100         3,100
      Securities available for sale                  72,720        72,720        42,712        47,712
      Federal Home Loan Bank stock                      750           750           685           685
      Loans receivable, net of allowance            112,069       113,428       105,005       105,558
      Accrued interest receivable                     1,144         1,144           964           964

Financial liabilities:
      Deposits                                      189,858       190,250       178,554       179,017
      Borrowings                                     15,000        15,097        10,000        10,120
      Mandatory redeemable capital debentures         5,000         5,067            --            --
      Accrued interest payable                          303           303           437           437

Off-balance sheet financial instruments:
      Commitments to extend credit                       --            --            --            --
      Outstanding letters of credit                      --            --            --            --

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Sussex Bancorp (Parent Company only) follows:

BALANCE SHEETS

                                                                    December 31,
                                                                --------------------
                                                                 2002          2001
                                                                -------      -------
                                     ASSETS                         (In Thousands)
      Cash and interest-bearing deposits                        $    45      $   271
      Investment in subsidiaries                                 18,324       11,797
      Other assets                                                  376          182
                                                                -------      -------

               Total Assets                                     $18,745      $12,250
                                                                =======      =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
      Liabilities:
            Other liabilities                                   $    65      $    13
            Mandatory redeemable capital debentures               5,000           --
                                                                -------      -------

               Total Liabilities                                  5,065           13

      Stockholders' Equity                                       13,680       12,237
                                                                -------      -------

               Total Liabilities and Stockholders' Equity       $18,745      $12,250
                                                                =======      =======

                                                                     Years Ended
                                                                     December 31,
                                                                --------------------
      STATEMENTS OF INCOME                                       2002          2001
                                                                -------      -------
                                                                  (In Thousands)
      Dividends from banking subsidiary                         $   416      $   313
      Interest expense on capital debentures                       (132)          --
      Other expenses                                                (23)        (201)
                                                                -------      -------

         Income before Income Tax Benefit and Equity in             261          112
           Undistributed Net Income of Banking Subsidiary

      Income tax benefits                                            62           80
                                                                -------      -------

         Income before Equity in Undistributed Net                  323          192
           Income of Banking Subsidiary

      Equity in undistributed net income of banking subsidiary      833          603
                                                                -------      -------

               Net Income                                       $ 1,156      $   795
                                                                =======      =======

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                                    Years Ended
                                                                                    December 31,
                                                                                ---------------------
      STATEMENTS OF CASH FLOWS                                                   2002           2001
                                                                                -------       -------
                                                                                     (In Thousands)
      CASH FLOWS FROM OPERATING ACTIVITIES

            Net income                                                          $ 1,156       $   795
            Adjustments to reconcile net income to net cash provided by operating activities:
                  Net change in other assets and liabilities                        111          (143)
                  Equity in undistributed net income of banking subsidiary         (833)         (603)
                                                                                -------       -------

               Net Cash Provided by Operating Activities                            434            49
                                                                                -------       -------

      CASH FLOWS FROM FINANCING ACTIVITIES

            Cash dividends paid, net of reinvestments                              (298)         (171)
            Capital contribution to subsidiary                                   (5,255)       (1,139)
            Proceeds from the issuance of capital debentures                      5,000            --
            Purchase of treasury stock                                             (156)           (5)
            Proceeds of sales of common stock                                        49         1,205
                                                                                -------       -------

               Net Cash Used in Financing Activities                               (660)         (110)
                                                                                -------       -------

               Net Decrease in Cash and Cash Equivalents                           (226)          (61)

      CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                 271           332
                                                                                -------       -------

      CASH AND CASH EQUIVALENTS - END OF YEAR                                   $    45       $   271
                                                                                =======       =======

--------------------------------------------------------------------------------

SUSSEX BANCORP
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected unaudited financial data for the quarters ended March 31, June 30, September 30 and December 31, 2002 and 2001 is presented below:

                                                   Quarter Ended
                                 -----------------------------------------------------
                                 March 31,     June 30,    September 30,  December 31,
                                   2002          2002          2002          2002
                                 ---------     --------    -------------  ------------
                                       (In Thousands, Except per Share Amounts)
Total interest income             $ 2,607       $ 2,660       $ 2,813       $ 2,780
Total interest expense                953           835           884           864
                                  -------       -------       -------       -------

         Net Interest Income        1,654         1,825         1,929         1,916

Provision for loan losses             (75)          (75)          (75)          (75)
Other income                          765           832           794           901
Other expenses                     (2,020)       (2,107)       (2,248)       (2,259)
Income taxes                          (93)         (144)         (113)         (176)
                                  -------       -------       -------       -------

         Net Income               $   231       $   331       $   287       $   307
                                  =======       =======       =======       =======

Earnings per share:
      Basic                       $  0.14       $  0.20       $  0.17       $  0.18
                                  =======       =======       =======       =======

      Diluted                     $  0.13       $  0.19       $  0.17       $  0.18
                                  =======       =======       =======       =======

                                                   Quarter Ended
                                 -----------------------------------------------------
                                 March 31,     June 30,    September 30,  December 31,
                                   2001          2001           2001          2001
                                 ---------     --------    -------------  ------------
                                        (In Thousands, Except per Share Amounts)
Total interest income             $ 2,945       $ 2,964       $ 2,905       $ 2,775
Total interest expense              1,484         1,481         1,462         1,261
                                  -------       -------       -------       -------

         Net Interest Income        1,461         1,483         1,443         1,514

Provision for loan losses             (63)          (63)          (63)          (63)
Other income                          249           345           334           700
Other expenses                     (1,355)       (1,418)       (1,472)       (1,920)
Income taxes                          (82)         (107)          (68)          (60)
                                  -------       -------       -------       -------

         Net Income               $   210       $   240       $   174       $   171
                                  =======       =======       =======       =======

Earnings per share:
      Basic                       $  0.13       $  0.15       $  0.11       $  0.10
                                  =======       =======       =======       =======

      Diluted                     $  0.13       $  0.14       $  0.10       $  0.09
                                  =======       =======       =======       =======

--------------------------------------------------------------------------------