Form 10KSB, Exhibit 13
period 2003-12-31
SUSSEX BANCORP
filed 2004-03-23
CIK 1028954

SELECTED FINANCIAL DATA

      The following selected financial data as of December 31 for each of the five years should be read in conjunction with the Company's audited consolidated financial statements and the accompanying notes elsewhere herein



                                                                                       Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                 2003          2002          2001          2000          1999
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME:
Interest income                                                     $10,771       $10,860       $11,589       $10,389        $9,115
Interest expense                                                      2,860         3,536         5,688         4,837         4,322
------------------------------------------------------------------------------------------------------------------------------------
       Net interest income                                            7,911         7,324         5,901         5,552         4,793
Provision for loan losses                                               405           300           252           229           177
------------------------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses            7,506         7,024         5,649         5,323         4,616
Other income                                                          4,103         3,292         1,628           839           889
Other expense                                                         9,663         8,634         6,165         5,153         4,558
------------------------------------------------------------------------------------------------------------------------------------
       Income before income taxes                                     1,946         1,682         1,112         1,009           947
Income taxes                                                            505           526           317           242           188
------------------------------------------------------------------------------------------------------------------------------------
       Net income                                                    $1,441        $1,156          $795          $767          $759
====================================================================================================================================

WEIGHTED AVERAGE NUMBER OF SHARES: (a)
Basic                                                             1,790,142     1,748,102     1,725,410     1,569,405     1,567,899
Diluted                                                           1,859,409     1,820,724     1,758,483     1,581,392     1,585,250

PER SHARE INFORMATION:
Basic net income                                                      $0.80         $0.66         $0.46         $0.49         $0.48
Diluted net income                                                     0.78          0.64          0.44          0.48          0.48
Cash dividends (b)                                                     0.20          0.24          0.18          0.18          0.10
Stock dividends                                                           5%            0%            0%            5%            0%
Dividend payout ratio                                                    25%           36%           39%           37%           21%

PERFORMANCE YIELDS:
Return on average assets                                               0.62%         0.54%         0.42%         0.50%         0.53%
Return on average stockholders' equity                                10.27%         9.06%         6.72%         8.22%         8.31%
Average equity/average assets                                          6.02%         5.94%         6.27%         6.11%         6.35%

END OF PERIOD DATA:
Loans, net                                                         $132,640      $112,069      $105,005      $100,193       $83,997
Total assets                                                        240,617       225,904       203,343       161,629       150,126
Total deposits                                                      207,657       189,858       178,554       140,861       138,548
Total stockholders' equity                                           14,904        13,680        12,237        10,110         9,089
Average assets                                                      233,027       214,897       188,785       152,623       143,909
Average stockholders' equity                                         14,035        12,766        11,838         9,326         9,136

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

MANAGEMENT STRATEGY

      The Company's goal is to serve as a community-oriented financial institution serving the Tri-State marketplace. While offering traditional community bank loan and deposit products and services, the Company obtains significant non-interest income through its Tri-State Insurance Agency, Inc. ("Tri-State") insurance brokerage operations and the sale of non-deposit products. The Company's offices are located within Sussex County, New Jersey, with one office in Montague, New Jersey, which borders Pike County, Pennsylvania and another in Vernon Township, New Jersey, which borders Orange County, New York. During 2003, the Company continued its strategy of seeking to gain market share through specialized transaction accounts and other low cost deposit products and by actively bidding on municipal deposits. In addition, during 2003, the Company continued its efforts to increase its non-interest income by beginning a residential mortgage banking/brokerage division offering 30-year fixed residential mortgages which were funded by third party investors. Although the contribution of this operation to the Company's results was not material during 2003, management believes it will continue to diversify the Company's revenue base and become a more significant contributor in future periods. During 2003, primarily due to Tri-State's continued performance, the Company's non-interest income increase by 25%. For 2004, the Company intends to continue to seek to develop other sources of non-interest fee income. In January of 2004 the Company began offering title insurance through the establishment of Sussex Settlement Services in our Augusta location.

FORWARD LOOKING STATEMENTS

      When used in this discussion, the words: "believes", "anticipates", "contemplated", "expects" or similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, general economic conditions, and the success of the Company's efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business. The Company undertakes no obligations to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING MATTERS

      Note 1 to the Company's consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an undertaking and evaluation of the bank and its results of operation.

      The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to provide for known and inherent losses in the existing loan portfolio. Management's judgment is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

      Management uses significant estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the sufficiency of the allowance for loan losses is dependent, to a great extent on conditions that may be beyond our control, it is possible that management's estimates of the allowances for loan losses and actual results could differ in the near term. In addition, regulatory authorities, as an integral part of their examination, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination. Future increases to our allowance for loan losses, whether due to unexpected changes in economic conditions or otherwise, would adversely affect our future results of operations.

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

RESULTS OF OPERATIONS

      For the year ended December 31, 2003, the Company's net income was $1,441,000, an increase of $285,000 over the $1,156,000 earned in 2002.
      Basic net income per share, as adjusted for the 2003 5% stock dividend, was $.80 for 2003, compared to basic net income per share of $.66 in 2002. Diluted net income per share for 2003 was $.78, compared to diluted net income per share of $.64, in 2002. The change in per share earnings reflects an increase in net income partially offset by an increased number of average shares outstanding during 2003, as the Company's weighted average basic shares outstanding increased to 1,790,142 from 1,748,102.

      The Company's results for 2003 were affected by increases of $587,000 in net interest income and $811,000 in non-interest income, partially offset by an increase of $1,029,000 in total other expenses, and $105,000 in provision for loan losses.

      Comparative Average Balances and Average Interest Rates

      The following table reflects the components of the Company's daily average balances for the years ended December 31, 2003, 2002 and 2001 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods and the Company's net interest income and net interest margin. Rates are computed on a tax-equivalent basis.

                                                                     Year Ended December 31,
(dollars in thousands)                                     2003                                   2002
                                             -----------------------------------    -----------------------------------
                                             Average                    Average     Average                    Average
Earning Assets:                              Balance     Interest (1)   Rate (2)    Balance     Interest (1)   Rate (2)
                                             --------    ------------   --------    --------    ------------   --------
Securities:
      Tax exempt (3)                          $18,903          $1,049       5.55%    $12,523            $686       5.48%
      Taxable                                  56,733           1,783       3.14%     45,838           2,127       4.64%
                                             ---------------------------------------------------------------------------
Total securities                               75,636           2,832       3.74%     58,361           2,813       4.82%
Taxable loans: (net of unearned income)
     Mortgage and construction                 77,754           5,207       6.70%     63,113           4,598       7.29%
     Commercial                                17,538           1,004       5.72%     12,410             793       6.39%
     Consumer                                  28,873           1,882       6.52%     32,696           2,343       7.17%
                                             ---------------------------------------------------------------------------
Total loans receivable (4)                    124,165           8,093       6.52%    108,219           7,734       7.15%
Other interest-earning assets                  13,099             156       1.19%     30,045             505       1.68%
                                             ---------------------------------------------------------------------------
Total earning assets                          212,900         $11,081       5.20%    196,625         $11,052       5.62%

Non-interest earning assets                    21,697                                 19,553
Allowance for loan losses                      (1,570)                                (1,281)
                                             --------                               --------
Total Assets                                 $233,027                               $214,897
                                             ========                               ========

Sources of Funds:
Interest bearing deposits:
      NOW                                     $45,965            $249       0.54%    $34,829            $282       0.81%
      Money market                              3,970              28       0.72%      4,272              42       0.98%
      Savings                                  64,831             511       0.79%     61,405             777       1.27%
      Time                                     53,146           1,251       2.35%     57,186           1,750       3.06%
                                             ---------------------------------------------------------------------------
Total interest bearing deposits               167,912           2,039       1.21%    157,692           2,851       1.81%
      Borrowed funds                           12,772             573       4.49%     12,192             553       4.54%
      Capital debentures                        5,000             248       4.96%      2,383             132       5.54%
                                             ---------------------------------------------------------------------------
Total interest bearing liabilities            185,684          $2,860       1.54%    172,267          $3,536       2.05%

Non-interest bearing liabilities:
      Demand deposits                          31,112                                 27,469
      Other liabilities                         2,196                                  2,395
                                             --------                               --------
Total non-interest bearing liabilities         33,308                                 29,864
Stockholders' equity                           14,035                                 12,766
                                             --------                               --------
Total Liabilities and Stockholders' Equity   $233,027                               $214,897
                                             ========                               ========

                                                         ------------   --------                ------------   --------
Net Interest Income and Margin (5)                             $8,221       3.86%                     $7,516       3.82%
                                                         ============   ========                ============   ========


                                                 Year Ended December 31,
(dollars in thousands)                                    2001
                                             -----------------------------------
                                             Average                    Average
Earning Assets:                              Balance     Interest (1)   Rate (2)
                                             --------    ------------   --------
Securities:
      Tax exempt (3)                           $7,014            $371       5.29%
      Taxable                                  38,164           2,183       5.72%
                                             -----------------------------------
Total securities                               45,178           2,554       5.65%
Taxable loans: (net of unearned income)
     Mortgage and construction                 59,268           4,700       7.93%
     Commercial                                10,238             837       8.18%
     Consumer                                  33,511           2,555       7.62%
                                             -----------------------------------
Total loans receivable (4)                    103,017           8,092       7.86%
Other interest-earning assets                  27,734           1,027       3.70%
                                             -----------------------------------
Total earning assets                         $175,929         $11,673       6.64%

Non-interest earning assets                   $13,904
Allowance for loan losses                     ($1,048)
                                             --------
Total Assets                                 $188,785
                                             ========

Sources of Funds:
Interest bearing deposits:
      NOW                                     $17,885            $226       1.26%
      Money market                              7,029             185       2.63%
      Savings                                  50,334            1377       2.74%
      Time                                     65,486           3,398       5.19%
                                             -----------------------------------
Total interest bearing deposits               140,734           5,186       3.68%
      Borrowed funds                           10,000             502       5.02%
      Capital debentures                            0               0       0.00%
                                             -----------------------------------
Total interest bearing liabilities           $150,734          $5,688       3.77%

Non-interest bearing liabilities:
      Demand deposits                         $25,412
      Other liabilities                           801
                                             --------
Total non-interest bearing liabilities        $26,213
Stockholders' equity                          $11,838
                                             --------
Total Liabilities and Stockholders' Equity   $188,785
                                             ========

                                                         ------------   --------
Net Interest Income and Margin (5)                             $5,985       3.40%
                                                         ============   ========

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

      Net interest income, on a fully taxable equivalent basis (a 39% tax rate), increased by $705 thousand in 2003 to $8.2 million compared to $7.5 million in 2002. Total interest income, on a fully taxable equivalent basis, increased by $29 thousand to remain at $11.1 million for the years ended December 31, 2003 and 2002 as the rate earned on average earning assets declined by 42 basis points to 5.20% for the year ended December 31, 2003 from 5.62% for the prior year. Average earning assets increased by $16.3 million to $212.9 million from $196.6 million for the year ended December 31, 2002, partially offsetting the decline in rates. Interest expense decreased by $676 thousand, or 19.1% to $2.9 million from $3.5 million for the year ended December 31, 2002 as a result of declines in market rates of interest. The average rate paid on interest bearing liabilities declined by 51 basis points to 1.54% for the current year from 2.05% for the year ended December 31, 2002. The decrease in rate on both earning assets and interest bearing liabilities reflects the stable rate environment that occurred during 2003, as the Federal Reserve kept interest rates at their current levels and assets and liabilities repriced to those levels.

      Interest income on total loans increased from $7.7 million in 2002 to $8.1 million in 2003, an increase of $359 thousand. Average loans increased by $15.9 million to $124.2 million from $108.2 million for the year ended December 31, 2002, offset by a decrease in the average rate earned to 6.52% for the year ended December 31, 2003 from 7.15% for the prior year. As discussed above, the low rate environment in 2003 caused the decline in yield on the loan portfolio, as older, higher rate loans were replaced by new loans bearing the current low rates.

      Total interest income on securities, on a fully taxable equivalent basis, increased by $19 thousand to remain at $2.8 million for both years ended December 31, 2003 and 2002, as the increase in the average balance of investment securities was offset by a reduction in yield on the portfolio. The rate environment continued to remain low in the mortgage backed securities market with consumers taking advantage of refinancing opportunities. Higher rate mortgage backed securities during 2003 continued to pre-pay due to the low rate environment. The average yield on tax-exempt securities increased by 7 basis points, which was offset by a decrease of 150 basis points earned on taxable investment securities. The yield on the total securities portfolio fell to 3.74% in the current year from 4.82% for the year ended December 31, 2002.

      Interest income on other interest-earning assets, primarily federal funds sold and, to a lesser extent, interest bearing deposits in other financial institutions, decreased by $349 thousand, or 69.1% to $156,000 from $505,000. The decrease primarily occurred due to the Company's average balance in federal funds sold decreasing by $14.2 million to $9.6 million for the year 2003 compared to $23.8 million in 2002 and a 51 basis point decrease in the average yield on federal funds sold during the same periods.

      Total interest expense decreased from $3.5 million in 2002 to $2.9 million for 2003, a decrease of $676 thousand or 19.1%. The decrease is attributable to the Company's ability to lower the interest rate paid on its liabilities to lower current rates and a continued change in the Company's deposit mix toward demand and NOW accounts and away from time deposits. During 2003, the Company's average interest-bearing liabilities increased by $13.4 million, to $185.7 million compared to $172.3 million in 2002. The increase in deposits occurred due to the Company's continued focus on low cost demand and NOW accounts. Average NOW deposits increased by $11.1 million to $46.0 million from $34.9 million, while the yield on NOW accounts declined to .54% in 2003 from .81% in 2002. Savings deposits increased by $3.4 million to $64.8 million from $61.4 million, while the yield on savings deposits declined to .79% in 2003 from 1.27% in 2002. The average balance of time deposits decreased by $4.0 million to $53.1 million in 2003 from $57.1 million in 2002, while the yield on time deposits declined to 2.35% in 2003 from 3.06% in 2002, a decrease of 71 basis points. The average rate paid on all the Company's interest bearing liabilities decreased to 1.54% in 2003 compared to 2.05% in 2002. This reflects the continued decline in market rates during 2003. In addition, the Company's average non-interest bearing deposits increased by $3.6 million, or 13.3% in 2003 from year end 2002

      The net interest margin was 3.86%, an increase from the net interest margin of 3.82% in 2002 reflecting a 41 basis point decrease in yield on total earning assets from 5.62% in 2002 to 5.21% in 2003, compared to a 51 basis point decline in rate on total interest bearing liabilities.

      The following table reflects the relative impact on net interest income of changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by the Company on such assets and liabilities. For purposes of this table, nonaccrual loans have been included in the average loan balance.

                                                2003 v. 2002                                 2002 v. 2001
                                             Increase (decrease)                          Increase (decrease)
                                              Due to changes in:                           Due to changes in:
                                  -----------------------------------------    -----------------------------------------
(Dollars in thousands)             Rate     Volume    Rate/Volume    Total      Rate     Volume    Rate/Volume    Total
                                  ------    ------    -----------    ------    ------    ------    -----------    ------
Interest-earning assets:
Loans receivable:
   Mortgage                        ($373)   $1,068           ($86)     $609     ($382)     $305           ($25)    ($102)
   Consumer                         (211)     (274)            25      (460)     (154)      (62)             4      (212)
   Commercial                        (81)      325            (33)      211      (183)      178            (39)      (44)
                                  ------    ------    -----------    ------    ------    ------    -----------    ------
Total loans                         (665)    1,119            (94)      360      (719)      421            (60)     (358)
Securities (1)                      (628)      833           (186)       19      (376)      745           (110)      259
Other interest-earning assets       (147)     (285)            83      (349)     (562)       85            (45)     (522)
                                  ------    ------    -----------    ------    ------    ------    -----------    ------
Total net change in income on
   interest-earning assets        (1,440)    1,667           (197)       30    (1,657)    1,251           (215)     (621)
                                  ------    ------    -----------    ------    ------    ------    -----------    ------
Interest-bearing liabilities:
Deposits:
   NOW                               (93)       90            (30)      (33)      (81)      214            (77)       56
   Money market                      (12)       (3)             1       (14)     (116)      (73)            46      (143)
   Savings                          (293)       43            (16)     (266)     (740)      303           (163)     (600)
   Time                             (404)     (124)            29      (499)   (1,394)     (431)           177    (1,648)
                                  ------    ------    -----------    ------    ------    ------    -----------    ------
Total deposits                      (802)        6            (16)     (812)   (2,331)       13            (17)   (2,335)
Borrowings                           (12)      151             (3)      136       (32)      230            (15)      183
Total net change in expense on
   interest-bearing liabilities     (814)      157            (19)     (676)   (2,363)      243            (32)   (2,152)
                                  ------    ------    -----------    ------    ------    ------    -----------    ------
Change in net interest income      ($626)   $1,510          ($178)     $706      $706    $1,008          ($183)   $1,531
                                  ------    ------    -----------    ------    ------    ------    -----------    ------

(1) Fully taxable equivalent basis, using 39% effective tax rate and adjusted for TEFRA allowance.

      Provision for Loan Losses

      The provision for loan losses in 2003 was $405,000 compared to a provision of $300,000 in 2002. The increase reflects growth in the Company's loan portfolio of $21.0 million for the year ended December 31, 2003, as well as management's view of the potential impact of the economy on the portfolio. See discussion on allowance for loan losses.

      Non Interest Income

      The Company's non-interest income is primarily generated through insurance commission income earned through the operation of Tri-State, service charges on deposit accounts, ATM and debit card fees and mortgage banking fees. The Company's non-interest income increased by $811,000, or 24.6%, to $4.1 million for the year ended December 31, 2003 from $3.3 million for the prior year. The increase in non interest income included an increase of $374,000 in commission income from Tri-State, $110,000 in service charges on deposit accounts, and $133,000 from net realized gain on sale of securities. With the addition of the real estate lending division, mortgage banking fee income increased by $199,000.

      Non Interest Expense

      Total non-interest expense increased from $8.6 million in 2002 to $9.7 million in 2003, an increase of $1 million, or 11.9%. The increase in non-interest expense reflects operating expenses associated with Tri-State, which are primarily volume driven based on the amount of premium income, as well as other expenses associated with the Company's continued growth. In 2003, salaries and employee benefits, the largest component of non-interest-expense, increased by $838,000 or 18.1%. This increase reflects customary increases for the Bank's and Tri-State's existing staff and increased staffing needs associated with the Company's growth. In addition, all other expenses increased by $191,000 reflecting the Company's growth and associated costs.

      Income Tax Expense

      The Company's income tax provision, which includes both federal and state taxes, was $505 thousand and $526 thousand for the years ended December 31, 2003 and 2002, respectively. The decrease in the tax provision was due to increased tax-exempt income.

FINANCIAL CONDITION

      At December 31, 2003, the Company had total assets of $240.6 million compared to total assets of $225.9 million at December 31, 2002. Net loans increased to $132.6 million at December 31, 2003 from $112.1 million at December 31, 2002. Total deposits increased to $207.7 million at December 31, 2003 from $189.9 million at December 31, 2002.

      Cash and Cash Equivalents

      The Company's cash and cash equivalents decreased by $10.6 million for the year ended December 31, 2003, to $15.5 million from $26.1 million at December 31, 2002. The decrease reflects the Company's reduction in federal funds sold balance, as these funds were used to fund loan demand and purchase investment securities.

      Securities Portfolio

      The Company's securities portfolio is comprised of securities that not only provide interest income, including tax-exempt income, but also provide a source of liquidity (as all securities are classified as available for sale, as discussed below), diversify the earning assets portfolio, allow for management of interest rate risk, and provide collateral for public fund deposits and borrowings. The portfolio is composed primarily of obligations of U.S. Government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and tax-exempt municipal bonds.

      The Company has no securities classified as held to maturity or as trading securities. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component to stockholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes to interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements. Management determines the appropriate classification of securities at the time of purchase. At December 31, 2003, all of the Company's securities were classified as available for sale.

      The following table shows the carrying value of the Company's security portfolio as of December 31, 2003, 2002 and 2001. Securities available for sale are stated at their fair value.

(dollars in thousands)                                       December 31,
                                                     ---------------------------
Available for sale                                      2003      2002      2001
                                                     -------   -------   -------
U.S. Treasury securities                             $    --   $    --    $1,531
U.S. Government agency                                14,658    13,612     7,295
State and political subdivisions                      21,542    15,785     7,626
Mortgage-backed securites                             34,972    35,554    20,745
Corporate securities                                   4,479     6,886     4,661
Equity securities                                        894       883       854
                                                     -------   -------   -------
Total available for sale                             $76,545   $72,720   $42,712
                                                     =======   =======   =======

      The Company's securities increased from $72.7 million at December 31, 2002 to $76.5 million at December 31, 2003. The $3.8 million net increase in securities at December 31. 2003 was due to the Company investing $56.1 million in new purchases offsetting $45.9 million in called securities, scheduled maturities and paydowns, as well as $4.9 million in securities sales. Year end balances increased in state and political tax-exempt securities by $5.8 million to $21.5 million.

      The Company also holds $760,000 in Federal Home Loan Bank of New York stock that it does not consider an investment security. Ownership of this restricted stock is required for membership in the Federal Home Loan Bank of New York.

      The contractual maturity distribution and weighted average yield of the Company's securities portfolio at December 31, 2003 are summarized in the following table. Securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such securities. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax-effected on the tax-exempt obligations.


December 31, 2003                  Due under 1 Year     Due 1-5 Years     Due 5-10 Years     Due over 10 Years
(dollars in thousands)              Amount    Yield     Amount   Yield     Amount   Yield     Amount     Yield
                                   -------    -----    -------   -----    -------   -----    -------     -----
Available for sale:
U.S. Government agency              $1,499     6.63%   $11,370    2.13%    $1,782    2.07%   $    --        --
State and political subdivisions       755     1.80%        --      --      2,865    3.85%    17,594      3.76%
Mortgage-backed securities              --       --        374    3.64%     9,408    3.50%    25,274      3.89%
Corporate securities                 1,756     4.56%     2,555    6.16%        --      --         --        --
Equity securities                       --       --         --      --         --      --        899      4.35%
                                   -------    -----    -------   -----    -------   -----    -------     -----
Total available for sale            $4,010     4.81%   $14,299    2.89%   $14,055    3.39%   $43,767      3.85%
                                   =======    =====    =======   =====    =======   =====    =======     =====

      Loans

      The loan portfolio comprises the largest part of the Company's earning assets. Loans, net of the allowance for loan losses and deferred loan fees, increased from $112.1 million at December 31, 2002 to $132.6 million at December 31, 2003, an increase of $20.6 million, or 18.4%. The increase in the Company's loan portfolio during 2003 was concentrated in loans secured by non-residential mortgages and other commercial loans. Loans secured by commercial properties increased by $18.1 million, or 44.2%, to $59.2 million at December 31, 2003 from $41.0 million at December 31, 2002. Commercial and industrial loans increased by $1.4 million, or 12.8%, to $12.4 million at December 31, 2003 from $11.0 million at December 31, 2002. Loans secured by 1-4 family residential properties decreased by $2.9 million to $46.6 million at December 31, 2003 from $49.5 million at December 21, 2002, representing 34.7% of the loan portfolio. This decrease reflects the flat rate environment that we are currently experiencing, as prepayments exceed new loan origination held in portfolio.

      The increase in loans was funded during 2003 by an increase in the Company's demand deposits, NOW deposits and savings deposits, as well as a reduction in federal funds sold.

      Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a materially adverse impact on future results of operations, liquidity, or capital resources. The end of year loan to deposit ratios for 2003 and 2002 were 64.7% and 59.7%, respectively.

      The following table summarizes the composition of the Company's loan portfolio by type as of December 31, for the years 1999 through 2003.

                                                                     December 31,
                                                ----------------------------------------------------
(dollars in thousands)                            2003       2002       2001       2000       1999
                                                --------   --------   --------   --------   --------
Commercial and industrial loans                  $12,392    $10,985     $8,065     $4,968     $3,811
Non-residential real estate loans                 59,182     41,035     34,811     27,529     19,759
One to four family residential property loans     46,587     49,517     51,338     55,138     50,305
Construction and land development loans            8,656      8,310      8,515      8,960      7,074
Consumer loans                                     1,430      2,189      2,245      2,780      2,295
Other loans                                        6,114      1,335      1,086      1,718      1,519
                                                --------   --------   --------   --------   --------
Total loans                                     $134,361   $113,371   $106,060   $101,093    $84,763
                                                ========   ========   ========   ========   ========

      The maturity ranges of the loan portfolio and the amounts of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 2003, are presented in the following table.

                                                       December 31, 2003
                                                --------------------------------
                                                Due Under   Due 1-5    Due Over
(dollars in thousands)                          One Year     Years    Five Years
                                                ---------   -------   ----------
Real estate:
     Commercial mortgage                          $ 5,521   $ 2,493      $51,168
     Construction and land development              1,421     2,036        5,199
     Residential mortgage                           8,619    16,937       21,031
                                                ---------   -------   ----------
Total real estate                                  15,561    21,466       77,398
Commercial                                          5,896     3,264        3,232
Consumer                                            1,207     2,060        4,277
                                                ---------   -------   ----------
Total loans                                       $22,664   $26,790      $84,907
                                                =========   =======   ==========
Interest rates:
     Predetermined                                  7,932    16,248       35,694
     Floating                                      14,732    10,542       49,213
                                                ---------   -------   ----------
Total loans                                       $22,664   $26,790      $84,907
                                                =========   =======   ==========

      Loan and Asset Quality

      Non-performing assets consist of non-accrual loans and all loans over ninety days delinquent and other real estate owned ("OREO"). The Company's non-accrual loans decreased to $1.2 million at December 31, 2003 from $1.3 million at December 31, 2002. At December 31, 2003, the Company's restructured loans amounted to $150 thousand. Restructured loans are put on accrual basis if the customer demonstrates the ability to repay the debt under the terms of the renegotiation by a period of performance, by financial statements or other evidence of ability to service debt.

      The Company seeks to actively manage its non-performing and questionable assets. The Company had $223 thousand in OREO properties at December 31, 2003 and $187 thousand at December 31, 2002. In addition to active monitoring and collecting on delinquent loans management has an active loan review process for customers with aggregate relationships of $250,000 or more if the credit(s) are unsecured or secured, in whole or substantial part, by collateral other than real estate and $1,000,000 or more if the credit(s) are secured in whole or substantial part of real estate.

      The following table provides information regarding non-performing loans and non-performing assets of December 31, 1999 through 2003.

                                                                 December 31,
                                                ------------------------------------------
(dollars in thousands)                           2003      2002      2001     2000    1999
                                                ------    ------    ------    ----    ----
Non-accrual loans:
   Commercial                                   $  343    $  256    $   --    $  5    $ --
   Consumer                                         --        21        16       5      --
   Construction                                     --       145     1,512      --      --
   Mortgage                                        834       836       966     542     332
                                                ------    ------    ------    ----    ----
Total nonaccrual loans                          $1,177    $1,258    $2,494    $552    $332
Loans past due 90 days and still accruing           --        36        --      --      --
Restructured loans                                 150        --        --      --      --
                                                ------    ------    ------    ----    ----
Total non-performing loans                      $1,327    $1,294    $2,494    $552    $332
Other real estate                                  223       187       187      --      --
                                                ------    ------    ------    ----    ----
Total non-performing assets                     $1,550    $1,481    $2,681    $552    $332
                                                ------    ------    ------    ----    ----
Non-performing loans to total loans               0.99%     1.14%     2.35%   0.55%   0.39%
Non-performing assets to total assets             0.64%     0.66%     1.32%   0.34%   0.22%
                                                ------    ------    ------    ----    ----
Interest income received on nonaccrual loans    $   33    $   16    $    3     N/A     N/A
                                                ------    ------    ------    ----    ----
Interest income that would have been recorded
under the original terms of the loans           $  117    $  118    $   25     N/A     N/A
                                                ======    ======    ======    ====    ====

      Allowance for Loan Losses

      The allowance is allocated to specific loan categories based upon management's classification of problem loans under the bank's internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

      Allocations to commercial loan pools are categorized by commercial loan type and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Additionally, all other delinquent loans are grouped by the number of days delinquent with this amount assigned a general reserve amount.

      The provision for loan losses was $405,000 and $300,000 for the years 2003 and 2002, respectively.

      The allowance for loan losses represented 1.29% of total loans receivable at December 31, 2003 as compared to 1.22% at December 31, 2002. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented.

      Total charge-offs were $62,000 for 2003 compared to $59,000 in 2002. Total charge-offs as a percent of average loans were 0.05% for both years 2003 and 2002.

      The table below presents information regarding the Company's provision and allowance for loan losses.

                                                         Year Ended December 31,
                                               ------------------------------------------
(dollars in thousands)                           2003      2002      2001    2000    1999
                                               ------    ------    ------    ----    ----
Balance at beginning of year                   $1,386    $1,143      $973    $837    $665
                                               ------    ------    ------    ----    ----
Provision charged to operating expenses           405       300       252     229     177
                                               ------    ------    ------    ----    ----
Recoveries of loans previously charged-off:
     Commercial                                    --        --         1       8       7
     Consumer                                       1         2        --       1       3
     Real Estate                                    4        --        --       2      --
                                               ------    ------    ------    ----    ----
Total recoveries                                    5         2         1      11      10
                                               ------    ------    ------    ----    ----
Loans charged-off:
     Commercial                                    --        --        --      --      --
     Consumer                                      31        19        26      --      15
     Real Estate                                   31        40        57     104      --
                                               ------    ------    ------    ----    ----
Total charge-offs                                  62        59        83     104      15
                                               ------    ------    ------    ----    ----
Net charge-offs                                    57        57        82      93       5
                                               ------    ------    ------    ----    ----
Balance at end of year                         $1,734    $1,386    $1,143    $973    $837
                                               ------    ------    ------    ----    ----
Net charge-offs to average loans outstanding     0.05%     0.05%     0.08%   0.10%   0.01%
Allowance for loan losses to year-end loans      1.29%     1.22%     1.08%   0.96%   0.99%
                                               ======    ======    ======    ====    ====

      The following table sets forth details concerning the allocation of the allowance for loan losses to the various categories. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                         Allowance for Loans Losses at December 31,
                                            --------------------------------------------------------------------
                                                    2003                    2002                    2001
                                            --------------------    --------------------    --------------------
                                                        % of                    % of                    % of
(dollars in thousands)                      Amount   Gross Loans    Amount   Gross Loans    Amount   Gross Loans
                                            ------   -----------    ------   -----------    ------   -----------
Commercial                                  $  494          9.22%   $  396          9.69%   $  233          7.60%
Consumer and other loans                       109          5.62%       45          3.11%       37          3.14%
Real estate, constuction and development:
   Commercial                                  990         50.49%      681         43.52%      656         40.85%
   Residential                                 141         34.67%      264         43.68%      217         48.41%
                                            ------   -----------    ------   -----------    ------   -----------
Total                                       $1,734        100.00%   $1,386        100.00%   $1,143        100.00%
                                            ======   ===========    ======   ===========    ======   ===========


                                             Allowance for Loans Losses at December 31,
                                            --------------------------------------------
                                                    2000                    1999
                                            --------------------    --------------------
                                                        % of                    % of
(dollars in thousands)                      Amount   Gross Loans    Amount   Gross Loans
                                            ------   -----------    ------   -----------
Commercial                                    $159          4.91%      $95          4.50%
Consumer and other loans                        44          4.45%        7          4.50%
Real estate, constuction and development:
   Commercial                                  553         36.09%      359         31.66%
   Residential                                 217         54.55%      376         59.34%
                                            ------   -----------    ------   -----------
Total                                         $973        100.00%     $837        100.00%
                                            ======   ===========    ======   ===========

      Deposits

      Total average deposits increased $13.9 million from $185.1 million at year end 2002 to $199.0 million at year-end 2003, a 7.5% increase. Average savings, NOW and money market accounts increased to $114.8 million, an increase of $14.3 million, or 14.2% from $100.5 million at year-end 2002. Average time deposits decreased to $53.1 million compared to $57.2 million at year end 2002. The increase primarily in savings and interest bearing transaction deposits reflects the Company's continued offering of low cost accounts through a marketing program. The Company also continues to actively bid on municipal deposits along with its efforts to cultivate commercial deposit relationships with its commercial loan customers.

      The average balances and weighted average rates paid on deposits for 2003, 2002 and 2001 are presented below.

                                               Year Ended December 31,
                                -----------------------------------------------------
                                 2003 Average       2002 Average       2001 Average
                                ---------------    ---------------    ---------------
(dollars in thousands)           Balance   Rate     Balance   Rate     Balance   Rate
                                --------   ----    --------   ----    --------   ----
Demand , non-interest bearing    $31,112            $27,469            $25,412
Now accounts                      45,965   0.54%     34,829   0.81%     17,885   1.26%
Money market accounts              3,970   0.72%      4,272   0.98%      7,029   2.63%
Savings                           64,831   0.79%     61,405   1.27%     50,334   2.74%
Time                              53,146   2.35%     57,186   3.06%     65,486   5.19%
                                --------           --------           --------
Total deposits                  $199,024           $185,161           $166,146
                                ========           ========           ========

      The remaining maturity for certificates of deposit rates paid on deposits of $100,000 or more as of December 31, 2003 are presented in the following table.

(dollars in thousands)      2003
                         -------
3 months or less          $5,245
3 to 6 months              1,101
6 to 12 months             1,986
Over 12 months             3,689
                         -------
Total                    $12,021
                         =======

      Borrowings

      Borrowings consist of notes from the Federal Home Loan Bank. These notes are secured under terms of a blanket collateral agreement by a pledge of qualifying investment securities and certain mortgage loans. As of December 31, 2003 the Company had $11.0 million in notes outstanding which had an average interest rate of 4.78%, compared to $15.0 million in notes at December 31, 2002 which had an average interest rate of 4.54%.

      Interest Rate Sensitivity

      An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a company's earnings from a movement in market interest rates. Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk. We do not employ gap analysis as rate risk management tool, but rather we rely upon earnings at risk analysis to forecast the impact on our net interest income instantaneous 100 and 200 basis point increases and decreases in market rates. In assessing the impact on earnings, the rate shock analysis assumes that no change occurs in our funding sources or types of assets in response to the rate change.

      Our Board of Directors has established limits for interest rate risk based on the percentage change in net interest income we would incur in differing interest rate scenarios. Through year end 2003, we sought to remain relatively balanced, and our policies called for no more than 25% of net interest income, at a 100 and 200 basis point increase or decrease. At December 31, 2003 the percentage of change were within policy limits.

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

      The following table sets forth our interest rate risk profile at December 31, 2003 and 2002. The interest rate sensitivity of our assets and liabilities, and the impact on net interest income, illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions.

                                     2003                           2002
                         ----------------------------   ----------------------------
                          Change in        Gap as a      Change in        Gap as a
                         Net Interest        % of       Net Interest        % of
(dollars in thousands)      Income       Total Assets      Income       Total Assets
                         ------------    ------------   ------------    ------------
Down 200 basis points           ($513)          10.68%         ($586)          12.98%
Down 100 basis points            (150)           6.24%          (250)          11.07%

Up 100 basis points               209           -8.68%           (81)          -3.59%
Up 200 basis points              (493)         -10.26%          (223)          -4.94%

      Liquidity

      Liquidity is a measure of the Company's ability to provide sufficient cash flow and future financial obligations and commitments on a timely-basis. Sources of liquidity include deposits, liquidation or maturity of loans and investments and short-term borrowings.

      It is management's intent to fund future loan demand with deposit growth and maturities and paydowns on investments. In addition, the Bank is a member of Federal Home Loan Bank of New York and has the ability to borrow $18.5 million against its one to four family mortgages and selected investment securities as collateral for long-term advances. The Company also has available an $11 million overnight line of credit and an $11 million one-month overnight repricing line of credit at the Federal Home Loan Bank, and an overnight line of credit in the amount of $4 million at the Atlantic Central Bankers Bank. The borrowings at year-end 2003 and 2002 were $11.0 million and $15.0 million in long-term advances, respectively. Borrowed funds were used as part of the Company's strategy to leverage its balance sheet. The $4 million reduction in borrowings from $15.0 million at year-end 2002 to $11.0 million at year-end 2003 was do to the maturing of borrowings initially purchased as a cost recovery strategy to cover the investment in the trust preferred securities. Those borrowings have been replaced with lower cost deposits.

      Management believes that the combined aggregate liquidity position is sufficient to meet the funding requirements of loan demand, deposit withdrawals and the repayment of borrowings in the near term.

      The following table represents the Company's contractual obligations to make future payments.

                                                            Payments due by period
                                          ---------------------------------------------------------
                                                      Less than                           More than
(dollars in thousands)                      Total      1 year     1-3 years   3-5 years    5 years
                                          ---------   ---------   ---------   ---------   ---------
Borrowings                                  $11,000     $ 1,000     $    --     $    --     $10,000
Operating lease obligations                     944         236         399         177         132
Purchase obligations                            746         746          --          --          --
Time deposits                                56,481      40,325      13,499       2,287         370
Mandatory redeemable capital debentures       5,000          --          --          --       5,000
                                          ---------   ---------   ---------   ---------   ---------
Total                                       $74,171     $42,307     $13,898     $ 2,464     $15,502
                                          =========   =========   =========   =========   =========

      The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

      The Company is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in any material increase or decrease in liquidity.

      Off-Balance Sheet Arrangements

      The Company's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These unused commitments, at December 31, 2003 totaled $34,106,000. This consisted of $10,449,000 in commercial construction lines of credit, $7,337,000 in commercial lines of credit, $7,181,000 in home equity lines of credit, $6,211,000 in commitments to grant commercial and residential loans and the remainder in other unused commitments. These instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

      Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

      Capital Resources

      Stockholders' equity inclusive of accumulated other comprehensive income, net of income taxes, was $14.9 million at December 31, 2003, an increase of $1.2 million over 2002. The growth in stockholders' equity was generated through earnings retention and the reinvesting of dividends by its participants in the Company's dividend reinvestment plan.

      The Company's and the Bank's regulators have classified and defined bank holding company capital Tier I capital which includes tangible stockholders' equity for common stock and certain stock and other hybrid instruments, and Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

      The Company's and the Bank's regulators have implemented risk-based guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and bank holding companies are required to maintain Tier I capital as a percent of risk-adjusted assets of 4.0% and Tier II capital as of risk-adjusted assets of 8.0%, at a minimum. At December 31, 2003, the Company's Tier I and Tier II capital ratios were 11.14% and 12.37%, respectively. The Bank's Tier I and Tier II capital ratios were 10.96% and 12.11%, respectively.

      In addition to the risk-based guidelines discussed above, the Company's and the Bank's regulators require that banks and bank holding companies which meet the regulator's highest performance and operational standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 4.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 2003, the Company had a leverage ratio of 7.15% and the Bank had a leverage ratio of 7.02%.

      Effect of Inflation

      Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services, which prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the Company's asset and liabilities are more indicative of its ability to acceptable performance levels. Management of the Company monitors and seeks to mitigate the impact if interest rate changes by attempting to match the maturities of assets and liabilities to gap, thus seeking to minimize the potential effects of inflation.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Sussex Bancorp
Franklin, New Jersey

      We have audited the accompanying consolidated balance sheets of Sussex Bancorp and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                    /s/ Beard Miller Company LLP
                                                    ----------------------------
Allentown, Pennsylvania
January 9, 2004

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                            -------------------
                                                              2003       2002
                                                            --------   --------
                                                          (Dollars in Thousands)

                                ASSETS
Cash and due from banks                                     $ 11,301   $  9,186
Federal funds sold                                             4,195     16,910
                                                            --------   --------
    Cash and cash equivalents                                 15,496     26,096
Interest bearing time deposits with other banks                3,500      3,600
Securities available for sale                                 76,545     72,720
Federal Home Loan Bank stock, at cost                            760        750
Loans receivable, net of allowance for loan losses 2003
  $1,734; 2002 $1,386                                        132,640    112,069
Bank premises and equipment, net                               4,650      4,634
Accrued interest receivable                                    1,241      1,144
Goodwill                                                       2,124      1,932
Other assets                                                   3,661      2,959
                                                            --------   --------
   Total Assets                                             $240,617   $225,904
                                                            ========   ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                    $ 31,715   $ 26,514
    Interest bearing                                         175,942    163,344
                                                            --------   --------
    Total Deposits                                           207,657    189,858
  Borrowings                                                  11,000     15,000
  Accrued interest payable and other liabilities               2,056      2,366
  Mandatory redeemable capital debentures                      5,000      5,000
                                                            --------   --------
   Total Liabilities                                         225,713    212,224
                                                            --------   --------
Stockholders' equity:
  Common stock, no par value; authorized 5,000,000
    shares; issued and outstanding 1,811,460 shares
    in 2003 and 1,688,130 shares in 2002                       9,616      7,869
  Retained earnings                                            5,040      5,249
  Accumulated other comprehensive income                         248        562
                                                            --------   --------
   Total Stockholders' Equity                                 14,904     13,680
                                                            --------   --------
   Total Liabilities and Stockholders' Equity               $240,617   $225,904
                                                            ========   ========

See notes to consolidated financial statements.

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME

                                                        Years Ended December 31,
                                                        ------------------------
                                                           2003             2002
                                                        -------          -------
                                                         (In Thousands, Except
                                                            Per Share Data)

INTEREST INCOME
  Loans receivable, including fees                      $ 8,093          $ 7,734
  Securities:
    Taxable                                               1,783            2,127
    Tax-exempt                                              739              494
  Federal funds sold                                        110              395
  Interest-bearing deposits                                  46              110
                                                        -------          -------
     Total Interest Income                               10,771           10,860
                                                        -------          -------
INTEREST EXPENSE
  Deposits                                                2,039            2,851
  Borrowings                                                573              553
  Mandatory redeemable capital debentures                   248              132
                                                        -------          -------
     Total Interest Expense                               2,860            3,536
                                                        -------          -------
     Net Interest Income                                  7,911            7,324

PROVISION FOR LOAN LOSSES                                   405              300
                                                        -------          -------
     Net Interest Income after Provision
       for Loan Losses                                    7,506            7,024
                                                        -------          -------
OTHER INCOME
  Service fees on deposit accounts                          769              659
  ATM and debit card fees                                   332              262
  Insurance commissions and fees                          2,063            1,689
  Investment brokerage fees                                 244              249
  Mortgage banking fees                                     213               14
  Net realized gain on sale of securities                   133               --
  Net gain on sale of loans                                  42               24
  Net gain on sale of foreclosed real estate                 63               --
  Other                                                     244              395
                                                        -------          -------
     Total Other Income                                   4,103            3,292
                                                        -------          -------
OTHER EXPENSES
  Salaries and employee benefits                          5,478            4,640
  Occupancy, net                                            642              601
  Furniture, equipment and data processing                  837              833
  Stationery and supplies                                   181              194
  Professional fees                                         376              319
  Advertising and promotion                                 416              464
  Postage and freight                                       174              154
  Amortization of intangible assets                         162              131
  Other                                                   1,397            1,298
                                                        -------          -------
     Total Other Expenses                                 9,663            8,634
                                                        -------          -------
     Income before Income Taxes                           1,946            1,682

PROVISION FOR  INCOME TAXES                                 505              526
                                                        -------          -------
     Net Income                                         $ 1,441          $ 1,156
                                                        =======          =======
EARNINGS PER SHARE
  Basic                                                 $  0.80          $  0.66
                                                        =======          =======
  Diluted                                               $  0.78          $  0.64
                                                        =======          =======

See notes to consolidated financial statements.

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2003 and 2002

                                                                                                Accumulated
                                                           Number of                               Other
                                                            Shares       Common    Retained    Comprehensive    Treasury
                                                          Outstanding    Stock     Earnings       Income         Stock       Total
                                                          -----------    ------    --------    -------------    --------    -------
                                                                       (Dollars in Thousands, Except Per Share Amounts)
BALANCE - DECEMBER 31, 2001                                 1,659,057    $7,732      $4,509             $123    $   (127)   $12,237
                                                                                                                            -------

   Comprehensive income:
     Net income                                                    --        --       1,156               --          --      1,156
     Change in unrealized gains on securities
       available for sale                                          --        --          --              439          --        439
                                                                                                                            -------

     Total Comprehensive Income                                                                                               1,595
                                                                                                                            -------

   Treasury stock purchased                                   (14,554)       --          --               --        (156)      (156)
   Treasury stock retired                                          --      (283)         --               --         283         --
   Issuance of common stock and exercise of stock
     options                                                   31,280       302          --               --          --        302
   Issuance of common stock
     through dividend reinvestment plan                        12,347       118          --               --          --        118
   Dividends on common stock ($.24 per share)                      --        --        (416)              --          --       (416)
                                                          -----------    ------    --------    -------------    --------    -------
BALANCE - DECEMBER 31, 2002                                 1,688,130     7,869       5,249              562          --     13,680
                                                                                                                            -------
   Comprehensive income:
     Net income                                                    --        --       1,441               --          --      1,441
     Change in unrealized gains on securities
       available for sale                                          --        --          --             (314)         --       (314)
                                                                                                                            -------
     Total Comprehensive Income                                                                                               1,127
                                                                                                                            -------

   Treasury stock purchased                                    (2,400)       --          --               --         (25)       (25)
   Treasury stock retired                                          --       (25)         --               --          25         --
   Issuance of common stock and exercise of stock
     options                                                   28,264       354          --               --          --        354
   Issuance of common stock through dividend
     reinvestment plan                                         11,478       128          --               --          --        128
   Dividends on common stock ($.20 per share)                      --        --        (356)              --          --       (356)
   5% stock dividend                                           85,988     1,290      (1,294)              --          --         (4)
                                                          -----------    ------    --------    -------------    --------    -------
BALANCE - DECEMBER 31, 2003                                 1,811,460    $9,616      $5,040             $248    $     --    $14,904
                                                          ===========    ======    ========    =============    ========    =======

See notes to consolidated financial statements.

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Years Ended
                                                                December 31,
                                                            -------------------
                                                              2003       2002
                                                            --------   --------
                                                               (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                 $ 1,441    $ 1,156
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for loan losses                                    405        300
    Provision for depreciation and amortization                  672        695
    Realized gain on sale of securities                         (133)        --
    Realized gain on sale of foreclosed real estate              (63)        --
    Deferred income taxes                                       (203)      (170)
    Net amortization of securities premiums and discounts      1,095        569
    Proceeds from sale of loans                                2,446      1,220
    Net gains on sale of loans                                   (42)       (24)
    Loans originated for sale                                 (2,404)    (1,196)
    Earnings on investment in life insurance                     (49)       (55)
    Increase in assets:
      Accrued interest receivable                                (97)      (180)
      Other assets                                              (358)       (53)
    Decrease in accrued interest payable and other
      liabilities                                                (73)       (56)
                                                            --------   --------
         Net Cash Provided by Operating Activities             2,637      2,206
                                                            --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available for sale:
    Purchases                                                (56,128)   (60,109)
    Maturities, calls and principal repayments                45,876     30,267
    Proceeds from sale of securities                           4,942         --
  Net increase in loans                                      (21,199)    (7,364)
  Purchases of bank premises and equipment                      (526)      (273)
  Acquisition of insurance agency                               (131)        --
  Increase in FHLB stock                                         (10)       (65)
  Net (increase) decrease in interest bearing time
    deposits with other banks                                    100       (500)
  Proceeds from sale of foreclosed real estate                   250         --
                                                            --------   --------
         Net Cash Used in Investing Activities               (26,826)   (38,044)
                                                            --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                    17,799     11,304
  Repayments of borrowings                                    (4,000)        --
  Proceeds from borrowings                                        --      5,000
  Proceeds from the issuance of capital debentures                --      5,000
  Proceeds from the exercise of stock options                     47         49
  Purchase of treasury stock                                     (25)      (156)
  Dividends paid, net of reinvestments                          (228)      (298)
  Cash paid in lieu of fractional shares                          (4)        --
                                                            --------   --------
         Net Cash Provided by Financing Activities            13,589     20,899
                                                            --------   --------
         Net Decrease in Cash and Cash Equivalents           (10,600)   (14,939)
CASH AND CASH EQUIVALENTS - BEGINNING                         26,096     41,035
                                                            --------   --------
CASH AND CASH EQUIVALENTS - ENDING                           $15,496    $26,096
                                                            ========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                              $ 2,935    $ 3,670
                                                            ========   ========
  Income taxes paid                                          $   798    $   525
                                                            ========   ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Foreclosed real estate acquired in settlement of loans     $   223    $    --
                                                            ========   ========

See notes to consolidated financial statements.

SUSSEX BANCORP

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

Significant Group Concentrations of Credit Risk

      Most of the Company's activities are with customers located within Sussex County, New Jersey. Note 4 discusses the types of securities that the Company invests in. Note 5 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations in any one industry or customer.

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

      Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district FHLB according to a predetermined formula. The restricted stock is recorded at cost.

SUSSEX BANCORP

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

      The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

SUSSEX BANCORP

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

Bank Premises and Equipment

      Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

                                                       Years
                                                      -------
                   Buildings and building
                      improvements                    20 - 40
                   Leasehold improvements              5 - 10
                   Furniture, fixtures and
                      equipment                        5 - 10
                   Computer equipment and
                      software                         3 - 5

Goodwill and Other Intangibles

      Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. The Company has recorded goodwill of $2,124,000 and $1,932,000 at December 31, 2003 and 2002, respectively, related to the acquisition of an insurance agency on October 1, 2001 as described in Note 2. The $192,000 and $220,000 increase in goodwill in 2003 and 2002, respectively, was due to contingent payments made to the sellers in accordance with the purchase agreement and other acquisition costs incurred. In accordance with current accounting standards, goodwill is not amortized, but evaluated at least annually for impairment. Any impairment of goodwill results in a charge to income. Goodwill was tested for impairment during 2003. The estimated fair value of the reporting segment exceeded its book value, therefore, no write-down of goodwill was required. The goodwill is not deductible for tax purposes.

      The Company also has amortizable intangible assets resulting from the acquisition of both insurance agencies described in Note 2, which include the value of executive employment contracts and the value of the acquired book of businesses, which are being amortized on a straight-line basis over 3 to 7 years. The total net amortizable intangible assets were $297,000 and $245,000 net of accumulated amortization of $137,000 and $58,000 at December 31, 2003 and 2002, respectively.

      The Company has an amortizable core deposit intangible asset related to the premiums paid on the acquisition of deposits, which is being amortized on a straight-line basis over 15 years. This core deposit intangible was $284,000 and $367,000, net of accumulated amortization of $974,000 and $891,000 as of December 31, 2003 and 2002, respectively.

      Other intangible assets are included in other assets on the balance sheets for December 31, 2003 and 2002.

      Amortization expense on intangible assets was $162,000 and $131,000 for the years ended December 31, 2003 and 2002, respectively. Amortization expense is estimated to be $175,000 per year for years ending December 31, 2004 and 2005; $139,000 for the year ending December 31, 2006; $67,000 for the year ending December 31, 2007 and $25,000 for the year ending December 31, 2008.

Advertising Costs

      The Bank follows the policy of charging the costs of advertising to expense as incurred.

SUSSEX BANCORP

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

Stock-Based Compensation

      The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation for the years ended December 31, 2003 and 2002. Earnings per share has been adjusted for the 5% stock dividend granted in 2003.

                                                     2003      2002
                                                    ------    ------
                                                     (In Thousands)

      Net income, as reported                       $1,441    $1,156
      Total stock-based compensation expense
         determined under fair value based method
         for all awards, net of related tax
         effects                                       (47)      (23)
                                                    ------    ------
      Pro forma net income                          $1,394    $1,133
                                                    ======    ======
      Basic earnings per share:
         As reported                                $ 0.80    $ 0.66
         Pro forma                                  $ 0.78    $ 0.65

      Diluted earnings per share:
         As reported                                $ 0.78    $ 0.64
         Pro forma                                  $ 0.75    $ 0.63

      The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model. The following represents the weighted average fair values and weighted average assumptions used to determine such fair values for options granted for the years ended December 31, 2003 and 2002:

                                                           2003       2002
                                                        -------    -------

      Grant date fair value, as adjusted for 5% stock
         dividend                                         $2.05      $1.64
      Expected option lives                             7 years    5 years
      Dividend yield                                       2.44%      2.50%
      Risk-free interest rate                              3.62%      4.45%
      Expected volatility rate                            15.18%     14.43%

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Earnings per Share

      Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and guaranteed and contingently issuable shares from the acquisition of Tri-State. Potential common shares related to stock options are determined using the treasury stock method.

Segment Reporting

      The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs fiduciary services through its Trust Department. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful. The Company's insurance agency is managed separately from the traditional banking and related financial services that the Company offers. The insurance operations provides primarily property and casualty coverage. See Note 3 for segment reporting of insurance operations.

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

      Under the direct billing arrangement, the insurance carrier bills and collects from the customer directly and remits the brokers' commission to the broker on a monthly basis. For direct bill policies, Tri-State records commissions as revenue when the data necessary to reasonably determine such amounts is obtained. On a monthly basis, Tri-State receives notification from each insurance carrier of total premiums written and collected during the month, and the broker's net commission due for their share of business produced by them.

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

Reclassifications

      Certain amounts in the 2002 financial statements have been reclassified to conform with the 2003 presentation format. These reclassifications had no effect on net income.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards

      In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 18. Adoption of FIN 45 did not have a significant impact on the Company's financial condition or results of operations.

      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after December 15, 2004.

      The Company has evaluated the impact of FIN 46 on Sussex Capital Trust I, a variable interest entity, currently consolidated by the Company. Management has determined that the provisions of FIN 46 will require de-consolidation of the subsidiary trust, which issued mandatorily redeemable preferred capital securities to third-party investors. Upon adoption of FIN 46 as of March 31, 2004, the Trust will be de-consolidated and the junior subordinated debentures of the Company will be reported in the Consolidated Balance Sheets as "long-term debt," rather than the mandatory redeemable capital debentures line item that represents the preferred shares in the Trust. The Company's equity interest in the Trust, which is not significant, will be reported in "Other assets." For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. Additional information on the Trust is summarized in Note 10. The adoption of this Interpretation did not have and is not expected to have a significant impact on the Company's results of operations or liquidity.

      In April 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Company's financial condition or results of operations.

      In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Company's financial condition or results of operations.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair value at the date of acquisition, including identifiable intangible assets of $243,000 and $60,000 representing the fair value of the acquired book of business and executive employment contracts, respectively. The excess of the purchase price over the fair value of the identifiable net assets acquired was $1,757,000 and has been recorded as goodwill. In October 2003 and 2002, additional contingent payments were paid to the sellers in the amount of $192,000 and $175,000, respectively, based on targeted profits of the insurance agency, resulting in additional goodwill.

In January 2003, the Company acquired certain assets of another insurance agency, primarily a book of business. The guaranteed purchase price was $56,000. The acquisition was accounted for using the purchase method of accounting. In 2003, additional contingent payments were paid to the seller in the amount of $75,000 based on targeted goals. The total purchase price of $131,000 has been allocated to amortizable intangible assets.

NOTE 3 - SEGMENT REPORTING

Segment information for 2003 and 2002 is as follows:

                                              Banking and
                                               Financial    Insurance
                                               Services     Services     Total
                                              -----------   ---------   --------
                                                        (In Thousands)

Year Ended December 31, 2003:
   Net interest income and other income from
     external sources                              $9,951      $2,063    $12,014
   Income before income taxes                       1,813         133      1,946
   Total assets                                   237,617       3,000    240,617

Year Ended December 31, 2002:
   Net interest income and other income from
     external sources                              $8,927      $1,689    $10,616
   Income before income taxes                       1,602          80      1,682
   Total assets                                   223,351       2,553    225,904

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and approximate fair value of securities available for sale as of December 31, 2003 and 2002 are summarized as follows:

                                               Gross         Gross
                                 Amortized   Unrealized    Unrealized     Fair
                                   Cost        Gains         Losses       Value
                                 ---------   ----------    ----------    -------
                                                 (In Thousands)

December 31, 2003:
   U.S. Government agencies      $  14,651   $       54    $      (47)   $14,658
   State and political
     subdivisions                   21,214          506          (178)    21,542
   Mortgage-backed securities       35,056          179          (263)    34,972
   Corporate securities              4,311          168            --      4,479
   Equity securities                   899           11           (16)       894
                                 ---------   ----------    ----------    -------

                                 $  76,131   $      918    $     (504)   $76,545
                                 =========   ==========    ==========    =======

December 31, 2002:
   U.S. Government agencies      $  13,397   $      215    $       --    $13,612
   State and political
     subdivisions                   15,605          215           (35)    15,785
   Mortgage-backed securities       35,235          354           (35)    35,554
   Corporate securities              6,648          238            --      6,886
   Equity securities                   898            6           (21)       883
                                 ---------   ----------    ----------    -------

                                 $  71,783   $    1,028    $      (91)   $72,720
                                 =========   ==========    ==========    =======

The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

                      Less than 12 Months      12 Months or More             Total
                      --------------------    -------------------    --------------------
                       Fair     Unrealized     Fair    Unrealized     Fair     Unrealized
                       Value      Losses      Value      Losses       Value      Losses
                      -------   ----------    ------   ----------    -------   ----------
                                                 (In Thousands)
U.S. Government
   agencies           $ 5,465   $      (47)       --   $       --    $ 5,465   $      (47)
State and political
   subdivisions         7,422         (178)       --           --      7,422         (178)
Mortgage-backed
   securities          16,621         (260)      235           (3)    16,856         (263)
Equity securities          --           --       833          (16)       833          (16)
                      -------   ----------    ------   ----------    -------   ----------

   Total Temporarily
        Impaired
        Securities    $29,508   $     (485)   $1,068   $      (19)   $30,576   $     (504)
                      =======   ==========    ======   ==========    =======   ==========

At December 31, 2003, the Company has 51 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities and municipal debt securities. The decline in fair value is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

The amortized cost and carrying value of securities available for sale at December 31, 2003 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Amortized    Fair
                                                               Cost       Value
                                                             ---------   -------
                                                               (In Thousands)

Due in one year or less                                      $   4,010   $ 4,069
Due after one year through five years                           13,925    14,045
Due after five years through ten years                           4,647     4,737
Due after ten years                                             17,594    17,828
                                                             ---------   -------
                                                                40,176    40,679
Mortgage-backed securities                                      35,056    34,972
Equity securities                                                  899       894
                                                             ---------   -------
                                                             $  76,131   $76,545
                                                             =========   =======

Gross gains on sales of securities were $133,000 and gross losses were $-0- for the year ended December 31, 2003. There were no sales of securities in the year ended December 31, 2002.

Securities with a carrying value of approximately $12,432,000 and $12,458,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by applicable laws and regulations.

NOTE 5 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2003 and 2002 is as follows:

                                                             2003        2002
                                                           --------    --------
                                                              (In Thousands)

Loans secured by one to four family residential
   properties                                              $ 46,587    $ 49,517
Loans secured by nonresidential properties                   59,182      41,035
Loans secured by construction and land
   development                                                8,656       8,310
Loans secured by farmland                                     5,827         774
Commercial and industrial loans                              12,392      10,985
Consumer                                                      1,430       2,189
Other loans                                                     287         561
                                                           --------    --------
                                                            134,361     113,371
Unearned loan origination costs, net                             13          84
Allowance for loan losses                                    (1,734)     (1,386)
                                                           --------    --------
     Net Loans Receivable                                  $132,640    $112,069
                                                           ========    ========

Mortgage loans serviced for others are not included in the accompanying balance sheets. The total amount of loans serviced for the benefit of others was approximately $4,104,000 and $3,585,000 at December 31, 2003 and 2002,
respectively.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses for the years ended December 31, 2003 and 2002:

                                                              2003       2002
                                                             -------    -------
                                                               (In Thousands)
Balance, beginning                                           $ 1,386    $ 1,143
   Provision for loan losses                                     405        300
   Loans charged off                                             (62)       (59)
   Recoveries                                                      5          2
                                                             -------    -------
Balance, ending                                              $ 1,734    $ 1,386
                                                             =======    =======

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,177,000 and $1,258,000 at December 31, 2003 and 2002,
respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $-0- and $36,000 at December 31, 2003 and 2002, respectively.

The total recorded investment in impaired loans was $1,897,000 and $1,148,000 at December 31, 2003 and 2002, respectively. Impaired loans not requiring an allowance for loan losses was $969,000 and $476,000 at December 31, 2003 and 2002, respectively. Impaired loans requiring an allowance for loan losses was $928,000 and $672,000 at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, the related allowance for loan losses associated with those loans was $244,000 and $211,000, respectively. For the years ended December 31, 2003 and 2002, the average recorded investment in impaired loans was $1,255,000 and $1,384,000, respectively. Interest income recognized on such loans during the time each was impaired was $33,000 and $26,000, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company will record all payments as a reduction of principal on such loans.

NOTE 7 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2003 and 2002 are as follows:

                                                              2003       2002
                                                             -------    -------
                                                               (In Thousands)
Land                                                         $   577    $   577
Building and building improvements                             4,253      4,243
Leasehold improvements                                            95         96
Furniture, fixtures and equipment                              4,267      3,918
Assets in progress                                               182         42
                                                             -------    -------
                                                               9,374      8,876
Accumulated depreciation                                      (4,724)    (4,242)
                                                             -------    -------
                                                             $ 4,650    $ 4,634
                                                             =======    =======

During the years ended December 31, 2003 and 2002, depreciation expense totaled $510,000 and $564,000, respectively.

As of December 31, 2003, the Company has outstanding commitments of approximately $746,000 for computer upgrades and branch construction and renovations.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS

The components of deposits at December 31, 2003 and 2002 are as follows:

                                                               2003       2002
                                                             --------   --------
                                                                (In Thousands)

Demand, non-interest bearing                                 $ 31,715   $ 26,514
Savings, club and interest-bearing demand                     119,461    110,729
Time, $100,000 and over                                        12,021      9,145
Time, other                                                    44,460     43,470
                                                             --------   --------
                                                             $207,657   $189,858
                                                             ========   ========

At December 31, 2003 and 2002, time deposits included $3,177,000 and $3,102,000, respectively, owned by local municipalities scheduled to mature within 30 days.

At December 31, 2003, the scheduled maturities of time deposits are as follows (in thousands):

2004                                                                     $40,325
2005                                                                      10,467
2006                                                                       3,032
2007                                                                         971
2008                                                                       1,316
Thereafter                                                                   370
                                                                         -------
                                                                         $56,481
                                                                         =======

NOTE 9 - BORROWINGS

At December 31, 2003, the Bank has a line of credit commitment from the Federal Home Loan Bank of New York for borrowings up to $22,584,000. There were no borrowings under this line of credit at December 31, 2003.

At December 31, 2003 and 2002, the Bank had the following borrowings from the Federal Home Loan Bank:

                                                        Balance at December 31,
                            Initial        Interest    -------------------------
Maturity Date           Conversion Date      Rate         2003          2002
--------------------   -----------------   --------    -----------   -----------
January 27, 2003              N/A              1.96%   $        --   $ 1,000,000
April 25, 2003                N/A              2.03%            --     1,000,000
July 25, 2003                 N/A              2.23%            --     1,000,000
October 27, 2003              N/A              2.43%            --     1,000,000
July 26, 2004                 N/A              3.01%     1,000,000     1,000,000
December 21, 2010      December 21, 2001       4.77%     3,000,000     3,000,000
December 21, 2010      December 21, 2002       4.90%     3,000,000     3,000,000
December 21, 2010      December 21, 2003       5.14%     4,000,000     4,000,000
                                                       -----------   -----------
                                                       $11,000,000   $15,000,000
                                                       ===========   ===========

The above three convertible notes contain a convertible option which allows the Federal Home Loan Bank (FHLB), at quarterly intervals commencing after each initial conversion date, to convert the fixed convertible advance into replacement funding for the same or lesser principal amount based on any advance then offered by the FHLB at their current market rates. The Bank has the option to repay these advances, if converted, without penalty.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - BORROWINGS (CONTINUED)

At December 31, 2003, the above borrowings are secured by a pledge of qualifying one-to-four family mortgage loans and selected investment securities, having an aggregate unpaid principal balance of approximately $18,510,000 of which the Bank has borrowing capacity of 75%.

NOTE 10 - MANDATORY REDEEMABLE CAPITAL DEBENTURES

On July 11, 2002, Sussex Capital Trust I, a Delaware statutory business trust and a wholly-owned subsidiary of the Company, issued $5 million of variable rate capital trust pass-through securities to investors. The variable interest rate reprices quarterly at the three month LIBOR plus 3.65% and was 4.80% and 5.43% at December 31, 2003 and 2002, respectively. Sussex Capital Trust I purchased $5.0 million of variable rate junior subordinated deferrable interest debentures from Sussex Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. Sussex Bancorp has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by Sussex Bancorp on or after October 7, 2007, at par or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on October 7, 2032. Proceeds totaling approximately $4.8 million were contributed to paid-in capital at Sussex Bank. Financing costs related to the Company's issuance of mandatory redeemable capital debentures will be amortized over a five-year period and is included in other assets.

NOTE 11 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company has operating lease agreements expiring in various years through 2020. The Company has the option to extend the lease agreements for additional lease terms. In December 2003, the Company entered into a five-year operating lease agreement for administration and operations office space which will commence January 2004. The Bank is responsible to pay all real estate taxes, insurance, utilities and maintenance and repairs on its leased facilities.

Included in other income for the year ended December 31, 2002 is a $160,000 contract settlement related to a land lease of a branch facility.

Future minimum lease payments by year are as follows (in thousands):

2004                                                                        $236
2005                                                                         216
2006                                                                         183
2007                                                                          91
2008                                                                          86
Thereafter                                                                   132
                                                                            ----
                                                                            $944
                                                                            ====

Rent expense was $175,000 and $171,000 for the years ended December 31, 2003 and 2002, respectively.

In addition, the Company has plans to increase the leased space for the insurance agency. If the additional space is leased, rent expense will increase $67,000 per year for a ten year term.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Profit Sharing Plan and Trust for its employees. Employees may contribute up to the statutory limit or 75% of their salary to the Plan. The Company provides a 50% match of the employee's contribution up to 6% of the employee's annual salary. The amount charged to expense related to this Plan for the years ended December 31, 2003 and 2002 was $89,000 and $66,000, respectively.

The Company also has a nonqualified Supplemental Salary Continuation Plan for an executive officer. Under the provisions of the Plan, the Company has executed agreements providing the officer a retirement benefit. The Plan is funded by life insurance carried on the life of the participant. For the years ended December 31, 2003 and 2002, $143,000 and $118,000, respectively, was charged to expense in connection with this Plan. At December 31, 2003 and 2002, the Bank had an investment in life insurance of $1,195,000 and $1,146,000, respectively, related to this Plan which is included in other assets. Earnings on the investment in life insurance were $49,000 and $55,000 for the years ended December 31, 2003 and 2002, respectively.

The Company has an Employee Stock Ownership Plan for the benefit of all employees who meet the eligibility requirements set forth in the Plan. The amount of employer contributions to the Plan is at the discretion of the Board of Directors. The contributions charged to expense for both the years ended December 31, 2003 and 2002 were $25,000. At December 31, 2003 and 2002, 40,084 and 35,072 shares, respectively, of the Company's common stock were held in the Plan. In the event a terminated Plan participant desires to sell his or her shares of the Company's stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value.

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

The components of other comprehensive income and related tax effects for the years ended December 31, 2003 and 2002 are as follows:

                                                                   2003     2002
                                                                  -----     ----
                                                                  (In Thousands)
Unrealized gains (losses) on available for
sale securities                                                   $(390)    $735
Less reclassification adjustment for gains
included in net income                                              133       --
                                                                  -----     ----
      Net Unrealized Gains (Losses)                                (523)     735
Tax effect                                                         (209)     296
                                                                  -----     ----
      Net of Tax Amount                                           $(314)    $439
                                                                  =====     ====

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share (as adjusted for the 5% stock dividend declared in 2003):

                                             Income         Shares       Per Share
                                           (Numerator)   (Denominator)    Amount
                                           -----------   -------------   ---------
                                           (In Thousands, Except per Share Amounts)
Year Ended December 31, 2003:
   Basic earnings per share:
      Net income applicable to common
         stockholders                           $1,441           1,790       $0.80
                                                                         =========
   Effect of dilutive securities:
      Stock options                                 --              37
      Deferred common stock payments for
         purchase of insurance agency                6              32
                                           -----------   -------------
   Diluted earnings per share:
      Net income applicable to common
         stockholders and assumed
            conversions                         $1,447           1,859       $0.78
                                           ===========   =============   =========
Year Ended December 31, 2002:
   Basic earnings per share:
      Net income applicable to common
         stockholders                           $1,156           1,748       $0.66
                                                                         =========
   Effect of dilutive securities:
      Stock options                                 --              19
      Deferred common stock payments for
         purchase of insurance agency               10              54
                                           -----------   -------------
   Diluted earnings per share:
      Net income applicable to common
         stockholders and assumed
            conversions                         $1,166           1,821       $0.64
                                           ===========   =============   =========

NOTE 15 - STOCK OPTION PLANS

The following data have been adjusted to give retroactive effect to stock dividends declared subsequent to option authorizations, grants and exercises.

During 1995, the stockholders approved a stock option plan for nonemployee directors (the "Director Plan"). Options granted under the Plan are non-qualified stock options. As of December 31, 2003, there were 2,344 authorized shares of the Company's common stock to be granted. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after ten years. As of December 31, 2003, 44,732 options were outstanding under this plan.

During 1995, the stockholders approved an incentive stock option plan for executives of the Company (the "Executive Plan"). The options granted under the Plan are incentive stock options, subject to limitations under Section 422 of the Internal Revenue Code. As of December 31, 2003, there were 51,164 authorized shares of the Company's common stock to be granted. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. The options may have a term not longer than ten years from the date of grant. As of December 31, 2003, 89,020 options were outstanding under this plan.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - STOCK OPTION PLANS (CONTINUED)

During 2001, the stockholders approved the 2001 Stock Option Plan established to provide equity incentives to selected persons. As of December 31, 2003, there were 98,175 authorized shares of the Company's common stock to be granted. Options may be granted to employees, officers and directors of the Company or subsidiary. Options granted under the Plan may be either incentive stock options or non-qualified stock options as designated at the time of grant. The shares granted under the Plan to directors are non-qualified stock options. The shares granted under the Plan to officers and other employees are incentive stock options and are subject to limitations under Section 422 of the Internal Revenue Code. The option price under each grant shall not be less than the fair market value on the date of the grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. As of December 31, 2003, 74,025 options were outstanding under this Plan.

Transactions under all stock option plans are summarized as follows as adjusted for the 5% stock dividend:

                                                                     Weighted
                                                    Range of         Average
                                    Number of    Exercise Price   Exercise Price
                                     Shares        per Share        per Share
                                    ---------    --------------   --------------

Outstanding, December 31, 2001         74,447    $4.84 - $10.63           $ 7.46
      Options granted                  26,854     9.95 -  10.43            10.12
      Options exercised                (6,954)    4.84 -   9.76             7.01
      Options expired                  (2,104)    7.98 -   9.39             8.94
                                    ---------    --------------   --------------

Outstanding, December 31, 2002         92,243     4.84 -  10.63             8.17
      Options granted                 123,121     9.91 -  13.70            11.54
      Options exercised                (7,587)    4.84 -  10.00             5.60
                                    ---------    --------------   --------------
Outstanding December 31, 2003         207,777    $4.84 - $13.70           $10.27
                                    =========    ==============   ==============
Exercisable, December 31, 2003         96,199    $4.84 - $10.63           $ 8.61
                                    =========    ==============   ==============

The weighted-average remaining contractual life of the above options is approximately 10.2 years.

The following table summarizes information about stock options outstanding at December 31, 2003:

Exercise             Number                 Remaining                 Number
 Price             Outstanding           Contractual Life           Exercisable
--------           -----------           ----------------           -----------
$ 4.84                  22,130              1.8 years                    22,130
  7.69                   2,481              6.8 years                     2,481
  7.87                   3,374              2.8 years                     3,374
  8.09                   2,821              1.1 years                     2,116
  8.14                   2,205              3.8 years                     2,205
  9.68                   4,410              4.8 years                     4,410
  9.76                   9,450              7.8 years                     9,450
  9.90                  51,124              9.1 years                    12,781
  9.95                  17,404              8.1 years                     8,702
 10.00                   7,695              2.1 years                     3,848
 10.05                   9,450              9.8 years                     9,450
 10.05                   9,976              9.1 years                     2,494
 10.43                   9,450              8.8 years                     9,450
 10.63                   3,307              5.8 years                     3,308
 13.70                  52,500             19.5 years                        --
                   -----------                                      -----------
                       207,777                                           96,199
                   ===========                                      ===========

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2003 and 2002 are as follows:

                                                                  2003     2002
                                                                 -----    -----
                                                                 (In Thousands)
Current:
   Federal                                                       $ 509    $ 523
   State                                                           199      173
                                                                 -----    -----
                                                                   708      696
                                                                 -----    -----
Deferred:
   Federal                                                        (154)    (129)
   State                                                           (49)     (41)
                                                                 -----    -----
                                                                  (203)    (170)
                                                                 -----    -----
                                                                 $ 505    $ 526
                                                                 =====    =====

A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2003 and 2002 is as follows:

                                              2003                  2002
                                       -----------------     -----------------
                                                  % of                  % of
                                                 Pre-tax               Pre-tax
                                       Amount    Income      Amount    Income
                                       ------    -------     ------    -------
                                            (Dollar Amounts in Thousands)
Federal income tax at
   statutory rate                      $  662         34%    $  572         34%
Tax exempt interest                      (234)       (12)      (152)        (9)
State income tax, net of
   federal income tax
   effect                                  99          5         87          5
Other                                     (22)        (1)        19          1
                                       ------    -------     ------    -------
                                       $  505         26%    $  526         31%
                                       ======    =======     ======    =======

The income tax provision includes $53,000 and $-0- in 2003 and 2002, respectively, of income tax expense related to net gains on sales of securities.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - INCOME TAXES (CONTINUED)

The components of the net deferred tax asset at December 31, 2003 and 2002 are as follows:

                                                                  2003     2002
                                                                 -----    -----
                                                                 (In Thousands)
Deferred tax assets:
   Allowance for loan losses                                     $ 692    $ 554
   Deferred compensation                                           158      101
   Other                                                            95       86
                                                                 -----    -----
     Total Deferred Tax Assets                                     945      741
                                                                 -----    -----
Deferred tax liabilities:
   Bank premises and equipment                                    (106)    (105)
   Unrealized gains on securities available
     for sale                                                     (166)    (375)
                                                                 -----    -----
     Total Deferred Tax Liabilities                               (272)    (480)
                                                                 -----    -----
     Net Deferred Tax Asset                                      $ 673    $ 261
                                                                 =====    =====

NOTE 17 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The related party loan activity for the year ended December 31, 2003 is summarized as follows (in thousands):

Balance, beginning                                                      $ 3,798
   Disbursements                                                          1,688
   Repayments                                                            (1,986)
                                                                        -------
Balance, ending                                                         $ 3,500
                                                                        =======

Certain directors of the Company are associated with legal, tax accounting, real estate and construction businesses that rendered various services to the Company. The Company paid these businesses professional fees and rent totaling $49,000 during both 2003 and 2002.

NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

A summary of the Company's financial instrument commitments at December 31, 2003 and 2002 is as follows:

                                                                2003      2002
                                                               -------   -------
                                                                (In Thousands)

Commitments to grant loans                                     $ 6,211   $ 3,379
Unfunded commitments under lines of credit                      26,893    18,828
Outstanding standby letters of credit                            1,002       597

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

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. These standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral and personal guarantees supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral and enforcement of personal guarantees would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.

NOTE 19 - CONCENTRATION OF CREDIT RISK

The Company grants commercial, residential and consumer loans to customers primarily located in Sussex County and adjacent counties in the states of Pennsylvania, New Jersey and New York. The concentration of credit by type of loan is set forth in Note 5. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

NOTE 20 - REGULATORY MATTERS

The Company is required to maintain cash reserve balances with the Federal Reserve Bank. The total of those reserve balances was approximately $4,441,000 at December 31, 2003.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - REGULATORY MATTERS (CONTINUED)

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios at December 31, 2003 and 2002 are presented below:

                                                                                         To be Well Capitalized
                                                                                              under Prompt
                                                                   For Capital Adequacy    Corrective Action
                                                     Actual               Purposes             Provisions
                                                 ---------------    -------------------   --------------------
                                                 Amount    Ratio     Amount      Ratio     Amount      Ratio
                                                 -------   -----    ---------   -------   ---------   --------
                                                                 (Dollar Amounts in Thousands)
As of December 31, 2003:
     Total capital (to risk-weighted assets):
         Company                                 $18,682   12.37%   $>=12,086    >=8.00%     N/A        N/A
         Bank                                     18,253   12.11     >=12,063    >=8.00   $>=15,078    >=10.00%
     Tier 1 capital (to risk-weighted assets):
         Company                                  16,832   11.14      >=6,043    >=4.00      N/A        N/A
         Bank                                     16,519   10.96      >=6,031    >=4.00     >=9,047     >=6.00
     Tier 1 capital (to average assets):
         Company                                  16,832    7.15      >=9,416    >=4.00      N/A        N/A
         Bank                                     16,519    7.02      >=9,411    >=4.00    >=11,764     >=5.00

As of December 31, 2002:
     Total capital (to risk-weighted assets):
         Company                                 $16,951   13.36%   $>=10,147    >=8.00%     N/A        N/A
         Bank                                     16,595   13.12     >=10,117    >=8.00   $>=12,646    >=10.00%
     Tier 1 capital (to risk-weighted assets):
         Company                                  14,935   11.77      >=5,074    >=4.00      N/A        N/A
         Bank                                     15,209   12.03      >=5,058    >=4.00     >=7,588     >=6.00
     Tier 1 capital (to average assets):
         Company                                  14,935    6.66      >=8,976    >=4.00      N/A        N/A
         Bank                                     15,209    6.78      >=8,968    >=4.00    >=11,210     >=5.00

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

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Company's financial instruments at December 31, 2003 and 2002:

Cash and Cash Equivalents

      The carrying amounts for cash and cash equivalents approximate fair value.

Time Deposits with Other Banks

      The fair value of time deposits with other banks is estimated by discounting future cash flows using the current rates available for time deposits with similar remaining maturities.

Securities and Federal Home Loan Bank Stock

      The fair values for securities are based on quoted market prices or dealer prices, if available. If quoted market prices or dealers prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities. The Federal Home Loan Bank stock is restricted; accordingly, its carrying amount approximates its fair value.

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

      The carrying amounts of accrued interest receivable and payable approximate fair value.

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

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 were as follows:

                                                 2003               2002
                                          ------------------  ------------------
                                          Carrying    Fair    Carrying    Fair
                                           Amount    Value     Amount    Value
                                          --------  --------  --------  --------
                                                      (In Thousands)
Financial assets:
   Cash and cash equivalents              $ 15,496  $ 15,496  $ 26,096  $ 26,096
   Time deposits with other banks            3,500     3,500     3,600     3,600
   Securities available for sale            76,545    76,545    72,720    72,720
   Federal Home Loan Bank stock                760       760       750       750
   Loans receivable, net of allowance      132,640   133,293   112,069   113,428
   Accrued interest receivable               1,241     1,241     1,144     1,144

Financial liabilities:
   Deposits                                207,657   208,007   189,858   190,250
   Borrowings                               11,000    12,014    15,000    15,097
   Mandatory redeemable capital
   debentures                                5,000     5,059     5,000     5,067
   Accrued interest payable                    228       228       303       303

Off-balance sheet financial instruments:
   Commitments to extend credit                 --        --        --        --
   Outstanding letters of credit                --        --        --        --

NOTE 22 - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Sussex Bancorp (Parent Company only) follows:

BALANCE SHEETS

                                                                  December 31,
                                                               -----------------
                                                                 2003      2002
                                                               -------   -------
                          ASSETS                                 (In Thousands)
Cash                                                           $   175   $    45
Investment in subsidiaries                                      19,475    18,324
Other assets                                                       311       376
                                                               -------   -------
     Total Assets                                              $19,961   $18,745
                                                               =======   =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Other liabilities                                           $    57   $    65
   Junior subordinated debentures                                5,000     5,000
                                                               -------   -------
     Total Liabilities                                           5,057     5,065
Stockholders' Equity                                            14,904    13,680
                                                               -------   -------
     Total Liabilities and Stockholders' Equity                $19,961   $18,745
                                                               =======   =======

SUSSEX BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                        Years Ended
                                                                        December 31,
                                                                    ------------------
STATEMENTS OF INCOME                                                  2003       2002
                                                                    -------    -------
                                                                      (In Thousands)
Dividends from banking subsidiary                                   $   485    $   416
Interest expense on junior subordinated debentures                     (248)      (132)
Other expenses                                                          (88)       (23)
                                                                    -------    -------
       Income before Income Tax Benefit and Equity in
           Undistributed Net Income of Banking Subsidiary               149        261
Income tax benefits                                                     134         62
                                                                    -------    -------
       Income before Equity in Undistributed Net
           Income of Banking Subsidiary                                 283        323
Equity in undistributed net income of banking subsidiary              1,158        833
                                                                    -------    -------
       Net Income                                                   $ 1,441    $ 1,156
                                                                    =======    =======

                                                                        Years Ended
                                                                        December 31,
                                                                    ------------------
STATEMENTS OF CASH FLOWS                                              2003       2002
                                                                    -------    -------
                                                                      (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                     $ 1,441    $ 1,156
     Adjustments to reconcile net income to net cash provided by operating activities:
         Net change in other assets and liabilities                      57        111
         Equity in undistributed net income of banking subsidiary    (1,158)      (833)
                                                                    -------    -------
       Net Cash Provided by Operating Activities                        340        434
                                                                    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
     Cash dividends paid, net of reinvestments                         (228)      (298)
     Capital contribution to subsidiary                                  --     (5,255)
     Proceeds from the issuance of capital debentures                    --      5,000
     Purchase of treasury stock                                         (25)      (156)
     Proceeds from exercise of stock options                             47         49
     Cash paid in lieu of fractional shares                              (4)        --
                                                                    -------    -------
       Net Cash Used in Financing Activities                           (210)      (660)
                                                                    -------    -------
       Net Increase (Decrease) in Cash and Cash Equivalents             130       (226)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                            45        271
                                                                    -------    -------
CASH AND CASH EQUIVALENTS - END OF YEAR                             $   175    $    45
                                                                    =======    =======