Form 10KSB, Exhibit 13
period 2004-12-31
SUSSEX BANCORP
filed 2005-03-28
CIK 1028954

Exhibit 13 Message To Shareholders

     Last year brought significant changes to Sussex Bancorp, changes that were both deliberate and fortuitous as well as in concert with our Strategic Plan. At year end 2004, the Company had realized asset growth of $38 million or 16% for a year end total of $278.3 million compared to $240.6 million at December 31, 2003. The increase was largely attributable to the $22 million, or 17% increase in loans over the previous year with a corresponding increase in deposits of $22 million or an 11% increase over the previous year. Shareholders equity increased by $17 million largely from the proceeds of the stock offering completed in December.

     On the income side, Sussex Bancorp was again able to produce a double digit increase in total revenue from $14.9 million in 2003 to $16.3 million in 2004. The increase was reflected in net income of $1.6 million for the year, representing a net income increase of $150,000 or 10% in 2004. By maintaining a solid interest margin of better than 4% coupled with a loan portfolio increase, net interest income increased $1 million or 13% for the year ended December 31, 2004. Diversification by continuing to develop and cross-sell non-interest income products produced 28% of the total revenue for 2004 for a total of $4.5 million. The increase is primarily attributable to the Company’s residential lending division, which began operations in August of 2003. Mortgage Banking fees were $620,000 for the year ended December 31, 2004, compared to $213,000 for the division’s five months of operation in 2003. The Mortgage Banking division brokered $46 million in loans for the year ended December 31, 2004. Insurance commissions produced by the Tri-State Insurance Agency subsidiary increased $132,000 or 6.4% to $2.2 million for the year ended December 31, 2004 from $2.1 million in the previous year.

     Our competitive advantage is the strength of our staff. Because they care about each other and the communities within which they work, their attitude transcends to our customers. A sterling example of the value people bring to the culture of Sussex Bank is Tammy Case who assumed the leadership of our loan department as Executive Vice President in August of 2004. Since taking the position, she has reorganized the loan processing and servicing functions, modified loan policies to better address our customers’ needs and strengthened underwriting criteria, as well as reorganizing the staff to expedite the loan approval process from application to commitment.

     In the IT area, 2004 saw the conversion of our core software program that was accomplished with the expert guidance of Elizabeth Martin, Senior Vice President, Operations/Information Technology and her staff who worked long and hard to avoid extended down-time or lasting glitches with success. Computer system upgrades were also accomplished last year providing greater access, efficiency and security including on-line terminals at the teller stations through an expanded network. Add the planning and testing undertaken in 2004 to affect an internet banking upgrade and you can see the team spirit and dedication that runs throughout our staff ranks.

     Gary Chiusano, Vice President of the Investment Department, continued to exhibit the leadership that sets us apart from our competition. Annually, the Independent Community Bankers Association Financial Services Inc., the Broker/Dealer with whom our registered representatives are licensed, provides for a nationwide Leadership Roundtable award to the top 10% producers of dollars captured and/or commissions generated. Mr. Chiusano has won the award every year, consecutively, from 1998 through 2004, becoming a lifetime member of the Leadership Roundtable in 2003.

     Training to implement a cross-selling culture remains a constant at all employee levels. By teaching sessions, seminars led both by in-house staff and outside consultants, our people are prepared to easily and efficiently offer customers our core financial services of checking, loans, investments and insurance, plus the ancillary products available. By tying cross-selling achievement to incentive awards, the goal of selling all of our products becomes personal. The goal is to make certain that our customers know that we can save them time and money if they give us more or all of their financial services business.

     Deploying the added capital gained at the end of last year will be the focus of management in 2005. Opening loan production offices in Warwick, New York and Milford, Pennsylvania, with the added availability of selling all of our financial services in those contiguous counties in early 2005 will afford Sussex Bancorp a competitive advantage presented by the consolidation of other banking institutions in those markets without an initial investment in bricks and mortar. Foremost will be the continued effort to improve our loan to deposit ratio. Increasing our loan portfolio with a concentration in commercial real estate loans will expedite improving core profitability and is now feasible due to infrastructure upgrades and additional key personnel.

      Perhaps the most important key to success for Sussex Bancorp will be the continued strength of our corporate governance. Much has been written about the Sarbanes-Oxley Act (SOX) and its Section 404 implementation. The purpose of the legislation was to restore public confidence and protect the public interest by improving the integrity of financial reporting. At Sussex Bancorp, we have already implemented a program through our internal auditor, Accume Partners, who have completed the assessment and project planning necessitated by SOX in conjunction with a management steering committee. The overhead including the time and effort of management and the expense of competent auditors will be an issue for management and the Board of Directors to address in the future. But the added responsibilities of SOX will not be as heavy for our Company as for many other public corporate entities. After all, as a member of the Federal Reserve and as a financial institution regulated by the FDIC, the New Jersey Department of Banking and Insurance, the National Association of Security Dealers, the SEC and American Stock Exchange, management and the Board know what is required to satisfy regulatory discipline. Ultimately, however, what creates the trust of our customers, shareholders and the public comes not from senior management, the Board of Directors, the corporate auditors or regulatory compliance, but rather from our corporate culture from the top to the bottom. The trust that we have built in the thirty years of our existence with all of our past and present people is as strong as ever. As a shareholder, you can rest assured that it will stay that way.

Donald L. Kovach President/CEO

Terry H. Thompson Executive Vice-President/COO

Selected Financial Data

     The following selected financial data as of December 31 for each of the five years should be read in conjunction with the Company’s audited consolidated financial statements and the accompanying notes elsewhere herein.

	As of and for the Year Ended December 31,

(dollars in thousands, except per share data)	2004	2003	2002	2001	2000

SUMMARY OF INCOME:
Interest income	$11,791	$10,771	$10,860	$11,589	$10,389
Interest expense	2,814	2,860	3,536	5,688	4,837

Net interest income	8,977	7,911	7,324	5,901	5,552
Provision for loan losses	558	405	300	252	229

Net interest income after provision for loan losses	8,419	7,506	7,024	5,649	5,323
Other income	4,542	4,103	3,292	1,628	839
Other expenses	10,789	9,663	8,634	6,165	5,153

Income before income taxes	2,172	1,946	1,682	1,112	1,009
Income taxes	581	505	526	317	242

Net income	$1,591	$1,441	$1,156	$795	$767

WEIGHTED AVERAGE NUMBER OF SHARES: (a)
Basic	1,872,138	1,790,142	1,748,102	1,725,410	1,569,405
Diluted	1,949,112	1,859,409	1,820,724	1,758,483	1,581,392

PER SHARE DATA :
Basic earnings per share	$0.85	$0.80	$0.66	$0.46	$0.49
Diluted earnings per share	0.82	0.78	0.64	0.44	0.48
Cash dividends (b)	0.28	0.20	0.24	0.18	0.18
Stock dividends	0%	5%	0%	0%	5%

BALANCE SHEET:
Loans, net	$154,642	$132,640	$112,069	$105,005	$100,193
Total assets	278,275	240,617	225,904	203,343	161,629
Total deposits	229,827	207,657	189,858	178,554	140,861
Total stockholders’ equity	31,652	14,904	13,680	12,237	10,110
Average assets	251,338	233,027	214,897	188,785	152,623
Average stockholders’ equity	16,067	14,035	12,766	11,838	9,326

PERFORMANCE RATIOS:
Return on average assets	0.63%	0.62%	0.54%	0.42%	0.50%
Return on average stockholders’ equity	9.90%	10.27%	9.06%	6.72%	8.22%
Net interest margin	4.10%	3.86%	3.82%	3.40%	3.95%
Efficiency ratio (c)	79.81%	80.43%	81.33%	81.88%	80.63%
Other income to net interest income plus other income	33.60%	34.15%	31.01%	21.62%	13.13%
Dividend payout ratio	33%	25%	36%	39%	37%

CAPITAL RATIOS:
Tier I capital to average assets	12.86%	7.15%	6.66%	4.87%	6.21%
Tier I capital to total risk-weighted assets	18.84%	11.14%	11.77%	8.45%	9.62%
Total capital to total risk-weighted assets	20.09%	12.37%	13.36%	9.46%	10.58%
Average equity/average assets	6.39%	6.02%	5.94%	6.27%	6.11%

ASSET QUALITY RATIOS:
Non-performing loans to total gross loans	0.85%	0.99%	1.14%	2.35%	0.55%
Non-performing assets to total assets	0.48%	0.64%	0.66%	1.32%	0.34%
Net loan charge-offs to average total loans	0.01%	0.05%	0.05%	0.08%	0.10%
Allowance for loan losses to total gross loans at period end	1.45%	1.29%	1.22%	1.08%	0.96%
Allowance for loan losses to non-performing loans	169.96%	130.67%	107.11%	45.83%	176.27%

(a)	The weighted average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.

(b)	Cash dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends.

(c)	Efficiency ratio is total other expenses divided by net interest income and total other income.

Management’s Discussion and Analysis of
Financial Conditions and Results of Operations

     This section present’s management’s discussion and analysis of changes to the Company’s consolidated financial results of operations and conditions and should be read in conjunction with the Company’s financial statements and notes thereto included herein.

MANAGEMENT STRATEGY

     The Company’s goal is to serve as a community-oriented financial institution serving the Northwestern New Jersey, Northeastern Pennsylvania and New York tri-state marketplace. Our market presence will be expanded by opening loan production offices in early 2005 in Milford, Pennsylvania and Warwick, New York with added availability of all of our financial services in those counties contiguous to our existing New Jersey market. While offering traditional community bank loan and deposit products and services, the Company obtains significant non-interest income through its Tri-State Insurance Agency, Inc. (“Tri-State”) insurance brokerage operations, the sale of non-deposit products and the residential mortgage banking/brokerage division, which during 2004 offered 30-year fixed residential mortgages which were funded by third party investors. Starting in 2005, we intend to bring more of the mortgage origination process in-house, with FNMA/Freddie Mac qualifying residential mortgage loans being originated and funded directly by the Bank. Management will then determine which loans to hold in portfolio and which loans to sell into the secondary market with servicing rights retained, based upon, among other factors, the bank’s interest rate risk profile, trends in interest rates, overall portfolio diversification and other factors management deems appropriate. Loans which are not FNMA/Freddie Mac qualifying residential mortgage loans will still be brokered for funding by third party investors.

FORWARD LOOKING STATEMENTS

     When used in this discussion the words: “believes”, “anticipates”, “contemplated”, “expects” or similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes to interest rates, the ability to control costs and expenses, general economic conditions, and the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING POLICIES

     Our accounting policies are fundamental to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. Our accounting policies are more fully described in Note 1 of the Notes to the Consolidated Financial Statements for December 31, 2004 included herein. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Since future events and their effect cannot be determined with absolute certainty, actual results may differ from those estimates. Management makes adjustments to its assumptions and judgments when facts and circumstances dictate. The amounts currently estimated by us are subject to change if different assumptions as to the outcome of future events were made. We evaluate our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management believes the following critical accounting policies encompass the more significant judgments and estimates used in preparation of our consolidated financial statements.

Allowance for Loan Losses

     The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to provide for known and inherent losses in the existing loan portfolio. Management’s judgment is based on the evaluation of individual loans past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

     Management uses significant estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers’ perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the sufficiency of the allowance for loan losses is dependent, to a great extent on conditions that may be beyond our control, it is possible that management’s estimates of the allowance for loan losses and actual results could differ in the near term. Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary if certain future events occur that cause actual results to differ from the assumptions used in making the evaluation. For example, a downturn in the local economy could cause increases in non-performing loans. Additionally, a decline in real estate values could cause some of our loans to become inadequately collateralized. In either case, this may require us to increase our provisions for loan losses, which would negatively impact earnings. Additionally, a large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively impact earnings. In addition, regulatory authorities, as an integral part of their examination, periodically review the allowance for loan losses. They may require additions to the allowance for loan losses based upon their judgments about information available to them at the time of examination. Future increases to our allowance for loan losses, whether due to unexpected changes in economic conditions or otherwise, could adversely affect our future results of operations.

Stock-Based Compensation

     As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, the Company accounts for stock-based compensation in accordance with Accounting Principals Board Opinion (“APB”) No. 25. Under APB No. 25, no compensation expense is recognized in the income statement related to any option granted under the Company’s stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statements.

     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payment.” Statement No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to the employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25. “Accounting for Stock Issued to Employees,” which was permitted under Statement No. 123, as originally issued.

     The revised Statement requires entities to disclose information about the nature of the share-based payment transaction and the effects of those transactions on the financial statements.

     Statement No. 123(R) is effective for periods beginning after December 15, 2005 for small business issuers (i.e. first quarter of 2006 for the Company) All public companies must use either the modified prospective or the modified retrospective transition method. The Company will adopt the modified prospective method. Using the modified prospective method, the Company estimates that total stock-based compensation expense, net of related tax effects, will be $94,000 for the year ending December 31, 2006.

Goodwill

     The Company has recorded goodwill of $2.3 million at December 31, 2004 related to the acquisition of Tri-State Insurance Agency on October 1, 2001. The Company performs its annual goodwill impairment test in the fourth quarter of each calendar year. A fair value is determined for the reporting unit, the insurance agency. If the fair value of the reporting unit exceeds the book value, no write downs of goodwill is necessary. If the fair value is less than the book value, an additional test is necessary to assess the proper carrying value of goodwill. The Company determined that no impairment write-offs were necessary during 2004 and 2003.

     Business unit valuation is inherently subjective, with a number of factors based on assumption and management judgments. Among these are future growth rates, discount rates and earnings capitalization rates. Changes in assumptions and results due to economic conditions, industry factors and reporting unit performance could result in different assessments of the fair value and could result in impairment charges in the future.

Investment Securities Impairment Evaluation

     Management evaluates securities for the other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

RESULTS OF OPERATIONS

     For the year ended December 31, 2004, net income was $1.6 million, an increase of $150 thousand, or 10.4%, from the $1.4 million for the same period in 2003. Basic earnings per share were $0.85 for the year ended December 31, 2004 compared to $0.80 for the same period last year, an increase of 6.3%. Diluted earnings per share were $0.82 for the year ended December 31, 2004 compared to $0.78 for the same period last year, an increase of 5.1%.

     The results reflect an increase in net interest income, a result of both increasing interest income and decreased interest expense, coupled with increases in non-interest income, primarily due to an increase in mortgage banking fees from our residential lending division, partially offset by increases in non-interest expenses associated with additions to staff and higher related salary and benefit expenses.

Comparative Average Balances and Average Interest Rates

     The following table presents, on a fully taxable equivalent basis, a summary of the Company’s interest-earning assets and their average yields, and interest-bearing liabilities and their average costs for each of the years ended December 31, 2004, 2003 and 2002. The average balances of loans include non-accrual loans, and associated yields include loan fees, which are considered adjustment to yields.

	Years Ended December 31,
(dollars in thousands)	2004			2003			2002

Earning Assets:	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)

Securities:
Tax exempt (3)	$22,176	$1,241	5.60%	$18,903	$1,049	5.55%	$12,523	$686	5.48%
Taxable	51,684	1,812	3.51%	56,733	1,783	3.14%	45,838	2,127	4.64 .%

Total securities	73,860	3,053	4.13%	75,636	2,832	3.74%	58,361	2,813	4.82%
Total loans receivable (4)	143,916	8,954	6.22%	124,165	8,093	6.52%	108,219	7,734	7.15%
Other interest-earning assets	10,409	156	1.50%	13,099	156	1.19%	30,045	505	1.68%

Total earning assets	228,185	$12,163	5.33%	212,900	$11,081	5.20%	196,625	$11,052	5.62%
Non-interest earning assets	25,311			21,697			19,553
Allowance for loan losses	(1,958)			(1,570)			(1,281)

Total Assets	$251,538			$233,027			$214,897

Sources of Funds:
Interest bearing deposits:
NOW	$42,412	$196	0.46%	$45,965	$249	0.54%	$34,829	$282	0.81%
Money market	16,878	184	1.09%	3,970	28	0.72%	4,272	42	0.98%
Savings	66,322	439	0.66%	64,831	511	0.79%	61,405	777	1.27%
Time	58,443	1,213	2.08%	53,146	1,251	2.35%	57,186	1,750	3.06%

Total interest bearing deposits	184,055	2,032	1.10%	167,912	2,039	1.21%	157,692	2,851	1.81%
Borrowed funds	10,630	522	4.91%	12,772	573	4.49%	12,192	553	4.54%
Junior subordinated debentures	5,155	260	5.05%	5,000	248	4.96%	2,383	132	5.54%

Total interest bearing liabilities	199,840	$2,814	1.41%	185,684	$2,860	1.54%	172,267	$3,536	2.05%

Non-interest bearing liabilities:
Demand deposits	33,627			31,112			27,469
Other liabilities	2,004			2,196			2,395

Total non-interest bearing liabilities	35,631			33,308			29,864
Stockholders’ equity	16,067			14,035			12,766

Total Liabilities and Stockholders’ Equity	$251,538			$233,027			$214,897

Net Interest Income and Margin (5)		$9,349	4.10%		$8,221	3.86%		$7,516	3.82%

(1)	Includes loan fee income

(2)	Average rates on securities are calculated on amortized costs

(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

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

     Net interest income, on a fully taxable equivalent basis (a 39% tax rate), increased $1.1 million, or 13.7%, to $9.3 million for the year ended December 31, 2004 compared to $8.2 million in 2003. Total interest income, on a fully taxable equivalent basis, increased by $1.1 million to $12.2 million for the year ended December 31, 2004 compared to $11.1 million in 2003. Total average earning assets increased by $15.3 million to $228.2 million from $212.9 million for the year ended December 31, 2003. The repositioning of average balances in higher yielding securities has increased the average rate earned 13 basis points from 5.20% for 2003 to 5.33% in 2004.

     Interest expense decreased by $46 thousand to $2.8 million from $2.9 million for the year ended December 31, 2004 as a result of declines in market rates of interest, as the average balance in interest bearing liabilities increased $14.2 million, to $199.8 million for the year ended December 31, 2004 from $185.7 million the year earlier. The average rate paid on interest bearing liabilities declined by 13 basis points to 1.41% for the current year from 1.54% for the year ended December 31, 2003.

     The net interest margin increased, on a fully taxable equivalent basis, by 24 basis points to 4.10% in the year ended December 31, 2004 compared to 3.86% for the same period in 2003.

Interest Income

     Total interest income, on a fully taxable equivalent basis, increased by $1.1 million to $12.2 million for the year ended December 31, 2004 compared to $11.1 million in 2003. Total interest income increased on both the investment securities portfolio and the loan portfolio.

     Total interest income on securities, on a fully taxable equivalent basis, increased $221 thousand, or 7.8%, from the year ended December 31, 2003 to the same period in 2004. While the average balance of securities decreased $1.8 million, the average rate earned increased 39 basis points, from 3.74% in 2003 to 4.13% for 2004. The decrease in the total securities portfolio reflects the reallocation of funds to meet increasing loan demand. The increase in yield was accomplished though selling $13.9 million in lower yielding securities and purchasing $37.3 million in higher yielding securities, combined with the slowing of prepayments on mortgage-based securities during 2004.

     Comparing the average balance in the loan portfolio for the year ended December 31, 2003 to same period in 2004, the average balance in loans increased $19.8 million, or 15.9%, while the interest earned on total loans increased $861 thousand, or 10.6%. The increase in our loan portfolio reflects our continuing efforts to enhance our loan origination capacity. In particular, we have enhanced our loan department through the hiring of additional lending staff and originators. The average rate earned on loans decreased 30 basis points from 6.52% for the period ended December 31, 2003 to 6.22% for the same period in 2004. This was due to a strong competitive market and final runoff of the recent refinancing trend to lower market rates of interest.

Interest Expense

     The Company’s interest expense for the year ended December 31, 2004 decreased $46 thousand, or 1.6%, to $2.8 million from $2.9 million for the same period in 2003, as the balance in average interest-bearing liabilities increased $14.2 million, or 7.6% to $199.8 million from $185.7 million between the same two periods. The average rate paid on total interest-bearing liabilities has decreased by 13 basis points from 1.54% for the year ended December 31, 2003 to 1.41% for the same period in 2004. The reduction reflects both a restructuring of the deposit portfolio as time deposits continue to reprice at lower market rates of interest and increased balances in lower costing money market accounts. The Company began a demand account reclassification program which was approved by the Federal Reserve Bank of New York in December of 2004. Qualifying non-interest demand and NOW accounts balances are reclassified as money market accounts to lower Federal Reserve Bank balance requirements.

     At December 31, 2004, the Company’s borrowed funds consisted of three convertible notes from the Federal Home Loan Bank totaling $10.0 million. In the third quarter of 2002, the Company issued $5.2 million in junior subordinated debentures. The debentures bear a floating rate of interest, which averaged 5.05% for the year ended 2004, up 9 basis points from 4.96% in the same period of 2003.

     The following table reflects the impact on net interest income of changes in the volume of earning assets and interest bearing liabilities and changes in rates earned and paid by the Company on such assets and liabilities. For purposes of this table, nonaccrual loans have been included in the average loan balance. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

	December 31, 2004 v. 2003 Increase (decrease) Due to changes in:			December 31, 2003 v. 2002 Increase (decrease) Due to changes in:
(dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total

Securities:
Tax exempt	$183	$9	$192	$354	$9	$363
Taxable	(167)	196	29	437	(781)	(344)

Total securities (1)	16	205	221	791	(772)	19
Total loans receivable (2)	1,244	(383)	861	1,078	(719)	359
Other interest-earning assets	(1)	1	—	(230)	(119)	(349)

Total net change in income on interest-earning assets	1,259	(177)	1,082	1,639	(1,610)	29

Interest bearing deposits:
NOW	(21)	(32)	(53)	76	(109)	(33)
Money Market	150	5	155	(3)	(11)	(14)
Savings	12	(84)	(72)	42	(308)	(266)
Time	117	(155)	(38)	(137)	(362)	(499)

Interest bearing deposits	258	(266)	(8)	(22)	(790)	(812)
Borrowed funds	(102)	51	(51)	26	(6)	20
Junior subordinated debentures	8	5	13	131	(15)	116

Total net change in expense on interest-bearing liabilities	164	(210)	(46)	135	(811)	(676)

Change in net interest income	$1,095	$33	$1,128	$1,504	$(799)	$705

(1)	Fully taxable equivalent basis, using 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance.

(2)	Includes loan fee income

Provision for Loan Losses

     The provision for loan losses in 2004 was $558 thousand compared to a provision of $405 thousand in 2003, an increase of $153 thousand or 37.8%. The increase reflects growth in the Company’s loan portfolio of $22.5 million from $134.4 million for the year ended December 31, 2003 to $156.9 million at December 31, 2004. Also, during this period there was a change in the composition of the loan portfolio. Two loan categories, non-residential real estate and construction and land development, had the largest loan balance increases of $10.6 million and $11.2 million, respectively, from the year ended December 31, 2003 to December 31, 2004. The provision for loan losses reflects management’s judgment concerning the risks inherent in the Company’s existing loan portfolio and the size of the allowance necessary to absorb the risks, as well as the average balance of the portfolio over both periods. Management reviews the adequacy of its allowance on an ongoing basis and will provide additional provisions, as management may deem necessary.

Non-Interest Income

     The Company’s non-interest income is primarily generated through insurance commissions earned through the operation of Tri-State, service charges on deposit accounts, ATM and debit card fees and mortgage banking fees.

     The Company’s non-interest income increased by $439 thousand, or 10.7%, to $4.5 million for the year ended December 31, 2004 from $4.1 million for the same period in 2003. The increase is primarily attributable to the Company’s residential lending division, which began operations in August of 2003. Mortgage banking fees were $620 thousand for the year ended December 31, 2004, compared to $213 thousand for the divisions’ five months of operation in 2003. The mortgage banking division brokered $46.0 million in loans for funding by third party investors for the year ended December 31, 2004. Insurance commissions increased $132 thousand or 6.4%, to $2.2 million for the year ended December 31, 2004 from $2.1 million in the previous year. Net gain on the sale of securities was $16,000 for the year ended December 31, 2004 compared to $133,000 for the year ended December 31, 2003.

Non-Interest Expense

     Total non-interest expense increased from $9.7 million in 2003 to $10.8 million in 2004, an increase of $1.1 million, or 11.7%. Salaries and employee benefits, the largest component of non-interest expense, increased $730 thousand, or 13.3%. This increase reflects customary annual salary increases for the Bank’s and Tri-State’s existing staff, costs associated with an increased number of commission based employees and staffing needs associated with the Company’s growth. Occupancy expense increased $212 thousand, or 33.0%, for the year ended December 31, 2004 over the same period in 2003 due to a new lease agreement for administrative and operation office space at Sterling Plaza in Franklin, New Jersey. Furniture and equipment expense has increased $65 thousand to $902 thousand, or 7.8%, from the year ended December 31, 2003 to the same period in 2004 from a major computer hardware upgrade and system software conversion in May of 2004.

Income Taxes

     The Company’s income tax provision, which includes both federal and state taxes, was $581 thousand and $505 thousand for the years ended December 31, 2004 and 2003, respectively. This increase in income taxes resulted from an increase in income before taxes of $226 thousand, or 11.6% for the year ended December 31, 2004 as compared to the same period in 2003. The Company’s effective tax rate of 27% and 26% for the years ended December 31, 2004 and 2003, respectively, is below the statutory tax rate due to tax-exempt interest on securities and earnings on the investment in life insurance.

FINANCIAL CONDITION

     At December 31, 2004, the Company had total assets of $278.3 million compared to total assets of $240.6 million at December 31, 2003, an increase of $37.7 million, or 15.7%. Net loans increased to $154.6 million at December 31, 2004 from $132.6 million at December 31, 2003. Total deposits increased to $229.8 million at December 31, 2004 from $207.7 million at December 31, 2003.

Cash and Cash Equivalents

     The Company’s cash and cash equivalents increased by $13.8 million for the year ended December 31, 2004 to $29.3 million from $15.5 million at December 31, 2003. This increase reflects the Company’s increase in federal funds sold of $14.7 million to $18.9 million at December 31, 2004 from $4.2 million at year-end 2003. The increase relates to the Company’s sale of common stock in late December 2004 which resulted in net proceeds of $15.1 million. The Company invested the proceeds in short term instruments pending its investment in the loan and securities portfolios.

Securities Portfolio

     The Company’s securities portfolio is comprised of securities that not only provide interest income, including tax-exempt income, but also provide a source of liquidity (as all securities are classified as available for sale, as discussed below), diversify the earning assets portfolio, allow for management of interest rate risk, and provide collateral for public fund deposits and borrowings. The portfolio is composed primarily of obligations of U.S. Government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and tax-exempt municipal bonds.

     The Company has no securities classified as held to maturity or as trading securities. Securities not classified as securities held to maturity or trading securities are classified as available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component to stockholders’ equity net of taxes. Securities classified as available for sale include securities that may be sold in response to changes to interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements. Management determines the appropriate classification of securities at the time of purchase. At December 31, 2004, all of the Company’s securities were classified as available for sale.

     The following table shows the carrying value of the Company’s security portfolio as of December 31, 2004, 2003 and 2002. Securities available for sale are stated at their fair value.

(dollars in thousands)	December 31,

Available for sale	2004	2003	2002

U.S. Government agency	$11,673	$14,658	$13,612
State and political subdivisions	25,909	21,542	15,785
Mortgage-backed securites	33,679	34,972	35,554
Corporate securities	2,570	4,479	6,886
Equity securities	905	894	883

Total available for sale	$74,736	$76,545	$72,720

     The Company’s securities decreased by $1.8 million, or 2.4%, from $76.5 million at December 31, 2003 to $74.7 million at December 31, 2004. The Company purchased $37.3 million in new securities during 2004, $13.9 million were sold and $24.5 million in available for sale securities matured, were called and were repaid. There was a $182 thousand net decrease in unrealized gains in the available for sale portfolio, a $16 thousand realized gain on the sale of available for sale securities and $537 thousand in net amortization expenses recorded during 2004. Year end balances increased in state and political tax-exempt securities by $4.3 million to $25.9 million. The securities portfolio contained no high-risk securities or derivatives as of December 31, 2004.

     The contractual maturity distribution and weighted average yield of the Company’s securities portfolio at December 31, 2004 are summarized in the following table. Securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such securities. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax-effected on the tax-exempt obligations.

     The Company also holds $690,000 in Federal Home Loan Bank of New York stock that it does not consider an investment security. Ownership of this restricted stock is required for membership in the Federal Home Loan Bank of New York.

December 31, 2004	Due under 1 Year		Due 1-5 Years		Due 5-10 Years		Due over 10 Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for sale:
U.S. Government agency	$1,000	2.25%	$9,744	2.73%	$998	2.53%	$—	—
State and political subdivisions	959	1.95%	—	—	1,024	3.97%	23,579	4.36%
Mortgage-backed securities	—	—	788	3.23%	13,296	3.82%	19,695	3.72%
Corporate securities	1,769	6.12%	752	6.26%	—	—	—	—
Equity securities	—	—	—	—	—	—	900	4.20%

Total available for sale	$3,728	4.01%	$11,284	3.00%	$15,318	3.75%	$44,174	4.07%

Loans

     The loan portfolio comprises the largest part of the Company’s earning assets. Total loans at December 31, 2004 increased $22.5 million, or 16.8 % to $156.9 million from $134.4 million at year-end 2003. During the year ended December 31, 2004, new originations have exceeded payoffs both through scheduled maturities and prepayments. The Company saw significant prepayment activity as borrowers refinanced loans in the lower interest rate environment. The Company is emphasizing the origination of commercial, industrial, and non-residential real estate loans to increase the yield in its loan portfolio. The Company has also increased its activity in the loan participation market. The majority of the originated and sold participations are commercial real estate related loans which exceed the Company’s legal lending limit. The balance in construction and land development loans increased $11.2 million, or 129.5%, non-residential real estate loans increased $10.6 million, or 17.9%, loans secured by farmland increased $3.6 million or 61.2% and commercial and industrial loans increased $1.8 million, or 14.9%, from December 31, 2003 to December 31, 2004. Residential 1-4 family real estate loans have decreased $4.6 million, or 9.9% as residential mortgage applicants were referred during 2004 to our residential mortgage division, with loans funded by third party investors. Starting in 2005, we intend to bring more of the mortgage origination process in-house, with FNMA/Freddie Mac qualifying residential mortgage loans being originated and funded directly by the Bank. Management will then determine which loans to hold in portfolio and which loans to sell into the secondary market, based upon, among other factors, the bank’s interest rate risk profile, trends in interest rates, overall portfolio diversification and other factors management deems appropriate. Loans which are not FNMA/Freddie Mac qualifying residential mortgage loans will still be brokered for funding by third party investors.

     The following table summarizes the composition of the Company’s loan portfolio by type as of December 31, for the years 2000 through 2004.

	December 31,

(dollars in thousands)	2004	2003	2002	2001	2000

Commercial and industrial loans	$14,233	$12,392	$10,985	$8,065	$4,968
Non-residential real estate loans	69,778	59,182	41,035	34,811	27,529
One to four family residential property loans	41,971	46,587	49,517	51,338	55,138
Construction and land development loans	19,863	8,656	8,310	8,515	8,960
Consumer loans	1,500	1,430	2,189	2,245	2,780
Other loans	9,690	6,114	1,335	1,086	1,718

Total gross loans	$157,035	$134,361	$113,371	$106,060	$101,093

     The increase in loans was funded during 2004 by an increase in the Company’s deposits, as well as maturities and payments on mortgage backed securities in the investment portfolio. The end of year loan to deposit ratios for 2004 and 2003 were 68.3% and 64.7%, respectively.

     The maturity ranges of the loan portfolio and the amounts of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 2004, are presented in the following table.

	December 31, 2004

(dollars in thousands)	Due Under One Year	Due 1-5 Years	Due Over Five Years

Real estate:
Commercial mortgage	$4,294	$7,328	$58,156
Construction and land development	15,824	3,720	319
Residential mortgage	1,373	5,466	35,132

Total real estate	21,491	16,514	93,607
Commercial	4,943	7,734	1,557
Consumer	369	1,150	9,670

Total loans	$26,803	$25,398	$104,834

Interest rates:
Predetermined	$5,820	$13,925	$52,037
Floating	20,983	11,473	52,797

Total loans	$26,803	$25,398	$104,834

Loan and Asset Quality

     Non-performing assets consist of non-accrual loans and all loans over ninety days delinquent and foreclosed real estate owned (“OREO”). The Company’s non-accrual loans increased to $1.3 million at December 31, 2004 from $1.2 million at December 31, 2003. There were past due loans over 90 days and still accruing in the amount of $34 thousand. There were no renegotiated loans or OREO properties at December 31, 2004.

     The Company seeks to actively manage its non-performing assets. In addition to active monitoring and collecting on delinquent loans management has an active loan review process for customers with aggregate relationships of $250,000 or more if the credit(s) are unsecured or secured, in whole or substantial part, by collateral other than real estate and $1,000,000 or more if the credit(s) are secured in whole or substantial part by real estate.

     Management continues to monitor the Company’s asset quality and believes that the non-accrual loans are adequately collateralized and anticipated material losses have been adequately reserved for in the allowance for loan losses.

     The following table provides information regarding risk elements in the loan portfolio as of December 31, 2000 through 2004.

	December 31,

(dollars in thousands)	2004	2003	2002	2001	2000

Non-accrual loans:
Commercial	$726	$343	$256	$—	$5
Consumer	—	—	21	16	5
Construction	—	—	145	1,512	—
Mortgage	578	834	836	966	542

Total nonaccrual loans	1,304	1,177	1,258	2,494	552
Loans past due 90 days and still accruing	34	—	36	—	—
Restructured loans	—	150	—	—	—

Total non-performing loans	1,338	1,327	1,294	2,494	552
Other real estate	—	223	187	187	—

Total non-performing assets	$1,338	$1,550	$1,481	$2,681	$552

Non-performing loans to total loans	0.85%	0.99%	1.14%	2.35%	0.55%
Non-performing assets to total assets	0.48%	0.64%	0.66%	1.32%	0.34%

Interest income received on nonaccrual loans	N/A	$33	$16	$3	N/A

Interest income that would have been recorded under the original terms of the loans	$88	$117	$118	$25	N/A

Allowance for Loan Losses

     The allowance is allocated to specific loan categories based upon management’s classification of problem loans under the bank’s internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

     Allocations to commercial loan pools are categorized by commercial loan type and are based on management’s judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Additionally, all other delinquent loans are grouped by the number of days delinquent with this amount assigned a general reserve amount.

     At December 31, 2004, the allowance for loan losses was $2.3 million, an increase of 31.1% from the $1.7 million at December 31, 2003. The provision for loan losses was $558 thousand and there were $35 thousand in charge-offs and $17 thousand in recoveries for the year of 2004. The allowance for loan losses as a percentage of total loans was 1.45% at December 31, 2004 compared to 1.29% on December 31, 2003. The increase reflects growth in the Company’s loan portfolio of $22.5 million from $134.4 million at December 31, 2003 to $156.9 million at December 31, 2004. Also, during this period there was a change in the composition of the loan portfolio. Commercial and industrial loans, non-residential real estate loans, and construction and land development loans increased while one to four family residential property loans decreased.

     Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented.

     The table below presents information regarding the Company’s provision and allowance for loan losses for each of the periods presented.

	Year Ended December 31,

(dollars in thousands)	2004	2003	2002	2001	2000

Balance at beginning of year	$1,734	$1,386	$1,143	$973	$837

Provision charged to operating expenses	558	405	300	252	229

Recoveries of loans previously charged-off:
Commercial	10	—	—	1	8
Consumer	3	1	2	—	1
Real Estate	4	4	—	—	2

Total recoveries	17	5	2	1	11

Loans charged-off:
Commercial	15	—	—	—	—
Consumer	16	31	19	26	—
Real Estate	4	31	40	57	104

Total charge-offs	35	62	59	83	104

Net charge-offs	18	57	57	82	93

Balance at end of year	$2,274	$1,734	$1,386	$1,143	$973

Net charge-offs to average loans outstanding	0.01%	0.05%	0.05%	0.08%	0.10%
Allowance for loan losses to year-end loans	1.45%	1.29%	1.22%	1.08%	0.96%

     The table below presents details concerning the allocation of the allowance for loan losses to the various categories for each of the periods presented. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

	Allowance for Loans Losses at December 31,

	2004		2003		2002

(dollars in thousands)	Amount	% of Gross Loans	Amount	% of Gross Loans	Amount	% of Gross Loans

Commercial	$519	9.06%	$494	9.22%	$396	9.69%
Consumer and other loans	29	7.13%	109	5.62%	45	3.11%
Real estate, constuction and development:
Commercial	1,584	57.08%	990	50.49%	681	43.52%
Residential	142	26.73%	141	34.67%	264	43.68%

Total	$2,274	100.00%	$1,734	100.00%	$1,386	100.00%

	Allowance for Loans Losses at December 31,

	2001		2000

(dollars in thousands)	Amount	% of Gross Loans	Amount	% of Gross Loans

Commercial	$233	7.60%	$159	4.91%
Consumer and other loans	37	3.14%	44	4.45%
Real estate, constuction and development:
Commercial	656	40.85%	553	36.09%
Residential	217	48.41%	217	54.55%

Total	$1,143	100.00%	$973	100.00%

The increases in the allowance for loan losses to total loans over the period 2000 to 2004 reflects growth in the Company’s loan portfolio and the change in the composition of the loan portfolio. Commercial loans have increased while consumer loans have decreased.

Premises and Equipment; Other Assets

     Premises and equipment increased by $968 thousand, or 20.8%, from $4.7 million at December 31, 2003 to $5.6 million at December 31, 2004. This increase was due to a renovation project at the main office in Franklin, New Jersey, leasehold improvements at the Company’s new administrative and operations facility and the Company’s purchase of new computer hardware and software attributed to a network upgrade and system conversion.

     Other assets increased from $3.7 million on December 31, 2003 to $5.7 million on December 31, 2004, an increase of $2.1 million, or 56.5%. This $2.1 million increase was generated from the purchase of a $1.5 million bank owned life insurance policy in January 2004, the prepayment of the Company’s expenses and insurance policies and deferred tax asset balances.

Deposits

     Total deposits increased $22.2 million, or 10.7%, from $207.7 million at December 31, 2003 to $229.8 million at December 31, 2004. Non-interest bearing deposits increased $2.7 million, or 8.6% to $34.5 million at December 31, 2004 from $31.7 million at December 31, 2003; interest-bearing deposits increased $19.4 million, or 11.0%, to $195.4 million at December 31, 2004 from $175.9 million at December 31, 2003. Non-interest bearing business and interest bearing business deposit balances increased $11.1 million, or 49.7%, from $22.4 million at December 31, 2003 to $33.5 million at December 31, 2004 and non-core Interest on Lawyers Trust Account (“IOLTA”) accounts and public fund account balances have recorded a $9.2 million, or 41.2% increase for 2004 to $31.5 million at December 31, 2004 from $22.3 million at December 31, 2003. Management continues to monitor the shift in deposits through its Asset/Liability Committee.

     Total average deposits increased $18.7 million from $199.0 million at year-end 2003 to $217.7 million at year-end 2004, a 9.4% increase. Average savings, NOW and money market accounts increased to $125.6 million, an increase of $10.8 million, or 9.5% from $114.8 million at year-end 2003. Average time deposits increased to $58.4 million, an increase of $5.3 million, or 10.0% from $53.1 million at year-end 2003. The increase primarily in savings and interest bearing transaction deposits reflects the Company’s continued offering of low cost accounts through a marketing program. The Company also continues to actively bid on municipal deposits along with its efforts to cultivate commercial deposit relationships with its commercial loan customers.

     The average balances and weighted average rates paid on deposits for 2004, 2003 and 2002 are presented below.

	Year Ended December 31,

	2004 Average		2003 Average		2002 Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Demand, non-interest bearing	$33,627		$31,112		$27,469
Now accounts	42,412	0.46%	45,965	0.54%	34,829	0.81%
Money market accounts	16,878	1.09%	3,970	0.72%	4,272	0.98%
Savings	66,322	0.66%	64,831	0.79%	61,405	1.27%
Time	58,443	2.08%	53,146	2.35%	57,186	3.06%

Total deposits	$217,682		$199,024		$185,161

     The remaining maturity for certificates of deposit accounts of $100,000 or more as of December 31, 2004 is presented in the following table.

(dollars in thousands)	2004

3 months or less	$13,993
3 to 6 months	1,831
6 to 12 months	1,640
Over 12 months	2,705

Total	$20,169

Borrowings

     Borrowings consist of long term advances from the Federal Home Loan Bank. These advances are secured under terms of a blanket collateral agreement by a pledge of qualifying investment securities and certain mortgage loans. For the year ended December 31, 2004 the Company had $10.6 million in average notes outstanding at an average interest rate of 4.85% compared to $12.8 million in average notes outstanding at an average rate of 4.49% for the year ended December 31, 2003.

     The Company had no short-term borrowings outstanding at December 31, 2004. The following table summarizes short-term borrowing and weighted average interest rates paid during the past three years.

	Year Ended December 31,

(dollars in thousands)	2004	2003	2002

Average daily amount of short-term borrowings outstanding during the period	$64	$—	$—
Weighted average interest rate on average daily short-term borrowings	1.81%	—	—
Maximum short-term borrowings outstanding at any month-end	$2,385	—	—
Short-term borrowings outstanding at period end	—	—	—
Weighted average interest rate on short-term borrowings at period end	—	—	—

Interest Rate Sensitivity

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a Company’s earnings from a movement in market interest rates. Interest rate “gap” analysis is a common, though, imperfect, measure of interest rate risk. We do not employ gap analysis as a rate risk management tool, but rather we rely upon earnings at risk analysis to forecast the impact on our net interest income of instantaneous 100 and 200 basis point increases and decreases in market rates. In assessing the impact on earnings, the rate shock analysis assumes that no change occurs in our funding sources or types of assets in response to the rate change.

     Our board of directors has established limits for interest rate risk based on the percentage change in interest income we would incur in differing interest rate scenarios. Through year end 2004, we sought to remain relatively balanced, and our policies provide for a variance of no more than 25% of net interest income, at a 100 and 200 basis point increase or decrease. At December 31, 2004 the percentages of change were within policy limits.

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

     The following table sets forth our interest rate risk profile at December 31, 2004 and 2003. The interest rate sensitivity of our assets and liabilities, and the impact on net interest income, illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions.

	2004		2003

(dollars in thousands)	Change in Net Interest Income	Gap as a % of Total Assets	Change in Net Interest Income	Gap as a % of Total Assets

Down 200 basis points	($902)	16.24%	($513)	10.68%
Down 100 basis points	(270)	9.73%	(150)	6.24%
Up 100 basis points	31	1.11%	(209)	-8.68%
Up 200 basis points	(5)	-0.08%	(493)	-10.26%

Liquidity

     It is management’s intent to fund future loan demand with deposits and maturities and pay downs on investments. In addition, the bank is a member of the Federal Home Loan Bank of New York and as of December 31, 2004, had the ability to borrow up to $16.2 million against its one to four family mortgages and selected investment securities as collateral for borrowings. The bank also has available an overnight line of credit and a one-month overnight repricing line of credit, each of an amount of $12.3 million at the Federal Home Loan Bank and an overnight line of credit in the amount of $4.0 million at the Atlantic Central Bankers Bank. The Company has long-term borrowings totaling $10.0 million secured by the pledge of its one to four family mortgages and selected securities. These borrowings consist of three notes that mature on December 21, 2010 with a convertible quarterly option which allows the Federal Home Loan Bank to change the note to then current market rates. The interest rate on these borrowings range from 4.77% to 5.14%.

     At December 31, 2004, the amount of liquid assets remained at a level management deemed adequate to ensure that contractual liabilities, depositors’ withdrawal requirements, and other operational customer credit needs could be satisfied. At December 31, 2004, liquid investments totaled $29.3 million, and all mature within 30 days.

     At December 31, 2004, the Company had $74.7 million of securities as available for sale. Of these securities, $33.0 million had $368 thousand of unrealized losses and therefore are not available for liquidity purposes because management’s intent to hold them until market recovery.

     The following table represents the Company’s contractual obligations to make future payments for the period presented:

	Payments due by period

(dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Borrowings	$10,000	$—	$—	$—	$10,000
Operating lease obligations	1,026	310	422	147	147
Purchase obligations	482	482	—	—	—
Time deposits	63,179	51,857	8,150	2,802	370
Mandatory redeemable capital debentures	5,155	—	—	—	5,155

Total	$79,842	$52,649	$8,572	$2,949	$15,672

     The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources. The Company is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in any material increase or decrease in liquidity.

Off-Balance Sheet Arrangements

     The Company’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These unused commitments, at December 31, 2004 totaled $50.5 million. This consisted of $21.6 million in commitments to grant commercial and residential loans, $11.1 million in home equity lines of credit, $8.8 million in commercial construction lines of credit, $7.7 million in commercial lines of credit and the remainder in other unused commitments. These instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

     Management believes that any amounts actually drawn upon can be funded in the normal course of operations

Junior Subordinated Debentures

     On July 11, 2002, the Company raised an additional $4.8 million, net of offering costs, in capital through the issuance of junior subordinated debentures to a statutory trust subsidiary. The subsidiary in turn issued $5.0 million in variable rate capital trust pass through securities to investors in a private placement. The interest rate is based on the three-month LIBOR rate plus 365 basis points and adjusted quarterly. The rate at December 31, 2004 was 5.72%. The rate is capped at 12.5% through the first five years, and the securities may be called at par anytime after October 7, 2007 or if the regulatory capital or tax treatment of the securities is substantially changed. These trust preferred securities are included in the Company’s and the Bank’s capital ratio calculations.

     As a result of the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51, “ we deconsolidated our wholly-owned subsidiary Sussex Capital Trust I, referred to as the “Trust”, from our consolidated financial statements as of March 31, 2004. We have not restated prior periods. The impact of this deconsolidation was to increase our junior subordinated debentures by $5.2 million and reduce our trust capital securities line item by $5.0 million that had represented the trust preferred securities of the Trust. Our equity interest in the trust subsidiary of $155 thousand, which had previously been eliminated in consolidation, is now reported in “Other assets” as of December 31, 2004. For regulatory reporting purposes, the Federal Reserve is allowing preferred securities to continue to qualify as Tier 1 Capital subject to specified limitations. The adoption of FIN 46 did not have an impact on our results of operations or liquidity.

Capital Resources

     Stockholders’ equity inclusive of accumulated other comprehensive income, net of income taxes, was $31.7 million at December 31, 2004, an increase of $16.7 million over the $14.9 million at year-end 2003. This was due primarily to a capital offering that closed in December of 2004. Common stock increased a net of $15.1 million after offering costs from the issuance of 1,131,150 shares at $14.25 per share. Other activity in stockholders’ equity consisted of common stock increases of $505 thousand for the issuance of common stock and exercise of stock options and $179 thousand for shares issued through the dividend reinvestment plan. A net increase in retained earnings of $1.1 million was derived from $1.6 million in net income earned for 2004, offset by $515 thousand for the payment of cash dividends. An unrealized loss on securities available for sale, net of income tax, decreased stockholders’ equity by $109 thousand.

     The Company’s and the Bank’s regulators have classified and defined bank holding company capital Tier 1 capital which includes tangible stockholders’ equity for common stock and certain stock and other hybrid instruments, and Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier 1 capital.

     The Company’s and the Bank’s regulators have implemented risk-based guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and holding companies are required to maintain Tier 1 capital as a percent of risk-adjusted assets of 4.0% and Tier II capital as of risk-adjusted assets of 8.0%, at a minimum. At December 31, 2004, the Company’s Tier I and Tier II capital ratios were 18.84% and 20.09%, respectively. The Bank’s Tier I and Tier II capital ratios were 14.61% and 15.86%, respectively.

     In addition to the risk-based guidelines discussed above, the Company’s and the Bank’s regulators require that banks and bank holding companies which meet the regulator’s highest performance and operational standards maintain a minimum leverage ratio (Tier 1 capital as a percent of tangible assets) of 4.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 2004, the Company had a leverage ratio of 12.86% and the Bank had a leverage ratio of 9.96%.

Effect of Inflation

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rate has a more significant impact on a financial institution’s performance than effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services, which prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the Company’s asset and liabilities are more indicative of its ability to maintain acceptable performance levels. Management of the Company monitors and seeks to mitigate the impact if interest rate changes by attempting to match the maturities of assets and liabilities to gap, thus seeking to minimize the potential effect of inflation.

Report of Independent Registered Accounting Firm

To the Board of Directors and Stockholders
Sussex Bancorp
Franklin, New Jersey

     We have audited the accompanying consolidated balance sheets of Sussex Bancorp and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and its subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BEARD MILLER COMPANY LLP

Allentown, Pennsylvania
January 7, 2005

Consolidated Balance Sheets (Dollars in Thousands)

	December 31,

	2004	2003

ASSETS
Cash and due from banks	$10,434	$11,301
Federal funds sold	18,860	4,195

Cash and cash equivalents	29,294	15,496

Interest bearing time deposits with other banks	3,900	3,500
Securities available for sale	74,736	76,545
Federal Home Loan Bank stock, at cost	690	760
Loans receivable, net of allowance for loan losses 2004 $2,274; 2003 $1,734	154,642	132,640
Bank premises and equipment, net	5,618	4,650
Accrued interest receivable	1,330	1,241
Goodwill	2,334	2,124
Other assets	5,731	3,661

Total Assets	$278,275	$240,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$34,451	$31,715
Interest bearing	195,376	175,942

Total Deposits	229,827	207,657

Borrowings	10,000	11,000
Accrued interest payable and other liabilities	1,641	2,056
Mandatory redeemable capital debentures	—	5,000
Junior subordinated debentures	5,155	—

Total Liabilities	246,623	225,713

Stockholders’ equity:
Common stock, no par value; authorized 5,000,000 shares; issued and outstanding 2,994,874 in 2004 and 1,811,460 shares in 2003	25,397	9,616
Retained earnings	6,116	5,040
Accumulated other comprehensive income	139	248

Total Stockholders’ Equity	31,652	14,904

Total Liabilities and Stockholders’ Equity	$278,275	$240,617

Consolidated Statements of Income
(In Thousands, Except Per Share Data)

	Years Ended December 31,

	2004	2003

INTEREST INCOME
Loans receivable, including fees	$8,954	$8,093
Securities:
Taxable	1,812	1,783
Tax-exempt	869	739
Federal funds sold	97	110
Interest-bearing deposits	59	46

Total Interest Income	11,791	10,771

INTEREST EXPENSE
Deposits	2,032	2,039
Borrowings	522	573
Junior subordinated debentures	260	—
Mandatory redeemable capital debentures	—	248

Total Interest Expense	2,814	2,860

Net Interest Income	8,977	7,911

PROVISION FOR LOAN LOSSES	558	405

Net Interest Income after Provision for Loan Losses	8,419	7,506

OTHER INCOME
Service fees on deposit accounts	748	769
ATM and debit card fees	324	332
Insurance commissions and fees	2,195	2,063
Investment brokerage fees	292	244
Mortgage banking fees	620	213
Net realized gain on sale of securities	16	133
Net gain on sale of loans	—	42
Net gain (loss) on sale of foreclosed real estate	(5)	63
Other	352	244

Total Other Income	4,542	4,103

OTHER EXPENSES
Salaries and employee benefits	6,208	5,478
Occupancy, net	854	642
Furniture, equipment and data processing	902	837
Stationery and supplies	181	181
Professional fees	356	376
Advertising and promotion	411	416
Insurance	167	119
Postage and freight	175	174
Amortization of intangible assets	200	162
Other	1,335	1,278

Total Other Expenses	10,789	9,663

Income Before Income Taxes	2,172	1,946

PROVISION FOR INCOME TAXES	581	505

Net Income	$1,591	$1,441

EARNINGS PER SHARE

Basic	$0.85	$0.80

Diluted	$0.82	$0.78

Consolidated Statements of Stockholders’ Equity Years Ended December 31, 2004 and 2003 (Dollars in Thousands, Except Per Share Amounts)

	Number of Shares Outstanding	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total

BALANCE–DECEMBER 31, 2002	1,688,130	$7,869	$5,249	$562	$—	$13,680

Comprehensive income:
Net income	—	—	1,441	—	—	1,441
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(314)	—	(314)

Total Comprehensive Income						1,127

Treasury stock purchased	(2,400)	—	—	—	(25)	(25)
Treasury stock retired	—	(25)	—	—	25	—
Issuance of common stock and exercise of stock options	28,264	354	—	—	—	354
Issuance of common stock through dividend reinvestment plan	11,478	128	—	—	—	128
Dividends on common stock ($.20 per share)	—	—	(356)	—	—	(356)
5% stock dividend	85,988	1,290	(1,294)	—	—	(4)

BALANCE–DECEMBER 31, 2003	1,811,460	9,616	5,040	248	—	14,904

Comprehensive income:
Net income	—	—	1,591	—	—	1,591
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(109)	—	(109)

Total Comprehensive Income						1,482

Treasury stock purchased	(1,346)	—	—	—	(23)	(23)
Treasury stock retired	—	(23)	—	—	23	—
Issuance of common stock and exercise of stock options	42,384	505	—	—	—	505
Income tax benefit of stock options exercised	—	52	—	—	—	52
Issuance of common stock through dividend reinvestment plan	11,226	179	—	—	—	179
Sale of common stock, at $14.25 per share, net of offering costs of $1,051	1,131,150	15,068	—	—	—	15,068
Dividends on common stock ($.28 per share)	—	—	(515)	—	—	(515)

BALANCE–DECEMBER 31, 2004	2,994,874	$25,397	$6,116	$139	$—	$31,652

Consolidated Statements of Cash Flows
(In Thousands)

	Years Ended December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,591	$1,441
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	558	405
Provision for depreciation and amortization	791	672
Realized gain on sale of securities	(16)	(133)
Realized (gain) loss on sale of foreclosed real estate	5	(63)
Deferred income taxes	(46)	(203)
Net amortization of securities premiums and discounts	537	1,095
Proceeds from sale of loans	—	2,446
Net gains on sale of loans	—	(42)
Loans originated for sale	—	(2,404)
Earnings on investment in life insurance	(107)	(49)
Increase in assets:
Accrued interest receivable	(89)	(97)
Other assets	(519)	(358)
Decrease in accrued interest payable and other liabilities	(363)	(73)

Net Cash Provided by Operating Activities	2,342	2,637

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Purchases	(37,279)	(56,128)
Maturities, calls and principal repayments	24,491	45,876
Proceeds from sale of securities	13,894	4,942
Net increase in loans	(22,851)	(21,199)
Purchases of bank premises and equipment	(1,559)	(526)
Acquisition of insurance agency	—	(131)
(Increase) decrease in FHLB stock	70	(10)
Net (increase) decrease in interest bearing time deposits with other banks	(400)	100
Proceeds from sale of foreclosed real estate	509	250
Purchase of investment in life insurance	(1,500)	—

Net Cash Used in Investing Activities	(24,625)	(26,826)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	22,170	17,799
Repayments of borrowings	(1,000)	(4,000)
Net proceeds from the issuance of common stock	15,068	—
Proceeds from the exercise of stock options	202	47
Purchase of treasury stock	(23)	(25)
Dividends paid, net of reinvestments	(336)	(228)
Cash paid in lieu of fractional shares	—	(4)

Net Cash Provided by Financing Activities	36,081	13,589

Net Increase (Decrease) in Cash and Cash Equivalents	13,798	(10,600)

CASH AND CASH EQUIVALENTS–BEGINNING	15,496	26,096

CASH AND CASH EQUIVALENTS–ENDING	$29,294	$15,496

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$2,817	$2,935

Income taxes paid	$909	$798

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Foreclosed real estate acquired in settlement of loans	$291	$223

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

     As of and for the year ended December 31, 2004, the consolidated financial statements include the accounts of Sussex Bancorp (the “Company”) and its wholly-owned subsidiary, Sussex Bank (the “Bank”). As of and for the years ended December 31, 2003 and 2002, the consolidated financial statements include the accounts of Sussex Bancorp and its subsidiaries, Sussex Bank and Sussex Capital Trust I. The Bank’s wholly-owned subsidiaries are Sussex Bancorp Mortgage Company, SCB Investment Company and Tri-State Insurance Agency, Inc. All intercompany transactions and balances have been eliminated in consolidation.

     In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” which provides guidance for the consolidation of variable interest entities (VIEs). Sussex Capital Trust I qualifies as a variable interest entity under FIN 46. Sussex Capital Trust issued mandatory redeemable preferred securities (Trust Preferred Securities) to third-party investors and loaned the proceeds to the Company. Sussex Capital Trust I holds, as its sole asset, subordinated debentures issued by the Company.

     FIN 46 required the Company to deconsolidate Sussex Capital Trust I from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures or long-term debt by $5,155,000 and reduce the mandatory capital debentures line item by $5,000,000 which had represented the trust preferred securities of the trust. The Company’s equity interest in the trust subsidiary of $155,000, which had previously been eliminated in consolidation, is now reported in “Other assets”. For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier I Capital subject to previously specified limitations, until further notice. If regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them.

Organization and Nature of Operations

     Sussex Bancorp’s business is conducted principally through the Bank. Sussex Bank is a New Jersey state chartered bank and provides full banking services. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers at its eight branches located in Sussex County, New Jersey. As a state bank, the Bank is subject to regulation of the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. Sussex Bancorp is subject to regulation by the Federal Reserve Board. Sussex Bancorp Mortgage Company brokers mortgage loans for the Bank and third parties. SCB Investment Company holds investments. Tri-State Insurance Agency, Inc. provides insurance agency services mostly through the sale of property and casualty insurance policies.

Estimates

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in near term relate to the determination of the allowance for losses, valuation of goodwill, intangible assets and deferred tax assets.

Significant Group Concentrations of Credit Risk

     Most of the Company’s activities are with customers located within Sussex County, New Jersey and adjacent counties in the states of Pennsylvania, New Jersey and New York. Note 4 discusses the types of securities that the Company invests in. Note 5 discusses the types of lending that the Company engages in. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations in any one industry or customer.

Presentation of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

     Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Fair values for securities are based upon quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Equity securities are comprised of stock in various companies and mutual funds.

     Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

     The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

     The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

     Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

     The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer, residential and home equity loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Loans Held for Sale

     Loans held for sale are comprised of residential loans that the Company originates with the intention of selling in the future. These loans are carried at the lower of cost or estimated fair value, calculated in the aggregate. There were no loans held for sale at December 31, 2004 and 2003. Gain or loss on sales of loans is recognized based on the specific identification method.

Transfers of Financial Assets

     Transfers of financial assets, including sales of loans and loan participations, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Goodwill and Other Intangibles

     Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. The Company has recorded goodwill of $2,334,000 and $2,124,000 at December 31, 2004 and 2003, respectively, related to the acquisition of an insurance agency on October 1, 2001 as described in Note 2. The $210,000 and $192,000 increase in goodwill in 2004 and 2003, respectively, was due to contingent payments made to the sellers in accordance with the purchase agreement and other acquisition costs incurred. In accordance with current accounting standards, goodwill is not amortized, but evaluated at least annually for impairment. Any impairment of goodwill results in a charge to income. Goodwill was tested for impairment during 2004. The estimated fair value of the reporting segment exceeded its book value, therefore, no write-down of goodwill was required. The goodwill is not deductible for tax purposes.

     The Company also has amortizable intangible assets resulting from the acquisition of both insurance agencies described in Note 2, which include the value of executive employment contracts and the value of the acquired book of businesses, which are being amortized on a straight-line basis over 3 to 7 years. The total net amortizable intangible assets were $246,000 and $297,000 net of accumulated amortization of $253,000 and $137,000 at December 31, 2004 and 2003, respectively.

     The Company has an amortizable core deposit intangible asset related to the premiums paid on the acquisition of deposits, which is being amortized on a straight-line basis over 15 years. This core deposit intangible was $200,000 and $284,000, net of accumulated amortization of $1,058,000 and $974,000 as of December 31, 2004 and 2003, respectively.

     Other intangible assets are included in other assets on the balance sheets at December 31, 2004 and 2003.

     Amortization expense on intangible assets was $200,000 and $162,000 for the years ended December 31, 2004 and 2003, respectively. Amortization expense is estimated to be $226,000 per year for the year ending December 31, 2005; $128,000 for the year ending December 31, 2006; $67,000 for the year ending December 31, 2007 and $25,000 for the year ending December 31, 2008.

Advertising Costs

     The Company follows the policy of charging the costs of advertising to expense as incurred.

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

Stock-Based Compensation

     The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation for the years ended December 31, 2004 and 2003.

	2004	2003

	(In Thousands)
Net income, as reported	$1,591	$1,441
Total stock-based compensation expense determined under
fair value based method for all awards, net of related tax effects	(135)	(47)

Pro forma net income	$1,456	$1,394

Basic earnings per share:
As reported	$0.85	$0.80
Pro forma	$0.78	$0.78
Diluted earnings per share:
As reported	$0.82	$0.78
Pro forma	$0.75	$0.75

     The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model. The following represents the weighted average fair values and weighted average assumptions used to determine such fair values for options granted for the years ended December 31, 2004 and 2003:

	2004	2003

Grant date fair value	$2.90	$2.05
Expected option lives	5 years	7 years
Dividend yield	1.49%	2.44%
Risk-free interest rate	3.17%	3.62%
Expected volatility rate	17.04%	15.18%

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

Segment Reporting

     The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs fiduciary services through its Trust Department. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful. The Company’s insurance agency is managed separately from the traditional banking and related financial services that the Company offers. The insurance operations provides primarily property and casualty coverage. See Note 3 for segment reporting of insurance operations.

Insurance Agency Operations

     Tri-State Insurance Agency, Inc. is a retail insurance broker operating in the State of New Jersey. The insurance agency’s primary source of revenue is commission income, which is earned by placing insurance coverage for its customers with various insurance underwriters. The insurance agency places basic property and casualty, life and health coverage with about fifteen different insurance carriers. There are two main billing processes, direct billing (currently accounts for approximately 90% of revenues) and agency billing.

     Under the direct billing arrangement, the insurance carrier bills and collects from the customer directly and remits the brokers’ commission to the broker on a monthly basis. For direct bill policies, Tri-State records commissions as revenue when the data necessary to reasonably determine such amounts is obtained. On a monthly basis, Tri-State receives notification from each insurance carrier of total premiums written and collected during the month, and the broker’s net commission due for their share of business produced by them.

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

New Accounting Standards

     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payment.” Statement No. 123(R) replaces Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to

Employees.” Statement No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such period using the exact pro forma amounts disclosed in the companies’ footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method. Statement No. 123(R) is effective for periods beginning after December 15, 2005 for small business issuers (i.e. first quarter 2006 for the Company). Early application of Statement No. 123(R) is encouraged, but not required.

     The Company will adopt the modified prospective method. Using the modified prospective method, the Company estimates that total stock-based compensation expense, net of related tax effects, will be $94,000 for the year ending December 31, 2006.

     In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on our consolidated financial statements.

     In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The Company adopted the provisions of SOP 03-3 effective January 1, 2005, and the initial implementation did not have any effect on the Company’s consolidated financial statements.

NOTE 2 – ACQUISITIONS

     On October 1, 2001, the Company, through its Sussex Bank subsidiary, acquired 100% of the stock of Tri-State Insurance Agency, Inc. for guaranteed consideration, including transaction costs totaling $2,021,000. The purchase price paid by the Company for Tri-State was comprised of an upfront cash payment of $350,000 at closing, and deferred payments on the first, second and third anniversaries of the closing. These deferred payments were satisfied through a combination of cash and common stock of the Company, with the number of shares issued based, in part, upon the then-current market price of the Company’s current stock. The deferred payments have been included in other liabilities at their net present value.

     The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair value at the date of acquisition, including identifiable intangible assets of $243,000 and $60,000 representing the fair value of the acquired book of business and executive employment contracts, respectively. The excess of the purchase price over the fair value of the identifiable net assets acquired was $1,757,000 and has been recorded as goodwill. In October 2004, 2003 and 2002, additional contingent payments were paid to the sellers in the amount of $210,000, $192,000 and $175,000, respectively, based on targeted profits of the insurance agency, resulting in additional goodwill.

     In January 2003, the Company acquired certain assets of another insurance agency, primarily a book of business. The guaranteed purchase price was $56,000. The acquisition was accounted for using the purchase method of accounting. In 2004 and 2003, additional contingent payments were paid to the seller in the amount of $65,000 and $75,000, respectively, based on targeted goals. The total purchase price of $196,000 has been allocated to amortizable intangible assets as of December 31, 2004. In addition the Company paid the last contingent payment of $24,000 in January 2005.

NOTE 3 – SEGMENT REPORTING

     Segment information for 2004 and 2003 is as follows:

	Banking and Financial Services	Insurance Services	Total

	(In Thousands)
Year Ended December 31, 2004:
Net interest income from external sources	$8,977	$—	$8,977
Other income from external sources	2,347	2,195	4,542
Depreciation and amortization	675	116	791
Income before income taxes	2,097	75	2,172
Income tax expense	551	30	581
Total assets	274,996	3,279	278,275
Year Ended December 31, 2003:
Net interest income from external sources	$7,911	$—	$7,911
Other income from external sources	2,040	2,063	4,103
Depreciation and amortization	593	79	672
Income before income taxes	1,813	133	1,946
Income tax expense	452	53	505
Total assets	237,617	3,000	240,617

NOTE 4 – SECURITIES AVAILABLE FOR SALE

     The amortized cost and approximate fair value of securities available for sale as of December 31, 2004 and 2003 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(In Thousands)
December 31, 2004:
U.S. Government agencies	$11,742	$19	$(88)	$11,673
State and political subdivisions	25,562	392	(45)	25,909
Mortgage-backed securities	33,779	120	(220)	33,679
Corporate securities	2,521	49	—	2,570
Equity securities	900	20	(15)	905

	$74,504	$600	$(368)	$74,736

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

		(In Thousands)
December 31, 2003:
U.S. Government agencies	$14,651	$54	$(47)	$14,658
State and political subdivisions	21,214	506	(178)	21,542
Mortgage-backed securities	35,056	179	(263)	34,972
Corporate securities	4,311	168	—	4,479
Equity securities	899	11	(16)	894

	$76,131	$918	$(504)	$76,545

     The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

			(In Thousands)
U.S. Government agencies	$6,940	$(64)	$976	$(24)	$7,916	$(88)
State and political subdivisions	6,080	(45)	—	—	6,080	(45)
Mortgage-backed securities	12,849	(120)	5,293	(100)	18,142	(220)
Equity securities	—	—	905	(15)	905	(15)

Total Temporarily Impaired Securities	$25,869	$(229)	$7,174	$(139)	$33,043	$(368)

     Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     At December 31, 2004, the Company has 61 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities and municipal debt securities. The decline in fair value is due only to interest rate fluctuations. As the Company has the intent and ability to hold such investments until maturity or market price recovery, no declines are deemed to be other-than-temporarily impaired. None of the individual unrealized losses are significant.

     The amortized cost and carrying value of securities available for sale at December 31, 2004 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

	(In Thousands)
Due in one year or less	$3,727	$3,743
Due after one year through five years	10,496	10,463
Due after five years through ten years	2,023	2,048
Due after ten years	23,579	23,898

	39,825	40,152
Mortgage-backed securities	33,779	33,679
Equity securities	900	905

	$74,504	$74,736

     Gross gains on sales of securities were $186,000 and $133,000 and gross losses were $170,000 and $-0- for the years ended December 31, 2004 and 2003, respectively.

     Securities with a carrying value of approximately $14,803,000 and $12,432,000 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by applicable laws and regulations.

NOTE 5 – LOANS RECEIVABLE

     The composition of net loans receivable at December 31, 2004 and 2003 is as follows:

	2004	2003

	(In Thousands)
Loans secured by one to four family residential properties	$41,971	$46,587
Loans secured by nonresidential properties	69,778	59,182
Loans secured by construction and land development	19,863	8,656
Loans secured by farmland	9,391	5,827
Commercial and industrial loans	14,233	12,392
Consumer	1,500	1,430
Other loans	299	287

	157,035	134,361
Unearned loan origination fees and costs, net	(119)	13
Allowance for loan losses	(2,274)	(1,734)

Net Loans Receivable	$154,642	$132,640

     Mortgage loans serviced for others are not included in the accompanying balance sheets. The total amount of loans serviced for the benefit of others was approximately $3,247,000 and $4,104,000 at December 31, 2004 and 2003, respectively.

NOTE 6 – ALLOWANCE FOR LOAN LOSSES

     The following table presents changes in the allowance for loan losses for the years ended December 31, 2004 and 2003:

	2004	2003

	(In Thousands)
Balance, beginning	$1,734	$1,386
Provision for loan losses	558	405
Loans charged off	(35)	(62)
Recoveries	17	5

Balance, ending	$2,274	$1,734

     Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,304,000 and $1,177,000 at December 31, 2004 and 2003, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $34,000 and $-0- at December 31, 2004 and 2003, respectively.

     The total recorded investment in impaired loans was $1,286,000 and $1,897,000 at December 31, 2004 and 2003, respectively. Impaired loans not requiring an allowance for loan losses was $335,000 and $969,000 at December 31, 2004 and 2003, respectively. Impaired loans requiring an allowance for loan losses was $951,000 and $928,000 at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, the related allowance for loan losses associated with those loans was $399,000 and $244,000, respectively. For the years ended December 31, 2004 and 2003, the average recorded investment in impaired loans was $1,498,000 and $1,255,000, respectively. Interest income recognized on such loans during the time each was impaired was $-0- and $33,000, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company will record all payments as a reduction of principal on such loans.

NOTE 7 – BANK PREMISES AND EQUIPMENT

     The components of bank premises and equipment at December 31, 2004 and 2003 are as follows:

	2004	2003

	(In Thousands)
Land	$577	$577
Building and building improvements	4,481	4,253
Leasehold improvements	328	95
Furniture, fixtures and equipment	5,254	4,267
Assets in progress	286	182

	10,926	9,374
Accumulated depreciation	(5,308)	(4,724)

	$5,618	$4,650

     During the years ended December 31, 2004 and 2003, depreciation expense totaled $591,000 and $510,000, respectively.

     As of December 31, 2004, the Company had outstanding commitments of approximately $482,000 for computer upgrades and branch construction and renovations.

NOTE 8 – DEPOSITS

     The components of deposits at December 31, 2004 and 2003 are as follows:

	2004	2003

	(In Thousands)
Demand, non-interest bearing	$34,451	$31,715
Savings, club and interest-bearing demand	132,197	119,461
Time, $100,000 and over	20,169	12,021
Time, other	43,010	44,460

	$229,827	$207,657

     At December 31, 2004 and 2003, time deposits included $6,201,000 and $3,177,000, respectively, owned by local municipalities scheduled to mature within 30 days.

     At December 31, 2004, the scheduled maturities of time deposits are as follows (in thousands):

2005	$51,857
2006	5,492
2007	2,658
2008	1,581
2009	1,221
Thereafter	370

$63,179

PAGE 28

NOTE 9 – BORROWINGS

     At December 31, 2004, the Bank has a line of credit commitment from the Federal Home Loan Bank of New York for borrowings up to $24,671,000. There were no borrowings under this line of credit at December 31, 2004.

At December 31, 2004 and 2003, the Bank had the following borrowings from the Federal Home Loan Bank:

Maturity Date	Initial Conversion Date	Interest Rate	Balance at December 31,
			2004	2003

July 26, 2004	N/A	3.01%	$—	$1,000,000
December 21, 2010	December 21, 2001	4.77%	3,000,000	3,000,000
December 21, 2010	December 21, 2002	4.90%	3,000,000	3,000,000
December 21, 2010	December 21, 2003	5.14%	4,000,000	4,000,000

			$10,000,000	$11,000,000

     The above three convertible notes contain a convertible option which allows the Federal Home Loan Bank (FHLB), at quarterly intervals to convert the fixed convertible advance into replacement funding for the same or lesser principal amount based on any advance then offered by the FHLB at their current market rates. The Bank has the option to repay these advances, if converted, without penalty.

     At December 31, 2004, the above borrowings are secured by a pledge of qualifying one-to-four family mortgage loans and selected investment securities, having an aggregate unpaid principal balance of approximately $20,303,000 of which the Bank has borrowing capacity of 80%.

NOTE 10 – JUNIOR SUBORDINATED DEBENTURES AND MANDATORY REDEEMABLE CAPITAL DEBENTURES

     On July 11, 2002, Sussex Capital Trust I, a Delaware statutory business trust and a wholly-owned subsidiary of the Company, issued $5 million of variable rate capital trust pass-through securities to investors. The variable interest rate reprices quarterly at the three month LIBOR plus 3.65% and was 5.72% and 4.80% at December 31, 2004 and 2003, respectively. Sussex Capital Trust I purchased $5,155,000 million of variable rate junior subordinated deferrable interest debentures from Sussex Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. Sussex Bancorp has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by Sussex Bancorp on or after October 7, 2007, at par or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on October 7, 2032. Proceeds totaling approximately $4.8 million were contributed to paid-in capital at Sussex Bank. Financing costs related to the Company’s issuance of mandatory redeemable capital debentures are being amortized over a five-year period and are included in other assets.

NOTE 11 – LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

     The Company has operating lease agreements expiring in various years through 2020. The Company has the option to extend the lease agreements for additional lease terms. The Bank is responsible to pay all real estate taxes, insurance, utilities and maintenance and repairs on its leased facilities.

     Future minimum lease payments by year are as follows (in thousands):

2005	$310
2006	276
2007	146
2008	134
2009	13
Thereafter	147

$1,026

     Rent expense was $297,000 and $175,000 for the years ended December 31, 2004 and 2003, respectively.

     In addition, the Company has plans to increase the leased space for the insurance agency. If the additional space is leased, rent expense will increase $67,000 per year for a ten year term.

NOTE 12 – EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Profit Sharing Plan and Trust for its employees. Employees may contribute up to the statutory limit or 75% of their salary to the Plan. The Company provides a 50% match of the employee’s contribution up to 6% of the employee’s annual salary. The amount charged to expense related to this Plan for the years ended December 31, 2004 and 2003 was $99,000 and $89,000, respectively.

     The Company also has a nonqualified Supplemental Salary Continuation Plan for two executive officers. Under the provisions of the Plan, the Company has executed agreements providing the officers a retirement benefit. The Plan is funded by life insurance carried on the life of the participants. For the years ended December 31, 2004 and 2003, $100,000 and $143,000, respectively, was charged to expense in connection with this Plan. At December 31, 2004 and 2003, the

Bank had an investment in life insurance of $2,802,000 and $1,195,000, respectively, related to this Plan which is included in other assets. The second executive officer’s life insurance investment was purchased in January of 2004 for $1,500,000. Earnings on the investment in life insurance were $107,000 and $49,000 for the years ended December 31, 2004 and 2003, respectively.

     The Company has an Employee Stock Ownership Plan for the benefit of all employees who meet the eligibility requirements set forth in the Plan. The amount of employer contributions to the Plan is at the discretion of the Board of Directors. The contributions charged to expense for both the years ended December 31, 2004 and 2003 were $25,000. At December 31, 2004 and 2003, 42,305 and 40,084 shares, respectively, of the Company’s common stock were held in the Plan. In the event a terminated Plan participant desires to sell his or her shares of the Company’s stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value.

NOTE 13 – COMPREHENSIVE INCOME

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

     The components of other comprehensive income and related tax effects for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003

	(In Thousands)
Unrealized losses on available for sale securities	$(166)	$(390)
Less reclassification adjustment for gains included in net income	16	133

Net Unrealized Losses	(182)	(523)
Tax effect	73	209

Net of Tax Amount	$(109)	$(314)

NOTE 14 – EARNINGS PER SHARE

     The following table sets forth the computations of basic and diluted earnings per share:

	Income (Numernator)	Shares (Denominator)	Per Share Amount

	(In Thousands, Except per Share Amounts)
Year Ended December 31, 2004:
Basic earnings per share:
Net income applicable to common stockholders	$1,591	1,872	$0.85
Effect of dilutive securities:
Stock options	—	66
Deferred common stock payments for purchase of
insurance agency	2	11

Diluted earnings per share:
Net income applicable to common stockholders and
assumed conversions	$1,593	1,949	$0.82

Year Ended December 31, 2003:
Basic earnings per share:
Net income applicable to common stockholders	$1,441	1,790	$0.80

Effect of dilutive securities:
Stock options	—	37
Deferred common stock payments for purchase of
insurance agency	6	32

Diluted earnings per share:
Net income applicable to common stockholders and
assumed conversions	$1,447	1,859	$0.78

NOTE 15 – STOCK OPTION PLANS

     The following data have been adjusted to give retroactive effect to stock dividends declared subsequent to option authorizations, grants and exercises.

     During 1995, the stockholders approved a stock option plan for nonemployee directors (the “Director Plan”). Options granted under the Plan are non-qualified stock options. As of December 31, 2004, there were no authorized shares of the Company’s common stock left to be granted. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after ten years. As of December 31, 2004, 36,691 options were outstanding under this plan.

     During 1995, the stockholders approved an incentive stock option plan for executives of the Company (the “Executive Plan”). The options granted under the Plan are incentive stock options, subject to limitations under Section 422 of the Internal Revenue Code. As of December 31, 2004, there were 3,288 authorized shares of the Company’s common stock to be granted. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. The options may have a term not longer than ten years from the date of grant. As of December 31, 2004, 128,768 options were outstanding under this plan.

     During 2001, the stockholders approved the 2001 Stock Option Plan established to provide equity incentives to selected persons. As of December 31, 2004, there were 68,083 authorized shares of the Company’s common stock to be granted. Options may be granted to employees, officers and directors of the Company or subsidiary. Options granted under the Plan may be either incentive stock options or non-qualified stock options as designated at the time of grant. The shares granted under the Plan to directors are non-qualified stock options. The shares granted under the Plan to officers and other employees are incentive stock options and are subject to limitations under Section 422 of the Internal Revenue Code. The option price under each grant shall not be less than the fair market value on the date of the grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. As of December 31, 2004, 99,392 options were outstanding under this Plan.

     Transactions under all stock option plans are summarized as follows:

	Number of Shares	Range of Exercise Price per Share	Weighted Average Exercise Price per Share

Outstanding, December 31, 2002	92,243	$4.84 - $10.63	$8.17
Options granted	123,121	9.91 - 13.70	11.54
Options exercised	(7,587)	4.84 - 10.00	5.60

Outstanding, December 31, 2003	207,777	4.84 - 13.70	10.27
Options granted	83,600	16.40 - 18.40	16.59
Options exercised	(23,238)	4.84 - 10.63	8.69
Options forfeited	(3,288)	9.91 - 16.40	14.86

Outstanding December 31, 2004	264,851	$4.84 - $18.40	$12.34

Exercisable, December 31, 2003	96,199	$4.84 - $10.63	$7.70

Exercisable, December 31, 2004	130,090	$4.84 - $18.40	$10.90

The weighted-average remaining contractual life of the above options is approximately 9.6 years.

The following table summarizes information about stock options outstanding at December 31, 2004:

Exercise Price	Number Outstanding	Remaining Contractual Life	Number Exercisable

$4.84	17,352	0.8 years	17,852
7.69	1,653	5.8 years	1,653
7.87	3,374	1.8 years	3,574
8.09	330	0.1 years	330
8.14	2,205	2.8 years	2,205
9.68	3,307	3.8 years	3,307
9.76	7,350	6.8 years	7,350
9.90	47,464	8.1 years	20,718
9.95	16,385	7.1 years	12,009
10.00	5,949	1.1 years	4,123
10.05	6,850	8.8 years	6,850
10.05	9,976	8.1 years	4,988
10.43	7,350	7.8 years	7,350
10.63	1,706	4.8 years	1,706
13.70	52,500	18.5 years	10,500
16.40	73,100	9.1 years	18,275
18.40	8,000	9.8 years	8,000

	264,851		130,090

Note 16 – Income Taxes

     The components of income tax expense for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003

	(In Thousands)
Current:
Federal	$469	$509
State	158	199

	627	708

Deferred:
Federal	(79)	(154)
State	33	(49)

	(46)	(203)

	$581	$505

     A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2004 and 2003 is as follows:

	2004		2003

	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income

	(Dollar Amounts in Thousands)
Federal income tax at statutory rate	$738	34%	$662	34%
Tax exempt interest	(279)	(13)	(234)	(12)
State income tax, net of federal income tax effect	126	6	99	5
Other	(4)	—	(22)	(1)

	$581	27%	$505	26%

     The income tax provision includes $6,000 and $53,000 in 2004 and 2003, respectively, of income tax expense related to net gains on sales of securities.

     The components of the net deferred tax asset at December 31, 2004 and 2003 are as follows:

	2004	2003

	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$908	$692
Deferred compensation	198	158
Other	68	95

Total Deferred Tax Assets	1,174	945

Deferred tax liabilities:
Bank premises and equipment	(133)	(106)
Prepaid expenses	(156)	—
Unrealized gains on securities available for sale	(93)	(166)

Total Deferred Tax Liabilities	(381)	(272)

Net Deferred Tax Asset	$792	$673

NOTE 17 – TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

     The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The related party loan activity for the year ended December 31, 2004 is summarized as follows (in thousands):

Balance, beginning	$3,500
Disbursements	2,170
Repayments	(603)

Balance, ending	$5,067

     Certain related parties of the Company provided legal, appraisal, and real estate business to the Company. Such services totaled $18,000 and $27,000 during 2004 and 2003, respectively. The Company also paid rent to a related party for a branch location in the amount of $22,000 for both 2004 and 2003.

NOTE 18 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

     The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     A summary of the Company’s financial instrument commitments at December 31, 2004 and 2003 is as follows:

	2004	2003

	(In Thousands)
Commitments to grant loans	$21,600	$6,211
Unfunded commitments under lines of credit	28,434	26,893
Outstanding standby letters of credit	457	1,002

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

     Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. These standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral and personal guarantees supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral and enforcement of personal guarantees would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2004 and 2003 for guarantees under standby letters of credit issued is not material.

NOTE 19 – REGULATORY MATTERS

     The Company is required to maintain cash reserve balances with the Federal Reserve Bank. The total of those reserve balances was approximately $2,458,000 at December 31, 2004.

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

     The Company’s and the Bank’s actual capital amounts and ratios at December 31, 2004 and 2003 are presented below:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Actioin Provision

	Amount	Ratio	Amount		Ratio	Amount		Ratio

	(Dollar Amounts in Thousands)
As of December 31, 2004:
Total capital (to risk-weighted assets):
Company	$35,980	20.09%	$	>14,327	>8.00%		N/A	N/A
Bank	28,346	15.86		>14,294	>8.00	$	>17,867	10.00%
Tier 1 capital (to risk-weighted assets):
Company	33,733	18.84		>7,164	>4.00		N/A	N/A
Bank	26,106	14.61		>7,147	>4.00		>10,720	>6.00
Tier 1 capital (to average assets):
Company	33,733	12.86		>10,492	>4.00		N/A	N/A
Bank	26,106	9.96		>10,481	>4.00		>13,101	>5.00

As of December 31, 2003:
Total capital (to risk-weighted assets):
Company	$18,682	12.37%	$	>12,086	>8.00%		N/A	N/A
Bank	18,253	12.11		>12,063	>8.00	$	>15,078	>10.00%
Tier 1 capital (to risk-weighted assets):
Company	16,832	11.14		>6,043	>4.00		N/A	N/A
Bank	16,519	10.96		>6,031	>4.00		>9,047	>6.00
Tier 1 capital (to average assets):
Company	16,832	7.15		>9,416	>4.00		N/A	N/A
Bank	16,519	7.02		>9,411	>4.00		>11,764	>5.00

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

     At December 31, 2004, the Bank’s funds available for payment of dividends were $21,381,000. Accordingly, $7,505,000 of the Company’s equity in the net assets of the Bank was restricted as of December 31, 2004.

     In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

NOTE 20 – FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

     The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Company’s financial instruments at December 31, 2004 and 2003:

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

Borrowings, Junior Subordinated Debentures and Mandatory Redeemable Capital Debentures

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

     The estimated fair values of the Company’s financial instruments at December 31, 2004 and 2003 were as follows:

	2004		2003

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(In Thousands)
Financial assets:
Cash and cash equivalents	$29,294	$29,294	$15,496	$15,496
Time deposits with other banks	3,900	3,900	3,500	3,500
Securities available for sale	74,736	74,736	76,545	76,545
Federal Home Loan Bank stock	690	690	760	760
Loans receivable, net of allowance	154,642	154,711	132,640	133,293
Accrued interest receivable	1,330	1,330	1,241	1,241

Financial liabilities:
Deposits	229,827	229,942	207,657	208,007
Borrowings	10,000	10,671	11,000	12,014
Junior subordinated debentures/mandatory
redeemable capital debentures	5,155	5,218	5,000	5,059
Accrued interest payable	225	225	228	228
Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Outstanding letters of credit	—	—	—	—

NOTE 21 – PARENT COMPANY ONLY FINANCIAL INFORMATION

     Condensed financial statements of Sussex Bancorp (Parent Company only) follows:

BALANCE SHEETS

	December 31,

	2004	2003

Assets	(In Thousands)
Cash	$7,244	$175
Investment in subsidiaries	29,180	19,630
Other assets	451	311

Total Assets	$36,875	$20,116

Liabilities and Stockholders’ Equity
Liabilities:
Other liabilities	$68	$57
Junior subordinated debentures	5,155	5,155

Total Liabilities	5,223	5,212

Stockholders’ Equity	31,652	14,904

Total Liabilities and Stockholders’ Equity	$36,875	$20,116

STATEMENTS OF INCOME

	Years Ended December 31,

	2004	2003

	(In Thousands)
Dividends from banking subsidiary	$447	$485
Interest expense on debentures	(260)	(248)
Other expenses	(87)	(88)

Income before Income Tax Benefit and Equity in
Undistributed Net Income of Banking Subsidiary	100	149

Income tax benefit	118	134

Income before Equity in Undistributed Net
Income of Banking Subsidiary	218	283

Equity in undistributed net income of banking subsidiary	1,373	1,158

Net Income	$1,591	$1,441

STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003

	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,591	$1,441
Adjustments to reconcile net income to net cash provided by
operating activities:
Net change in other assets and liabilities	226	57
Equity in undistributed net income of banking subsidiary	(1,373)	(1,158)

Net Cash Provided by (Used in) Operating Activities	444	340

CASH FLOWS USED IN INVESTING ACTIVITIES
Capital contribution to subsidiary	(8,286)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid, net of reinvestments	(336)	(228)
Net proceeds from sale of common stock	15,068	—
Purchase of treasury stock	(23)	(25)
Proceeds from exercise of stock options	202	47
Cash paid in lieu of fractional shares	—	(4)

Net Cash Provided by (Used in) Financing Activities	14,911	(210)

Net Increase in Cash and Cash Equivalents	7,069	130
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	175	45

CASH AND CASH EQUIVALENTS – END OF YEAR	$7,244	$175

OFFICE LOCATIONS

Corporate Office:
200 Munsonhurst Road, Route 517 Franklin, NJ (973) 827-2914

Main Office:

FRANKLIN

399 Route 23, Franklin Branch (973) 827-2404 Loan Department (973) 827-3726

Branch Offices:

ANDOVER
165 Route 206, Andover (973) 786-5150

AUGUSTA
100 Route 206, Augusta (973) 940-7950

NEWTON
15 Trinity Street, Newton (973) 383-2211

MONTAGUE
266 Clove Road, Montague (973) 293-3488

SPARTA
33 Main Street, Sparta (973) 729-7223

VERNON
7 Church Street, Vernon (973) 764-6175

WANTAGE
455 Route 23, Wantage (973) 875-9957

INVESTOR INFORMATION

Market Information for Common Stock

Sussex Bancorp’s common stock is traded on the American Stock Exchange under the symbol“SBB”. The table below shows the reported high and low sale prices of the common stock, as well as dividends declared during the periods indicated in 2004 and 2003.

2004	HIGH	LOW	DIVIDENDS DECLARED

4th Quarter	16.95	13.78	$ 0.07
3rd Quarter	17.20	15.20	$ 0.07
2nd Quarter	20.95	16.20	$ 0.07
1st Quarter	18.87	15.80	$ 0.07

2003	HIGH	LOW	DIVIDENDS DECLARED

4th Quarter	16.71	13.50	—
3rd Quarter	15 30	11.70	$ 0.07
2nd Quarter	12.20	10.25	$ 0.07
1st Quarter	10.70	10.15	$ 0.07

As of December 31, 2004 the Company had approximately 677 holders of record of the common stock.

REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10007 (800) 937-5449

FORM 10-KSB

The annual report on form 10-KSB (without exhibits) is available free of charge upon request in writing from:

Treasurer Sussex Bancorp 399 Route 23 Franklin, NJ 07416

SUSSEX BANCORP	SUSSEX BANK
BOARD OF DIRECTORS	BOARD OF DIRECTORS

Donald L. Kovach	Donald L. Kovach
Chairman of the Board,	Chairman of the Board
President and Chief Executive Officer,	Chief Executive Officer,
Sussex Bancorp	Sussex Bank

Irvin Ackerson	Katherine H. Caristia
Excavator,	Controller,
Ackerson Excavating	Jan Packaging & Trucking Co.

Mark J. Hontz	George Harper
Partner,	President,
Hollander, Hontz, Hinkes & Pasculli, LLC	Tri-State Insurance Agency

Edward J. Leppert	Mark J. Hontz
Certified Public Accountant,	Partner,
E. J. Leppert & Co.	Hollander, Hontz, Hinkes & Pasculli, LLC

Joel D. Marvil	Candace Leatham
Vice Chairman of the Board	Executive Vice President/Treasurer,
Chairman, Ames Rubber Corporation	Sussex Bank

Richard W. Scott	Edward J. Leppert
Dentist,	Certified Public Accountant,
Richard W. Scott, D.D.S.	E. J. Leppert & Co.

Terry H. Thompson	Timothy Marvil
Executive Vice President/COO,	Chief Executive Officer,
Sussex Bancorp	Vice-Chairman, Ames Rubber Corporation

Joseph Zitone	Richard W. Scott
General Contractor,	Dentist,
Zitone Construction Co	Richard W. Scott, D.D.S.

Terry H. Thompson
Vice Chairman/Secretary of the Board
President and Chief Operating Officer,
Sussex Bank

SUSSEX BANK OFFICERS

Donald L. Kovach	Gerald Lake	Adrienne Bowden
Chief Executive Officer	Vice President,	Assistant Secretary,
	Loans	Branch Manager-Sparta
Terry H. Thompson
President,	Valerie Seufert	Josephine Intravaia
Chief Operating Officer/Secretary	Vice President,	Assistant Secretary,
	Loans	Branch Manager-Augusta
Tammy Case
Executive Vice President,	Patrick Smith	Tracy Leyland
Loan Administration	Vice President	Assistant Secretary,
	Loans	Branch Manager-Vernon
Candace Leatham
Executive Vice President,	Diana Whitehead	Lynn Messina
Treasurer/Compliance Officer	Vice President,	Assistant Secretary,
	Assistant Operations Officer	Branch Manager-Andover
James Ciaravolo
Senior Vice President,	Jack McKenna	Mary Morrell
Branch Administration/Security	Business Development Officer	Assistant Secretary,
Branch Manager-Montague
Elizabeth Martin	Julianne DePue
Senior Vice President,	Assistant Vice President,	Margaret Sisco
Operations/Information Technology	Loan Operations	Assistant Secretary,
Deposit Operations
Richard Reilly	Margaret Hennessey-Post
Senior Vice President,	Assistant Vice President,	Florence Watt
Chief Lending Officer	Consumer Loan Officer	Assistant Secretary,
Branch Manager-Newton
Patricia Backman	Colleen Herman
Vice President,	Assistant Vice President,	Susan Pawson
Controller	Branch Manager-Wantage	Assistant Secretary,
Deposit Operations Specialist
Mary Cannistra	Carol Luscher
Vice President,	Assistant Vice President,	TRI-STATE INSURANCE
Human Resource Officer	Corporate Trainer	AGENCY, INC.

Samuel Chazanow	Rita Susan Ottowski
Vice President,	Assistant Vice President,	George Harper
Residential Lending	Residential Mortgage Officer	President

Gary Chiusano	Maryann Parker	George Lista
Vice President,	Assistant Vice President,	Executive Vice President
Trust Officer/Non-deposit Products	Branch Manager-Franklin
PAGE 40