Form 10KSB, Exhibit 13
period 2005-12-31
SUSSEX BANCORP
filed 2006-03-28
CIK 1028954

Exhibit 13

Message To Shareholders

     The past year was perhaps the most eventful in the history of the Company. Executing the business plan encompassed change in systems, people, schedules, responsibilities and concentration on regulatory details not previously experienced. The entire staff undertook the tasks at hand with a familial and enthusiastic spirit. The year 2005 was an outstanding year of accomplishments for your Company in all aspects but one. Joe Zitone, director on both the Bank and Holding Company level, lost a battle to lung cancer on May 6, 2005. His contribution as a director was distinctly singular. Because of his character and personality we as directors had no choice but to listen to Joe in our deliberations. With unforgettable prose and uncanny wisdom Joe Zitone has left an indelible mark on the history of the Company. Joe will be sorely missed and certainly never replaced.

     At December 31, 2005 the Company’s assets increased to $313.2 million from $278.3 as of the previous year-end. The hard work of the loan department was responsible for an increase in the loan portfolio of $54.1 million resulting in total interest income increasing to $15.5 million from $11.8 million for 2004. Total income increased to $20.4 million in 2005 from $16.3 million. Our net interest margin had a remarkable year-end average of 4.34% in 2005.

     Net income increased by over $800 thousand. These results were achieved at the same time that we implemented major divisional changes impacting revenue while continuing to improve in almost all measurable industry standards, most notably total income, sustaining another year of double digit increases in net income over the previous year end.

     Non interest income continued to show steady growth with a year-end total of $4.9 million, an increase of $331 thousand over the 2004 total. Tri-State Insurance Agency continued to perform as expected providing close to half of the total non- interest income again in 2005 with total 2005 income of $2.4 million. A decrease in the Residential Mortgage Division revenue of $408 thousand was due to the transition from a mortgage brokerage business to a mortgage banking business by forming SussexMortgage.com, LLC, a joint venture with National City Mortgage Company, a national leader in residential lending. SussexMortgage.com provides the opportunity, with limited expense or capital risk, to improve the bottom line by expanding the residential mortgage market throughout the Middle Atlantic Region and permits Sussex to share in mortgage banking fees in addition to brokerage placement commissions.

     The Non Deposit Investment Division also underwent a transition by affiliating with the strategic partnership formed by ICBA Financial Services and the Sorrento Pacific LLC firm. Sorrento Pacific has many years of market experience and superior technological expertise with sound financial footings supported by it’s association with Pacific Selective Distributors, a Pacific Life Insurance holding company that has equity interest in the firm. Sorrento Pacific will enhance our investment product offerings and improve customer service by allowing our licensed representatives to commit more time to sales, as well as expanding opportunities to utilize brokerage account cash as a source of deposits, further automating our cross-selling referral system with full time service brokerage.

     Efforts remain on going to improve our internal controls not only to assure precise financial public reporting, but for management to be better informed of costs and revenues as well. In that regard we have completed the development and initiation of a cost center accounting system to provide management with the ability to better control each cost center within the Bank.

     In keeping with our strategic plan, Sussex Bank undertook its first expansion outside of Sussex County, New Jersey by entering into a purchase agreement with NBT Bank to acquire a branch of Pennstar Bank located in Port Jervis, New York. The transaction is scheduled to close at the end of March of this year. It is anticipated that the Port Jervis branch will add approximately $6 million in additional deposits as well as about $4 million in loans and provide a solid base upon which to initiate our New York expansion plans. The location is exactly suited to our plans to enter the Orange County, New York market. The highest elevation point in New Jersey is identified by a monument located in New Jersey’s High Point State Park. The Monument also happens to look like our logo and should be easily recognizable to the Port Jervis residents since it is visible from many locations within the City limits. The community of Port Jervis is in need of a true community bank. Our marketing efforts as well as our actions will emphasize our history and commitment to the community we serve.

     Thanks to our capital position Sussex Bank reached the coveted “Five Stars” rating by Bauer Financial, Inc., a nationally recognized community bank rating firm listing Sussex Bank as one of the strongest banks in the nation.

     February of this year will mark the 30 year anniversary of the opening of Sussex Bank. From a conservative beginning in a converted gas station to the present, directors, management and staff have been dedicated to a long term commitment to being a profitable community bank that cares about its customers and communities and above all the people that make it a success. Every group of people seeking a common goal, including corporations, profit or nonprofit, is only as good as its people. We have those people, from top to bottom, who are talented and committed to make your investment a success.

Donald L. Kovach President/CEO

Terry H. Thompson Executive Vice-President/COO

Selected Financial Data

     The following selected financial data as of December 31 for each of the five years should be read in conjunction with the Company’s audited consolidated financial statements and the accompanying notes elsewhere herein.

	As of and for the Year Ended December 31,

(dollars in thousands, except per share data)	2005	2004	2003	2002	2001

SUMMARY OF INCOME:
Interest income	$15,547	$11,791	$10,771	$10,860	$11,589
Interest expense	4,328	2,814	2,860	3,536	5,688

Net interest income	11,219	8,977	7,911	7,324	5,901
Provision for loan losses	1,138	558	405	300	252

Net interest income after provision for loan losses	10,081	8,419	7,506	7,024	5,649
Other income	4,873	4,542	4,103	3,292	1,628
Other expenses	11,603	10,789	9,663	8,634	6,165

Income before income taxes	3,351	2,172	1,946	1,682	1,112
Income taxes	952	581	505	526	317

Net income	$2,399	$1,591	$1,441	$1,156	$795

WEIGHTED AVERAGE NUMBER OF SHARES: (a)
Basic	3,163,182	1,965,745	1,879,649	1,835,507	1,811,681
Diluted	3,200,876	2,046,568	1,952,379	1,911,760	1,846,407

PER SHARE DATA:
Basic earnings per share	$0.76	$0.81	$0.77	$0.63	$0.44
Diluted earnings per share	0.75	0.78	0.74	0.60	0.43
Cash dividends (b)	0.20	0.27	0.19	0.23	0.17
Stock dividends	5%	0%	5%	0%	0%
BALANCE SHEET:
Loans, net	$208,720	$154,642	$132,640	$112,069	$105,005
Total assets	313,182	278,275	240,617	225,904	203,343
Total deposits	256,847	229,827	207,657	189,858	178,554
Total stockholders’ equity	32,924	31,652	14,904	13,680	12,237
Average assets	291,368	251,338	233,027	214,897	188,785
Average stockholders’ equity	32,368	16,067	14,035	12,766	11,838

PERFORMANCE RATIOS:
Return on average assets	0.82%	0.63%	0.62%	0.54%	0.42%
Return on average stockholders’ equity	7.41%	9.90%	10.27%	9.06%	6.72%
Net interest margin	4.34%	4.10%	3.86%	3.82%	3.40%
Efficiency ratio (c)	72.10%	79.81%	80.43%	81.33%	81.88%
Other income to net interest income plus other income	30.28%	33.60%	34.15%	31.01%	21.62%
Dividend payout ratio	26%	33%	25%	36%	39%
CAPITAL RATIOS:
Tier I capital to average assets	11.45%	12.86%	7.15%	6.66%	4.87%
Tier I capital to total risk-weighted assets	15.42%	18.84%	11.14%	11.77%	8.45%
Total capital to total risk-weighted assets	16.55%	20.09%	12.37%	13.36%	9.46%
Average equity/average assets	11.11%	6.39%	6.02%	5.94%	6.27%

ASSET QUALITY RATIOS:
Non-performing loans to total gross loans	0.65%	0.85%	0.99%	1.14%	2.35%
Non-performing assets to total assets	0.44%	0.48%	0.64%	0.66%	1.32%
Net loan charge-offs to average total loans	0.43%	0.01%	0.05%	0.05%	0.08%
Allowance for loan losses to total gross loans at period end	1.24%	1.45%	1.29%	1.22%	1.08%
Allowance for loan losses to non-performing loans	190.04%	169.96%	130.67%	107.11%	45.83%

(a)	The weighted average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.

(b)	Cash dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends.

(c)	Efficiency ratio is total other expenses divided by net interest income and total other income.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

     This section presents management’s discussion and analysis of changes to the Company’s consolidated financial results of operations and condition and should be read in conjunction with the Company’s financial statements and notes thereto included herein.

MANAGEMENT STRATEGY

     The Company’s goal is to serve as a community-oriented financial institution serving the Northwestern New Jersey, Northeastern Pennsylvania and New York tri-state marketplace. Our market presence has expanded by opening loan production offices during 2005 in Milford, Pennsylvania and Warwick, New York with added availability of all of our financial services in those counties contiguous to our existing New Jersey market. In addition, during 2005 we continued our expansion into Orange County, New York by agreeing to buy the Port Jervis, New York branch of Pennstar Bank from NBT Bank. The transaction is expected to close in late March 2006. While offering traditional community bank loan and deposit products and services, the Company obtains significant non-interest income through its Tri-State Insurance Agency, Inc. (“Tri-State”) insurance brokerage operations and the sale of non-deposit products. During 2006, we intend to integrate the Port Jervis acquisition and then look for other expansion opportunities in our New Jersey market and in New York and Pennsylvania.

FORWARD LOOKING STATEMENTS

     When used in this discussion the words: “believes”, “anticipates”, “contemplated”, “expects” or similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business and the risks inherent in integrating acquisitions into the Company and commencing operations in new markets. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING POLICIES

     Our accounting policies are fundamental to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. Our accounting policies are more fully described in Note 1 of the Notes to the Consolidated Financial Statements for December 31, 2005 included herein. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Since future events and their effect cannot be determined with absolute certainty, actual results may differ from those estimates. Management makes adjustments to its assumptions and judgments when facts and circumstances dictate. The amounts currently estimated by us are subject to change if different assumptions as to the outcome of future events were made. We evaluate our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management believes the following critical accounting policies encompass the more significant judgments and estimates used in preparation of our consolidated financial statements.

ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to provide for known and inherent losses in the existing loan portfolio. Management’s judgment is based on the evaluation of the past experience of individual loans, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

     Management uses significant estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers’ perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the sufficiency of the allowance for loan losses is dependent to a great extent on conditions that may be beyond our control, it is possible that management’s estimates of the allowance for loan losses and actual results could differ in the near term. Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary if certain future events occur that cause actual results to differ from the assumptions used in making the evaluation. For example, a downturn in the local economy could cause increases in non-performing loans. Additionally, a decline in real estate values could cause some of our loans to become inadequately collateralized. In either case, this may require us to increase our provisions for loan losses, which would negatively impact earnings. Additionally, a large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively impact earnings. In addition, regulatory authorities, as an integral part of their examination, periodically review the allowance for loan losses. They may require additions to the allowance for loan losses based upon their judgments about information available to them at the time of examination. Future increases to our allowance for loan losses, whether due to unexpected changes in economic conditions or otherwise, could adversely affect our future results of operations.

STOCK-BASED COMPENSATION

     As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, the Company accounts for stock-based compensation in accordance with Accounting Principles Board

Opinion (“APB”) No. 25. Under APB No. 25, no compensation expense is recognized in the income statement related to any option granted under the Company’s stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statements.

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

     The revised Statement requires entities to disclose information about the nature of the share-based payment transaction and the effects of those transactions on the financial statements. In December 2005 the Company approved the accelerating of certain options to purchase common stock granted to employees that were outstanding and unvested as of December 18, 2005. The acceleration was effective as December 31, 2005 at which time all such options shall be exercisable, and affects options covering a total of 75,600 shares granted under the Company’s various option plans. Such options were not in the money as of December 31, 2005. The effect of this acceleration is included in the pro forma expense in Note 1 to the consolidated financial statements.

     The primary purpose of accelerating vesting is to eliminate future compensation expense the company would otherwise recognize in its future income statements with respect to the options under Statement of Financial Accounting Standards No. 123, “Share Based Payment (revised 2004)” (“SFAS 123 (R)”). The Company estimates that the future after-tax expense to be eliminated as a result of acceleration of vesting of outstanding options is approximately $91,000 over the next two years during which the options otherwise would have vested.

     Statement No. 123(R) is effective for periods beginning after December 15, 2005 for small business issuers (i.e. first quarter of 2006 for the Company). All public companies must use either the modified prospective or the modified retrospective transition method. The Company will adopt the modified prospective method. Using the modified prospective method, the Company estimates that total stock-based compensation expense, net of related tax effects, will be approximately $33,000, $20,000 and $12,000 for the years ending December 31, 2006, 2007 and 2008 for unvested stock options outstanding at December 31, 2005. Any additional impact that the adoption of this statement will have on our results of operations will be determined by share-based payments granted in the future.

GOODWILL

     The Company has recorded goodwill of $2.3 million at December 31, 2005 related to the acquisition of Tri-State Insurance Agency on October 1, 2001. The Company performs its annual goodwill impairment test in the fourth quarter of each calendar year. A fair value is determined for the reporting unit, the insurance agency. If the fair value of the reporting unit exceeds the book value, no write-downs of goodwill are necessary. If the fair value is less than the book value, an additional test is necessary to assess the proper carrying value of goodwill. The Company determined that no impairment write-offs were necessary during 2005 and 2004.

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

RESULTS OF OPERATIONS

     For the year ended December 31, 2005, net income was $2.4 million, an increase of $808 thousand, or 50.8%, from the $1.6 million for the same period in 2004. Basic earnings per share were $0.76 for the year ended December 31, 2005 compared to $0.81 for the same period last year, a decrease of 6.2%. Diluted earnings per share were $0.75 for the year ended December 31, 2005 compared to $0.78 for the same period last year, a decrease of 3.9%. The decreased earnings per share reflect the issuance of an additional 1,131,150 shares of the Company’s stock from a public offering in December of 2004. For the year ended December 31, 2005, the Company had 3,163,189 average basic shares outstanding, compared to 1,965,745 average basic shares outstanding for the year ended December 31, 2004.

     The results reflect an increase in net interest income, an outcome of both increasing interest income and interest expense, coupled with increases in non-interest income, primarily due to an increase in service fees on deposit accounts, offset by increases in non-interest expenses associated with additional professional fees related to the preliminary implementation of Section 404 requirements of the Sarbanes Oxley Act of 2002.

Comparative Average Balances and Average Interest Rates

     The following table presents, on a fully taxable equivalent basis, a summary of the Company’s interest-earning assets and their average yields, and interest-bearing liabilities and their average costs for each of the years ended December 31, 2005, 2004 and 2003. The average balances of loans include non-accrual loans, and associated yields include loan fees, which are considered adjustment to yields.

	Years Ended December 31,
(dollars in thousands)	2005			2004			2003

Earning Assets:	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)

Securities:
Tax exempt (3)	$26,716	$1,614	6.04%	$22,176	$1,241	5.60%	$18,903	$1,049	5.55%
Taxable	44,849	1,650	3.68%	51,684	1,812	3.51%	56,733	1,783	3.14%

Total securities	71,565	3,264	4.56%	73,860	3,053	4.13%	75,636	2,832	3.74%
Total loans receivable (4)	185,287	12,331	6.66%	143,916	8,954	6.22%	124,165	8,093	6.52%
Other interest-earning assets	12,600	421	3.34%	10,409	156	1.50%	13,099	156	1.19%

Total earning assets	269,452	$16,016	5.94%	228,185	$12,163	5.33%	212,900	$11,081	5.20%

Non-interest earning assets	24,146			25,311			21,697
Allowance for loan losses	(2,230)			(1,958)			(1,570)

Total Assets	$291,368			$251,538			$233,027

Sources of Funds:
Interest bearing deposits:
NOW	$43,939	$299	0.68%	$42,412	$196	0.46%	$45,965	$249	0.54%
Money market	22,083	534	2.42%	16,878	184	1.09%	3,970	28	0.72%
Savings	62,025	456	0.74%	66,322	439	0.66%	64,831	511	0.79%
Time	71,174	1,997	2.81%	58,443	1,213	2.08%	53,146	1,251	2.35%

Total interest bearing deposits	199,221	3,286	1.65%	184,055	2,032	1.10%	167,912	2,039	1.21%
Borrowed funds	14,771	686	4.64%	10,630	522	4.91%	12,772	573	4.49%
Junior subordinated debentures	5,155	356	6.91%	5,155	260	5.05%	5,000	248	4.96%

Total interest bearing liabilities	219,147	$4,328	1.97%	199,840	$2,814	1.41%	185,684	$2,860	1.54%
Non-interest bearing liabilities:
Demand deposits	38,068			33,627			31,112
Other liabilities	1,785			2,004			2,196

Total non-interest bearing liabilities	39,853			35,631			33,308
Stockholders’ equity	32,368			16,067			14,035

Total Liabilities and Stockholders’ Equity	$291,368			$251,538			$233,027

Net Interest Income and Margin (5)		$11,688	4.34%		$9,349	4.10%		$8,221	3.86%

(1)	Includes loan fee income

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

(4)	Loans outstanding include non-accrual loans

(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

Net Interest Income

     Net interest income is the difference between interest and fees on loans and other interest-earning assets and interest paid on interest-bearing liabilities. Changes in volume and mix of interest-earning assets and interest-bearing liabilities that support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities, directly affect net interest income.

     Net interest income, on a fully taxable equivalent basis (a 39% tax rate), increased $2.3 million, or 25.0%, to $11.7 million for the year ended December 31, 2005 compared to $9.3 million in 2004. Total interest income, on a fully taxable equivalent basis, increased by $3.9 million to $16.0 million for the year ended December 31, 2005 compared to $12.2 million in 2004. Total average earning assets increased by $41.3 million to $269.5 million from $228.2 million for the year ended December 31, 2004. The majority of the increase in average earning assets was in the loan portfolio. The average loan portfolio balance increased by $41.4 million, to $185.3 million in the current year from $143.9 million in 2004. Higher market rates of interest and the increase in the average balance in loans increased the average rate earned on earning assets 61 basis points from 5.33% for 2004 to 5.94% in 2005.

     Interest expense increased by $1.5 million to $4.3 million from $2.8 million for the year ended December 31, 2005 as a result of increases in market rates of interest, as the average balance in interest bearing liabilities increased $19.3 million, to $219.1 million for the year ended December 31, 2005 from $199.8 million the year earlier. The average rate paid on interest bearing liabilities increased by 56 basis points to 1.97% for the current year from 1.41% for the year ended December 31, 2004.

     The net interest margin increased, on a fully taxable equivalent basis, by 24 basis points to 4.34% in the year ended December 31, 2005 compared to 4.10% for the same period in 2004.

Interest Income

     Total interest income, on a fully taxable equivalent basis, increased by $3.9 million to $16.0 million for the year ended December 31, 2005 compared to $12.2 million in 2004. The largest components of the increase were on tax-exempt investment securities and on the loan portfolio.

     Total interest income on the loan portfolio increased by $3.4 million to $12.3 million for the current year from $9.0 million in 2004. Comparing the average balance in the loan portfolio for the year ended December 31, 2005 to the same period in 2004, the average balance in loans increased $41.4 million, or 28.8%. The increase in our loan portfolio reflects our continuing efforts to enhance our loan origination capacity. In particular, we have enhanced our loan department through the hiring of additional lending staff and originators. The average rate earned on loans increased 44 basis points from 6.22% for the period ended December 31, 2004 to 6.66% for the same period in 2005. This was due to competitive pricing in an increasing market rate environment.

     Total interest income on securities, on a fully taxable equivalent basis, increased $211 thousand, or 6.9%, from the year ended December 31, 2004 to the same period in 2005. While the average balance of securities decreased $2.3 million, the average rate earned increased 43 basis points, from 4.13% in 2004 to 4.56% for 2005. The decrease in the total securities portfolio reflects the reallocation of funds to meet increasing loan demand. The increase in yield was accomplished through increasing the tax-exempt securities portfolio by $4.5 million and increasing the tax equivalent yield by 44 basis points to 6.04% for the year ended December 31, 2005 from 5.60% the year earlier.

Interest Expense

     The Company’s interest expense for the year ended December 31, 2005 increased $1.5 million, or 53.8%, to $4.3 million from $2.8 million for the same period in 2004, as the balance in average interest-bearing liabilities increased $19.3 million, or 9.7% to $219.1 million from $199.8 million between the same two periods. The average rate paid on total interest-bearing liabilities has increased by 56 basis points from 1.41% for the year ended December 31, 2004 to 1.97% for the same period in 2005. This increase is largely due to time deposit promotions that have increased the average balance by $12.7 million, or 21.8%, to $71.2 million for the year ended 2005 compared to $58.4 million the prior year. The average rate paid on time deposits increased 73 basis points from 2.08% for the period ended December 31, 2004 to 2.81% for the same period in 2005. The average balance in money market accounts has increased $5.2 million, or 30.8%, to $22.1 million for the year ended December 31, 2005 from $16.9 million for the same period in 2004. The average rate paid on money market deposits has increased 133 basis points from 1.09% to 2.42% between year end 2004 to year end 2005, as the Company has promoted a business money market sweep product with its interest rate based on economic market conditions and a new tiered personal money market product which offers higher rates of interest on larger average balances.

     At December 31, 2005, the Company’s borrowed funds consisted of four convertible notes and one amortizing advance from the Federal Home Loan Bank totaling $16.3 million. The Company also has $5.2 million in junior subordinated debentures. The debentures bear a floating rate of interest, which averaged 6.91% for the year ended December 31 2005, up 186 basis points from 5.05% in the same period of 2004.

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

	December 31, 2005 v. 2004 Increase (decrease) Due to changes in:			December 31, 2004 v. 2003 Increase (decrease) Due to changes in:
(dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total

Securities:
Tax exempt	$287	$86	$373	$183	$9	$192
Taxable	(248)	86	(162)	(167)	196	29

Total securities (1)	39	172	211	16	205	221
Total loans receivable (2)	2,810	567	3,377	1,244	(383)	861
Other interest-earning assets	39	226	265	(1)	1	—

Total net change in income on interest-earning assets	2,888	965	3,853	1,259	(177)	1,082

Interest bearing deposits:
NOW	7	96	103	(21)	(32)	(53)
Money Market	33	317	350	150	5	155
Savings	(30)	47	17	12	(84)	(72)
Time	113	671	784	117	(155)	(38)

Interest bearing deposits	123	1,131	1,254	258	(266)	(8)
Borrowed funds	194	(30)	164	(102)	51	(51)
Junior subordinated debentures	96	—	96	8	5	13

Total net change in expense on interest-bearing liabilities	413	1,101	1,514	164	(210)	(46)

Change in net interest income	$2,475	($ 136)	$2,339	$1,095	$33	$1,128

(1)	Fully taxable equivalent basis, using 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance.

(2)	Includes loan fee income.

Provision for Loan Losses

     The provision for loan losses in 2005 was $1.1 million compared to a provision of $558 thousand in 2004, an increase of $580 thousand or 103.9%. The increase reflects growth in the Company’s loan portfolio of $54.4 million from $156.9 million for the year ended December 31, 2004 to $211.3 million at December 31, 2005 and the need to replenish the allowance due to increased charge-offs in 2005, as well as the continued emphasis on the origination of commercial real estate loans, which increased by $40.6 million from the year ended December 31, 2004 to December 31, 2005. These loans may be considered to involve a greater degree of risk than other types of lending. The provision for loan losses reflects management’s judgment concerning the risks inherent in the Company’s existing loan portfolio and the size of the allowance necessary to absorb the risks, as well as the average balance of the portfolio over both periods. Management reviews the adequacy of its allowance on an ongoing basis and will provide additional provisions, as management may deem necessary.

Non-Interest Income

     The Company’s non-interest income is primarily generated through insurance commissions earned through the operation of Tri-State and service charges on deposit accounts.

     The Company’s non-interest income increased by $331 thousand, or 7.29%, to $4.9 million for the year ended December 31, 2005 from $4.5 million for the same period in 2004. The increase is primarily attributable to the Company’s service fees on deposit accounts increasing $477 thousand or 63.8%, to $1.2 million for the year ended December 31, 2005 from $748 thousand in the previous year. This increase is attributed to a no return service privilege program that began in February of 2005. Net gain on the sale of securities was $35,000 for the year ended December 31, 2005 compared to $16,000 for the year ended December 31, 2004. Mortgage broker fees decreased $408 thousand to $212 thousand for the year ended December 31, 2005 from $620 thousand. The Company became a 49% partner in a joint venture, SussexMortgage.com, with National City Mortgage Corporation on August 1, 2005. The majority of the Company’s residential lending broker activities have been transferred to the new joint venture, while loan secured by one to four family residential properties generated internally by the Bank are mostly retained in the Company’s loan portfolio.

Non-Interest Expense

     Total non-interest expense increased from $10.8 million in 2004 to $11.6 million in 2005, an increase of $814 thousand, or 7.5%. Salaries and employee benefits, the largest component of non-interest expense, increased only $132 thousand, or 2.3%. This increase reflects customary annual salary increases for the Bank’s and Tri-State’s existing staff and lower commission costs associated with several former commissioned based employees of the Company becoming employees of the joint venture, SussexMortgage.com. Both occupancy and furniture, fixtures and data processing expenses have increased, 15.8% and 19.5% respectively, in 2005 over 2004 due to the Company’s expansion into Pennsylvania and New York in 2005 and continual upgrades to the Company’s data processing infrastructure. The largest increase in non-interest expense was an increase in professional fees of $189 thousand, or 53.1%, to $545 thousand for the year ended December 31, 2005 from $356 thousand the prior year. This increase is the result of the Company hiring a third party to assist in its implementation of internal control requirements of Section 404 of the Sarbanes Oxley act of 2002. Section 404 will be applicable to the Company in 2007. Advertising and marketing expenses increased 23.4% for the year ended December 31, 2004 to the same period in 2005, from the advertising of the Company’s time and money market deposit products and through the promotion of a new internal cross selling initiative.

Income Taxes

     The Company’s income tax provision, which includes both federal and state taxes, was $952 thousand and $581 thousand for the years ended December 31, 2005 and 2004, respectively. This increase in income taxes resulted from an increase in income before taxes of $1.2 million, or 54.3% for the year ended December 31, 2005 as compared to the same period in 2004. The Company’s effective tax rate of 28% and 27% for the years ended December 31, 2005 and 2004, respectively, is below the statutory tax rate due to tax-exempt interest on securities and earnings on the Company’s investment in life insurance.

FINANCIAL CONDITION

     At December 31, 2005, the Company had total assets of $313.2 million compared to total assets of $278.3 million at December 31, 2004, an increase of $34.9 million, or 12.5%. Net loans increased $54.1 million, or 35.0%, to $208.7 million at December 31, 2005 from $154.6 million at December 31, 2004. Total deposits increased to $256.8 million at December 31, 2005 from $229.8 million at December 31, 2004.

Cash and Cash Equivalents

     The Company’s cash and cash equivalents decreased by $4.5 million for the year ended December 31, 2005 to $24.8 million from $29.3 million at December 31, 2004. This decrease largely reflects the Company’s decrease in federal funds sold of $5.5 million to $13.4 million at December 31, 2005 from $18.9 million at year-end 2004. The decrease is related to the Company’s increase in net loans receivable and the need to fund that increase.

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

     The Company has no securities classified as held to maturity or as trading securities. Securities not classified as securities held to maturity or trading securities are classified as available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of stockholders’ equity net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements. Management determines the appropriate classification of securities at the time of purchase. At December 31, 2005, all of the Company’s securities were classified as available for sale.

     The following table shows the carrying value of the Company’s security portfolio as of December 31, 2005, 2004 and 2003. Securities available for sale are stated at their fair value.

(dollars in thousands)	December 31,

Available for sale	2005	2004	2003

U.S. Government agencies	$10,851	$11,673	$14,658

State and political subdivisions	23,757	25,909	21,542

Mortgage-backed securities	24,940	33,679	34,972

Corporate securities	751	2,570	4,479

Equity securities	881	905	894

Total available for sale	$61,180	$74,736	$76,545

     The Company’s securities decreased by $13.6 million, or 18.1%, from $74.7 million at December 31, 2004 to $61.2 million at December 31, 2005. The Company purchased $7.4 million in new securities during 2005, $5.5 million were sold and $14.7 million matured, were called and were repaid. There was a $595 thousand net decrease in unrealized gains in the available for sale portfolio; a $35 thousand realized gain on the sale of available for sale securities and $234 thousand in net amortization expenses recorded during 2005. This decrease in the Company’s securities provided cash to fund the growth in the loan portfolio. The securities portfolio contained no high-risk securities or derivatives as of December 31, 2005.

     The contractual maturity distribution and weighted average yield of the Company’s securities portfolio at December 31, 2005 are summarized in the following table. Securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such securities. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax-effected on the tax-exempt obligations.

     The Company also holds $1,025,000 in Federal Home Loan Bank of New York stock at December 31, 2005 that it does not consider an investment security. Ownership of this restricted stock is required for membership in the Federal Home Loan Bank of New York.

December 31, 2005	Due under 1 Year		Due 1-5 Years		Due 5-10 Years		Due over 10 Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for sale:
U.S. Government agencies	$5,749	2.37%	$5,219	4.06%	$—	—	$—	—
State and political subdivisions	546	3.00%	—	—	2,292	4.27%	20,496	4.35%
Mortgage-backed securities	—	—	2,721	3.81%	7,552	3.90%	15,326	4.06%
Corporate securities	750	6.32%	—	—	—	—	—	—
Equity securities	—	—	—	—	—	—	892	4.22%

Total available for sale	$7,045	2.84%	$7,940	3.97%	$9,844	3.99%	$36,714	4.23%

     Loans

     The loan portfolio comprises the largest part of the Company’s earning assets. Total loans at December 31, 2005 increased $54.4 million, or $34.7% to $211.3 million from $156.9 million at year-end 2004. During the year ended December 31, 2005, new originations have exceeded payoffs both through scheduled maturities and prepayments. The Company has also increased its activity in the loan participation market as a tool to increase the loan portfolio. The majority of the originated and sold participations are commercial real estate related loans that exceed the Company’s legal lending limit. The balance in non-residential real estate loans increased $40.6 million, or 58.3%, commercial and industrial loans increased $2.4 million, or 17.1%, construction and land development loans increased $3.3 million, or 16.6%, and residential 1-4 family real estate loans have increased $5.4 million, or 13.0% from December 31, 2004 to December 31, 2005. During 2005, the Company brought more of the mortgage origination process in-house, with FNMA/Freddie Mac qualifying residential mortgage loans being originated and funded directly by the Bank. Management referred non-qualifying loans to SussexMortgage.com, the Company’s new joint venture with National City Mortgage Corporation.

     The following table summarizes the composition of the Company’s loan portfolio by type as of December 31, for the years 2001 through 2005.

	December 31,

(dollars in thousands)	2005	2004	2003	2002	2001

Commercial and industrial loans	$16,667	$14,233	$12,392	$10,985	$8,065
Non-residential real estate loans	110,391	69,778	59,182	41,035	34,811
One to four family residential property loans	47,409	41,971	46,587	49,517	51,338
Construction and land development loans	23,154	19,863	8,656	8,310	8,515
Consumer loans	1,550	1,500	1,430	2,189	2,245
Other loans	12,318	9,690	6,114	1,335	1,086

Total gross loans	$211,489	$157,035	$134,361	$113,371	$106,060

     The increase in loans was funded during 2005 by an increase in the Company’s deposits, as well as maturities and payments on securities in the investment portfolio and a decrease in federal funds sold. The end of year loan to deposit ratios for 2005 and 2004 were 82.2% and 68.3%, respectively.

     The maturity ranges of the loan portfolio and the amounts of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 2005, are presented in the following table.

	December 31, 2005

(dollars in thousands)	Due Under One Year	Due 1-5 Years	Due Over Five Years

Real estate:
Commercial mortgage	$10,660	$12,067	$87,664
Construction and land development	15,198	5,967	1,989
Residential mortgage	788	4,435	42,186

Total real estate	26,646	22,469	131,839
Commercial	5,937	8,863	1,867
Consumer	426	1,245	12,197

Total loans	$33,009	$32,577	$145,903

Interest rates:
Predetermined	$2,650	$12,021	$61,741
Floating	30,359	20,556	84,162

Total loans	$33,009	$32,577	$145,903

Loan and Asset Quality

     Non-performing assets consist of non-accrual loans and all loans over ninety days delinquent and foreclosed real estate owned (“OREO”). The Company’s non-accrual loans decreased to $816 thousand at December 31, 2005 from $1.3 million at December 31, 2004, as net charge–offs increased $779 thousand in 2005. There were past due loans over 90 days and still accruing in the amount of $535 thousand, one renegotiated loan for $25 thousand and no OREO properties at December 31, 2005.

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

     The following table provides information regarding risk elements in the loan portfolio as of December 31, 2001 through 2005.

	December 31,

(dollars in thousands)	2005	2004	2003	2002	2001

Non-accrual loans:
Commercial	$—	$726	$343	$256	$—
Consumer	—	—	—	21	16
Construction	—	—	—	145	1,512
Mortgage	816	578	834	836	966

Total nonaccrual loans	816	1,304	1,177	1,258	2,494
Loans past due 90 days and still accruing	535	34	—	36	—
Restructured loans	25	—	150	—	—

Total non-performing loans	1,376	1,338	1,327	1,294	2,494
Foreclosed real estate	—	—	223	187	187

Total non-performing assets	$1,376	$1,338	$1,550	$1,481	$2,681

Non-performing loans to total loans	0.65%	0.85%	0.99%	1.14%	2.35%
Non-performing assets to total assets	0.44%	0.48%	0.64%	0.66%	1.32%

Interest income received on nonaccrual loans	$42	$—	$33	$16	$3

Interest income that would have been recorded under the original terms of the loans	$48	$88	$117	$118	$25

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

     At December 31, 2005, the allowance for loan losses was $2.6 million, an increase of 15.0% from the $2.3 million at December 31, 2004. The provision for loan losses was $1.1 million and there were $1.0 million in charge-offs and $210 thousand in recoveries for the year of 2005. The allowance for loan losses as a percentage of total loans was 1.24% at December 31, 2005 compared to 1.45% on December 31, 2004. This percentage decrease is the result of a decrease in impaired loans and related specific allowance allocations from December 31, 2004 to December 31, 2005. The increase in the allowance reflects growth in the Company’s loan portfolio of $54.4 million from $156.9 million at December 31, 2004 to $211.3 million at December 31, 2005.

     Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented.

     The table below presents information regarding the Company’s provision and allowance for loan losses for each of the periods presented.

	Year Ended December 31,

(dollars in thousands)	2005	2004	2003	2002	2001

Balance at beginning of year	$2,274	$1,734	$1,386	$1,143	$973

Provision charged to operating expenses	1,138	558	405	300	252

Recoveries of loans previously charged-off:
Commercial	198	10	—	—	1
Consumer	11	3	1	2	—
Mortgage	1	4	4	—	—

Total recoveries	210	17	5	2	1

Loans charged-off:
Commercial	398	15	—	—	—
Consumer	80	16	31	19	26
Mortgage	529	4	31	40	57

Total charge-offs	1,007	35	62	59	83

Net charge-offs	797	18	57	57	82

Balance at end of year	$2,615	$2,274	$1,734	$1,386	$1,143

Net charge-offs to average loans outstanding	0.43%	0.01%	0.05%	0.05%	0.08%
Allowance for loan losses to year-end loans	1.24%	1.45%	1.29%	1.22%	1.08%

     The table below presents details concerning the allocation of the allowance for loan losses to the various categories for each of the periods presented. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

	Allowance for Loans Losses at December 31,

	2005		2004		2003

(dollars in thousands)	Amount	% of Gross Loans	Amount	% of Gross Loans	Amount	% of Gross Loans

Commercial	$477	7.88%	$519	9.06%	$494	9.22%
Consumer	42	6.55%	29	7.13%	109	5.62%
Real estate, construction and development:
Commercial	1,939	63.15%	1,584	57.08%	990	50.49%
Residential	157	22.42%	142	26.73%	141	34.67%

Total	$2,615	100.00%	$2,274	100.00%	$1,734	100.00%

	Allowance for Loans Losses at December 31,

	2002		2001

(dollars in thousands)	Amount	% of Gross Loans	Amount	% of Gross Loans

Commercial	$396	9.69%	$233	7.60%
Consumer	45	3.11%	37	3.14%
Real estate, construction and development:
Commercial	681	43.52%	656	40.85%
Residential	264	43.68%	217	48.41%

Total	$1,386	100.00%	$1,143	100.00%

     The increases in the allowance for loan losses to total loans over the period 2001 to 2005 reflects growth in the Company’s loan portfolio and the change in the composition of the loan portfolio. Commercial loans have increased while consumer loans have decreased.

Premises and Equipment and Other Assets

     Premises and equipment increased by $1.0 million, or 17.8%, from $5.6 million at December 31, 2004 to $6.6 million at December 31, 2005. This increase was largely due to the purchase of a leased branch facility in Montague, New Jersey for $863,000 and a land purchase of $250,000 for relocating the Wantage, New Jersey branch.

     Other assets increased from $5.7 million on December 31, 2004 to $6.2 million on December 31, 2005, an increase of $515 thousand, or 9.0%. This increase was generated from the prepayment of the Company’s expenses and insurance policies and deferred tax asset balances.

Deposits

     Total deposits increased $27.0 million, or 11.8%, from $229.8 million at December 31, 2004 to $256.8 million at December 31, 2005. Non-interest bearing deposits increased $4.7 million, or 13.6% to $39.1 million at December 31, 2005 from $34.5 million at December 31, 2004; interest-bearing deposits increased $22.3 million, or 11.4%, to $217.7 million at December 31, 2005 from $195.4 million at December 31, 2004. Management continues to monitor the shift in deposits through its Asset/Liability Committee.

     Total average deposits increased $19.6 million from $217.7 million at year-end 2004 to $237.3 million at year-end 2005, a 9.0% increase. Average time deposits increased to $71.2 million, an increase of $12.7 million, or 21.8% from $58.4 million at year-end 2004, reflecting marketing promotion efforts to attract time deposits on the basis of rate. Average money market accounts increased to $22.1 million, an increase of $5.2 million, or 30.8% from $16.9 million at year-end 2004. The increase in money market deposits largely reflects the Company’s promotion of a new tiered personal money market product and highly competitive pricing on business money market accounts. The $4.4 million increase in average non-interest demand deposits is attributed to the Company’s efforts to cultivate commercial deposit relationships with its commercial loan customers. Lastly the $4.3 million decrease in average savings deposits from $66.3 million for the year-end 2004 to $62.0 million at year-end 2005 represents our customer’s response, in an increasing rate environment, to transfer deposits from lower yielding savings accounts to higher earning money market and time deposits.

     The average balances and weighted average rates paid on deposits for 2005, 2004 and 2003 are presented below.

	Year Ended December 31,

	2005 Average		2004 Average		2003 Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Demand, non-interest bearing	$38,068		$33,627		$31,112
Now accounts	43,939	0.68%	42,412	0.46%	45,965	0.54%
Money market accounts	22,083	2.42%	16,878	1.09%	3,970	0.72%
Savings	62,025	0.74%	66,322	0.66%	64,831	0.79%
Time	71,174	2.81%	58,443	2.08%	53,146	2.35%

Total deposits	$237,289		$217,682		$199,024

     The remaining maturity for certificates of deposit accounts of $100,000 or more as of December 31, 2005 is presented in the following table.

(dollars in thousands)	2005

3 months or less	$15,388
3 to 6 months	7,565
6 to 12 months	4,120
Over 12 months	1,997

Total	$29,070

Borrowings

     Borrowings consist of long-term advances from the Federal Home Loan Bank. These advances are secured under terms of a blanket collateral agreement by a pledge of qualifying investment securities and certain mortgage loans. For the year ended December 31, 2005 the Company had $14.8 million in average notes outstanding at an average interest rate of 4.64% compared to $10.6 million in average notes outstanding at an average rate of 4.91% for the year ended December 31, 2004.

     The Company had no short-term borrowings outstanding at December 31, 2005. The following table summarizes short-term borrowing and weighted average interest rates paid during the past three years.

	Year Ended December 31,

(dollars in thousands)	2005	2004	2003

Average daily amount of short-term borrowings outstanding during the period	$202	$64	$—
Weighted average interest rate on average daily short-term borrowings	2.74%	1.81%	—
Maximum short-term borrowings outstanding at any month-end	$2,195	$2,385	—
Short-term borrowings outstanding at period end	—	—	—
Weighted average interest rate on short-term borrowings at period end	—	—	—

Interest Rate Sensitivity

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a Company’s earnings from a movement in market interest rates. Interest rate “gap” analysis is a common, though imperfect, measure of interest rate risk. We do not employ gap analysis as a rate risk management tool, but rather we rely upon earnings at risk analysis to forecast the impact on our net interest income of instantaneous 100 and 200 basis point increases and decreases in market rates. In assessing the impact on earnings, the rate shock analysis assumes that no change occurs in our funding sources or types of assets in response to the rate change.

     Our board of directors has established limits for interest rate risk based on the percentage change in interest income we would incur in differing interest rate scenarios. Through year end 2005, we sought to remain relatively balanced, and our policies provide for a variance of no more than 25% of net interest income, at a 100 and 200 basis point increase or decrease. At December 31, 2005 the percentages of change were within policy limits.

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

     The following table sets forth our interest rate risk profile at December 31, 2005 and 2004. The interest rate sensitivity of our assets and liabilities and the impact on net interest income illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions.

	2005		2004

(dollars in thousands)	Change in Net Interest Income	Gap as a % of Total Assets	Change in Net Interest Income	Gap as a % of Total Assets

Down 200 basis points	($620)	10.04%	($902)	16.24%
Down 100 basis points	(83)	2.69%	(270)	9.73%
Up 100 basis points	(129)	-4.18%	31	1.11%
Up 200 basis points	(607)	-9.83%	(5)	-0.08%

Liquidity

     It is management’s intent to fund future loan demand with deposits and maturities and pay downs on investments. In addition, the Company is a member of the Federal Home Loan Bank of New York and as of December 31, 2005, had the ability to borrow up to $23.2 million against its one to four family mortgages and selected investment securities as collateral for borrowings. The Company also has available an overnight line of credit and a one-month overnight repricing line of credit, each of an amount of

$27.7 million at the Federal Home Loan Bank and an overnight line of credit in the amount of $4.0 million at the Atlantic Central Bankers Bank.

     The Company has borrowings that consist of advances and repurchase agreements from the Federal Home Loan Bank (“FHLB”). The Company’s long-term borrowings total $15.3 million at December 31, 2005 and are secured under terms of a blanket collateral agreement by a pledge of qualifying investment securities and certain mortgage loans. The borrowings consist of three long-term notes that mature on December 21, 2010, one long-term note that matures on March 31, 2015, each with a convertible quarterly option which allows the Federal Home Loan Bank to change the note to then current market rates and one $3.3 million amortizing advance that matures on November 3, 2010. The interest rates on these borrowings range from 3.82% to 5.14%. The Company also has $1.0 million in securities sold under agreements to repurchase at a rate of 3.82% that matures in March of 2006.

     At December 31, 2005, the amount of liquid assets remained at a level management deemed adequate to ensure that contractual liabilities, depositors’ withdrawal requirements, and other operational customer credit needs could be satisfied. At December 31, 2005, liquid investments totaled $24.8 million, and all mature within 30 days.

     At December 31, 2005, the Company had $61.2 million of securities as available for sale. Of these securities, $34.5 million had $806 thousand of unrealized losses and therefore are not available for liquidity purposes because management’s intent is to hold them until market recovery.

     The following table represents the Company’s contractual obligations to make future payments for the period presented:

	Payments due by period

(dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Borrowings	$16,300	$1,049	$105	$13,146	$2,000
Operating lease obligations	2,224	403	666	344	811
Purchase obligations	394	394	—	—	—
Time deposits	89,703	80,828	6,948	1,907	20
Non-qualified supplemental salary continuation plan	589	—	19	65	505
Mandatory redeemable capital debentures	5,155	—	—	—	5,155

Total	$114,365	$82,674	$7,738	$15,462	$8,491

     The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources. The Company is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in any material increase or decrease in liquidity.

Off-Balance Sheet Arrangements

     The Company’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These unused commitments, at December 31, 2005 totaled $68.8 million. This consisted of $11.5 million in commitments to grant commercial and residential loans, $23.5 million in commercial construction lines of credit, $12.6 million in commercial lines of credit, $12.3 million in home equity lines of credit, and the remainder in other unused commitments. These instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

     Management believes that any amounts actually drawn upon can be funded in the normal course of operations

Junior Subordinated Debentures

     On July 11, 2002, the Company raised an additional $4.8 million, net of offering costs, in capital through the issuance of junior subordinated debentures to a statutory trust subsidiary. The subsidiary in turn issued $5.0 million in variable rate capital trust pass through securities to investors in a private placement. The interest rate is based on the three-month LIBOR plus 365 basis points and adjusted quarterly. The rate at December 31, 2005 was 7.80%. The rate is capped at 12.5% through the first five years, and the securities may be called at par anytime after October 7, 2007 or if the regulatory capital or tax treatment of the securities is substantially changed. These trust preferred securities are included in the Company’s and the Bank’s capital ratio calculations.

     As a result of the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51,” we deconsolidated our wholly owned subsidiary Sussex Capital Trust I, referred to as the “Trust”, from our consolidated financial statements as of March 31, 2004. We have not restated prior periods. The impact of this deconsolidation was to increase our junior subordinated debentures by $5.2 million and reduce our trust capital securities line item by $5.0 million that had represented the trust preferred securities of the Trust. Our equity interest in the trust subsidiary of $155 thousand, which had previously been eliminated in consolidation, is now reported in “Other assets” as of December 31, 2005. For regulatory reporting purposes, the Federal Reserve is allowing preferred securities to continue to qualify as Tier 1 Capital subject to specified limitations. The adoption of FIN 46 did not have an impact on our results of operations or liquidity.

Capital Resources

     Stockholders’ equity inclusive of accumulated other comprehensive income (loss), net of income taxes, was $32.9 million at December 31, 2005, an increase of $1.3 million over the $31.7 million at year-end 2004. Stockholders’ equity increased due to $2.4 million in net income earned for 2005, $374 thousand from the issuance of common stock and exercise of stock options and $109 thousand from the shares issued though the dividend reinvestment plan. These increases were offset by a $683 thousand decrease in common stock due to the purchase and retirement of treasury shares and $633 thousand for the payment of cash dividends. An unrealized loss on securities available for sale, net of income tax, decreased stockholder’s equity by $357 thousand.

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

     The Company’s and the Bank’s regulators have implemented risk-based guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and holding companies are required to maintain Tier 1 capital as a percent of risk-adjusted assets of 4.0% and Tier II capital as of risk-adjusted assets of 8.0%, at a minimum. At December 31, 2005, the Company’s Tier I and Tier II capital ratios were 15.42% and 16.35%, respectively. The Bank’s Tier I and Tier II capital ratios were 12.40% and 13.55%, respectively.

     In addition to the risk-based guidelines discussed above, the Company’s and the Bank’s regulators require that banks and bank holding companies which meet the regulator’s highest performance and operational standards maintain a minimum leverage ratio (Tier 1 capital as a percent of tangible assets) of 4.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process. As of December 31, 2005, the Company had a leverage ratio of 11.45% and the Bank had a leverage ratio of 9.23%.

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

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Sussex Bancorp
Franklin, New Jersey

     We have audited the accompanying consolidated balance sheets of Sussex Bancorp and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and its subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Allentown, Pennsylvania
January 13, 2006

Consolidated Balance Sheets (Dollars in Thousands, Except Per Share Data)

	December 31,

	2005	2004

ASSETS
Cash and due from banks	$11,395	$10,434
Federal funds sold	13,385	18,860

Cash and cash equivalents	24,780	29,294
Interest bearing time deposits with other banks	500	3,900
Securities available for sale	61,180	74,736
Federal Home Loan Bank stock, at cost	1,025	690
Loans receivable, net of allowance for loan losses 2005 $2,615; 2004 $2,274	208,720	154,642
Bank premises and equipment, net	6,619	5,618
Accrued interest receivable	1,778	1,330
Goodwill	2,334	2,334
Other assets	6,246	5,731

Total Assets	$313,182	$278,275

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$39,148	$34,451
Interest bearing	217,699	195,376

Total Deposits	256,847	229,827

Borrowings	16,300	10,000
Accrued interest payable and other liabilities	1,956	1,641
Junior subordinated debentures	5,155	5,155

Total Liabilities	280,258	246,623

Stockholders’ equity:
Common stock, no par value; authorized 5,000,000 shares; issued and outstanding 3,153,004 in 2005 and 2,994,874 in 2004	27,300	25,397
Retained earnings	5,842	6,116
Accumulated other comprehensive income (loss)	(218)	139

Total Stockholders’ Equity	32,924	31,652

Total Liabilities and Stockholders’ Equity	$313,182	$278,275

See notes to consolidated financial statements.

Consolidated Statements of Income
(In Thousands, Except Per Share Data)

	Years Ended December 31,

	2005	2004

INTEREST INCOME
Loans receivable, including fees	$12,331	$8,954
Securities:
Taxable	1,650	1,812
Tax-exempt	1,145	869
Federal funds sold	359	97
Interest-bearing deposits	62	59

Total Interest Income	15,547	11,791

INTEREST EXPENSE
Deposits	3,286	2,032
Borrowings	686	522
Junior subordinated debentures	356	260

Total Interest Expense	4,328	2,814

Net Interest Income	11,219	8,977

PROVISION FOR LOAN LOSSES	1,138	558

Net Interest Income after Provision for Loan Losses	10,081	8,419

OTHER INCOME
Service fees on deposit accounts	1,225	748
ATM and debit card fees	347	324
Insurance commissions and fees	2,327	2,195
Investment brokerage fees	291	292
Mortgage banking fees	212	620
Net realized gain on sale of securities	35	16
Net gain (loss) on sale of foreclosed real estate	6	(5)
Other	430	352

Total Other Income	4,873	4,542

OTHER EXPENSES
Salaries and employee benefits	6,340	6,208
Occupancy, net	989	854
Furniture, equipment and data processing	1,078	902
Stationery and supplies	179	181
Professional fees	545	356
Advertising and promotion	507	411
Insurance	170	167
Postage and freight	171	175
Amortization of intangible assets	250	200
Other	1,374	1,335

Total Other Expenses	11,603	10,789

INCOME BEFORE INCOME TAXES	3,351	2,172

PROVISION FOR INCOME TAXES	952	581

Net Income	$2,399	$1,591

EARNINGS PER SHARE

Basic	$0.76	$0.81

Diluted	$0.75	$0.78

See notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity Years Ended December 31, 2005 and 2004 (Dollars in Thousands, Except Per Share Amounts)

	Number of Shares Outstanding	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total

BALANCE - DECEMBER 31, 2003	1,811,460	$9,616	$5,040	$248	$—	$14,904

Comprehensive income:
Net income	—	—	1,591	—	—	1,591
Change in unrealized gains (losses) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(109)	—	(109)

Total Comprehensive Income						1,482

Treasury stock purchased	(1,346)	—	—	—	(23)	(23)
Treasury stock retired	—	(23)	—	—	23	—
Issuance of common stock and exercise of stock options	42,384	505	—	—	—	505
Income tax benefit of stock options exercised	—	52	—	—	—	52
Issuance of common stock through dividend reinvestment plan	11,226	179	—	—	—	179
Sale of common stock, at $14.25 per share, net of offering costs of $1,051	1,131,150	15,068	—	—	—	15,068
Dividends on common stock ($0.27 per share)	—	—	(515)	—	—	(515)

BALANCE - DECEMBER 31, 2004	2,994,874	25,397	6,116	139	—	31,652

Comprehensive income:
Net income	—	—	2,399	—	—	2,399
Change in unrealized gains (losses) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(357)	—	(357)

Total Comprehensive Income						2,042

Treasury stock purchased	(45,955)	—	—	—	(683)	(683)
Treasury stock retired	—	(683)	—	—	683	—
Exercise of stock options	45,526	374	—	—	—	374
Income tax benefit of stock options exercised	—	92	—	—	—	92
Issuance of common stock through dividend reinvestment plan	7,773	109	—	—	—	109
Additional expenses for stock offering	—	(25)	—	—	—	(25)
Dividends on common stock ($0.20 per share)	—	—	(633)	—	—	(633)
5% stock dividend	150,786	2,036	(2,040)	—	—	(4)

BALANCE - DECEMBER 31, 2005	3,153,004	$27,300	$5,842	$(218)	$—	$32,924

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(In Thousands)

	Years Ended December 31,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,399	$1,591
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,138	558
Provision for depreciation and amortization	945	791
Realized gain on sales of securities	(35)	(16)
Realized (gain) loss on sale of foreclosed real estate	(6)	5
Deferred income taxes	(93)	(46)
Net amortization of securities premiums and discounts	234	537
Earnings on investment in life insurance	(93)	(107)
Increase in assets:
Accrued interest receivable	(448)	(89)
Other assets	(341)	(519)
Increase (decrease) in accrued interest payable and other liabilities	407	(363)

Net Cash Provided by Operating Activities	4,107	2,342

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Purchases	(7,424)	(37,279)
Maturities, calls and principal repayments	14,689	24,491
Proceeds from sale of securities	5,497	13,894
Net increase in loans	(55,486)	(22,851)
Purchases of bank premises and equipment	(1,696)	(1,559)
(Increase) decrease in FHLB stock	(335)	70
Net (increase) decrease in interest bearing time deposits with other banks	3,400	(400)
Proceeds from sale of foreclosed real estate	276	509
Purchase of investment in life insurance	—	(1,500)

Net Cash Used in Investing Activities	(41,079)	(24,625)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	27,020	22,170
Proceeds from borrowings	6,300	—
Repayment of borrowings	—	(1,000)
Net proceeds (costs) from the issuance of common stock	(25)	15,068
Proceeds from the exercise of stock options	374	202
Purchase of treasury stock	(683)	(23)
Dividends paid, net of reinvestments	(528)	(336)

Net Cash Provided by Financing Activities	32,458	36,081

Net Increase (Decrease) in Cash and Cash Equivalents	(4,514)	13,798
CASH AND CASH EQUIVALENTS-BEGINNING	29,294	15,496

CASH AND CASH EQUIVALENTS-ENDING	$24,780	$29,294

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$4,217	$2,817

Income taxes paid	$936	$909

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Foreclosed real estate acquired in settlement of loans	$270	$291

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Sussex Bancorp (the “Company”) and its wholly-owned subsidiary, Sussex Bank (the “Bank”). The Bank’s wholly-owned subsidiaries are SCB Investment Company, Sussex Bancorp Mortgage Company, and Tri-State Insurance Agency, Inc. All intercompany transactions and balances have been eliminated in consolidation.

Organization and Nature of Operations

     Sussex Bancorp’s business is conducted principally through the Bank. Sussex Bank is a New Jersey state chartered bank and provides full banking services. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers at its eight branches located in Sussex County, New Jersey. As a state bank, the Bank is subject to regulation of the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. Sussex Bancorp is subject to regulation by the Federal Reserve Board. SCB Investment Company holds investments. Tri-State Insurance Agency, Inc. provides insurance agency services mostly through the sale of property and casualty insurance policies. Sussex Bancorp Mortgage Company brokers mortgage loans for the Bank and third parties but was inactive in 2005.

Estimates

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in near term relate to the determination of the allowance for loan losses and the valuation of goodwill and intangible assets.

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

Loans Receivable

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.

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

     Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

Transfers of Financial Assets

     Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets

     Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. Foreclosed assets are included in other assets on the balance sheets.

Bank Premises and Equipment

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

Years

Buildings and building improvements	20 - 40
Leasehold improvements	5 - 10
Furniture, fixtures and equipment	5 - 10
Computer equipment and software	3 - 5

Goodwill and Other Intangibles

     Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. The Company has recorded goodwill of $2,334,000 at both December 31, 2005 and 2004, related to the acquisition of an insurance agency on October 1, 2001. In accordance with current accounting standards, goodwill is not amortized, but evaluated at least annually for impairment. Any impairment of goodwill results in a charge to income. Goodwill was tested for impairment during 2005. The estimated fair value of the reporting segment exceeded its book value, therefore, no write-down of goodwill was required. The goodwill is not deductible for tax purposes.

     The Company also has amortizable intangible assets resulting from the acquisition of insurance agencies, which include the value of executive employment contracts and the value of the acquired book of businesses, which are being amortized on a straight-line basis over 3 to 7 years. The total net amortizable intangible assets were $104,000 and $246,000, net of accumulated amortization of $419,000 and $253,000 at December 31, 2005 and 2004, respectively.

     The Company has an amortizable core deposit intangible asset related to the premiums paid on the acquisition of deposits, which is being amortized on a straight-line basis over 15 years. This core deposit intangible was $116,000 and $200,000, net of accumulated amortization of $1,142,000 and $1,058,000 as of December 31, 2005 and 2004, respectively.

     Other intangible assets are included in other assets on the balance sheets for December 31, 2005 and 2004.

     Amortization expense on intangible assets was $250,000 and $200,000 for the years ended December 31, 2005 and 2004, respectively. Amortization expense is estimated to be $128,000 for the year ending December 31, 2006; $67,000 for the year ending December 31, 2007 and $25,000 for the year ending December 31, 2008.

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

Stock-Based Compensation

     The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation for the years ended December 31, 2005 and 2004. Earnings per share has been adjusted for the 5% stock dividend granted in 2005.

	2005	2004

	(In Thousands)
Net income, as reported	$2,399	$1,591
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(348)	(135)

Pro forma net income	$2,051	$1,456

Basic earnings per share:
As reported	$0.76	$0.81
Pro forma	$0.65	$0.74
Diluted earnings per share:
As reported	$0.75	$0.78
Pro forma	$0.64	$0.71

     The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model. The following represents the weighted average fair values and weighted average assumptions used to determine such fair values for options granted for the years ended December 31, 2005 and 2004:

	2005	2004

Grant date fair value, as adjusted for 5% stock dividend	$3.43	$2.76
Expected option lives	5 years	5 years
Dividend yield	1.74%	1.49%
Risk-free interest rate	3.78%	3.17%
Expected volatility rate	25.67%	17.04%

Earnings per Share

     Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options. Potential common shares related to stock options are determined using the treasury stock method.

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

     The Company will adopt the modified prospective method. Using the modified prospective method, the Company will record stock-based compensation expense, net of related tax effects, of approximately $33,000 in 2006, $20,000 in 2007, and $12,000 in 2008 for unvested stock options outstanding at December 31, 2005. Any additional impact that the adoption of this Statement will have on our financial position and results of operations will be determined by share-based payments granted in future periods. There is no impact on cash flows.

     In October 2005, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FAS 123(R)” (“FSP 123(R)-2”). FSP 123(R)-2 provides guidance on the application of grant date as defined in SFAS No. 123(R). In accordance with this standard a grant date of an award exists if a) the award is a unilateral grant and b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. We will adopt this standard when we adopt SFAS No. 123(R), and it will not have a material impact on our consolidated financial position, results of operations or cash flows.

     In November 2005, the FASB issued final FASB Staff Position FAS No. 123R 3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in FAS 123R for share-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting FAS 123R using either the modified retrospective or modified prospective method. Up to one year from the initial adoption of FAS 123R or effective date of the FSP is provided to make this one-time election. However, until an entity makes its election, it must follow the guidance in

FAS 123R. FSP 123R-3 is effective upon initial adoption of FAS 123R and will become effective for Sussex the first quarter of fiscal 2006. We are currently evaluating the potential impact of calculating the APIC pool with this alternative method and have not determined which method we will adopt, nor the expected impact on our financial position or results of operations.

     In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), “Share-Based Payment,” providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123(R) on January 1, 2006.

     In March 2004, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For the Company, the effective date will be the first quarter of fiscal 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

     In July 2005, the FASB issued a proposed interpretation of FAS 109, “Accounting for Income Taxes,” to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. If adopted as proposed, any adjustments required to be recorded as a result of adopting the interpretation would be reflected as a cumulative effect from a change in accounting principle. We are currently in the process of determining the impact of adoption of the interpretation as proposed on our financial position or results of operations.

     In June 2005, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination” (“EITF 05-6”). This guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are reasonably assured at the date of the business combination or purchase. This guidance is applicable only to leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005. The adoption of this pronouncement did not have an impact on the Company’s financial statements.

     In June 2005, the Emerging Issues Task Force (“EITF”) released Issue No. 04-5 “Determining Whether a General Partner, or the General Partner as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). EITF 04-5 provides guidance in determining whether a general partner controls a limited partnership and therefore should consolidate the limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership and that the presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without cause, or (2) substantive participating rights. The effective date for applying the guidance in EITF 04-5 was (1) June 29, 2005 for all new limited partnerships and existing limited partnerships for which the partnership agreement was modified after that date, and (2) no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005, for all other limited partnerships. Implementation of EITF 04-5 did not have a material impact on the Company’s financial position in fiscal 2005.

     In October 2005, the FASB issued FASB Staff Position FAS 13-1 (“FSP FAS 13-1”), which requires companies to expense rental costs associated with ground or building operating leases that are incurred during a construction period. As a result, companies that are currently capitalizing these rental costs are required to expense them beginning in its first reporting period beginning after December 15, 2005. FSP FAS 13-1 is effective for our Company as of the first quarter of fiscal 2006. We evaluated the provisions of FSP FAS 13-1 and do not believe that its adoption will have a material impact on our Company’s financial condition or results of operations.

     In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Corrections.” The Statement requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. Statement No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. Statement No. 154 replaces APB Opinion 20, “Accounting Changes,” and Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” Statement No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management currently believes that adoption of the provisions of SFAS 154 will not have a material impact on the Company’s consolidated financial statements.

NOTE 2 - BRANCH ACQUISITION

In November 2005, the Company entered into an agreement to purchase a branch office in Port Jervis, New York from another bank. As part of the transaction, the Company will assume approximately $6.0 million in deposits and $3.7 million in loans. The transaction is subject to regulatory approval and is expected to close in the first quarter of 2006.

NOTE 3 - SEGMENT REPORTING

Segment information for 2005 and 2004 is as follows:

	Banking and Financial Services	Insurance Services	Total

	(In Thousands)
Year Ended December 31, 2005:
Net interest income from external sources	$11,219	$—	$11,219
Other income from external sources	2,546	2,327	4,873
Depreciation and amortization	780	165	945
Income before income taxes	3,308	43	3,351
Income tax expense	935	17	952
Total assets	310,030	3,152	313,182
Year Ended December 31, 2004:
Net interest income from external sources	$8,977	$—	$8,977
Other income from external sources	2,347	2,195	4,542
Depreciation and amortization	675	116	791
Income before income taxes	2,097	75	2,172
Income tax expense	551	30	581
Total assets	274,996	3,279	278,275

NOTE 4 – SECURITIES AVAILABLE FOR SALE

     The amortized cost and approximate fair value of securities available for sale as of December 31, 2005 and 2004 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(In Thousands)
December 31, 2005:
U.S. Government agencies	$10,968	$—	$(117)	$10,851
State and political subdivisions	23,334	430	(7)	23,757
Mortgage-backed securities	25,599	11	(670)	24,940
Corporate securities	750	1	—	751
Equity securities	892	1	(12)	881

	$61,543	$443	$(806)	$61,180

December 31, 2004:
U.S. Government agencies	$11,742	$19	$(88)	$11,673
State and political subdivisions	25,562	392	(45)	25,909
Mortgage-backed securities	33,779	120	(220)	33,679
Corporate securities	2,521	49	—	2,570
Equity securities	900	20	(15)	905

	$74,504	$600	$(368)	$74,736

     The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004.

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrelized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(In Thousands)
December 31, 2005:
U.S. Government agencies	$1,483	$(17)	$6,890	$(100)	$8,373	$(117)
State and political subdivisions	915	(3)	532	(4)	1,447	(7)
Mortgage-backed securities	9,534	(183)	14,295	(487)	23,829	(670)
Equity securities	—	—	838	(12)	838	(12)

Total Temporarily Impaired Securities	$11,932	$(203)	$22,555	$(603)	$34,487	$(806)

December 31, 2004:
U.S. Government agencies	$6,940	$(64)	$976	$(24)	$7,916	$(88)
State and political subdivisions	6,080	(45)	—	—	6,080	(45)
Mortgage-backed securities	12,849	(120)	5,293	(100)	18,142	(220)
Equity securities	—	—	905	(15)	905	(15)

Total Temporarily Impaired Securities	$25,869	$(229)	$7,174	$(139)	$33,043	$(368)

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

     At December 31, 2005, the Company has 67 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities. The decline in fair value is due only to interest rate fluctuations. As the Company has the intent and ability to hold such investments until maturity or market price recovery, no declines are deemed to be other-than-temporarily impaired. None of the individual unrealized losses are significant.

     The amortized cost and carrying value of securities available for sale at December 31, 2005 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The amortized cost and carrying value of securities available for sale at December 31, 2005 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

	(In Thousands)
Due in one year or less	$7,045	$6,972
Due after one year through five years	5,219	5,176
Due after five years through ten years	2,292	2,342
Due after ten years	20,496	20,869

	35,052	35,359
Mortgage-backed securities	25,599	24,940
Equity securities	892	881

	$61,543	$61,180

     Gross gains on sales of securities were $61,000 and $186,000 and gross losses were $26,000 and $170,000 for the years ended December 31, 2005 and 2004, respectively.

     Securities with a carrying value of approximately $22,408,000 and $14,803,000 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by applicable laws and regulations.

NOTE 5 – LOANS RECEIVABLE

     The composition of net loans receivable at December 31, 2005 and 2004 is as follows:

	2005	2004

	(In Thousands)
Loans secured by one to four family residential properties	$47,409	$41,971
Loans secured by nonresidential properties	110,391	69,778
Loans for construction and land development	23,154	19,863
Loans secured by farmland	11,444	9,391
Commercial and industrial loans	16,667	14,233
Consumer	1,550	1,500
Other loans	874	299

	211,489	157,035
Unearned loan origination fees and costs, net	(154)	(119)
Allowance for loan losses	(2,615)	(2,274)

Net Loans Receivable	$208,720	$154,642

     Mortgage loans serviced for others are not included in the accompanying balance sheets. The total amount of loans serviced for the benefit of others was approximately $2,480,000 and $3,247,000 at December 31, 2005 and 2004, respectively.

NOTE 6 – ALLOWANCE FOR LOAN LOSSES

     The following table presents changes in the allowance for loan losses for the years ended December 31, 2005 and 2004:

	2005	2004

	(In Thousands)
Balance, beginning	$2,274	$1,734
Provision for loan losses	1,138	558
Loans charged off	(1,007)	(35)
Recoveries	210	17

Balance, ending	$2,615	$2,274

     Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $816,000 and $1,304,000 at December 31, 2005 and 2004, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $535,000 and $34,000 at December 31, 2005 and 2004, respectively.

     The total recorded investment in impaired loans was $862,000 and $1,286,000 at December 31, 2005 and 2004, respectively. Impaired loans not requiring an allowance for loan losses was $862,000 and $335,000 at December 31, 2005 and 2004, respectively. Impaired loans requiring an allowance for loan losses was $-0- and $951,000 at December 31, 2005 and 2004, respectively. At December 31, 2005 and 2004, the related allowance for loan losses associated with those loans was $-0- and $399,000, respectively. For the years ended December 31, 2005 and 2004, the average recorded investment in impaired loans was $1,129,000 and $1,498,000, respectively. Interest income recognized on such loans during the time each was impaired was $44,000 and
$-0-, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company will record all payments as a reduction of principal on such loans.

NOTE 7 – BANK PREMISES AND EQUIPMENT

     The components of bank premises and equipment at December 31, 2005 and 2004 are as follows:

	2005	2004

	(In Thousands)
Land	$827	$577
Building and building improvements	4,410	4,481
Leasehold improvements	332	328
Furniture, fixtures and equipment	5,054	5,254
Assets in progress	1,025	286

	11,648	10,926
Accumulated depreciation	(5,029)	(5,308)

	$6,619	$5,618

     During the years ended December 31, 2005 and 2004, depreciation expense totaled $703,000 and $591,000, respectively.

     As of December 31, 2005, the Company had outstanding commitments of approximately $394,000 for computer upgrades.

NOTE 8 – DEPOSITS

     The components of deposits at December 31, 2005 and 2004 are as follows:

	2005	2004

	(In Thousands)
Demand, non-interest bearing	$39,148	$34,451
Savings, club and interest-bearing demand	127,996	132,197
Time, $100,000 and over	29,070	20,169
Time, other	60,633	43,010

	$256,847	$229,827

     At December 31, 2005 and 2004, time deposits included $-0- and $6,201,000, respectively, owned by local municipalities scheduled to mature within 30 days.

     At December 31, 2005, the scheduled maturities of time deposits are as follows (in thousands):

2006	$80,828
2007	5,001
2008	1,947
2009	1,260
2010	647
Thereafter	20

$89,703

NOTE 9 – BORROWINGS

     At December 31, 2005, the Bank has a line of credit commitment from the Federal Home Loan Bank of New York for borrowings up to $55,421,000. There were no borrowings under this line of credit at December 31, 2005.

     At December 31, 2005 and 2004, the Bank had the following borrowings from the Federal Home Loan Bank:

Maturity Date	Initial Conversion Date	Interest Rate	Balance at December 31,
			2005	2004

March 29, 2006	N/A	3.82%	$1,000,000	—
November 3, 2010	N/A	5.00%	3,300,000	—
December 21, 2010	December 21, 2001	4.77%	3,000,000	3,000,000
December 21, 2010	December 21, 2002	4.90%	3,000,000	3,000,000
December 21, 2010	December 21, 2003	5.14%	4,000,000	4,000,000
March 30, 2015	March 30, 2006	3.48%	2,000,000	—

			$16,300,000	$10,000,000

     Maturities of long-term debt in years subsequent to December 31, 2005 are as follows:

2006	$1,049,000
2007	51,000
2008	54,000
2009	56,000
2010	13,090,000
Thereafter	2,000,000

$16,300,000

     The above four convertible notes contain a convertible option which allows the Federal Home Loan Bank (FHLB), at quarterly intervals commencing after each initial conversion date, to convert the fixed convertible advance into replacement funding for the same or lesser principal amount based on any advance then offered by the FHLB at their current market rates. The Bank has the option to repay these advances, if converted, without penalty.

     At December 31, 2005, the above borrowings are secured by a pledge of qualifying one-to-four family mortgage loans and selected investment securities, having an aggregate unpaid principal balance of approximately $23,152,000 of which the Bank has borrowing capacity of at least 80%.

NOTE 10 – JUNIOR SUBORDINATED DEBENTURES AND MANDATORY REDEEMABLE CAPITAL DEBENTURES

     On July 11, 2002, Sussex Capital Trust I, a Delaware statutory business trust and a wholly-owned subsidiary of the Company, issued $5 million of variable rate capital trust pass-through securities to investors. The variable interest rate reprices quarterly at the three month LIBOR plus 3.65% and was 7.80% and 5.72% at December 31, 2005 and 2004, respectively. Sussex Capital Trust I purchased $5,155,000 million of variable rate junior subordinated deferrable interest debentures from Sussex Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. Sussex Bancorp has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by Sussex Bancorp on or after October 7, 2007, at par or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on October 7, 2032. Proceeds totaling approximately $4.8 million were contributed to paid-in capital at Sussex Bank. Financing costs related to the Company’s issuance of mandatory redeemable capital debentures are being amortized over a five-year period and are included in other assets.

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

     Future minimum lease payments by year are as follows (in thousands):

2006	$403
2007	337
2008	329
2009	180
2010	164
Thereafter	811

$2,224

     Rent expense was $368,000 and $297,000 for the years ended December 31, 2005 and 2004, respectively.

     In addition, in connection with the Company’s branch acquisition in Port Jervis, New York in March of 2006, rent expense will increase $42,000 per year through June of 2008.

NOTE 12 – EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Profit Sharing Plan and Trust for its employees. Employees may contribute up to the statutory limit or 75% of their salary to the Plan. The Company provides a 50% match of the employee’s contribution up to 6% of the employee’s annual salary. The amount charged to expense related to this Plan for the years ended December 31, 2005 and 2004 was $95,000 and $99,000, respectively.

     The Company also has a nonqualified Supplemental Salary Continuation Plan for two executive officers. Under the provisions of the Plan, the Company has executed agreements providing the officers a retirement benefit. The Plan is funded by life insurance carried on the life of the participants. For the years ended December 31, 2005 and 2004, $93,000 and $100,000, respectively, was charged to expense in connection with this Plan. At December 31, 2005 and 2004, the Bank had an investment in life insurance of $2,895,000 and $2,802,000, respectively, related to this Plan which is included in other assets. Earnings on the investment in life insurance were $93,000 and $107,000 for the years ended December 31, 2005 and 2004, respectively.

     In March of 2005, the Board of Directors approved an Executive and Deferred Compensation Plan. The purpose of the Plan is to motivate and reward for achieving bank financial and strategic goals as well as provide specific benefits to a selected group of management or highly compensated employees who contribute materially to the continued growth and development of the Company and future business success of the Company. The Company has recorded the 2005 incentive compensation expense under the Plan of approximately $98,000. Participants may elect to receive their award in cash or defer such compensation in a deferral account which will earn interest at the average interest rate earned by the Company on its investment portfolio, compounded monthly. Of the 2005 incentive awards accrued, $52,000 has been deferred. The remainder was paid in cash.

     The Company has an Employee Stock Ownership Plan for the benefit of all employees who meet the eligibility requirements set forth in the Plan. The amount of employer contributions to the Plan is at the discretion of the Board of Directors. The contributions charged to expense for the years ended December 31, 2005 and 2004 were $30,000 and $25,000, respectively. At December 31, 2005 and 2004, 46,931 and 42,305 shares, respectively, of the Company’s common stock were held in the Plan. In the event a terminated Plan participant desires to sell his or her shares of the Company’s stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value.

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

     The components of other comprehensive income and related tax effects for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004

	(In Thousands)
Unrealized losses on available for sale securities	$(560)	$(166)
Less reclassification adjustment for gains included in net income	35	16

Net Unrealized Losses	(595)	(182)
Tax effect	238	73

Net of Tax Amount	$(357)	$(109)

NOTE 14 – EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share, adjusted for the 5% stock dividend:

	Income (Numer- nator)	Shares (Denomi- nator)	Per Share Amount

	(In Thousands, Except per Share Amounts)
Year Ended December 31, 2005:
Basic earnings per share:
Net income applicable to common stockholders	$2,399	3,163	$0.76

Effect of dilutive securities:
Stock options	—	38

Diluted earnings per share:
Net income applicable to common stockholders and assumed conversions	$2,399	3,201	$0.75

Year Ended December 31, 2004:
Basic earnings per share:
Net income applicable to common stockholders	$1,591	1,966	$0.81

Effect of dilutive securities:
Stock options	—	69
Deferred common stock payments for purchase of insurance agency	2	12

Diluted earnings per share:
Net income applicable to common stockholders and assumed conversions	$1,593	2,047	$0.78

NOTE 15 – STOCK OPTION PLANS

     The following data have been adjusted to give retroactive effect to stock dividends declared subsequent to option authorizations, grants and exercises.

     During 1995, the stockholders approved a stock option plan for nonemployee directors (the “Director Plan”). Options granted under the Plan are non-qualified stock options. As of December 31, 2005, there were no authorized shares of the Company’s common stock left to be granted. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after ten years. As of December 31, 2005, 20,307 options were outstanding under this plan.

     During 1995, the stockholders approved an incentive stock option plan for executives of the Company (the “Executive Plan”). The options granted under the Plan are incentive stock options, subject to limitations under Section 422 of the Internal Revenue Code. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. The options may have a term not longer than ten years from the date of grant. As of December 31, 2005, 102,806 options were outstanding under this plan.

     During 2001, the stockholders approved the 2001 Stock Option Plan established to provide equity incentives to selected persons. As of December 31, 2005, there were 23,791 authorized shares of the Company’s common stock to be granted. Options may be granted to employees, officers and directors of the Company or subsidiary. Options granted under the Plan may be either incentive stock options or non-qualified stock options as designated at the time of grant. The shares granted under the Plan to directors are non-qualified stock options. As of December 31, 2005, 148,311 options were outstanding under this Plan.

     During 2005, the stockholders approved the 2004 Equity Incentive Plan to provide equity incentives to selected persons. As of December 31, 2005, there were 200,000 authorized shares of the Company’s common stock outstanding and to be granted. Options may be granted to employees, officers, directors, consultants and advisors of the Company or subsidiary. Options granted under the Plan may be either incentive stock options or restricted stock and are designated at the time of grant. The shares granted under the Plan to directors, consultants and advisors are non-qualified stock options.

     The shares granted under the 2001 stock option plan and the 2004 equity incentive plan to officers and other employees are incentive stock options and are subject to limitations under Section 422 of the Internal Revenue Code. The option price under each grant shall not be less than the fair market value on the date of the grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, however, no option will be granted for a term in excess of 10 years. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant.

NOTE 15 – STOCK OPTION PLANS (CONTINUED)

Transactions under all stock option plans are summarized as follows as adjusted for 5% stock dividends:

	Number of Shares	Range of Exercise Price per Share	Weighted Average Exercise Price per Share

Outstanding, December 31, 2003	218,165	$4.61 - $13.05	$9.78
Options granted	87,780	15.62 - 17.52	15.80
Options exercised	(24,400)	4.61 - 10.12	8.27
Options forfeited	(3,452)	9.44 - 15.62	14.15

Outstanding, December 31, 2004	278,093	4.61 - 17.52	11.76
Options granted	47,705	13.45 - 14.26	14.06
Options exercised	(47,415)	4.61 - 14.26	7.91
Options forfeited	(6,959)	9.43 - 15.62	14.33

Outstanding December 31, 2005	271,424	$7.32 - $17.52	$12.77

Exercisable, December 31, 2004	136,595	$4.61 - $17.52	$10.39

Exercisable, December 31, 2005	223,745	$7.32 - $17.52	$12.94

The weighted-average remaining contractual life of the above options is approximately 9.0 years.

The following table summarizes information about stock options outstanding at December 31, 2005 as adjusted for stock dividends:

Exercise Price	Number Outstanding	Remaining Contractual Life	Number Exercisable

$ 7.32	1,737	4.8 years	1,737
7.49	3,543	0.8 years	3,543
7.76	2,316	1.8 years	2,316
9.22	3,474	2.8 years	3,474
9.30	7,403	0.8 years	7,403
9.43	32,613	7.1 years	20,627
9.48	11,471	6.1 years	11,471
9.52	2,663	0.1 years	2,663
9.57	7,189	7.8 years	7,189
9.57	10,474	7.8 years	7,856
9.93	7,721	6.8 years	7,721
10.12	1,791	3.8 years	1,791
13.04	55,125	12.5 years	22,050
13.45	10,500	9.8 years	10,500
14.26	33,761	9.1 years	33,761
15.62	71,243	7.1 years	71,243
17.52	8,400	8.8 years	8,400

	271,424		223,745

Note 16 – Income Taxes

The components of income tax expense for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004

	(In Thousands)
Current:
Federal	$720	$469
State	325	158

	1,045	627

Deferred:
Federal	(33)	(79)
State	(60)	33

	(93)	(46)

	$952	$581

     A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2005 and 2004 is as follows:

	2005		2004

	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income

	(Dollar Amounts In Thousands)
Federal income tax at statutory rate	$1,139	34%	$738	34%
Tax exempt interest	(362)	(11)	(279)	(13)
State income tax, net of federal income tax effect	175	5	126	6
Other	—	—	(4)	—

	$952	28%	$581	27%

     The income tax provision includes $14,000 and $6,000 in 2005 and 2004, respectively, of income tax expense related to net gains on sales of securities.

     The components of the net deferred tax asset at December 31, 2005 and 2004 are as follows:

	2005	2004

	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,045	$908
Deferred compensation	235	198
Unrealized losses on available for sale securities	145	—
Other	87	67

Total Deferred Tax Assets	1,512	1,173

Deferred tax liabilities:
Bank premises and equipment	(274)	(133)
Prepaid expenses	(115)	(156)
Unrealized gains on securities available for sale	—	(93)

Total Deferred Tax Liabilities	(389)	(381)

Net Deferred Tax Asset	$1,123	$792

NOTE 17 – TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

     The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The related party loan activity for the year ended December 31, 2005 is summarized as follows (in thousands):

Balance, beginning	$5,067
Disbursements	1,233
Repayments	(1,948)

Balance, ending	$4,352

Certain related parties of the Company provided legal, appraisal and real estate business to the Company. Such services rendered totaled $63,000 and $54,000 during 2005 and 2004, respectively. The Company paid rent to related parties for office locations in the amount of $134,000 in 2005 and $108,000 in 2004.

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

     A summary of the Company’s financial instrument commitments at December 31, 2005 and 2004 is as follows:

	2005	2004

	(In Thousands)

Commitments to grant loans	$11,483	$21,600
Unfunded commitments under lines of credit	56,219	28,434
Outstanding standby letters of credit	1,123	457

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

     Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. These standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral and personal guarantees supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral and enforcement of personal guarantees would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2005 and 2004 for guarantees under standby letters of credit issued is not material.

NOTE 19 – REGULATORY MATTERS

     The Company is required to maintain cash reserve balances with the Federal Reserve Bank. The total of those reserve balances was approximately $1,750,000 at December 31, 2005.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

     The Company’s and the Bank’s actual capital amounts and ratios at December 31, 2005 and 2004 are presented below:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Actioin Provision

	Amount	Ratio	Amount		Ratio	Amount		Ratio

	(Dollar Amounts in Thousands)
As of December 31, 2005:
Total capital (to risk-weighted assets):
Company	$38,196	16.35%	$	>18,458	>8.00%		N/A	N/A
Bank	30,933	13.55		>18,268	>8.00		>22,836	>10.00%
Tier 1 capital (to risk-weighted assets):
Company	35,581	15.42		> 9,229	>4.00		N/A	N/A
Bank	28,318	12.40		> 9,134	>4.00		>13,701	>6.00
Tier 1 capital (to average assets):
Company	35,581	11.45		>12,429	>4.00		N/A	N/A
Bank	28,318	9.23		>12,272	>4.00		>15,340	>5.00

As of December 31, 2004:
Total capital (to risk-weighted assets):
Company	$35,980	20.09%	$	>14,327	>8.00%		N/A	N/A
Bank	28,346	15.86		>14,244	>8.00	$	>17,867	>10.00%
Tier 1 capital (to risk-weighted assets):
Company	33,733	18.84		>7,164	>4.00		N/A	N/A
Bank	26,106	14.61		>7,143	>4.00		>10,720	> 6.00
Tier 1 capital (to average assets):
Company	33,733	12.86		>10,432	>4.00		N/A	N/A
Bank	26,106	9.96		>10,481	>4.00		>13,101	>5.00

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

     At December 31, 2005, the Bank’s funds available for payment of dividends were $23,374,000. Accordingly, $7,505,000 of the Company’s equity in the net assets of the Bank was restricted as of December 31, 2005.

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

     The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Company’s financial instruments at December 31, 2005 and 2004:

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

Borrowings and Junior Subordinated Debentures

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

     The estimated fair values of the Company’s financial instruments at December 31, 2005 and 2004 were as follows:

	2005		2004

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(In Thousands)
Financial assets:
Cash and cash equivalents	$24,780	$24,780	$29,294	$29,294
Time deposits with other banks	500	500	3,900	3,900
Securities available for sale	61,180	61,180	74,736	74,736
Federal Home Loan Bank stock	1,025	1,025	690	690
Loans receivable, net of allowance	208,720	210,893	154,642	154,711
Accrued interest receivable	1,778	1,778	1,330	1,330

Financial liabilities:
Deposits	256,847	257,076	229,827	229,942
Borrowings	16,300	16,512	10,000	10,671
Junior subordinated debentures	5,155	5,401	5,155	5,218
Accrued interest payable	336	336	225	225

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Outstanding letters of credit	—	—	—	—

NOTE 21 – PARENT COMPANY ONLY FINANCIAL INFORMATION

     Condensed financial statements of Sussex Bancorp (Parent Company only) follows:

BALANCE SHEETS

	December 31,

	2005	2004

Assets	(In Thousands)
Cash	$3,067	$7,244
Investment in subsidiaries	30,835	29,180
Securities available for sale	2,241	—
Loans receivable	1,356	—
Other assets	673	451

Total Assets	$38,172	$36,875

Liabilities and Stockholders’ Equity
Liabilities:
Other liabilities	$93	$68
Junior subordinated debentures	5,155	5,155

Total Liabilities	5,248	5,223

Stockholders’ Equity	32,924	31,652

Total Liabilities and Stockholders’ Equity	$38,172	$36,875

STATEMENTS OF INCOME

	Years Ended December 31,

	2005	2004

	(In Thousands)
Dividends from banking subsidiary	$633	$447
Interest and fees on loans	38	—
Interest on investments	77	—
Interest expense on debentures	(355)	(260)
Other expenses	(105)	(87)

Income before Income Tax Benefit and Equity in Undistributed Net Income of Banking Subsidiary	288	100

Income tax benefits	118	118

Income before Equity in Undistributed Net Income of Banking Subsidiary	406	218

Equity in undistributed net income of banking subsidiary	1,993	1,373

Net Income	$2,399	$1,591

STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2005	2004

	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,399	$1,591
Adjustments to reconcile net income to net cash provided by
operating activities:
Net change in other assets and liabilities	(90)	226
Equity in undistributed net income of banking subsidiary	(1,993)	(1,373)

Net Cash Provided by Operating Activities	316	444

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Purchases	(2,455)	—
Maturities	180	—
Net increase in loans	(1,356)	—
Capital contribution to subsidiary	—	(8,286)

Net Cash Used in Investing Activities	(3,631)	(8,286)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid, net of reinvestments	(528)	(336)
Proceeds (expenses) from sale of common stock	(25)	15,068
Purchase of treasury stock	(683)	(23)
Proceeds from exercise of stock options	374	202

Net Cash Provided by (Used in) Financing Activities	(862)	14,911

Net Increase (Decrease) in Cash and Cash Equivalents	(4,177)	7,069

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	7,244	175

CASH AND CASH EQUIVALENTS - END OF YEAR	$3,067	$7,244

OFFICE LOCATIONS

Corporate Office:

200 Munsonhurst Road, Route 517 Franklin, NJ (973) 827-2914

Main Office:

FRANKLIN
399 Route 23, Franklin Branch (973) 827-2404 Loan Department (973) 827-3726

Branch Offices:

ANDOVER
165 Route 206, Andover (973) 786-5150

AUGUSTA
100 Route 206, Augusta (973) 940-7950

NEWTON
15 Trinity Street, Newton (973) 383-2211

MONTAGUE
266 Clove Road, Montague (973) 293-3488

SPARTA
33 Main Street, Sparta (973) 729-7223

VERNON
7 Church Street, Vernon (973) 764-6175

WANTAGE
455 Route 23, Wantage (973) 875-9957

INVESTOR INFORMATION

Market Information for Common Stock

Sussex Bancorp’s common stock is traded on the American Stock Exchange under the symbol“SBB”. The table below shows the reported high and low sale prices of the common stock, as well as dividends declared during the periods indicated in 2005 and 2004.

2005	HIGH	LOW	DIVIDENDS DECLARED

4th Quarter	15.35	13.48	—
3rd Quarter	13.81	13.24	$0.067
2nd Quarter	14.05	12.81	$0.067
1st Quarter	15.03	13.33	$0.067

2004	HIGH	LOW	DIVIDENDS DECLARED

4th Quarter	16.15	13.13	$0.067
3rd Quarter	16.38	14.48	$0.067
2nd Quarter	19.96	15.43	$0.067
1st Quarter	17.98	15.05	$0.067

As of December 31, 2005 the Company had approximately 646 holders of record of the common stock.

REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10007 (800) 937-5449

FORM 10-KSB

The annual report on form 10-KSB (without exhibits) is available free of charge upon request in writing from:

Treasurer Sussex Bancorp 200 Munsonhurst Rd., Rt. 517 Franklin, NJ 07416

SUSSEX BANCORP
BOARD OF DIRECTORS

Donald L. Kovach
Chairman of the Board,
President and Chief Executive Officer,
Sussex Bancorp

Irvin Ackerson
Excavator,
Ackerson Excavating

Patrick Brady
Chief Executive Officer
Heath Alliance for Care

Richard Branca
President
Bergen Engineering

Mark J. Hontz
Partner,
Hollander, Strelzik, Pasculli, Hinkes, Vandenberg & Hontz, LLC

Edward J. Leppert
Certified Public Accountant,
E. J. Leppert & Co.

Joel D. Marvil
Vice Chairman of the Board
Chairman, Ames Rubber Corporation

Richard W. Scott
Dentist,
Richard W. Scott, D.D.S.

Terry H. Thompson
Executive Vice President/COO,
Sussex Bancorp

SUSSEX BANK
BOARD OF DIRECTORS

Donald L. Kovach
Chairman of the Board
Chief Executive Officer,
Sussex Bank

Patrick Brady
Chief Executive Officer
Heath Alliance for Care

Katherine H. Caristia
Controller,
Jan Packaging & Trucking Co.

George Harper
President,
Tri-State Insurance Agency

Mark J. Hontz
Partner,
Hollander, Strelzik, Pasculli, Hinkes, Vandenberg & Hontz, LLC

Candace Leatham
Executive Vice President/Treasurer,
Sussex Bank

Edward J. Leppert
Certified Public Accountant,
E. J. Leppert & Co.

Timothy Marvil
Chief Executive Officer,
Vice-Chairman, Ames Rubber Corporation

Richard W. Scott
Dentist,
Richard W. Scott, D.D.S.

Terry H. Thompson
Vice Chairman/Secretary of the Board
President and Chief Operating Officer,
Sussex Bank

PAGE 40